     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         CHESAPEAKE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                    73-1395733
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)
                                                                    AUBREY K. MCCLENDON
             6100 NORTH WESTERN AVENUE                           6100 NORTH WESTERN AVENUE
           OKLAHOMA CITY, OKLAHOMA 73118                       OKLAHOMA CITY, OKLAHOMA 73118
                  (405) 848-8000                                      (405) 848-8000
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
  including area code, of registrant's principal         number, including area code, of agent for
                 executive offices)                                      service)

                             ---------------------
                                   Copies to:

  G. MICHAEL O'LEARY             SETH R. MOLAY, P.C.
ANDREWS & KURTH L.L.P.  AKIN, GUMP, STRAUSS, HAUER & FELD LLP
600 TRAVIS, SUITE 4200     1700 PACIFIC AVENUE, SUITE 4100
 HOUSTON, TEXAS 77002           DALLAS, TX 75201-4675
    (713) 220-4200                 (214) 969-2800

                             ---------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the Merger, pursuant to the Agreement and Plan of Merger, dated as of October 22, 1997, as amended by Amendment No. 1 thereto, dated as of December 22, 1997, Amendment No. 2 thereto, dated as of February 11, 1998, and Amendment No. 3 thereto, dated as of March 24, 1998 described in the enclosed Information Statement/Prospectus.

                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE(2)          PRICE(3)       REGISTRATION FEE(4)
------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per
  share...........................      5,000,000            $6.0625           $30,312,500           $8,943
==================================================================================================================


(1) This Registration Statement relates to common stock of the Registrant, par value $0.01 per share ("CHK Common Stock"), to be received by the holders of common stock, par value $0.001 per share, of DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB," and such common stock, the "DLB Common Stock"), in the Merger described in the enclosed Information Statement/Prospectus.

(2) Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, based on the average of the high and low prices of the CHK Common Stock on March 25, 1998 on the New York Stock Exchange Composite Tape.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the product of $6.0625 times 5,000,000.


(4) Pursuant to Rule 457(b), the required fee of $8,943 is offset entirely by an aggregate fee of $29,929 previously paid on December 24, 1997 in connection with the filing of the Schedule 14C relating to this transaction.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


    SUBJECT TO COMPLETION, DATED MARCH 25, 1998


                   INFORMATION STATEMENT FOR SHAREHOLDERS OF

                              DLB OIL & GAS, INC.
                             ---------------------

                                   PROSPECTUS

                         CHESAPEAKE ENERGY CORPORATION


    This Information Statement/Prospectus ("Information Statement/Prospectus") is being furnished to the shareholders of DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), in connection with the proposed merger (the "Merger") of Chesapeake Merger Corp. ("Merger Sub"), an Oklahoma corporation and an indirect wholly owned subsidiary of Chesapeake Energy Corporation, an Oklahoma corporation ("CHK"), with and into DLB, with DLB continuing as the surviving corporation. The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of October 22, 1997, among CHK, Merger Sub and DLB as amended by Amendment No. 1 thereto, dated as of December 22, 1997, Amendment No. 2 thereto, dated as of February 11, 1998, and Amendment No. 3 thereto, dated as of March 24, 1998 (as so amended, the "Merger Agreement"). A conformed copy of the Merger Agreement is attached hereto as Annex A.



    Immediately prior to the Merger, DLB will distribute to DLB's shareholders (the "WRT Spin-Off") all of DLB's equity interest in DLB's 48.8%-owned subsidiary, WRT Energy Corporation ("WRT"), consisting of 10,792,220 shares of WRT common stock, par value $0.01 per share ("WRT Common Stock"). In the Merger, each share of DLB Common Stock (other than shares held by dissenting shareholders and shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive approximately (i) $1.35 in cash, (ii) 0.3854 share of common stock, par value $.01 per share, of CHK ("CHK Common Stock"),
(iii) 0.2277 share of the common stock, par value $.01 per share, of Bayard Drilling Technologies, Inc. ("Bayard Common Stock"), and (iv) certain contingent payment rights described herein. In the WRT Spin-Off, a holder of DLB Common Stock will receive approximately 0.8318 share of WRT Common Stock for each share of DLB Common Stock held. The foregoing per share amounts are based on the assumption that there will be 12,975,000 shares of DLB Common Stock outstanding immediately prior to the effective time ("Effective Time") of the Merger. To the extent outstanding options to acquire up to 1,713,750 shares of DLB Common Stock are exercised prior to the Effective Time, the per share amounts of cash and stock to be received in the Merger and the WRT Spin-Off will be proportionately reduced. See "Summary -- Merger Agreement -- Consideration." In addition, the number of shares of Bayard Common Stock and of WRT Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive will be rounded to the nearest whole number of such shares, and in no event will the number of shares of Bayard Common Stock or WRT Common Stock distributed in the Merger or WRT Spin-Off, as the case may be, exceed the number of such shares owned by DLB immediately prior to the Effective Time.



    Assurance of Votes Required. The Merger Agreement and the Merger have each been approved by the Board of Directors of DLB. Under Oklahoma law, the affirmative vote of the holders of a majority of the outstanding shares of DLB Common Stock is required to approve the Merger. Charles E. Davidson, Mike Liddell and Mark Liddell, who collectively own 10,077,500 shares of DLB Common Stock representing approximately 77.7% of the DLB Common Stock outstanding as of the close of business on March 20, 1998 (the "Record Date"), entered into irrevocable proxy agreements with CHK whereby such shareholders agreed to vote (or to execute a written consent in lieu of a vote with respect to) all shares of DLB Common Stock owned by them in favor of the proposal to approve the Merger Agreement and the Merger (the "DLB Proposal") and each granted CHK a proxy to vote (or to execute a written consent in lieu of a vote with respect to) such shares in favor of the DLB Proposal. For a description of such irrevocable proxies, see "Summary -- Certain Other Agreements -- Proxy Agreements." On March 25, 1998, CHK, as attorney-in-fact, executed a written consent in lieu of a vote with respect to the shares of DLB Common Stock owned by each of Charles E. Davidson, Mike Liddell and Mark Liddell approving the DLB Proposal. As a result, the approval of the DLB Proposal is assured. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



    Under applicable federal securities laws, the Merger cannot be effected until at least twenty business days after this Information Statement/Prospectus has been sent or given to DLB's shareholders. CHK and DLB expect that the Merger will be consummated on April 28, 1998, assuming that the conditions to the Merger set forth in the Merger Agreement have been satisfied.


    SHAREHOLDERS OF DLB WILL BE ENTITLED TO PURSUE DISSENTERS' RIGHTS OF APPRAISAL UNDER SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT (THE "OGCA"). SEE "SHAREHOLDERS' RIGHTS OF APPRAISAL."

    SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY DLB SHAREHOLDERS IN CONNECTION WITH THEIR CONSIDERATION OF THE DLB PROPOSAL.

    This Information Statement/Prospectus also constitutes the Prospectus of CHK filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC" or the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of CHK Common Stock to be issued to holders of DLB Common Stock in connection with the Merger. This Information Statement/Prospectus also includes as Annex D a copy of the Prospectus relating to the Bayard Common Stock (the "Bayard Prospectus") constituting a portion of the Merger Consideration.

    This Information Statement/Prospectus is first being mailed to the
shareholders of DLB on or about March   , 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Information Statement/Prospectus is March   , 1998.

                             AVAILABLE INFORMATION

     DLB and CHK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission relating to their business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. CHK Common Stock and DLB Common Stock are listed for trading on the New York Stock Exchange (the "NYSE") and the National Association of Securities Dealers Automated Quotation System National Market (the "NASDAQ NMS"), respectively. Such reports, proxy statements and other materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 (in the case of CHK) and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006 (in the case of DLB). In addition, WRT and Bayard Drilling Technologies, Inc. ("Bayard") are also subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Commission relating to their business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Bayard Common Stock is listed for trading on the American Stock Exchange ("AMEX"). Reports, proxy statements and other materials of Bayard can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881. Such reports, proxy statements and other information of DLB, CHK, WRT and Bayard can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

     CHK has filed with the Commission a Registration Statement on Form S-4,
Commission File No. 333-          under the Securities Act with respect to the
CHK Common Stock offered hereby. This Information Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to DLB, CHK and the CHK Common Stock offered hereby.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DLB, CHK OR ANY OTHER PERSON. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS INFORMATION STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DLB OR CHK SINCE THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT, THE EXCHANGE ACT AND THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF DLB AND CHK, INCLUDING STATEMENTS UNDER THE CAPTIONS "RISK FACTORS," "DESCRIPTION OF MERGER -- DLB'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DLB BOARD OF DIRECTORS," "DLB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "SUMMARY -- DLB'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DLB BOARD OF DIRECTORS,"
"SUMMARY -- CHK'S REASONS FOR THE MERGER," "SUMMARY -- OPINION OF LEHMAN BROTHERS," AND "SUMMARY -- RISK FACTORS." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT SUCH RESULTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING: (1) EXPECTED COST SAVINGS FROM THE MERGER MAY NOT BE FULLY REALIZED; (2) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF DLB AND CHK COULD BE GREATER THAN EXPECTED; AND (3) GENERAL ECONOMIC CONDITIONS MAY BE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON SUCH FACTORS AND OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF CHK AFTER THE MERGER AND SUCH FORWARD-LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS." IN ADDITION, FOR A DESCRIPTION OF CERTAIN RISK FACTORS AFFECTING THE BUSINESS OF BAYARD, SEE THE INFORMATION INCLUDED UNDER THE CAPTION "RISK FACTORS" IN THE BAYARD PROSPECTUS ATTACHED HERETO AS ANNEX D.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by CHK (File No. 1-13726) pursuant to the Exchange Act are incorporated by reference in this Information Statement/Prospectus:


          1. Annual Report, as amended, on Form 10-K for the fiscal year ended June 30, 1997;


          2. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;


          3. Current Reports on Form 8-K filed September 9, 1997, October 1, 1997, October 31, 1997, November 5, 1997, November 6, 1997, November 20, 1997, December 11, 1997, December 24, 1997, January 15, 1998, January 26,
     1998, February 5, 1998, February 13, 1998, March 5, 1998 (four reports), March 20, 1998, March 23, 1998, and March 25, 1998; and


          4. Proxy Statement on Schedule 14A dated November 12, 1997 and Supplement to Proxy Statement dated November 28, 1997 for 1997 Annual Meeting on December 12, 1997.


     On March 25, 1998, CHK filed a Current Report on Form 8-K which includes the audited financial results for the six-month transition period ended December 31, 1997. Such audited financial results are incorporated by reference herein.


     All documents and reports filed by CHK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement/Prospectus shall be deemed to be incorporated by reference in this Information Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement/Prospectus.

     THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO CHK WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF DLB COMMON STOCK, TO WHOM THIS INFORMATION STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO CHESAPEAKE ENERGY CORPORATION, 6100 NORTH WESTERN AVENUE, OKLAHOMA CITY, OKLAHOMA 73118, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER: (405) 848-8000, EXTENSION 212). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY             , 1998.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
AVAILABLE INFORMATION.......................................     ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    iii
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    iii
SUMMARY.....................................................      1
  The Companies.............................................      1
     DLB....................................................      1
     CHK....................................................      1
     Recent Developments....................................      1
  Merger Agreement..........................................      3
     Consideration..........................................      3
     Barbados Contingent Payment Rights.....................      4
     Liquidating Trust Contingent Payment Rights............      4
     WRT Spin-Off...........................................      5
     Exchange of Certificates...............................      5
     Fractional Shares......................................      6
     Conditions.............................................      6
     Termination............................................      6
  Required Vote; Action by Written Consent..................      6
  DLB's Reasons for the Merger; Recommendation of the DLB
     Board of Directors.....................................      7
  CHK's Reasons for the Merger..............................      7
  Opinion of Lehman Brothers................................      7
  Interests of Certain Persons in the Merger................      7
     Indemnification........................................      8
     Stock Options..........................................      8
     Employment Agreements..................................      8
     Stay-on Bonus..........................................      8
     Registration Rights Agreement..........................      8
     Barbados Assets........................................      8
  Certain Other Agreements..................................      9
     Proxy Agreements.......................................      9
     Goodwill Protection Agreement..........................      9
  Government and Regulatory Approvals.......................      9
  Certain Federal Income Tax Consequences...................      9
  Accounting Treatment......................................     10
  Shareholders' Rights of Appraisal.........................     10
  Risk Factors..............................................     10
  Market Price and Dividend Data; Stock Exchange Listing....     10
  Selected Historical Financial Information.................     11
  Selected Consolidated Financial Data for DLB Oil & Gas,
     Inc....................................................     12
  Selected Combined Financial Data for Chesapeake Energy
     Corporation............................................     14
  Comparative Per Share Data................................     15
RISK FACTORS................................................     16
DESCRIPTION OF MERGER.......................................     21
  Background................................................     21
  DLB's Reasons for the Merger; Recommendation of the DLB
     Board of Directors.....................................     25
  Opinion of Lehman Brothers................................     25
  Resales of CHK Common Stock Received in the Merger........     30
  Delisting and Deregistration of DLB Common Stock..........     30
BUSINESS OF CHK.............................................     30
BUSINESS OF DLB.............................................     31
DLB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     43

                                                              PAGE
                                                              -----
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     50
MERGER AGREEMENT............................................     52
  General...................................................     52
  Merger Consideration......................................     52
  Barbados Contingent Payment Rights........................     53
  Liquidating Trust Contingent Payment Rights...............     54
  Exchange of Certificates..................................     54
  Conditions to the Consummation of the Merger..............     55
  Accounting Treatment......................................     56
  Effect on DLB Employee Benefit Plans and Employee
     Agreements.............................................     56
  DLB Stock Options.........................................     57
  Restrictions on Resales by Affiliates.....................     57
  Registration Rights Agreement.............................     58
  Goodwill Protection Agreement.............................     58
  Conduct of Business of DLB Prior to the Merger............     59
  Conduct of Business of CHK Prior to the Merger............     60
  No Solicitation of Acquisition Transactions...............     61
  Termination...............................................     62
  Termination Fees; Expenses................................     63
  Amendment and Waiver......................................     63
  Representations and Warranties............................     64
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN
  BENEFICIAL OWNERS.........................................     64
DESCRIPTION OF CHK CAPITAL STOCK............................     66
SHAREHOLDERS' RIGHTS OF APPRAISAL...........................     69
GOVERNMENT REGULATION.......................................     71
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     71
MARKET PRICE AND DIVIDEND DATA; STOCK EXCHANGE LISTING......     72
COMPARISON OF SHAREHOLDER RIGHTS............................     73
DESCRIPTION OF WRT SPIN-OFF.................................     76
VALIDITY OF SECURITIES......................................     78
EXPERTS.....................................................     78
INDEX TO FINANCIAL STATEMENTS...............................    F-1
ANNEX A  Agreement and Plan of Merger among Chesapeake Energy
         Corporation, Chesapeake Merger Corporation and DLB Oil &
         Gas, Inc., dated as of October 22, 1997, as amended by
         Amendment No. 1 thereto dated as of December 22, 1997,
         Amendment No. 2 thereto dated as of February 11, 1998, and
         Amendment No. 3 thereto dated as of March 24, 1998..........   A-1
ANNEX B  Opinion of Lehman Brothers Inc. dated February 11, 1998.....   B-1
ANNEX C  Section 1091 of the Oklahoma General Corporation Act........   C-1
ANNEX D  Prospectus of Bayard Drilling Technologies, Inc.,
         dated            , 1998.....................................   D-1

                                    SUMMARY

     The following is a summary of, and is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein. Certain terms used herein are defined elsewhere in this Information Statement/Prospectus. Shareholders of DLB are urged to read this Information Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference in their entirety. Shareholders of DLB should carefully consider the information set forth below under the heading "Risk Factors" beginning on page 16 hereof.

THE COMPANIES

     DLB. DLB is an independent energy company engaged primarily in the exploration, development, production and acquisition of oil and gas properties in the Mid-Continent region and the coastal and shallow onshore regions of south Louisiana. DLB's principal producing fields are presently concentrated in Oklahoma.

     DLB was incorporated in Oklahoma in 1990 as DLB Operating, Inc. In 1995 its name was changed to DLB Oil & Gas, Inc. DLB's principal executive offices are located at 1601 Northwest Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401, and its telephone number is (405) 848-8808.

     For additional information concerning DLB and its subsidiaries, see "Business of DLB" and "Available Information."

     CHK. CHK is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and natural gas in major onshore producing areas of the United States and Canada.

     Despite its overall favorable record of growth, in the fiscal year ended June 30, 1997, CHK incurred a net loss of $183 million primarily as a result of a $236 million impairment of its oil and gas properties. The impairment was the result of its capitalized costs of oil and gas properties exceeding the estimated present value of future net revenue from CHK's proved reserves at June 30, 1997.

     In response to the fiscal 1997 loss, CHK has revised its fiscal 1998 business strategy. These revisions include slowing its exploration pace in the Louisiana Austin Chalk Trend ("Louisiana Trend") and concentrating its Louisiana Trend drilling activities in Masters Creek; utilizing more extensively 3-D seismic technology prior to conducting drilling operations; reducing the acquisition of additional unproven leasehold; and selectively acquiring proved reserves as a complement to its primary strategy of developing reserves through the drillbit.

     CHK's principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and its telephone number at that location is
(405) 848-8000.

     For additional information concerning CHK and its subsidiaries, see "Available Information."

     RECENT DEVELOPMENTS. On December 16, 1997, CHK acquired AnSon Production Company ("AnSon"), a privately owned oil and gas producer that owned approximately 30 Bcfe of proved reserves (based upon estimates reported by AnSon as of September 30, 1997), undeveloped mineral interests, and a gas marketing subsidiary based in Oklahoma City. Consideration for the AnSon acquisition was approximately $43 million, consisting of (i) the issuance of 3,792,724 shares of CHK Common Stock and (ii) a cash payment to be determined by the difference, if any, of the value realized from the future sale of such shares by AnSon and the value of such shares agreed upon by the parties at the time of the execution of the AnSon merger agreement.


     On March 10, 1998, after obtaining the required approval by the affirmative vote of a majority of the outstanding shares of CHK common stock and Hugoton common stock, respectively, CHK completed the acquisition of Hugoton Energy Corporation ("Hugoton"). Pursuant to the Agreement and Plan of Merger by and among CHK, Chesapeake Acquisition Corp., and Hugoton, as amended (the "Hugoton Merger Agreement") Chesapeake Acquisition Corp. merged with and into Hugoton, which became a wholly owned subsidiary of CHK (the "Hugoton Merger"). Each share of Hugoton common stock was converted into the right to receive 1.3 shares of CHK Common Stock, and up to 27,193,664 shares of CHK Common Stock

(which amount includes shares issuable upon exercise of outstanding replacement options which were issued to former Hugoton optionholders pursuant to the Hugoton Merger Agreement) have been reserved for issuance to former shareholders of Hugoton.


     On December 5, 1997, CHK purchased from Pan East Petroleum Corporation, a Canadian exploration and production company ("Pan East"), 11.9 million treasury shares of Pan East's common stock at a price per share of $2.50 (Cdn) in a private placement. Based on Pan East's existing 48 million outstanding shares, CHK will own approximately 12 million shares, or 19.9% of Pan East's outstanding common stock, for an investment of $30 million (Cdn), or $22 million (U.S.). The purpose of CHK's investment is to assist Pan East in financing its share of the exploration, development and acquisition activities under a proposed joint venture whereby CHK will have the right to participate as a non-operator with up to a 50% interest in all drilling activities and acquisitions made by Pan East during the next two years. During the nine months ended September 30, 1997, Pan East reported total revenues, operating and net losses of $10.5 million (Cdn), $2.4 million (Cdn) and $2.6 million (Cdn), respectively.


     On January 30, 1998, CHK entered into an alliance with Calgary-based Ranger Oil Company ("Ranger") to jointly develop a 3.2 million acre area of mutual interest in the Helmet, Midwinter, and Peggo areas of northeastern British Columbia. In addition, CHK paid Ranger $50 million to acquire 67 Bcfe of reserves, 5.2 Bcfe of anticipated 1998 production, and approximately 160,000 net acres of undeveloped leasehold. The effective date of the transaction is December 1, 1997.


     In February 1998, CHK purchased the Mid-Continent properties of privately owned EnerVest Management Company, L.C. for $38 million. The properties include approximately 40 Bcfe of proved reserves and are expected to produce approximately 4.5 Bcfe in 1998.


     On March 5, 1998, CHK agreed to acquire, effective January 1, 1998, all of the outstanding capital stock of MC Panhandle Corp., a wholly owned subsidiary of Occidental Petroleum Corporation ("Occidental"), for a purchase price of $105 million in cash (the "Panhandle Acquisition"). In the Panhandle Acquisition, CHK will acquire estimated proved reserves of approximately 100 Bcf of natural gas (85% of which are proved developed producing) with an estimated reserve-to-production index of eight years. The natural gas properties to be acquired in the Panhandle Acquisition are located in the West Panhandle Field in the Carson, Gray, Hutchinson and Moore counties of the Texas Panhandle in close proximity to the Texas Panhandle properties acquired from Hugoton on March 10, 1998. During 1997, the wells to be acquired by CHK in the Panhandle Acquisition produced approximately 13 Bcf (36 million cubic feet per day) of natural gas net to Occidental's interest from a total of 256 wells, 254 of which are currently operated by Occidental. After the closing of the Panhandle Acquisition, which is scheduled for May 29, 1998, CHK will assume operations of the wells currently operated by Occidental and will own an average working interest of 99.5% and an average net revenue interest of 85.2%.



     On March 5, 1998, CHK reported preliminary financial results for the six-month transition period ended December 31, 1997. CHK had previously announced a change in its year-end from June 30 to December 31. As a result, CHK's transition period results cover only the six-month period described above and there are no directly comparable prior year results. CHK anticipates releasing final results for the transition period in late March. CHK expects to report a $110 million impairment of oil and gas assets under the ceiling test provisions of full-cost accounting rules which will result in a net loss of approximately $32 million on revenue of approximately $233 million for the six months ended December 31, 1997. CHK expects to report operating cash flow for this period of approximately $141 million (including $74 million from the Bayard transaction) on production of approximately 39 Bcfe. Under the rules mandated by the Commission, to the extent the carrying cost of CHK's oil and gas assets associated with its proved reserves exceeds the discounted present value of its proved reserves, the difference must be recognized as an additional charge to earnings. Because of the steep decline in oil prices and higher finding and drilling costs in the second half of 1997, at year end CHK's capitalized costs exceeded the discounted present value of its proved reserves, resulting in the impairment. CHK's Louisiana properties produce approximately 60% oil and the value associated with the reserves is therefore particularly sensitive to changes in oil prices. Future full-cost ceiling writedowns could be caused by further declines in oil and/or gas prices, by the accounting adjustments associated with CHK's ongoing acquisition strategy, or by downward revisions in reserve estimates. Any such additional writedowns would also be non-cash charges and would result in a decrease in CHK's earnings and shareholders' equity for the period of the writedown, but would increase CHK's subsequent earnings over what they would have been without the writedowns because of decreased depletion and depreciation charges.


     CHK continues to evaluate from time to time other acquisition opportunities which may include, if opportunities so arise, the acquisition of oil and gas assets or other oil and gas producing companies.


     On March 10, 1998, Chesapeake Acquisition Corporation and Chesapeake Mid-Continent Corp., each a wholly owned subsidiary of CHK, as borrowers and Chesapeake Merger Corp., Chesapeake Acquisition Corp., Chesapeake Columbia Corp., Mid-Continent Gas Pipeline Company and AnSon Gas Marketing, each an indirect wholly owned subsidiary of CHK, as initial guarantors entered into a credit agreement with Union Bank of California, N.A. as agent and certain financial institutions named therein as lenders, providing for a $500 million facility (the "Credit Facility") with a current borrowing base of $168 million, which increases to $220 upon consummation of the Merger. The Credit Facility matures on March 9, 2002. Borrowings under the Credit Facility are secured by Chesapeake Acquisition Corporation's pledge of its subsidiaries' capital stock and bear interest currently at a rate equal to the Eurodollar Rate (as defined) plus 1.5%. Amounts currently outstanding under the Credit Facility were incurred to fund the assumption of debt in connection with the Hugoton Merger.


MERGER AGREEMENT

     CONSIDERATION. In the Merger, each outstanding share of DLB Common Stock (other than shares held by dissenting shareholders ("Dissenting Shares") and other shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive approximately the following consideration (the "Merger Consideration"):


          BEFORE MERGER                            AFTER MERGER                   ESTIMATED VALUE(1)
          -------------                            ------------                   ------------------
One share of DLB Common Stock      $1.35 cash                                           $1.35
                                   0.3854 share of CHK Common Stock                     $2.41
                                   0.2277 share of Bayard Common Stock                  $3.50
                                   1 Barbados Contingent Payment Right                     --(2)
                                   1 Liquidating Trust Contingent Payment Right            --(2)


---------------


(1) On March 24, 1998 the closing sales price per share of CHK Common Stock and Bayard Common Stock was $6.25 and $15.375, respectively.


(2) As explained more fully below, the Barbados Contingent Payment Rights and the Liquidating Trust Contingent Payment Rights represent the right to receive certain payments that are subject to a number of contingencies. Therefore, no estimated value for such rights is presented.


     In addition, immediately prior to the Merger, DLB will effect the WRT Spin-Off pursuant to which it will distribute all the shares of WRT Common Stock that DLB owns to the shareholders of record of DLB immediately prior to the Effective Time. It is estimated that DLB shareholders will receive 0.8318 share of WRT Common Stock (estimated value of $2.87 based on the last sales price of $3.45 per share of WRT Common Stock on March 24, 1998 as reported on the OTC Bulletin Board for each share of DLB Common Stock held). The foregoing per share amounts of cash and stock are based on the assumption that there will be 12,975,000 shares of DLB Common Stock outstanding immediately prior to the Effective Time. To the extent outstanding options to acquire up to 1,713,750 shares of DLB Common Stock are exercised prior to the Effective Time, the per share amounts of cash and stock will be proportionately reduced. If all such options were exercised by the payment of the exercise price in cash, the consideration received per share of DLB Common Stock would be $1.19 in cash,
0.3404 share of CHK Common Stock, 0.2012 share of Bayard Common Stock and 0.7347 share of WRT Common Stock. In addition, the number of shares of Bayard Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive will be rounded to the nearest whole number of shares of Bayard Common Stock, and in no event will the number of shares of Bayard Common Stock subject to issuance as Merger Consideration exceed the number of shares of

Bayard Common Stock owned by DLB immediately prior to the Effective Time. For a further description of the Merger Consideration, see "Merger Agreement -- Merger Consideration."


     The 5,000,000 shares of CHK Common Stock to be issued in the Merger represent approximately 5% of the CHK Common Stock outstanding as of March 24, 1998.



     BARBADOS CONTINGENT PAYMENT RIGHTS. As explained more fully below, as part of the Merger Consideration, DLB shareholders will receive Barbados Contingent Payment Rights which will represent the DLB shareholders' right to receive their pro-rata share of the approximately $2.5 million of sale proceeds, less transaction costs, from the sale of DLB's debt and equity interests (the "Barbados Assets") in Waggoner (Barbados), Ltd. ("Waggoner"). Each DLB shareholder will receive one Barbados Contingent Payment Right for each share of DLB Common Stock held of record immediately prior to the Effective Time. Assuming transaction costs of approximately $25,000, each Barbados Contingent Payment Right will represent the right to receive approximately $0.19 if the sale of the Barbados Assets is consummated. If the sale of the Barbados Assets is not consummated, DLB shareholders will have only an indirect interest in the Barbados Assets as shareholders of WRT. The Barbados Assets consist of a 20.8% equity interest in Waggoner and a promissory note in the principal amount of $2.4 million issued by Waggoner. The Barbados Assets are held by DLB's wholly owned subsidiary, DLB International, Inc. ("DLB International"). DLB International has entered into an agreement with Waggoner dated March 24, 1998 (the "Waggoner Agreement") providing for the purchase of the Barbados Assets for an aggregate purchase price of approximately $2.5 million.



     Immediately prior to the Effective Time, DLB International will assign to DLB its right to receive the net cash proceeds from the sale of the Barbados Assets pursuant to the Waggoner Agreement and DLB will then transfer the stock of DLB International to WRT. The Barbados Contingent Payment Rights will represent only the right to receive a pro rata portion of the net cash proceeds from the sale of the Barbados Assets pursuant to the Waggoner Agreement. Waggoner's obligation to purchase the Barbados Assets is subject to numerous conditions, including the ability of Waggoner to obtain the necessary financing, and there can be no assurance that such sale of the Barbados Assets will be completed. In the event that the sale of the Barbados Assets to Waggoner is completed, the proceeds from such sale, net of all related transaction costs, will be received by an escrow agent (the "Barbados Escrow Agent") which will distribute such net cash proceeds pro rata to the holders of the Barbados Contingent Payment Rights. If such sale does not occur, the Barbados Contingent Payment Rights will be extinguished, the Barbados Assets will be owned by DLB International which will be a wholly-owned subsidiary of WRT, and former DLB shareholders will have only an indirect ownership interest in the Barbados Assets as shareholders of WRT. Prior to the Effective Time, DLB intends to enter into an Escrow Agreement (the "Barbados Escrow Agreement") with WRT pursuant to which WRT would act as the Barbados Escrow Agent.


     The Barbados Contingent Payment Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy and will not be evidenced by any certificate or other instrument. The Barbados Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Barbados Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the net proceeds from the sale of the Barbados Assets to Waggoner under the circumstances described above. The Barbados Escrow Agent will be required to report to the holders of Barbados Contingent Payment Rights semi-annually on June 30 and December 31 of each year the status of the proposed sale of the Barbados Assets to Waggoner pursuant to the Waggoner Agreement.

     LIQUIDATING TRUST CONTINGENT PAYMENT RIGHTS. As part of the Merger Consideration, each DLB shareholder will receive one Liquidating Trust Contingent Payment Right for each share of DLB Common Stock held of record immediately prior to the Effective Time. Each Liquidating Trust Contingent Payment Right will represent the right to receive a pro rata share of any net distributions made in respect of DLB's interest in a liquidating trust (the "WRT Liquidating Trust") established for the sole purpose of coordinating the prosecution, direction, settlement or compromise of certain causes of actions of WRT's predecessor ("Old WRT"). In February 1996, Old WRT had commenced a voluntary reorganization case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of

Louisiana (the "Bankruptcy Court"). The WRT Liquidating Trust was created pursuant to a joint plan of reorganization that was approved by the Bankruptcy Court and became effective in July 1997. DLB's interest in the WRT Liquidating Trust is evidenced by 2,803,880 Certificates of Beneficial Interest representing 20.3% of all such Certificates.

     Immediately prior to the Effective Time, DLB will assign all of its Certificates of Beneficial Interest to an escrow agent (the "Liquidating Trust Escrow Agent"). The Liquidating Trust Escrow Agent, promptly after its receipt of any distributions made in respect of such Certificates of Beneficial Interest, will distribute such distributions, net of the Liquidating Trust Escrow Agent's fee of 1% of such distributions and its costs and expenses in acting as escrow agent, pro rata to the holders of Liquidating Trust Contingent Payment Rights. DLB intends to enter into an Escrow Agreement (the "Liquidating Trust Escrow Agreement") with WRT pursuant to which WRT would serve as the Liquidating Trust Escrow Agent.

     The rights of the holders of the Liquidating Trust Contingent Payment Rights to receive funds from the Liquidating Trust Escrow Agent will be represented by the Liquidating Trust Escrow Agreement. The Liquidating Trust Contingent Payment Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy and will not be evidenced by any certificate or other instrument. The Liquidating Trust Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Liquidating Trust Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the distributions received in respect of the DLB Certificates of Beneficial Interest under the circumstances described above. The Liquidating Trust Escrow Agent will be required to forward promptly to the holders of Liquidating Trust Contingent Payment Rights any reports it receives from the Trustee of the WRT Liquidating Trust.


     WRT SPIN-OFF. Immediately prior to the Merger, DLB will effect the WRT Spin-Off pursuant to which it will distribute all of the shares that DLB owns of WRT to the shareholders of record of DLB as of immediately prior to the Effective Time. DLB owns 10,792,220 shares of WRT Common Stock, representing 48.8% of the WRT Common Stock outstanding as of March 24, 1998. The WRT Spin-Off will be done on a pro-rata basis such that the DLB shareholders will have the same proportionate interest in DLB and WRT immediately after the WRT Spin-Off as they have in DLB and WRT immediately prior to the WRT Spin-Off. At the Effective Time of the WRT Spin-Off, the DLB shareholders will receive approximately 0.8318 share of WRT Common Stock for each share of DLB Common Stock held, assuming that there are 12,975,000 shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time. No fractional shares will be distributed in the WRT Spin-Off. The aggregate number of shares of WRT Common Stock that any DLB shareholder would otherwise be entitled to receive will be rounded to the nearest whole number of shares of WRT Common Stock, and in no event will the number of shares of WRT Common Stock distributed in the WRT Spin-Off exceed the number of shares of WRT Common Stock owned by DLB immediately prior to the WRT Spin-Off. For a further description of the WRT Spin-Off, see "Description of WRT Spin-Off."


     EXCHANGE OF CERTIFICATES. The Merger Agreement provides for CHK to deposit the aggregate cash and stock portions of the Merger Consideration with the UMB Bank, N.A. (the "Exchange Agent") for the benefit of the holders of DLB Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate which prior thereto represented DLB Common Stock will, upon proper surrender to the Exchange Agent of such certificate, be entitled to an amount of cash and a certificate representing the number of shares of CHK Common Stock to which such holder is entitled. Certificates for the Bayard Common Stock constituting a portion of the Merger Consideration to which holders of DLB Common Stock are entitled will not be distributed until May 4, 1998, the date of the expiration of a period of 180 days from the date of the initial public offering of Bayard Common Stock. The Barbados Contingent Payment Rights and the Liquidating Trust Contingent Payment Rights will not be evidenced by any certificate or other instrument. The Exchange Agent may impose reasonable terms and conditions to accept the surrender of a certificate in accordance with normal exchange practices. If any certificate for CHK Common Stock or Bayard Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the surrendered certificate representing DLB Common Stock is registered, the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer. Until surrendered, each certificate representing shares of DLB Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender. For a further description of the exchange of certificates for the Merger Consideration, see "Merger Agreement -- Exchange of Certificates."

     FRACTIONAL SHARES. Each holder of DLB Common Stock after the Effective Time who would otherwise have been entitled to receive as Merger Consideration a fraction of a share of CHK Common Stock (after taking into account all shares of DLB Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the average of the closing prices of CHK Common Stock, rounded to three decimal places, as reported by The Wall Street Journal -- Composite Transactions, for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the earliest date on which the Merger may be consummated (the "Closing Price"). DLB shareholders are not entitled to any fractional shares of Bayard Common Stock.


     CONDITIONS. The obligations of DLB or CHK to effect the Merger are subject to the satisfaction or waiver (in whole or in part) by either party, at or prior to the Effective Time of the Merger, of a number of conditions including, but not limited to, the following: (i) the representations and warranties of CHK, DLB and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the Closing Date (as defined in the Merger Agreement) as though made at that time (unless such representation or warranty specifies that it is given as of or with respect to a specific date); and (ii) DLB and CHK shall have performed in all material respects all agreements and covenants required to be performed under the Merger Agreement prior to the Effective Time. For a complete list of such conditions, see "Merger
Agreement -- Conditions to the Consummation of the Merger."



     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any necessary shareholder approvals, upon the occurrence of certain events. Under certain conditions generally related to the termination due to the consummation of an acquisition proposal by a third party that the DLB Board of Directors (the "DLB Board") deems more favorable to the shareholders of DLB and the withdrawal of the recommendation of the DLB Board in favor of the Merger or the failure of the shareholders of DLB to approve and adopt the Merger Agreement, DLB will be obligated to pay CHK a $5 million termination fee. See "Merger
Agreement -- Termination" and "-- Termination Fees; Expenses."


REQUIRED VOTE; ACTION BY WRITTEN CONSENT


     Under the OGCA, the affirmative vote of the holders of a majority of the outstanding shares of DLB Common Stock is required to approve and adopt the Merger and the Merger Agreement at a duly convened meeting of the shareholders of DLB called for such purposes. Pursuant to Section 1073 of the OGCA, any action required by the OGCA to be taken at any meeting of shareholders of DLB may be taken without a meeting, without prior notice and without a vote of the shareholders of DLB if a written consent, setting forth the action to be taken, is signed by the holders of a majority of the votes entitled to be cast at such meeting of shareholders. On the Record Date, Charles E. Davidson, Mike Liddell and Mark Liddell collectively owned 10,077,500 shares of DLB Common Stock, representing a majority of the votes entitled to be cast at a shareholder meeting to consider the proposal to approve the DLB Proposal. Each of Messrs. Davidson, Mike Liddell and Mark Liddell entered into irrevocable proxy agreements with CHK whereby such shareholders agreed to vote (or to execute a written consent in lieu of a vote with respect to) all shares of DLB Common Stock owned by them in favor of the DLB Proposal and each granted CHK a proxy to vote (or to execute a written consent in lieu of a vote with respect to) such shares in favor of the DLB Proposal. On March 25, 1998, CHK, as attorney-in-fact for Charles E. Davidson, Mike Liddell and Mark Liddell, executed and delivered to DLB a written consent in lieu of meeting of the shareholders of DLB approving and adopting the DLB Proposal.

DLB'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DLB BOARD OF DIRECTORS

     The DLB Board believes that the terms of the Merger are fair to, and in the best interests of, DLB and its shareholders. Accordingly, the DLB Board unanimously recommends that the DLB shareholders approve the Merger Agreement and the Merger.

     In its deliberations and in making its determination and recommendation, and in authorizing and approving the Merger Agreement and the Merger, the DLB Board consulted with Lehman Brothers Inc. ("Lehman Brothers") and with DLB's outside counsel. The DLB Board considered a number of factors as described in "Description of Merger-- DLB's Reasons for the Merger; Recommendation of the DLB Board of Directors."

CHK'S REASONS FOR THE MERGER

     CHK believes that the Merger is in the best interests of CHK and its shareholders because it will create a company with greater asset value, greater oil and gas reserves and increased opportunities for the exploration, development, production and acquisition of oil and gas properties. The Merger demonstrates CHK's commitment to selectively acquiring proven reserves on attractive terms as a complement to its traditional strategy of developing reserves using advanced drilling and completion technologies. CHK intends to capitalize on its experience in these advanced drilling technologies to maximize the production, reserves and value available from all properties of the combined company.

     CHK's acquisition of DLB's Mid-Continent assets will lengthen the average reserve life of CHK's properties and diversify CHK's existing reserve profile by adding DLB's approximately 130 Bcfe of estimated proved reserves (as of June 30, 1997), resulting in an increase of CHK's estimated proved reserves by approximately 30%. Further, DLB's Mid-Continent proved reserves are generally considered low-risk and are complementary to CHK's current areas of operation. CHK's management believes that the acquisition of the Mid-Continent oil and gas assets of DLB will benefit CHK's shareholders by increasing the net asset value per share and the cash flow from operations on a per share basis.

     The Hugoton Merger added approximately 300 Bcfe of estimated proved reserves (as of June 30, 1997), resulting in an increase of CHK's estimated proved reserves by approximately 57%. The Merger and the Hugoton Merger are expected to result in an aggregate increase of CHK's estimated proved reserves by approximately 100%.

OPINION OF LEHMAN BROTHERS

     On February 11, 1998, Lehman Brothers delivered its oral opinion to the DLB Board (which opinion was subsequently confirmed in writing) (the "Opinion"), that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the CHK Common Stock and cash to be received by the shareholders of DLB for each share of DLB Common Stock in exchange for the sale of DLB's Mid-Continent operations (the "Operations") to CHK (the "Transaction Consideration") was fair, from a financial point of view, to such shareholders. The Opinion does not in any manner address, and Lehman Brothers was not asked to consider, the value or the fairness to the shareholders of DLB of the Bayard Common Stock or the WRT Common Stock to be received by such shareholders in the Merger and the WRT Spin-Off. A copy of the Opinion is attached to this Information Statement/Prospectus as Annex B. DLB shareholders should read the Opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations on the review by Lehman Brothers in rendering the Opinion. See "Description of Merger -- Opinion of Lehman Brothers."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the DLB Board with respect to the Merger, the shareholders of DLB should be aware that certain members of DLB's management and the DLB Board have certain interests in the Merger separate from the interests of the DLB shareholders generally. See "Interests of Certain Persons in the Merger." These separate interests are summarized below.

     INDEMNIFICATION. CHK has agreed that, for a period of not less than three years following the Effective Time, it will cause the director and officer liability insurance coverage of DLB to continue in effect. CHK has agreed that, from and after the consummation of the Merger, for a period of six years it will indemnify each person who is, has been at any time prior to the date of the Merger Agreement, or becomes prior to the Effective Time, an officer or director of DLB or any of its subsidiaries, with respect to his service prior to the Effective Time to the extent permitted by applicable law.

     STOCK OPTIONS. The Merger Agreement provides that DLB may amend its existing stock option plans and stock option agreements to provide that each outstanding option to purchase shares of DLB Common Stock granted under DLB's stock option plans and stock option agreements shall be exercisable at the optionee's election prior to the Effective Time (notwithstanding any vesting or exercisability provisions) such that each optionee shall have the right to receive an amount in respect thereof equal to the product of (x) the excess, if any, of the fair market value of DLB Common Stock over the respective exercise price thereof and (y) the number of shares of DLB Common Stock subject thereto.

     EMPLOYMENT AGREEMENTS. Messrs. Mike Liddell and Mark Liddell have entered into employment agreements with DLB which provide for severance payments upon termination of employment by DLB without cause. The severance payments consist of an aggregate amount equal to 12 months of their then current base salary. For each of Messrs. Mike Liddell and Mark Liddell, the severance payment would equal $157,869.

     STAY-ON BONUS. Prior to the date of the Merger Agreement, the DLB Board determined and announced to certain employees of DLB, including certain executive officers, that DLB would pay to each such employee, who is still employed by DLB at the closing date of the Merger, a stay-on bonus in order to provide such employees with an incentive to remain in the employ of DLB and to help prepare DLB for sale. The aggregate amount of such bonuses to be paid immediately prior to the closing date is $682,500.

     REGISTRATION RIGHTS AGREEMENT. CHK and Charles E. Davidson, a member of the DLB Board and owner of 57.8% of the issued and outstanding shares of DLB Common Stock, have entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which CHK has granted Mr. Davidson certain registration rights in respect of the shares of CHK Common Stock Mr. Davidson will receive upon consummation of the Merger. Such registration will relieve Mr. Davidson from certain restrictions to which he would otherwise be subject with respect to resales of such CHK Common Stock. For a description of such registration rights, see "Merger Agreement -- Registration Rights Agreement."

     BARBADOS ASSETS. Immediately prior to the Merger, DLB International will assign to DLB its right to the net cash proceeds from the sale of the Barbados Assets pursuant to the Waggoner Agreement and DLB will then transfer to its 48.8%-owned subsidiary WRT all of the outstanding capital stock of DLB International. DLB will then distribute all of the shares of WRT Common Stock owned by DLB to DLB's shareholders. WRT will not pay any consideration to DLB for the transfer of the DLB International capital stock. CHK did not assign any value to the Barbados Assets and none of the parties that visited DLB's data rooms expressly to evaluate the acquisition of the Barbados Assets made any bid on these assets. If the sale of the Barbados Assets to Waggoner pursuant to the Waggoner Agreement does not occur, WRT will be entitled to retain the Barbados Assets without paying any consideration to DLB or the former DLB shareholders and the indirect ownership interest of the former DLB shareholders in such assets will be reduced from 100% to 48.8%. However, by transferring DLB's interest in the Barbados Assets to WRT immediately prior to the Merger, former DLB shareholders will have a greater percentage interest in these assets if the sale pursuant to the Waggoner Agreement does not close than if such assets had remained in DLB and became assets of CHK. Wexford Management LLC, of which Charles E. Davidson is the general partner, beneficially owns 10.4% of the outstanding shares of WRT Common Stock. Mr. Davidson is also a member of the DLB Board and owner of 57.8% of the outstanding shares of DLB Common Stock. In addition, Messrs. Mike Liddell and Mark Liddell, who are directors and executive officers of DLB, also serve as directors of WRT. WRT will serve as the Barbados Escrow Agent and the Liquidating Trust Escrow Agent. See "Merger
Agreement -- Barbados Contingent Payment Rights" and "-- Liquidating Trust Contingent Payment Rights."

CERTAIN OTHER AGREEMENTS

     PROXY AGREEMENTS. As a condition and inducement to entering into the Merger Agreement, CHK required that Messrs. Mike Liddell, Mark Liddell and Charles E. Davidson, who own an aggregate of approximately 77.7% of the issued and outstanding shares of DLB Common Stock, enter into proxy agreements (the "Proxy Agreements") pursuant to which each of them agreed to grant CHK a proxy to vote all of their shares of DLB Common Stock (or to execute a written consent with respect to such shares) in favor of the Merger.

     GOODWILL PROTECTION AGREEMENT. Concurrently with the closing of the Merger, CHK will enter into a Goodwill Protection Agreement with Charles E. Davidson, Mike Liddell and Mark Liddell as the majority owners of DLB Common Stock. Such agreement will prohibit Messrs. Davidson, Mark Liddell and Mike Liddell from directly or indirectly owning, acquiring or soliciting the acquisition of, or conducting any oil and gas business or developing any oil or gas interests with respect to any land in Dewey, Major, Woods or Woodward County, Oklahoma.

GOVERNMENT AND REGULATORY APPROVALS

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"). The HSR Act requires, among other things, that certain information regarding the Merger be furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and that certain waiting period requirements be satisfied before the Merger can be consummated. Pursuant to the HSR Act, CHK and DLB filed the required notification and report forms with the FTC and the Antitrust Division, and requested early termination of the waiting period, which is discretionary with the FTC and the Antitrust Division. Early termination of the waiting period was granted on January 12, 1998.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt by DLB shareholders of the Merger Consideration pursuant to the Merger will be treated as a taxable transaction for Federal income tax purposes. In general, DLB shareholders will recognize a gain equal to the fair market value of the Merger Consideration over the adjusted tax basis of shares of DLB Common Stock deemed sold in the taxable Merger. Such gain will be treated as a capital gain if the shares of DLB Common Stock are capital assets in the hands of the DLB shareholder. DLB shareholders should have a tax basis in each component of the Merger Consideration equal to its fair market value at the Effective Time.

     Any capital gain will be (a) long-term capital gain if the DLB shareholder held shares of DLB Common Stock for more than 18 months, (b) mid-term capital gain if the DLB shareholder held shares of DLB Common Stock more than 12 months but not more than 18 months or (c) short-term capital gain if the DLB shareholder held shares of DLB Common Stock for 12 months or less as of the effective date of the Merger. Long-term capital gain of individuals currently is taxed at a maximum rate of 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%. Short-term capital gain of individuals is taxed as ordinary income. Ordinary income of individuals is currently taxed at a maximum rate of 39.6%.

     The tax consequences described in the preceding paragraphs may not apply to certain non-resident aliens and foreign corporations and shareholders who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

     The Federal income tax consequences set forth above are for general information only. Each DLB shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him of the Merger, including the applicability and effect of state, local and other tax laws. See "Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase by CHK in accordance with generally accepted accounting principles.

SHAREHOLDERS' RIGHTS OF APPRAISAL

     Following a statutory appraisal proceeding in Oklahoma district court, holders of shares of DLB Common Stock who do not vote for the Merger (or who do not execute a written consent in lieu thereof) and who perfect their appraisal rights in accordance with Section 1091 of the OGCA will be entitled to receive, in lieu of the Merger Consideration, cash in the amount of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as determined by the court in such appraisal proceeding, plus interest, if any, at such rate as shall be determined by such court. Because of the complexity of the procedures for exercising these rights, DLB shareholders who consider exercising such rights are urged to seek the advice of counsel. A shareholder who votes for the Merger or executes a written consent will be deemed to have accepted the consideration to be paid pursuant to the Merger Agreement and to have waived appraisal rights with respect to the shares of DLB Common Stock so voting or consenting. In addition, pursuant to the Merger Agreement, it is a condition to CHK's obligation to close the Merger that the number of shares of DLB Common Stock held by DLB shareholders who exercise their appraisal rights does not exceed 5% of the number of shares of DLB Common Stock outstanding as of October 22, 1997. FAILURE TO TAKE ANY REQUIRED STEP ON A TIMELY BASIS IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS. SEE "SHAREHOLDERS' RIGHTS OF APPRAISAL" AND ANNEX C HERETO.

RISK FACTORS

     DLB shareholders are urged to consider the matters set forth under "Risk Factors," beginning on page 16.

MARKET PRICE AND DIVIDEND DATA; STOCK EXCHANGE LISTING


     DLB Common Stock is listed for quotation under the symbol "DLBI" on the NASDAQ NMS. DLB Common Stock commenced trading on the NASDAQ NMS on July 25, 1995. CHK Common Stock has been trading under the symbol "CHK" on the NYSE since April 28, 1995. Prior to such date, CHK Common Stock was listed for quotation on the NASDAQ NMS. The following table sets forth, for each of DLB Common Stock and CHK Common Stock, for the calendar quarters indicated, the high and low closing sales price per share and the dividends paid (in the case of CHK, adjusted for a 3-for-2 stock split June 28, 1996, and a 2-for-1 stock split on December 31,
1996). DLB has not paid a cash dividend during any of the relevant periods. CHK initiated a quarterly dividend with the payment of $.02 per share of CHK Common Stock on July 15, 1997. The payment of future cash dividends, if any, will be reviewed by the board of directors of CHK (the "CHK Board") and will depend upon, among other things, CHK's financial condition, funds from operations, the level of its capital and development expenditures, its business prospects and any contractual restrictions. In addition, certain of the indentures governing CHK's indebtedness contain certain restrictions on CHK's ability to declare and pay dividends. All prices set forth below are as reported in published financial sources.


                                                        DLB                 CHK
                                                    COMMON STOCK        COMMON STOCK
                                                  ----------------    ----------------
               CALENDAR QUARTER                    HIGH      LOW       HIGH      LOW
               ----------------                   ------    ------    ------    ------
1996
  First Quarter...............................    $10.75    $ 6.69    $16.50    $10.67
  Second Quarter..............................      8.00      6.88     30.38     15.50
  Third Quarter...............................      8.50      7.13     34.00     21.00
  Fourth Quarter..............................     11.00      8.13     34.13     25.69
1997
  First Quarter...............................    $18.25    $10.50    $31.50    $19.88
  Second Quarter..............................     17.25     12.75     22.38      9.25
  Third Quarter...............................     17.25     14.00     11.50      6.31
  Fourth Quarter..............................     16.50      8.75     12.94      7.00
1998
  First Quarter (through March 24, 1998)......    $10.00    $ 7.88    $ 7.63    $ 5.56



     On October 21, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales prices per share of DLB Common Stock and CHK Common Stock, as reported by the NASDAQ NMS and the NYSE Composite Tape, were $16.50 and $12.75, respectively. On March 24, 1998, the last trading day prior to the date of this Information Statement/Prospectus, the last sales prices per share of DLB Common Stock and CHK Common Stock, as reported by the NASDAQ NMS and the NYSE Composite Tape, were $8.625 and $6.25, respectively. As of March 24, 1998, there were approximately 40 stockholders of record of DLB Common Stock, which does not include shares held in securities position listings.



     Bayard Common Stock has been listed for trading on the AMEX since November 4, 1997 (the first trading day in connection with its initial public offering). Bayard Common Stock commenced trading on November 4, 1997 at $23.00 on the AMEX. On March 24, 1998, the last trading day prior to the date of this Information Statement/Prospectus, the last sales price per share of Bayard Common Stock was $15.375.


     CHK has agreed to use commercially reasonable efforts to cause the shares of CHK Common Stock issued in the Merger to be listed for trading on the NYSE. At the Effective Time of the Merger, the DLB Common Stock will cease trading and be delisted from the NASDAQ NMS.

SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables set forth certain selected historical consolidated financial information for DLB and CHK which is based upon the respective historical financial statements of each company included in or incorporated by reference in this Information Statement/Prospectus. Selected consolidated financial data for Bayard is included in the Bayard Prospectus included in this Information Statement/Prospectus as Annex D.

          SELECTED CONSOLIDATED FINANCIAL DATA FOR DLB OIL & GAS, INC.

     The following selected consolidated financial data for DLB as of and for each of the years in the five-year period ended December 31, 1996, were derived from DLB's consolidated financial statements. The data for the nine months ended September 30, 1996 and 1997 were derived from the unaudited consolidated financial statements of DLB which, in the opinion of DLB's management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of DLB's financial position and results of operations. The information in the table gives effect to the July 20, 1995 merger of Davidson Oil & Gas Company, Inc. with and into DLB (the "Davidson Merger") as if such event had occurred as of January 1, 1992. The selected consolidated financial and operating data set forth below should be read in conjunction with "DLB Management's Discussion and Analysis of Financial Condition and Results of Operations" and DLB's consolidated financial statements and notes included elsewhere in this Information Statement/Prospectus.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                          --------------------    ----------------------------------------------------
                                            1997        1996      1996(5)      1995       1994       1993       1992
                                          --------    --------    --------    -------    -------    -------    -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas sales.............  $ 33,573    $ 17,730    $ 27,194    $17,860    $17,826    $10,264    $ 5,824
  Contract drilling.....................    12,644          --          --         --         --         --         --
  Natural gas gathering, processing and
    transportation, net.................     1,207         586         821      3,293      1,652        764         --
  Natural gas contract settlement.......                                --         --      3,343         --         --
  Interest income and other.............       300         351         400        899        334        281        383
                                          --------    --------    --------    -------    -------    -------    -------
        Total revenues..................  $ 47,724    $ 18,667    $ 28,415    $22,052    $23,155    $11,309    $ 6,207
                                          --------    --------    --------    -------    -------    -------    -------
Expenses:
  Lease operating.......................     8,508       3,923       5,539      3,579      4,461      1,704      1,157
  Gross production taxes................     2,280       1,202       1,843      1,366      1,009        718        408
  Contract drilling.....................     8,916          --          --         --         --         --         --
  Depreciation, depletion and
    amortization........................    14,398       6,695       8,938      7,368      6,553      3,270      1,369
  General and administrative............     3,738       1,985       2,485      1,486        549        446         73
  Interest..............................     4,790         801       1,582        529        677         38         11
  Loss on sale of assets................        --         208         208         --         --         --         --
                                          --------    --------    --------    -------    -------    -------    -------
        Total expenses..................    42,630      14,814      20,595     14,328     13,249      6,176      3,018
Income before income taxes..............     5,094       3,853       7,820      7,724      9,906      5,133      3,189
Minority interest.......................       994          --          --         --         --         --         --
Pro forma income taxes(1)...............        --          --          --         --      3,962      2,054      1,276
Income taxes(1).........................     2,654       1,454       2,951     12,900         --         --         --
                                          --------    --------    --------    -------    -------    -------    -------
        Net income (loss)...............  $  3,434    $  2,399    $  4,869    $(5,176)   $ 5,944    $ 3,079    $ 1,913
                                          ========    ========    ========    =======    =======    =======    =======
        Net income (loss) per common
          share.........................  $   0.25    $   0.18    $   0.38    $ (0.46)   $  0.59    $  0.31    $  0.19
                                          ========    ========    ========    =======    =======    =======    =======
Weighted average common shares
  outstanding(2)........................    13,488      12,979      12,978     11,250     10,000     10,000     10,000
                                          ========    ========    ========    =======    =======    =======    =======
CASH FLOW DATA:
Net cash provided by operating
  activities............................  $ 17,445    $  9,579    $ 19,559    $13,395    $17,261    $ 8,076    $ 5,700
Capital expenditures (3)................    21,455      45,739      57,165     19,852     26,291     17,529      9,169
Distributions to shareholders
  (pre-Initial Public Offering).........        --          --          --      1,192      3,196        710        252
EBITDA (4)..............................    24,282      11,349      18,340     15,621     17,143      8,441      4,569
BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 11,814    $  4,756    $  4,060    $14,313    $ 3,059    $ 4,475    $   965
Working capital.........................     8,204      11,928       1,237     13,724        773      2,591     (1,023)
Property and equipment, net.............   208,387      96,144     104,958     58,661     46,375     26,637     12,554
Total assets............................   239,153     115,203     129,441     78,207     54,041     35,084     15,506
Long-term debt, including current
  portion...............................   100,631      32,000      37,200         --      8,231        483         --
Shareholders' equity....................    67,666      61,762      64,232     59,544     39,012     30,164     11,690

---------------

(1) Pro forma income taxes were computed at a blended statutory rate of 40% (34% Federal rate and a composite 6% state rate) of income before income taxes. DLB was subject to Subchapter S of the internal revenue code and, accordingly, was not a tax paying entity. Prior to its July 1995 public equity offering, DLB terminated its S corporation election and recognized $11.5 million of deferred income taxes at that time.

(2) As a result of the Davidson Merger, 10,000,000 shares of common stock were issued to the prior shareholders of DLB and Davidson Oil & Gas Company, Inc. The Davidson Merger was accounted for as a reorganization of interests in a manner similar to a pooling of interests. Accordingly, 10,000,000 shares of common stock were considered outstanding for all periods prior to the Davidson Merger.

(3) Capital expenditures include those expenditures for oil and gas properties, leaseholds, gas processing plants, saltwater disposal systems and other property and equipment.

(4) EBITDA is earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is an analytical measure frequently used by securities analysts and is presented to provide additional information about DLB's ability to meet its future debt service, capital expenditure and working capital requirements. See "DLB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures, Capital Resources and Liquidity." EBITDA should not be considered as a better measure of DLB's operating performance than net income or as a better measure of liquidity than cash flow from operations. See the cash flow data table for the nine months ended September 30, 1997 and 1996 and the year ended December 31, 1996, 1995 and 1994 under the caption "DLB Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Capital Expenditures, Capital Resources and Liquidity."

(5) On May 31, 1996, DLB purchased for approximately $32.1 million substantially all of the Oklahoma oil and gas producing properties, mineral rights and leasehold acreage of Amerada Hess Corporation.

       SELECTED COMBINED FINANCIAL DATA FOR CHESAPEAKE ENERGY CORPORATION

     The following table sets forth selected combined financial data of CHK for each of the three fiscal years ended June 30, 1997, 1996 and 1995 and the three months ended September 30, 1997 and 1996. The data is derived from the combined financial statements of CHK, including the notes thereto, incorporated by reference herein. The data set forth in this table should be read in conjunction with the combined financial statements, including the notes thereto, incorporated by reference herein. The pro forma financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Data appearing elsewhere in this Information Statement/Prospectus. On June 13, 1997, CHK declared a dividend of $0.02 per share of CHK Common Stock which was paid on July 15, 1997.

                                                               THREE MONTHS ENDED
                                                                  SEPTEMBER 30,             YEAR ENDED JUNE 30,
                                                              ---------------------   -------------------------------
                                                                 1997        1996       1997        1996       1995
                                                              ----------   --------   ---------   --------   --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales.........................................  $   45,667   $ 36,753   $ 192,920   $110,849   $ 56,983
  Oil and gas marketing sales...............................      26,865     12,184      76,172     28,428         --
  Oil and gas service operations............................          --         --          --      6,314      8,836
  Interest and other........................................       5,878        848      11,223      3,831      1,524
                                                              ----------   --------   ---------   --------   --------
        Total revenues......................................      78,410     49,785     280,315    149,422     67,343
                                                              ----------   --------   ---------   --------   --------
Costs and expenses:
  Production expenses and taxes.............................       5,180      2,530      15,107      8,303      4,256
  Oil and gas marketing expenses............................      26,690     11,866      75,140     27,452         --
  Oil and gas service operations............................          --         --          --      4,895      7,747
  Impairment of oil and gas properties......................          --         --     236,000         --         --
  Oil and gas depreciation, depletion and amortization......      28,550     17,029     103,264     50,899     25,410
  Depreciation and amortization of other assets.............       1,142        952       3,782      3,157      1,765
  General and administrative................................       2,760      1,671       8,802      4,828      3,578
  Provision for legal and other settlements.................          --         --          --         --         --
  Interest and other........................................       8,575      2,817      18,550     13,679      6,627
                                                              ----------   --------   ---------   --------   --------
        Total costs and expenses............................      72,897     36,865     460,645    113,213     49,383
                                                              ----------   --------   ---------   --------   --------
Income (loss) before income taxes and extraordinary item....       5,513     12,920    (180,330)    36,209     17,960
Provision (benefit) for income taxes........................          --      4,716      (3,573)    12,854      6,299
                                                              ----------   --------   ---------   --------   --------
Income (loss) before extraordinary item.....................       5,513      8,204    (176,757)    23,355     11,661
Extraordinary item:
  Loss on early extinguishment of debt, net of applicable
    income taxes of $3,804..................................          --         --      (6,620)        --         --
                                                              ----------   --------   ---------   --------   --------
        Net income (loss)...................................  $    5,513   $  8,204   $(183,377)  $ 23,355   $ 11,661
                                                              ==========   ========   =========   ========   ========
Earnings (loss) per common and common equivalent share:
Income (loss) before extraordinary item.....................  $     0.08   $   0.13   $   (2.69)  $   0.40   $   0.21
Extraordinary item..........................................          --         --       (0.10)        --         --
                                                              ----------   --------   ---------   --------   --------
        Net income (loss)...................................  $     0.08   $   0.13   $   (2.79)  $   0.40   $   0.21
                                                              ==========   ========   =========   ========   ========
CASH FLOW DATA:
Cash provided by (used in) operating activities.............  $   42,624   $ 25,953   $  84,089   $120,972   $ 54,731
Cash used in investing activities...........................     114,265     83,123     523,854    344,389    112,703
Cash provided by (used in) financing activities.............      (1,194)     7,976     512,144    219,520     97,282
BALANCE SHEET DATA (at the end of period):
Total assets................................................  $  931,669   $595,551   $ 949,068   $572,335   $276,693
Long-term debt, net of current maturities...................     508,971    277,323     508,950    268,431    145,754
Shareholders' equity........................................     291,208    186,657     286,889    177,767     44,975
PRO FORMA FINANCIAL DATA -- As Further
  Adjusted(1):
Total assets................................................  $1,498,587
Long term debt, net of current maturities...................     698,971
Shareholders' equity........................................     603,373
Income (loss) before extraordinary item.....................       3,986              $(173,641)
Earnings (loss) per common share............................        0.04                  (1.80)

---------------


(1) The unaudited pro forma financial data is derived from the historical financial statements of CHK incorporated by reference in this Information Statement/Prospectus and the historical financial statements of DLB appearing elsewhere herein as further adjusted to reflect the acquisition of Hugoton. The pro forma statements of operations data for the three months ended September 30, 1997 and for the year ended June 30, 1997 reflect the DLB acquisition (accounted for as a purchase) and the Hugoton acquisition (accounted for as a purchase) as if the acquisitions occurred on July 1, 1996. The pro forma balance sheet data at September 30, 1997 reflects the consummation of the DLB acquisition and the Hugoton acquisition as if the acquisitions had occurred on September 30, 1997. See "Unaudited Pro Forma Combined Financial Data" included elsewhere herein.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table summarizes the per share information for CHK and DLB on a historical, pro forma combined and equivalent pro forma combined basis, and as further adjusted to give effect to the consummation of the Hugoton Merger. The pro forma and as further adjusted information gives effect to the Merger and as further adjusted for the Hugoton Merger accounted for by CHK as purchase business combinations. This information should be read in conjunction with the consolidated financial statements (and related notes) of CHK incorporated by reference herein and the historical financial statements (and related notes) of DLB appearing elsewhere in this Information Statement/Prospectus. The pro forma combined information may not be indicative of the results that would have been achieved had the companies been combined for the periods indicated or the future results that the combined company will experience after the Merger.


                                                              THREE MONTHS
                                                                  ENDED       YEAR ENDED
                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1997           1997
                                                              -------------   ----------
HISTORICAL PER COMMON SHARE-DLB:
  Income (loss) from continuing operations(1)...............     $(0.05)       $  0.57
  Book value(2).............................................       5.22           5.27
  Dividends declared........................................         --             --
EQUIVALENT PRO FORMA COMBINED-PER DLB COMMON SHARE(3):
  Income from continuing operations.........................     $ 0.02        $ (0.97)
  Book value................................................       2.02           2.00
  Dividends declared........................................       0.01           0.01
HISTORICAL PER COMMON SHARE-CHK(4):
  Income (loss) from continuing operations (before
     extraordinary item)(1).................................     $ 0.08        $ (2.69)
  Book value(2).............................................       4.14           4.08
  Dividends declared........................................       0.02           0.02
PRO FORMA COMBINED-PER CHK COMMON SHARE(4)(5):
  Income (loss) from continuing operations (before
     extraordinary items)(1)................................     $ 0.06        $ (2.52)
  Book value(2).............................................       5.24           5.19
  Dividends declared........................................       0.02           0.02
EQUIVALENT PRO FORMA COMBINED -- PER DLB COMMON
  SHARE(3) -- AS FURTHER ADJUSTED:
  Income (loss) from continuing operations..................     $ 0.01        $ (0.69)
  Book value................................................       2.30           2.28
  Dividends declared........................................       0.01           0.01
PRO FORMA COMBINED -- PER CHK COMMON SHARE(4)(5) -- AS
  FURTHER ADJUSTED:
  Income (loss) from continuing operations (before
     extraordinary items)(1)................................     $ 0.04        $ (1.80)
  Book value(2).............................................       5.96           5.93
  Dividends declared........................................       0.02           0.02


---------------

(1) This calculation uses the weighted average number of common shares outstanding, including common share equivalents, if dilutive.

(2) Computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of the period on a historical or pro forma combined basis.

(3) Amounts are calculated by multiplying the respective unaudited pro forma combined CHK per share amounts by an assumed exchange ratio of .3854.

(4) Adjusted to reflect CHK's three-for-two stock splits on December 15, 1995 and June 28, 1996 and a two-for-one stock split on December 31, 1996.

(5) Merger-related fees and expenses and termination payments to executives and employees of DLB are estimated to be approximately $2.8 million. These charges are not reflected in the pro forma combined statements of income data and will be capitalized as part of the purchase.

                                  RISK FACTORS

     Shareholders of DLB should carefully consider the matters discussed in this section of the Information Statement/Prospectus and, with respect to the risk factors regarding the businesses of Bayard, shareholders of DLB should carefully consider the matters discussed under the caption entitled "Risk Factors" in the Bayard Prospectus included as Annex D to this Information Statement/Prospectus. These matters should be considered in conjunction with the other information included and incorporated by reference in this Information Statement/Prospectus.

INTEGRATION OF OPERATIONS

     While DLB will continue to operate as a wholly owned subsidiary of CHK after the consummation of the Merger, the success of the Merger will depend upon the ability of management to integrate two companies that have previously operated independently. The integration of the operations of CHK and DLB will require substantial attention of management, and no assurance can be given that such integration may be accomplished without encountering difficulties or experiencing the loss of key DLB employees, customers or suppliers, or that the benefits expected from such integration will be realized. Any inability of CHK to integrate the operations of the two companies in a timely and efficient manner would adversely affect its abilities to realize planned synergies, cost savings, increased earnings and cash flow per share of CHK Common Stock.

STOCK OWNERSHIP IN CHK, BAYARD AND WRT

     Upon completion of the Merger, DLB shareholders will become shareholders of Bayard and CHK. In addition, by virtue of the WRT Spin-Off to be effected by DLB immediately prior to the Effective Time DLB shareholders will become shareholders of WRT. CHK's business, although similar in many respects, is different from that of DLB, as is Bayard's. CHK's and Bayard's results of operations, as well as the price of each of CHK and Bayard Common Stock, will be affected by many factors different than those affecting DLB's results of operations and the price of DLB Common Stock.

     See the information under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page iii for a summary of many of the key factors that might affect CHK and the price at which CHK Common Stock may trade from time to time. See also "Summary -- Market Price and Dividend Data; Stock Exchange Listing" on page 10 for a table listing the prices at which DLB Common Stock and CHK Common Stock have traded in recent periods.

     For a description of certain risk factors affecting the business of Bayard and the factors that might affect the prices at which Bayard Common Stock may trade from time to time, see the information included under the captions "Risk Factors" and "Market Price and Dividend Data; Stock Exchange Listing," respectively, in the Bayard Prospectus attached hereto as Annex D.

LOUISIANA TREND -- CONCENTRATION OF UNEVALUATED LEASEHOLD, POOR DRILLING RESULTS IN 1997, IMPAIRMENT OF ASSET VALUE

     CHK's future performance is dependent on the development of its existing proved undeveloped reserves and its inventory of unproved drilling locations, particularly in the Louisiana Trend. As of September 30, 1997, CHK had an investment in total unevaluated and unproved leasehold of approximately $131 million, of which approximately $70 million was located in the Louisiana Trend. Approximately 40%, or $90 million, of CHK's calendar 1998 drilling budget is associated with drilling, construction of production facilities and seismic activity in the Louisiana Trend, including exploratory drilling in the Austin Chalk and Tuscaloosa formations. Failure of these drilling activities to achieve anticipated quantities of economically attractive reserves and production would have a material adverse impact on CHK's liquidity, operations and financial results and could result in future full-cost ceiling writedowns. Any full-cost ceiling writedown negatively impacts shareholders' equity and reported earnings.

     CHK reported a full-cost ceiling writedown of $236 million in its fiscal year ended June 30, 1997, a substantial portion of which was caused by uneconomic drilling results in the Louisiana Trend during fiscal 1997. Beginning in the quarter ended September 30, 1997, CHK reduced its drilling budget for the Austin Chalk in the Louisiana Trend overall and concentrated remaining Austin Chalk drilling activity in the Masters Creek area. In addition, CHK began to pursue a strategy to replace and expand its oil and gas reserves through acquisitions as a complement to its historical strategy of adding reserves through drilling. CHK has also reduced its emphasis on acquiring unproved leasehold acreage to be developed through exploratory drilling. While these actions are intended to mitigate the higher risks associated with a growth strategy based on significant exploratory drilling, there can be no assurance that this change in strategy will result in enhanced future economic results or will prevent additional leasehold impairment and/or full-cost ceiling writedowns. See "Primary Operating Areas" in Item 1. "Business" of CHK's Form 10-K, as amended, which is incorporated by reference herein.

     Following CHK's announcement in late June 1997 of disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown, a number of purported class action lawsuits alleging violations of Sections 10(b)-5 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder were filed against CHK and certain of its officers and directors. See "-- Patent and Securities Litigation."

NEED TO REPLACE RESERVES; SUBSTANTIAL CAPITAL REQUIREMENTS

     As is customary in the oil and gas exploration and production industry, CHK's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless CHK successfully replaces the reserves that it produces through successful development, exploration or acquisition, CHK's proved reserves will decline. Further, approximately 56% of CHK's estimated proved reserves at September 30, 1997 were located in the Austin Chalk formation in Texas and Louisiana, where wells are characterized by relatively rapid decline rates. Additionally, approximately 51% of CHK's total estimated proved reserves at September 30, 1997 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. CHK was unsuccessful in its effort to develop and replace its proved reserves economically during fiscal 1997. There can be no assurance that CHK will be successful in its efforts to find and produce reserves economically in the future.

     CHK has made and intends to make substantial capital expenditures in connection with the exploration and production of its oil and gas properties. Historically, CHK has funded its capital expenditures through a combination of internally generated funds, equity and long-term debt financing, and short-term financing arrangements. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and CHK's success in developing, acquiring and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and CHK's access to capital were limited, CHK would have a reduced ability to replace its reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If CHK's cash flow from operations is not sufficient to satisfy its capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

SUBSTANTIAL INDEBTEDNESS

     As of December 31, 1997, and as a result of the loss incurred during the six month period ended December 31, 1997, CHK's shareholders' equity was $280 million, versus long-term indebtedness of $509 million. Long-term indebtedness represented approximately 65% of total book capitalization. If CHK incurs additional full-cost ceiling writedowns, shareholders' equity will be further reduced. Standard & Poor's and Moody's Investors Service have recently indicated that CHK's credit ratings are under review with negative implications as a result of CHK's amount of indebtedness and full-cost ceiling writedowns.

     CHK anticipates funding announced acquisitions and potential future acquisitions with a combination of commercial bank debt, long-term debt or preferred or common equity. If, as a result of general market conditions, additional losses, reduced credit ratings or for any other reason, CHK is unable to issue additional securities or borrow from commercial banks, CHK's liquidity would be impaired and growth potential reduced resulting in reduced earnings or losses.

COMMODITY PRICE FLUCTUATIONS

     CHK's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil, gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil, gas and natural gas liquids. Prices of oil, gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of CHK. Any significant decline in oil and gas prices could have a material adverse effect on CHK's operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in violations of certain covenants contained in CHK's credit agreements or in the writedown of carrying value of CHK's investments due to ceiling test limitations.

INCREASING DRILLING AND DEVELOPMENT COSTS

     In accordance with customary industry practice, CHK relies on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has experienced significant price increases for these services during the last year and this trend is expected to continue into the future. These cost increases could in the future significantly increase CHK's development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of CHK. Williamson Petroleum Consultants, Inc. ("Williamson") evaluated most of CHK's Texas oil and gas reserves and all of its Louisiana oil and gas reserves as of June 30, 1997, together representing approximately 50% of CHK's total proved reserves as of that date. CHK internally evaluated the remaining reserves, which were subsequently evaluated by Williamson with a variance of approximately 4% of total proved reserves. These estimates rely upon various assumptions, including assumptions required by the Commission as to constant oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result such estimates are subject to great uncertainty, and this is particularly true as to proved undeveloped reserves which comprise a significant portion of CHK's proved reserves. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by CHK. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Information Statement/Prospectus. In addition, CHK's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices, development costs and other factors, many of which are beyond CHK's control.

DRILLING AND OPERATING RISKS

     Oil and gas drilling activities are subject to numerous risks, many of which are beyond CHK's control. CHK's operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties and shortages or delays in the delivery of equipment. In addition, CHK's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to CHK due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

     CHK has been among the most active drillers of horizontal wells and expects to drill a significant number of deep horizontal wells in the future. CHK's horizontal drilling activities involve greater risk of mechanical problems than conventional vertical drilling operations.

     In accordance with customary industry practice, CHK maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. CHK cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

RESTRICTIONS IMPOSED BY LENDERS; RESTRICTIONS IMPOSED BY LENDERS UNDER CERTAIN CIRCUMSTANCES

     The instruments governing the indebtedness of CHK and certain of its subsidiaries impose significant operating and financial restrictions on CHK, affecting, and in many respects significantly limiting or prohibiting, among other things, the ability of CHK to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of CHK to effect future financings, make needed capital expenditures, withstand a future downturn in CHK's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by CHK to comply with these restrictions could lead to a default under the terms of such indebtedness. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto due and payable together with accrued and unpaid interest. In such event, there can be no assurance that CHK would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to CHK.

PATENT AND SECURITIES LITIGATION

     On October 15, 1996, Union Pacific Resources Company ("UPRC") filed suit against CHK in the U.S. District Court for the Northern District of Texas, Fort Worth Division alleging (a) infringement and inducing infringement of UPRC's claim to a patent (the "UPRC Patent") for an invention involving a method of maintaining a borehole in a stratigraphic zone during drilling, and (b) tortious interference with certain business relations between UPRC and certain of its former employees. UPRC's claims against CHK are based on services provided by a third party vendor to CHK. UPRC is seeking injunctive relief, damages of an unspecified amount, including actual, enhanced, consequential and punitive damages, interest, costs and attorneys' fees. CHK believes that it has meritorious defenses to UPRC's allegations and has requested the court to declare the UPRC Patent invalid. CHK has also filed a motion to limit the scope of UPRC's claims and for summary judgment. No prediction can be made as to the outcome of this matter.


     Certain class actions alleging violations of Sections 10(b)-5 and 20(a) of the Exchange Act and Rule 10b-5 thereunder have been filed against CHK and certain of its officers and directors. The plaintiffs assert that the defendants made materially false and misleading statements and failed to disclose material facts about the success and future prospects of CHK's exploration efforts, principally in the Louisiana Trend. As a result, the complaints allege, the price of CHK Common Stock was artificially inflated during periods beginning as early as January 25, 1996 and ending on June 27, 1997, when CHK issued a press release announcing disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown to be reflected in its June 30, 1997 financial statements. The plaintiffs further allege that certain of the named individual defendants sold CHK Common Stock during the class period when they knew or should have known adverse nonpublic information. Each case seeks a determination that the suit is a proper class action, certification of the plaintiff as a class representative and damages in an unspecified amount, together with costs of litigation, including attorneys' fees. Thirteen cases were ultimately filed, one was dismissed, and the U.S. District Court for the Western District of Oklahoma ordered the remaining twelve cases consolidated on

November 14, 1997. The Court concurrently appointed lead counsel and lead plaintiffs and ordered that a consolidated amended complaint be filed. A consolidated class action complaint was filed in accordance with the Court's order. The defendants have filed a motion to dismiss. Briefing on such motion should be concluded by June 15, 1998. All discovery will be stayed pending the Court's ruling on the motion to dismiss. CHK and the individual defendants believe that these actions are without merit, and intend to defend against them vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time.


     Certain purported class actions alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 408 of Title 71 of the Oklahoma Statutes have been filed against CHK, Bayard and others in connection with the initial public offering of Bayard Common Stock on November 4, 1997. As a selling shareholder, CHK received approximately $90 million of net proceeds from the sale of Bayard Common Stock in the offering. Plaintiffs allege that CHK was a controlling shareholder of Bayard and that the Bayard prospectus contained material omissions and misstatements relating to CHK's financial situation, its drilling contracts with Bayard and certain related party transactions. At present, CHK is aware of three such class actions. Two have been filed in the District Court of Oklahoma County, Oklahoma, and one in the U.S. District Court for the Western District of Oklahoma. CHK has not yet filed a response in these actions. CHK believes that these actions are without merit and intends to defend against them vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time.


GOVERNMENTAL REGULATION

     Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to the results of operations of CHK. There can be no assurance that the trend of more expansive and stricter environmental legislation and regulation will not continue.

COMPETITION

     CHK operates in a highly competitive environment. CHK competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of CHK.

RELIANCE ON KEY PERSONNEL; CONFLICTS OF INTEREST

     CHK is dependent upon its Chief Executive Officer, Aubrey K. McClendon, and its Chief Operating Officer, Tom L. Ward. The unexpected loss of the services of either of these executive officers could have a detrimental effect on CHK. CHK maintains $20 million key man life insurance policies on the life of each of Messrs. McClendon and Ward.


     Messrs. McClendon and Ward, together with another executive officer of CHK, have rights to participate in wells drilled by CHK on a quarter-by-quarter basis. Messrs. McClendon and Ward have elected to participate during all periods since CHK's initial public offering with individual interests of between 1.0% and 1.5%. Such participation may create interests that conflict with those of CHK.


CONTROL BY CERTAIN SHAREHOLDERS


     At March 25, 1998, Aubrey K. McClendon, Tom L. Ward, the McClendon Children's Trust and the Ward Children's Trust beneficially owned an aggregate of 24,707,666 shares (including outstanding vested options) representing approximately 25% of outstanding CHK Common Stock, and members of CHK's Board of Directors and senior management, including Messrs. McClendon and Ward and their respective children's trusts, beneficially owned an aggregate of 28,215,486 shares (including outstanding vested options), which represented approximately 28% of outstanding CHK Common Stock. As a result, Messrs. McClendon and Ward, together with other officers and directors of CHK, are in a position to significantly influence matters requiring the vote or consent of CHK's shareholders.



     Assuming that CHK issues 5,000,000 shares of CHK Common Stock in the Merger, the ownership of Messrs. McClendon and Ward and their respective children's trusts, respectively, will decrease to approximately 23% and the ownership of CHK's Directors and Executive Officers as a group will decrease to approximately 26% of the issued and outstanding shares of CHK Common Stock, respectively.


FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact contained in this Information Statement/Prospectus and incorporated by reference herein, are forward-looking statements. When used herein, the words "budget," "budgeted," "anticipates," "expects," "believes," "seeks," "goals," "intends," or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that CHK's actual results could differ materially from those projected by such forward-looking statements. Although CHK believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause CHK's results to differ materially from the results discussed in such forward-looking statements include the aforementioned risks described under "Risk Factors," including, but not limited to, the following: Production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of CHK to implement its business strategy. All forward-looking statements in this Information Statement/Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                             DESCRIPTION OF MERGER

BACKGROUND

     At its May 5, 1997 meeting, the DLB Board reviewed DLB's business plan and its resources to fund that plan. DLB's business plan was based on maximizing shareholder value through exploration and strategic acquisitions. At this meeting, the DLB Board noted that $8.8 million of borrowing capacity remained under DLB's existing credit facility. Without expanding the borrowing base, DLB would be precluded from participating in future exploration activities or acquisitions in excess of such available borrowings. DLB's liquidity constraints arose primarily as a result of capital expenditures it made in connection with property acquisitions and exploration activities that did not generate sufficient cash flow within the projected time frames. In light of these factors, the DLB Board determined that it was in the interest of DLB and its shareholders to engage the services of investment bankers to counsel DLB on capitalization alternatives.

     In mid-May, 1997, the management of DLB met with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to discuss available capitalization strategies. After analyzing the market performance of DLB's Common Stock and other similarly situated companies, it was concluded that the market did not value diverse energy companies such as DLB as highly as companies focused on one primary area of the energy business. DLB's structure included Mid-Continent oil and gas properties; a wholly owned contract drilling company, Bonray Drilling Corporation ("Bonray"); a 20.8% interest in Waggoner; and a 46.8% equity interest in WRT. The analysis concluded that neither an equity offering nor a high yield bond offering would maximize shareholder value. The recommended alternative was for DLB to sell selected assets, beginning with the sale of Bonray.

     In late May, 1997, the DLB Board concluded that the recommended alternative would best maximize shareholder value. To insure sufficient liquidity during the bidding process, the decision was made to seek additional debt financing. After an analysis of DLB's financial and operating data, DLJ informed DLB that it was not in a position to provide DLB with the requested financing. DLB then contacted Lehman Brothers, which agreed to provide $23 million through a second bank loan.

     On May 27, 1997, management and certain members of the DLB Board met with representatives of Lehman Brothers to review the company's strategic alternatives. Lehman Brothers was authorized to begin contacting potential parties who might be interested in acquiring some or all of the assets of DLB. It was also decided to continue to pursue a separate sale of Bonray. During the period from May 27, 1997 to July 7, 1997, Lehman Brothers contacted 196 potential purchasers. On June 30, 1997, DLB issued a press release stating that it had engaged Lehman Brothers to act as its financial advisor in exploring strategic alternatives, including the sale of some or all of its assets. Of the parties expressing initial indications of interest, 52 executed confidentiality agreements. Between July 14, 1997 and September 29, 1997, 22 parties conducted formal due diligence reviews at data rooms established by DLB.

     On September 4, 1997, bid letters were sent to the 15 parties indicating an interest after a data room visit. The letters requested bids for the stock purchase of (1) DLB in its entirety; (2) DLB excluding Bonray; (3) the Mid-Continent operations; (4) DLB's interest in WRT; and/or (5) DLB's interest in Waggoner. A deadline for bids was set for September 15, 1997.

     As part of DLB's pursuit of alternatives for Bonray, inquiries were made with Bayard. On September 15, 1997, DLB received a letter of intent from Bayard regarding the proposed merger of Bonray with Bayard. No other bids were made for Bonray. On September 16, 1997, DLB announced that Bonray would merge into Bayard in exchange for approximately three million shares of Bayard Common Stock representing 16.4% of the beneficial ownership of Bayard. Negotiation of the terms of a definitive merger agreement ("the Bonray Merger Agreement") ensued between representatives of DLB and Bayard, and their respective attorneys, based on the letter of intent. The Bonray Merger Agreement was approved by the DLB Board on September 29, 1997, and executed on October 9, 1997. On November 4, 1997, Bayard completed an initial public offering of Bayard Common Stock at $23 per share, which began trading on the AMEX under the ticker symbol BDI.

     Between September 15, 1997 and October 1, 1997, management of DLB met with Lehman Brothers to review the results of the auction process, which results were communicated to members of the DLB Board. A total of six bids were received for the Mid-Continent and Barbados properties, including proposals for all cash, all stock and combination cash/stock transactions. All of the bids were based on the assumption by the bidder of $80 million of DLB debt. After consultation with Lehman Brothers, it was concluded that four of the bids did not offer adequate value and that two of the bids were sufficiently attractive to warrant further discussions. DLB senior management and Lehman Brothers were authorized to continue negotiations with the two selected potential purchasers, one of which was CHK.

     CHK's initial bid consisted of a proposed stock-for-stock merger in which $70 million of CHK Common Stock would be issued in exchange for the outstanding DLB Common Stock, and the shares of Bayard Common Stock and WRT Common Stock owned by DLB would be distributed to the DLB shareholders. CHK's initial bid valued DLB at approximately $170 million (excluding any value attributable to the Bayard Common Stock and WRT Common Stock), consisting of $70 million of CHK Common Stock to be issued to DLB shareholders, the assumption of the $80 million of DLB debt and the assumption of tax liabilities relating to the Bayard and WRT transactions estimated at $20 million based on an assumed $25 per share Bayard initial public offering price and a 35% tax rate, with no adjustment if the tax liabilities were ultimately lower or higher.

     The other bidder initially offered to exchange 37.5 million shares of its publicly-traded shares for the outstanding DLB Common Stock, to be followed by the distribution of the Bayard and WRT Common Stock to the DLB shareholders. The bid was nominally valued at $150 million (excluding any value attributable to the Bayard Common Stock and WRT Common Stock), based on the market price of the bidder's shares and the assumption of the $80 million of DLB debt, less a reduction for tax liabilities relating to the Bayard and WRT transactions, payment of stock options, severance payments, stay-on bonuses and other negotiated amounts. Further negotiations with this bidder resulted in an offer of an aggregate value for DLB of approximately $165 million (excluding any value attributable to the Bayard Common Stock and WRT Common Stock), consisting of $63.6 million in cash, the assumption of the $80 million of DLB debt and the assumption of the Bayard/WRT tax liabilities of $16.8 million, based on an assumed $22 per share Bayard initial public offering price and 35% tax rate. On October 15, 1997, this potential purchaser informed DLB that it was withdrawing from the bidding process because it could not absorb the tax liability associated with the transaction.

     After CHK completed a due diligence review of DLB in mid-September, negotiations between representatives of CHK progressed from mid-September to early October, and representatives of the respective parties negotiated the terms of a definitive merger agreement. During negotiations with CHK, the DLB assumed debt figure was revised to $85 million, with the amount of CHK Common Stock offered by CHK subsequently reduced to $65 million. The CHK offer fixed the stock component at $65 million, without future adjustments for changes in debt levels. Throughout the negotiation process, members of the DLB Board were kept apprised of developments through various meetings and telephone conversations.

     On October 15, 1997, the DLB Board held a telephonic meeting to review CHK's proposal and a proposed Merger Agreement (the "Initial Merger Agreement"). The Initial Merger Agreement provided that the total number of shares of CHK Common Stock to be issued in the Merger would be valued at $65 million based on the Closing Price of CHK Common Stock and also provided for the distribution of the Bayard Common Stock in the Merger and the WRT Common Stock in the WRT Spin-Off at the ratios set forth in this Information Statement/Prospectus. Members of DLB's management, together with DLB's legal and financial advisors, reviewed the background of the proposed Merger, the potential benefits of the Merger to the shareholders of DLB, financial and valuation analyses of the transaction, and the terms of the Initial Merger Agreement. On October 15, 1997, Lehman Brothers delivered its oral opinion to the DLB Board (which opinion was subsequently confirmed in writing) that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the ratio of CHK Common Stock to be received for each share of DLB Common Stock (the "Exchange Ratio") was fair, from a financial point of view, to the shareholders of DLB. After considering the presentation of senior management and DLB's legal advisors and the presentation and opinion of Lehman Brothers, along with various other factors, the DLB Board unanimously approved the Initial Merger Agreement and the transactions contemplated thereby, authorized the officers of DLB to execute the Initial Merger Agreement on behalf of DLB, approved the Proxy Agreements and recommended that the shareholders of DLB approve the Merger and the Initial Merger Agreement.

     Subsequent to the October 15, 1997 DLB Board meeting, CHK submitted a revised proposal that included an option to pay a total of $65 million in cash instead of the CHK Common Stock as part of the Merger Consideration to prevent further dilution of the CHK shareholders in the event that the market value of the CHK Common Stock decreased. As a result, DLB requested that Lehman Brothers address the ratio of cash to be received for each share of DLB Common Stock (the "Cash Exchange Ratio") in its opinion. On October 21, 1997, Lehman Brothers delivered its written opinion to the DLB Board that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio and the Cash Exchange Ratio, as applicable, were fair, from a financial point of view, to the shareholders of DLB.

     On October 22, 1997, officers of DLB and CHK executed and delivered the Initial Merger Agreement pursuant to which, in the Merger, each DLB shareholder would be entitled to receive in exchange for each of its shares of DLB Common Stock a pro rata portion of (i) CHK Common Stock with an aggregate market value of $65 million, (ii) the Bayard Common Stock owned by DLB at the time of the Merger and (iii) the WRT Common Stock owned by DLB at the time of the Merger; provided, however,that CHK had the option to substitute $65 million in cash for the CHK Common Stock referred to in clause (i) above. As a result of the Initial Merger Agreement, pursuant to which CHK agreed to issue CHK Common Stock valued at $65 million (or to pay such amount in cash) and to assume $85 million of DLB debt, the aggregate value of the transaction as of such date (excluding any value attributable to Bayard Common Stock and WRT Common Stock) was $150 million. Also on October 22, 1997, Messrs. Mike and Mark Liddell and Charles E. Davidson executed and delivered the Proxy Agreements.

     On December 22, 1997, DLB and CHK executed and delivered Amendment No. 1 to the Initial Merger Agreement. To facilitate an expeditious distribution of the WRT Common Stock to the DLB shareholders, the amendment provided, among other things, that the WRT Spin-Off would occur immediately prior to, rather than after, the Merger. Amendment No. 1 to the Initial Merger Agreement did not change the merger consideration and therefore did not alter the aggregate value of the transaction as of such date.

     The Initial Merger Agreement provided that either party could terminate the Merger Agreement if the average of the closing prices of CHK Common Stock for a specified twenty-day trading period prior to the Merger fell below $7.50 per share. Following the execution of the Initial Merger Agreement, the trading price for CHK Common Stock declined. During January 1998, the high and low closing prices for CHK Common Stock, as reported by The Wall Street
Journal -- Composite Transactions, were $7.63 and $5.56, respectively.

     In view of the decline in trading prices for the CHK Common Stock, which had been below $7.50 per share since January 6, 1998, CHK representatives approached DLB's management asking that DLB reconsider the proposed Merger consideration. During February 4 through 6, 1998, Messrs. Mike Liddell and Charles E. Davidson, directors of DLB, met with management of CHK to discuss potential revisions to the terms of the Merger Agreement. At these meetings, and through the course of negotiations, representatives of CHK proposed revising the terms of the Merger Agreement to provide for Merger Consideration consisting of an aggregate of $17.5 million cash, five million shares of CHK Common Stock and the Bayard Common Stock, to provide for the transfer of DLB International to WRT, and to eliminate the right of either party to terminate the Merger if the trading price of CHK Common Stock fell below $7.50 per share.

     On February 10 and 11, 1998, the DLB Board held telephonic meetings to consider the proposed revisions to the terms of the Merger Agreement at which management presented a detailed discussion of the Merger, the transfer of DLB's equity interest in DLB International to WRT and the WRT Spin-Off, and at the February 11, 1998 telephonic meeting Lehman Brothers made a presentation and delivered its oral opinion to the DLB Board (which opinion was subsequently confirmed in writing) that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the Transaction Consideration was fair, from a financial point of view, to the shareholders of DLB. After such presentations and a discussion and consideration of various factors, including those described under "-- DLB's Reasons for the Merger; Recommendation of the DLB Board of Directors," the DLB Board unanimously approved the proposed revisions to the terms of the Merger Agreement and authorized the officers of DLB to execute and deliver Amendment No. 2 to the Merger Agreement.


     On February 11, 1998, DLB and CHK executed and delivered Amendment No. 2 to the Merger Agreement pursuant to which, in the Merger, each DLB shareholder would be entitled to receive in exchange for each of its shares of DLB Common Stock a pro rata portion of (i) $17.5 million in cash, (ii) five million shares of CHK Common Stock (with an aggregate value of $29.7 million on February 11, 1998 based on the closing price of $5 15/16 per share for CHK Common Stock on such date) and (iii) the Bayard Common Stock owned by DLB at the time of the Merger. In addition, each DLB shareholder would continue to be entitled to its pro rata portion of the WRT Common Stock owned by DLB, but pursuant to Amendment No. 1 to the Merger Agreement such distribution of WRT Common Stock would occur immediately prior to the Merger rather than as part of the Merger. As a result of Amendment No. 2 to the Merger Agreement, pursuant to which CHK agreed to pay for DLB's Mid-Continent operations $17.5 million in cash, to issue CHK Common Stock valued at $29.7 million as of February 11, 1998, and to assume $85 million of DLB debt, the aggregate value of the transaction as of such date (excluding any value attributable to Bayard Common Stock and WRT Common Stock) was $132.2 million.



     Even though CHK did not assign any value to the Barbados Assets and none of the parties that visited DLB's data rooms expressly to evaluate the acquisition of the Barbados Assets submitted a bid for such assets, DLB's Board continued to seek a potential buyer for the Barbados Assets in an effort to maximize value for the DLB shareholders. On March 24, 1998, DLB International and Waggoner entered into the Waggoner Agreement which, subject to the terms and conditions thereof, provides for the sale of the Barbados Assets to Waggoner for approximately $2.5 million. Concurrently with the execution of the Waggoner Agreement, DLB and CHK executed and delivered Amendment No. 3 to the Merger Agreement which, among other things, provides for the addition to the Merger Consideration of the Barbados Contingent Payment Rights and the Liquidating Trust Contingent Payment Rights. As a result of Amendment No. 3 to the Merger Agreement, the aggregate value of the transaction as of March 24, 1998 (excluding any value attributable to the Bayard Common Stock and WRT Common Stock and valuing the CHK Common Stock at its closing price on such date) was $135.2 million, assuming the sale of the Barbados Assets is consummated and assigning no value to the Liquidating Trust Contingent Payment Rights. There can be no assurance that the sale of the Barbados Assets will be consummated. See "Summary -- Merger
Agreement -- Consideration."


DLB'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DLB BOARD OF DIRECTORS

     The DLB Board has approved the Merger and the Merger Agreement, has determined that the Merger and the Merger Agreement are in the best interests of DLB and its shareholders, and has recommended that the DLB shareholders approve the Merger and the Merger Agreement. In its deliberations and in making its determination and recommendation, and in authorizing and approving the Merger Agreement and the Merger, the DLB Board consulted with Lehman Brothers and with DLB's outside counsel. The DLB Board considered a number of factors including the following:

          (i) the view of the DLB Board that in light of DLB's capital needs and the marketplace's undervaluation of DLB's stock, the sale or spin-off of all or various parts of DLB's businesses was in the best interests of DLB shareholders and would best achieve shareholder value;

          (ii) the fact that DLB conducted a public auction process and no other bidder submitted a proposal having terms more favorable than those ultimately proposed by CHK;

          (iii) the presentation made by Lehman Brothers to the DLB Board at its February 11, 1998 meeting and the oral opinion (which opinion was subsequently confirmed in writing) of Lehman Brothers delivered to the DLB Board at that meeting that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the Transaction Consideration was fair, from a financial point of view, to the shareholders of DLB;

          (iv) the opportunity for DLB shareholders to participate as holders of CHK in a larger company and to participate in the value that may be generated through the combination of the two companies;

          (v) the opportunity for DLB shareholders to participate, as holders of Bayard Common Stock and WRT Common Stock, in the future value of Bayard and WRT, respectively;

          (vi) the familiarity of DLB's Board of Directors with the business, results of operations, properties, financial condition and prospects of DLB, including the fact that, without increased liquidity, DLB would be constrained in its growth; and

          (vii) the Board's review of certain publicly available information with respect to the financial condition and results of operations of CHK.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the DLB Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its decision.

OPINION OF LEHMAN BROTHERS

     On February 11, 1998, Lehman Brothers delivered its oral opinion to the DLB Board (which opinion was subsequently confirmed in writing) (the "Opinion") that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the Transaction Consideration was fair, from a financial point of view, to the shareholders of DLB. The Opinion does not in any manner address, and Lehman Brothers was not asked to consider, the value or the fairness to the shareholders of DLB of the Bayard Common Stock or the WRT Common Stock to be received by such shareholders in the Merger and the WRT Spin-Off.

     A copy of the Opinion is attached to this Information Statement/Prospectus as Annex B. DLB shareholders should read the Opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations on the review by Lehman Brothers in rendering the Opinion. This summary of the Opinion set forth in this Information Statement/Prospectus is qualified by reference to the full text of the Opinion attached hereto.

     No limitations were imposed by DLB on the scope of the investigation or the procedures to be followed by Lehman Brothers in rendering the Opinion. Lehman Brothers was not requested to and did not make any recommendation to the DLB Board as to the form or amount of the consideration to be received for the Operations in the transactions contemplated by the Merger Agreement (the "Proposed Transaction"), which was determined through arm's-length negotiations between DLB and CHK. In arriving at the Opinion, Lehman Brothers did not ascribe a specific range of values to the Operations, but made a determination as to the fairness, from a financial point of view, to the shareholders of DLB of the Transaction Consideration on the basis of the financial and comparative analyses summarized below. The Opinion was for the use and benefit of the DLB Board in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to any shareholder of DLB as to how such shareholder should vote with respect to the Proposed Transaction. Lehman Brothers was not requested to opine as to, and the Opinion does not in any manner address, (1) the value, or the fairness, from a financial point of view, to the shareholders of DLB of, the Bayard Common Stock or the WRT Common Stock to be received by such shareholders in the Proposed Transaction, (2) the fairness, from a financial point of view, to the shareholders of DLB of the transfer of DLB's interest in Waggoner to WRT or the WRT Spin-Off or (3) DLB's underlying business decision to proceed with or effect the transfer of the Operations to CHK or the Proposed Transaction.

     In arriving at the Opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement, Amendment No. 1 thereto and a draft dated February 10, 1998 of Amendment No. 2 thereto and the specific terms of the Proposed Transaction, (2) publicly available information concerning DLB, the Operations and CHK that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of the Operations and CHK furnished to Lehman Brothers by DLB and CHK, respectively, including reserve estimates prepared by DLB, DeGolyer and MacNaughton and H.J. Gruy and Associates, Inc. (collectively, "DLB's Petroleum Engineers") for the Operations and reserve estimates prepared by CHK and Williamson Petroleum Consultants, Inc. ("CHK's Petroleum Engineers," and together with DLB's Petroleum Engineers, the "Petroleum Engineers") for CHK (collectively, the "Reserve Reports"), (4) a trading history of the DLB Common Stock from February 9, 1996 to February 10, 1998, (5) a trading history of the CHK Common Stock from February 9, 1996 to February 10, 1998 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Operations and CHK with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the financial terms of the transfer of the Operations to CHK with the financial terms of certain other transactions that Lehman Brothers deemed relevant, and (8) the results of its efforts to solicit indications of interest from third parties with respect to a purchase of all or a portion of DLB's business. In addition, Lehman Brothers had discussions with the managements of DLB and CHK concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at the Opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of DLB and CHK that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the operating projections of the Operations and CHK, upon advice of DLB and CHK, Lehman Brothers assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of DLB and CHK, as the case might be, as to the future performance of the Operations and CHK, respectively, and that the Operations and CHK would perform substantially in accordance with such projections. Lehman Brothers also assumed that the Reserve Reports had been reasonably prepared and reflected the best currently available estimates and judgments of DLB and CHK and their respective Petroleum Engineers as to their respective reserves, their future hydrocarbon production and associated costs. In addition, Lehman Brothers assumed that the aggregate amount of indebtedness of DLB to be assumed by CHK upon consummation of the Merger would be at least $85 million. In arriving at the Opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of DLB or CHK and did not make or obtain any evaluations or appraisals of the assets or liabilities of DLB or CHK (other than the Reserve Reports). Lehman Brothers' Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Opinion and does not give effect to events that occurred subsequent to the delivery of the Opinion.

     In connection with rendering the Opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below and presented to the DLB Board on February 11, 1998. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

     Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DLB and CHK. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses may actually be sold.

     Discounted Cash Flow Analysis of the Operations. Using a discounted cash flow analysis, Lehman Brothers calculated the present value of the after-tax future cash flows that the proved reserves of the Operations could be expected to generate after January 1, 1998 based upon (a) the DLB Reserve Reports and (b) oil and gas price forecasts under two distinct pricing scenarios, a low price case and a high price case. Lehman Brothers estimated ranges of values for the probable reserves and undeveloped acreage of DLB, which were added to the values determined based on a discounted cash flow analysis of the proved reserves.

     Production forecasts, associated production costs, operating expenses and maintenance capital expenditures necessary to lift and produce the proved reserves were taken from engineering reports prepared by DLB's Petroleum Engineers which contained estimates developed with DLB's management. The after-tax cash flows were discounted at rates ranging from 9% to 12.5%.

     By discounting all of the after-tax cash flows generated by the Operations' proved reserves as of January 1, 1998 and adding estimated values for probable reserves and undeveloped acreage, Lehman Brothers arrived at a value range for the Operations of $100 million to $120 million in the low price case and $110 million to $135 million in the high price case.

     Analysis of Selected Comparable Acquisition Transactions for the Operations. Lehman Brothers reviewed publicly available information regarding the following acquisitions that involved oil and gas properties similar to those of the Operations and consideration in excess of $100 million that were announced between May 1994 and February 1998 (sellers listed second): Gothic Energy Corporation/Amoco Production Company, Coho Energy Inc./Amoco Production Company, Belco Oil and Gas Corp./Coda Energy Company, Magnum Hunter Resources, Inc./Burlington Resources, Inc., KCS Energy, Inc./InterCoast Energy Company, HS Resources, Inc./Tide West Oil Company, National Energy Group, Inc./Alexander Energy Corporation, Amoco Corp./Sante Fe Minerals, Inc. and MCN Energy Group, Inc./(seller undisclosed).

     Lehman Brothers calculated multiples based on the consideration attributable to oil and gas reserves for each of the transactions of, among other things, such acquired properties' respective proved reserves. In particular, Lehman Brothers calculated the consideration in such comparable transactions expressed in terms of dollars per BOE of proved reserves. Lehman Brothers derived an aggregate $5.50 to $7.00 per BOE reserve multiple for the comparable acquisitions. Applying such multiples to the Operations' 20.3 MMBOE proved reserves at January 1, 1998, the imputed value for the Operations ranged from $110 million to $140 million.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Operations and the acquired properties analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect acquisition values of the Operations and such acquired properties.

     Analysis of Selected Publicly Traded Comparable Companies for the Operations. Lehman Brothers calculated the market capitalization and market value for each of the following publicly traded companies: HS Resources, Inc., Lomak Petroleum, Inc., Patina Oil & Gas Corporation, and Wiser Oil Company (collectively, the "Operations Comparable Companies"). For this purpose, Lehman Brothers defined "market capitalization" as market value of the relevant company's common equity plus total debt less cash and cash equivalents. Lehman Brothers then calculated the market capitalization of each of the Operations Comparable Companies as a multiple of each such company's December 31, 1996 proved reserves and the latest twelve months earnings (as of September 30, 1997) before interest, taxes, depreciation, depletion, exploration expense and amortization ("EBITDE"). The multiples yielded by such calculations for the Operations Comparable Companies were (i) with respect to proved reserves, between $4.11 per BOE and $6.29 per BOE, and (ii) with respect to the latest twelve months EBITDE, between 4.2x and 9.7x. Lehman Brothers also calculated the equity market value of each of the Operations Comparable Companies as a multiple of the latest twelve months cash flow (as of September 30, 1997) from operations. The multiples yielded by such calculations for the Operations Comparable Companies were between 2.0x and 4.3x. Applying these multiples to the Operations yielded a value range of $115 million to $140 million.

     Because of the inherent differences between the businesses, operations and the prospects of the Operations and the businesses, operations and prospects of the Operations Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Operations and the Operations Comparable Companies that would affect the public trading values of the Operations and the Operations Comparable Companies.

     Discounted Cash Flow Analysis of CHK. Using a discounted cash flow analysis, Lehman Brothers calculated the present value of the after-tax future cash flows that the proved reserves of CHK, including on a pro forma basis, Anson Production Corporation, EnerVest Management Company, L.C. and Ranger Oil Company, could be expected to generate after January 1, 1998 based upon (a) the CHK Reserve Reports and (b) oil and gas price forecasts under the same two pricing scenarios that were applied to the reserves of the Operations. Lehman Brothers estimated ranges of values for the probable reserves, undeveloped acreage and recent new discoveries of CHK, which were added to the values determined based on a discounted cash flow analysis of the proved reserves.

     Production forecasts, associated production costs, operating expenses and maintenance capital expenditures necessary to lift and produce the proved reserves were taken from engineering reports prepared by CHK's Petroleum Engineers which contained estimates developed with CHK's management. The after-tax cash flows were discounted at rates ranging from 9% to 12.5%.

     By discounting all of the after-tax cash flows generated by CHK's pro forma proved reserves as of January 1, 1998 and adding estimated values for probable reserves, undeveloped acreage and new discoveries, Lehman Brothers arrived at a value range per share for the CHK Common Stock of $3.72 to $5.59 for the low price case and $4.46 to $6.32 for the high price case. In each of the analyses performed with respect to CHK, per share amounts were calculated assuming 74.88 million shares of CHK Common Stock outstanding on a pro forma basis.

     Analysis of Selected Comparable Acquisition Transactions for CHK. Lehman Brothers reviewed publicly available information regarding the following acquisitions that involved oil and gas properties similar to those of CHK or oil and gas companies similar to CHK and consideration in excess of $100 million that were announced between February 1996 and February 1998 (sellers listed second):
Gothic Energy Corporation/ Amoco Production Company, Coho Energy Inc./Amoco Production Company, Belco Oil and Gas Corp./ Coda Energy Company, KCS Energy, Inc./InterCoast Energy Company, Forest Oil Corporation/LLOG Exploration Company, Sonat, Inc./Zilkha Energy Company , Denbury Resources, Inc./Chevron Corporation, Kelley Oil and Gas Corporation/SCANA Petroleum Resources, Inc. and HS Resources, Inc./Tide West Oil Company.


     Lehman Brothers calculated multiples based on the consideration attributable to oil and gas reserves for each of such transactions of, among other things, such acquired properties' or companies' respective proved reserves. In particular, Lehman Brothers calculated the consideration in such comparable transactions expressed in terms of dollars per BOE of proved reserves. Lehman Brothers derived an aggregate $8.00 to $9.50 per BOE reserve multiple for the comparable acquisitions. Applying such multiples to CHK's pro forma 91.1 MMBOE proved reserves, the imputed value for CHK Common Stock ranged from $4.72 per share to $7.19 per share.


     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of CHK and the acquired properties or companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect acquisition values of CHK and such acquired properties or companies.

     Analysis of Selected Publicly Traded Comparable Companies for CHK. Lehman Brothers calculated the market capitalization and market value for each of the following publicly traded companies: Belco Oil & Gas Corp., Devon Energy Corporation, Stone Energy Corporation and Swift Energy Company (collectively, the "CHK Comparable Companies"). For this purpose, Lehman Brothers defined "market capitalization" as marked value of the relevant company's common equity plus total debt less cash and cash equivalents. Lehman Brothers then calculated the market capitalization of each of the CHK Comparable Companies as a multiple of each such company's December 31, 1996 Pre-tax SEC Value, December 31, 1996 proved reserves and the latest twelve months (as of September 30, 1997) EBITDE. The multiples yielded by such calculations for the CHK Comparable Companies were
(i) with respect to 1996 Pre-tax SEC Value, between 0.66x and 1.07x, (ii) with respect to proved reserves, between $6.65 per BOE and $10.46 per BOE, and (iii) with respect to the latest twelve months EBITDE, between 5.7x and 14.9x. Applying these multiples to the pro forma CHK values yielded a value range per share for the CHK Common Stock of $6.00 to $7.66.

     Because of the inherent differences between the businesses, operations and the prospects of CHK and the businesses, operations and prospects of the CHK Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of CHK and the CHK Comparable Companies that would affect the public trading values of CHK and the CHK Comparable Companies.

     Lehman Brothers is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and for other purposes. DLB selected Lehman Brothers to act as its financial advisor in connection with its review of strategic alternatives because of Lehman Brothers' reputation and substantial experience in transactions similar to the Merger.


     In compensation for Lehman Brothers' services as financial advisor to DLB, DLB has agreed to pay Lehman Brothers a fee, which is contingent upon the consummation of the Merger, of approximately $1.6 million. DLB has also agreed to indemnify Lehman Brothers for certain liabilities that may arise out of Lehman Brothers' engagement as financial advisor to DLB, including certain liabilities under the federal securities laws.

     Lehman Brothers also has performed in the past and continues to perform various investment banking services for DLB and has, in the past, performed various investment banking services for CHK and has received customary fees for such services. An affiliate of Lehman Brothers provides debt financing to DLB which will be assumed by Merger Sub and repaid upon consummation of the Merger. In the ordinary course of business, Lehman Brothers actively trades in the debt and equity securities of DLB and CHK for its own account and for the accounts of its customers and, accordingly, Lehman Brothers may at any time hold a long or short position in such securities.

RESALES OF CHK COMMON STOCK RECEIVED IN THE MERGER


     Shares of CHK Common Stock issued in connection with the Merger will be freely tradeable except for shares issued to affiliates of DLB, which will be subject to the provisions of Rule 145 under the Securities Act. Subject to the terms of the Registration Rights Agreement between CHK and Charles E. Davidson, Mr. Davidson may, at any time during the period that commences 60 days prior to the Effective Time and continues until 5:00 p.m. on the day immediately preceding the Effective Time, demand registration of not less than 200,000 shares of CHK Common Stock received pursuant to the terms of the Merger. In addition, if CHK at any time after the Effective Time proposes to register any of its equity securities under the Securities Act (other than by registration on Form S-4 or Form S-8) on a form and in a manner that would permit registration of Mr. Davidson's shares, Mr. Davidson will have the right to request that CHK register any of his shares which he requests be registered (the "Piggyback Registration Right"). Such Piggyback Registration Right is subject to certain limitations including, but not limited to, priority for the shares to be sold by CHK in such registration and a pro rata allocation among Mr. Davidson and other shareholders, if any, entitled to Piggyback Registration Rights. Mr. Davidson has given notice to CHK demanding the registration of all of the shares of CHK Common Stock he is to receive in the Merger. For more information, see "Merger Agreement -- Registration Rights Agreement."


DELISTING AND DEREGISTRATION OF DLB COMMON STOCK

     Following the consummation of the Merger, the DLB Common Stock will be delisted from the NASDAQ NMS and deregistered under the Exchange Act.

                                BUSINESS OF CHK

     CHK is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and natural gas in major onshore producing areas of the United States and Canada.

     Despite its overall favorable record of growth, in the fiscal year ended June 30, 1997, CHK incurred a net loss of $183 million primarily as a result of a $236 million impairment of its oil and gas properties. The impairment was the result of its capitalized costs of oil and gas properties exceeding the estimated present value of future net revenue from CHK's proved reserves at June 30, 1997.

     In response to the fiscal 1997 loss, CHK has revised its fiscal 1998 business strategy. These revisions include slowing its exploration pace in the Louisiana Trend and concentrating its Louisiana Trend drilling activities in Masters Creek; utilizing more extensively 3-D seismic technology prior to conducting drilling operations; reducing the acquisition of additional unproven leasehold; and selectively acquiring proved reserves as a complement to its traditional strategy of developing reserves through the drillbit.

     CHK's principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and its telephone number at that location is
(405) 848-8000.

     For additional information concerning CHK and its subsidiaries, see "Available Information."

                                BUSINESS OF DLB

GENERAL

     DLB is an independent energy company engaged primarily in the exploration, development, production and acquisition of oil and gas properties in the Mid-Continent region and the coastal and shallow onshore regions of south Louisiana. Since commencing operations in 1991, DLB has experienced rapid growth as a result of its strategic acquisitions and exploration and development drilling programs. As of January 1, 1997, DLB had estimated proved reserves of
20.1 MMBOE, which consisted of 6.7 MMBbls of oil and 80.4 Bcf of gas, with a present value of future net reserves of $204.8 million and a reserve life of 9.7 years. On a BOE basis, 33% of DLB's estimated proved reserves as of January 1, 1997 were oil and 67% were natural gas, and 72% of DLB's proved reserves were classified as proved developed. In addition, through its wholly owned subsidiary Gathering Energy Marketing Company, LLC ("GEMCO"), DLB is engaged in the gathering, processing, transportation and marketing of hydrocarbons.

BACKGROUND

     DLB was formed by Mike Liddell and Mark Liddell and commenced operations in 1991. Prior to forming DLB, Mike Liddell and Mark Liddell were the controlling shareholders and principal officers of DLB Energy Corporation ("DLB Energy"). From 1980 through 1990, DLB Energy drilled over 240 wells for itself, Davidson Oil & Gas, Inc. ("Davidson") (DLB Energy's largest and most active participant) and third party, non-industry participants. These wells were primarily developmental wells located in the Mid-Continent region. DLB Energy generated prospect locations and operated a majority of the completed wells.

     In December 1990, DLB Energy, Davidson and certain other third party participants sold their oil and gas properties to Louis Dreyfus Natural Gas Corp. for approximately $35 million, and DLB Energy discontinued substantially all of its operations. Shortly after that sale, DLB commenced operations and entered into a joint venture with Davidson to conduct exploratory activities in the Mid-Continent region. Since then, DLB has been one of the most active independent operators in the Mid-Continent region. Making extensive use of technological advances in geological and geophysical applications and utilizing a regional perspective in managing prospects and related petroleum assets, DLB's approach has led to 23 new field discoveries in the Mid-Continent region. DLB's activities have also involved the gathering, processing, transportation and marketing of hydrocarbons, the acquisition of mineral interests and secondary oil recovery.

     On July 20, 1995, in connection with its initial public offering, DLB effected the Davidson Merger pursuant to which Davidson was merged with and into DLB. Charles E. Davidson, the sole shareholder of Davidson, received an aggregate of 7,400,000 shares of DLB Common Stock in exchange for his common stock in Davidson. Mike Liddell and Mark Liddell, the sole shareholders of DLB prior to the Davidson Merger, each received 1,300,000 shares of DLB Common Stock in exchange for 250 shares of common stock held by each of them prior to the Davidson Merger. Unless the context otherwise requires, the consolidated historical financial and other business information presented in this Information Statement/Prospectus give effect to the Davidson Merger as if such event occurred as of January 1, 1992.

     DLB's principal executive offices are located at 1601 Northwest Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401, and its telephone number at that location is (405) 848-8808.

RECENT EVENTS

     Sale of Bonray to Bayard. In October 1997, DLB acquired 2,955,000 shares of common stock of Bayard as consideration for the merger of Bonray, a wholly owned subsidiary of DLB, with a subsidiary of Bayard. Bayard is a leading provider of contract drilling services to major and independent oil and gas companies and operates the fifth largest land drilling fleet in the United States. As of August 15, 1997, the Bayard fleet consisted of 54 rigs primarily focused on deep drilling applications (well depths of 15,000 feet or greater). DLB had acquired Bonray in February 1997, in a negotiated $12.7 million transaction involving a cash tender offer and subsequent merger of Bonray with a wholly owned subsidiary of DLB.

     West Cote Blanche Bay Acquisition. On March 11, 1997, DLB purchased from Texaco an undivided 50% interest in approximately 4,600 producing acres in the West Cote Blanche Bay field, which includes 53 producing and 343 shut-in wells as well as certain related equipment and facilities and 3-D and 2-D seismic, geophysical, geological and other technical data. The interest in the West Cote Blanche Bay field purchased by DLB from Texaco contained estimated proved reserves of 12.2 MMBOE as of January 1, 1997, all of which are oil and 71% of which are classified as proved developed.

     As discussed below, DLB contributed its 50% interest in the West Cote Blanche Bay field and certain related assets to WRT as part of the joint reorganization plan proposed for WRT by DLB, Wexford Capital LLC, on behalf of certain affiliated funds (collectively, "Wexford"), and WRT.

     WRT. During 1996, DLB and Wexford acquired $34.3 million principal amount of WRT debt securities and $2.2 million of secured claims. DLB's share of the debt securities and liens was $21.5 million for which it paid $7.9 million. Subsequently, DLB and Wexford, together with WRT, proposed a joint plan of reorganization for WRT. WRT is an independent energy company that owns and operates mature oil and gas properties primarily in the Louisiana Gulf area. WRT has reported estimated proved reserves as of December 31, 1996 of 16.4 MMBOE as determined by an independent engineering firm.

     On February 14, 1996, WRT commenced a voluntary reorganization case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousa Division (the "Bankruptcy Court"), Case No. 96BK-50212. After formal efforts were taken by WRT and its financial advisor to seek a restructuring partner, on or about October 1996, WRT's Board of Directors selected the joint restructuring proposal of DLB and Wexford. In connection therewith, WRT, DLB and Wexford filed with the Bankruptcy Court the Second Amended Joint Plan Of Reorganization Under Chapter 11 of The United States Bankruptcy Code, dated March 11, 1997 (the "WRT Plan"). On April 28, 1997, the Bankruptcy Court approved the WRT Plan, which became effective on July 11, 1997. As a result of the consummation of the WRT Plan, DLB acquired approximately 10.35 million shares of common stock of WRT, in part for the contribution of DLB's 50% interest in the West Cote Blanche Bay field and certain related assets.


     Barbados Transaction. On November 27, 1996, DLB purchased a 20.8% equity interest in Waggoner and a promissory note of Waggoner in the principal amount of $2.4 million payable to DLB for approximately $3.2 million. Waggoner has entered into a series of agreements with the Barbados National Oil Company, Ltd. and one of its subsidiaries (together, "BNOC") relating to the exploration, development and production of the onshore oil and gas reserves of Barbados by applying advanced technological methods. Pursuant to the terms of these agreements, Waggoner will be entitled to 60% of the profits, if any, from the joint venture, after the recovery of costs and subject to a production bonus paid to BNOC and an overriding royalty of 3% of certain revenues from sales. On March 24, 1998, DLB entered into the Waggoner Agreement providing for the sale to Waggoner of DLB's interest in Waggoner and the promissory note for an aggregate purchase price of approximately $2.5 million.


PRINCIPAL PRODUCING AREAS


     The following table presents information regarding DLB's estimated proved reserves in its principal producing areas as of January 1, 1997 and the present value of future net revenues attributable thereto.


                                                    NET PROVED RESERVES
                                         -----------------------------------------   PRESENT VALUE OF
                                           OIL      GAS     TOTAL    PERCENTAGE OF      FUTURE NET
            PRODUCING AREA               (MBBLS)   (MMCF)   (MBOE)       TOTAL         REVENUES(1)
            --------------               -------   ------   ------   -------------   ----------------
                                                                                      (IN THOUSANDS)
Anadarko Basin and Shelf...............   2,691    55,771   11,986         60%           $134,014
Golden Trend and Southern Oklahoma.....   3,379    20,458    6,789         34%             57,764
All Other..............................     600     4,128    1,288          6%             12,985
                                          -----    ------   ------       ----            --------
          Total........................   6,670    80,357   20,063        100%           $204,763
                                          =====    ======   ======       ====            ========

---------------

(1) Present value of future net revenues is before income taxes and discounted at 10% per annum.

     MID-CONTINENT REGION. Mid-Continent producing properties are primarily located in two geological areas: (i) the Anadarko Basin and Shelf and (ii) the Golden Trend and Southern Oklahoma.

     Anadarko Basin and Shelf. The Anadarko Basin is a major Mid-Continent oil and natural gas producing area in western Oklahoma and the Texas Panhandle. The greatest concentration of oil fields occurs on the eastern flank of the basin, with natural gas fields dominating the shelf to the west, the Texas Panhandle area and the deep basin located in southwestern Oklahoma. Oil and natural gas are produced in this area from depths of only a few hundred feet to over 20,000 feet. DLB's wells in this area produce from depths between 6,000 and 16,000 feet. Since 1991, DLB has drilled 101 gross (40.08 net) exploratory wells and 89 gross (35.75 net) development wells in the Anadarko Basin and Shelf area and, as of September 30, 1997, held interests in 175,983 gross (92,084 net) leasehold acres. As of the same date, DLB held interests in 463 gross (144.91 net) wells in this area, 152 gross (86.69 net) of which it operated.

     Golden Trend and Southern Oklahoma. The Golden Trend and Southern Oklahoma area is a highly faulted, geologically complex province that extends across 11 counties in south-central Oklahoma. Production in this area is mainly from the Pennsylvanian Hoxbar, Deese, Simpson and Springer sands and the Hunton and Viola carbonates. DLB's wells in this region produce from depths ranging from 5,000 to 17,000 feet. Since 1991, DLB has drilled 15 gross (4.96 net) exploratory wells and 14 gross (6.29 net) development wells in the Golden Trend and Southern Oklahoma area and, as of September 30, 1997, held interests in 70,622 gross (40,757 net) leasehold acres. As of the same date, DLB held interests in 878 gross (144.2 net) wells in this area, 100 gross (73.92 net) of which it operated.

     DLB has over 42,000 miles of 2-D, and over 325 square miles of 3-D, seismic data over significant portions of the Anadarko Basin and Shelf and Golden Trend areas. The application of technology to these areas has resulted in DLB experiencing success rates of 53% and 89% on exploratory and development drilling, respectively, through September 30, 1997. These areas are serviced by interstate pipelines and numerous intrastate pipelines and gathering facilities providing DLB with multiple marketing options.

OIL AND GAS MARKETING

     General. Revenues from DLB's oil and gas operations are highly dependent on the prices of, and the demand for, oil and gas. Oil and gas pricing depends on numerous factors beyond DLB's control, including seasonal demand, political conditions in the predominant oil producing countries, the actions of the Organization of Petroleum Exporting Countries, the health of the domestic economy and Federal and state laws and regulations. Decreases in the price of oil and gas will adversely affect the carrying value of DLB's proved properties and its revenues, profitability and cash flow from operations.

     Oil Sales. In 1996, 1995 and 1994, oil sales accounted for 51%, 69% and 66%, respectively, of DLB's oil and gas sales revenues. DLB sells its oil production under short-term purchase contracts. Before 1994, these contracts were based on field posted prices established by the purchasers within the market area. The sales price was typically the field posted price, plus an agreed premium, which price was adjusted for quality and gravity of the oil sold. In February 1994, DLB began selling oil under contracts based on New York Mercantile Exchange ("NYMEX") oil futures contract pricing rather than field posted pricing. Under NYMEX pricing, the sales price is typically the calendar month average NYMEX prompt month settle price, subject to an agreed discount and adjusted for the quality and gravity of the oil sold. The NYMEX prompt month settle price is the closing price during the trading month of production. DLB has pursued NYMEX pricing because it believes the NYMEX market is more efficient than the field posted market and offers DLB a better net price for its product.

     During 1995, DLB began to market a portion of its oil through its wholly owned subsidiary, GEMCO. In 1996 and 1995, oil sales to Conoco, Inc. ("Conoco") accounted for approximately 35% and 46% of DLB's oil sales revenues. During the same period, oil sales to Koch Oil Company ("Koch") accounted for approximately 20% and 21% of DLB's oil sales revenues. Both the Conoco contract and the Koch contract are based on NYMEX pricing. No other single purchaser accounted for more than 10% of DLB's oil sales revenues during such years. Since the oil purchase markets within DLB's principal areas of production are highly competitive, DLB believes it can replace any of its purchase contracts with other contracts on substantially similar terms and without a significant disruption in oil sales revenues.

     Gas Sales. In 1996, 1995 and 1994, gas sales accounted for 49%, 31% and 34%, respectively, of DLB's oil and gas sales revenues. DLB's gas is sold under short-term contracts based on spot market pricing. During 1996 and 1995, Oneok Gas Marketing accounted for approximately 38% and 28%, respectively, of DLB's gas sales. No other purchaser accounted for more than 10% of DLB's gas sales revenues during such years. During 1996, DLB began to market a portion of its gas through GEMCO, with pricing based upon the appropriate posted index price.

     DLB may hedge its oil and gas sales through futures contracts from time to time as it deems appropriate. Its futures contracts positions will be primarily on a short-term basis. DLB does not intend to contract for positions that it cannot offset against actual production.

COMPETITION

     The exploration and production business is highly competitive. In seeking to obtain desirable new leases and exploration prospects, DLB faces competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those available to DLB and may, accordingly, be better positioned to take advantage of industry opportunities and better able to withstand the effect of changes in factors such as worldwide oil and gas prices and levels of production, the availability of alternative energy sources and the application of government regulations.

     Increases in worldwide energy production capability, decreases in energy consumption as a result of conservation efforts and the continued development of alternate energy sources have brought about substantial surpluses in oil and gas supplies in recent years, resulting in substantial competition for the marketing of oil and gas. As a result, there have been reductions in oil and gas prices and delays in producing and marketing gas after it is discovered. Changes in government regulations relating to the production, transportation and marketing of gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipeline companies of long-term contracts for the purchase of gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees and an increasing tendency to rely on short-term sales contracts priced at spot market prices.

REGULATION

     General. The oil and gas industry, and thus DLB's operations, are extensively regulated by Federal, state and local authorities. Legislation affecting the oil and gas industry is under continuous review and statutes are constantly being adopted, expanded or amended. Numerous departments and agencies, both Federal and state, have issued rules and regulations binding on the oil and gas industry, some of which contain substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases DLB's cost of doing business and consequently affects its profitability. Because the laws, rules and regulations in this area are continuously changing, DLB is unable to predict the future cost and impact of complying with them. DLB does not believe, however, that it will be affected in a manner significantly different than its competitors.

     Exploration and Production. Regulation of DLB's exploration, production and related activities includes: requiring permits for the drilling of wells; maintaining bonding and insurance requirements to drill or operate wells; and requiring periodic reports about activities and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. DLB's operations are also subject to various conservation laws, regulations and requirements. These include the regulation of the size and shape of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states, such as Oklahoma, allow the forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose requirements regarding the ratability of production.

State statutes and regulations subject companies to various judicial and administrative hearings to resolve issues between producers, landowners, adjacent leaseholders, mineral interest owners and non-operating working interest owners.

     Environmental Matters. DLB's operations and properties are subject to extensive and changing Federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration and production activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from DLB's operations. The permits required for various of DLB's operations are subject to revocation, modification and renewal by issuing authorities. DLB believes that its operations currently are in substantial compliance with applicable environmental regulations.

     Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. DLB has adopted programs that it believes are appropriate and does not expect environmental compliance matters to have a material adverse effect on its financial position. It is also not anticipated that DLB will be required in the near future to expend amounts that are material to the financial condition or operations of DLB by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, and may impose increasingly stricter requirements, DLB is unable to predict the ultimate cost of complying with such laws and regulations.

     In addition, it is not uncommon for landowners and other third parties to make demands and to file lawsuits claiming personal injuries and property damages allegedly caused by spills or other releases of solid wastes or hazardous substances into the environment in oil and gas operations.

     The following are examples of environmental, safety and health laws that potentially relate to DLB's operations:

     Solid Waste. DLB's operations may generate and result in the transportation, treatment and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state and local requirements. The Environmental Protection Agency ("EPA") is currently considering the adoption of stricter disposal standards for nonhazardous waste. Further, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas wastes, including wastes generated during pipeline, drilling and production operations, as "hazardous wastes" under RCRA, which reclassification would make such solid wastes subject to much more stringent handling, transportation, storage, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on DLB's operating costs, as well as the oil and gas industry in general. State initiatives to further regulate oil and gas wastes could have a similar impact.

     Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of, the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the classes of responsible persons the costs they incur. Although "petroleum" is currently excluded from CERCLA's definition of a "hazardous substance," in the course of its ordinary operations DLB may generate other materials which may fall within the definition of a "hazardous substance." DLB may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed and for natural resource damages. DLB has not received any notification that it may be potentially responsible for cleanup costs and liabilities under CERCLA or any comparable state law but it is possible that it could be named in the future.

     Air. DLB's operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from DLB's operations. The EPA has been developing regulations to implement these requirements. DLB may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, DLB does not believe its operations will be materially adversely affected by any such requirements.

     Water. The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of polluted waters and other oil and gas wastes into navigable waters. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. Although future costs of compliance with water pollution requirements under federal or state law may be significant, the entire industry will experience similar costs and DLB believes that these costs will not have a material adverse impact on DLB's financial conditions and operations.

     Gas Sales and Transportation. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale for resale of gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and gas could be sold. Deregulation of wellhead sales in the gas industry began with the enactment of the NGPA in 1978. Commencing in 1985, the FERC promulgated a series of orders (among others are Order Nos. 380, 436, 500, 528, 547 and, ultimately, 636) and regulations adopting changes that significantly affect the transportation and marketing of gas. These changes were intended to foster competition in interstate gas sales resulting in market-driven pricing and open and accessible transportation. Similar efforts have been made with respect to intrastate gas sales. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all NGA and NGPA price and nonprice controls affecting wellhead sales of gas effective January 1, 1993. Although sales by producers of gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

     Virtually all aspects of Order Nos. 636, 636-A and 636-B were opposed by various segments of the oil and gas industry and a number of parties sought judicial appeals of those orders. Furthermore, after the FERC issued orders approving the individual pipeline restructuring plans authorized pursuant to Order No. 636, various parties sought court review of certain of those individual pipeline restructuring orders. The United States Court of Appeals for the District of Columbia Circuit issued a decision in United Distribution Companies v. FERC, 88 F.3d 1105 (D.C. Cir. 1996) which upheld Order No. 636 generally, as well as most of the specific provisions of Order No. 636. A limited number of issues, however, were remanded to the FERC for further consideration, although the court permitted the orders to stand as formulated, pending Commission action on the issues remanded to it. Petitions for certiorari have been filed with the Supreme Court, 65 U.S.L.W. 3531-32 (U.S. Jan. 27, 1997) (No. 96-1186, et al.). On February 27, 1997, the FERC issued Order No. 636-C to address the issues remanded to it by the D.C. Circuit. The FERC reaffirmed certain of its previous rulings on those issues and reversed others. Order No. 636-C is subject to further review by the FERC should parties file for rehearing of that order. Order No. 636-C is also subject to review by the courts, which could reverse Order No. 636-C, or an order on rehearing, in whole or in part and remand the matter to the FERC. Additionally, the individual pipeline restructuring plans authorized by Order No. 636 that were appealed to various courts are still pending before those courts. Moreover, any or all of the decision of the Court of Appeals in United Distribution Companies could be reversed if the Supreme Court grants certiorari to review Order Nos. 636, 636-A and 636-B. It is impossible for DLB to predict the ultimate outcome regarding FERC review of Order No. 636-C or the various petitions for judicial review. In addition, DLB cannot predict whether changed circumstances might cause the FERC to reverse or revise the current unbundled regulatory regime contemplated by Order No. 636 et al. All of the above matters have resulted in a degree of uncertainty with respect to interstate gas sales and transportation. DLB does not believe, however, that it will ultimately be affected any differently than its competitors.

     Additional proposals and proceedings that might affect the gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. DLB cannot predict when or if any such proposals might become effective, or their effect, if any, on DLB's operations. The gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

     State Regulation of Gas Production. Certain producing states, including Oklahoma, have adopted or considered adopting measures that alter the methods used to prorate gas production from wells located in these states, including those in their territorial waters. These measures may limit the rate at which gas may be produced from the wells in which DLB might acquire an interest. Congress recently considered, but rejected, legislation that would have limited the states' rights to prorate production. DLB cannot predict whether such legislation will be reintroduced or what effect the new state rules may have on gas production in producing states. At the present time there are no allowables which would limit the production of oil or gas leases in which DLB presently owns an interest.

     Sales and Transportation of Petroleum. Sales of oil, condensate and natural gas liquids by DLB are not regulated and are made at market prices. The price DLB receives from the sale of these products is affected by the cost of transporting the products to market.

     Gathering. Under the NGA, facilities used for and operations involving the production and gathering of gas are exempt from FERC jurisdiction, while facilities used for and operations involving interstate transmission are not. However, the FERC's determination of what constitutes exempt gathering facilities as opposed to interstate transmission facilities has evolved over time. With respect to facilities owned by non-interstate pipeline companies, such as DLB's gathering facilities, the FERC has historically distinguished between these types of activities on a very fact-specific basis that makes it difficult to predict with certainty the status of DLB's gathering facilities. In 1994, the FERC issued a series of orders that modified the test it uses to determine whether facilities are classified as gathering or transmission. The change in that test that could be applicable to DLB's facilities involves a redefinition by the FERC of its "behind the plant" factor. Specifically, the FERC held that gathering facilities downstream of a processing plant would be considered exempt from FERC jurisdiction only if those facilities are an incidental extension of the plant operation or an extension of a gathering system located behind (or "upstream" of) such a plant. This holding was based, in part, upon the FERC's observation that, in recent years, its "behind the plant" factor had eroded into a "behind the interstate pipeline" factor and the FERC wanted to turn to an approach which gave greater emphasis to its traditional "behind the plant" factor. Although the FERC has not issued, or been requested to issue, any order or opinion declaring DLB's facilities as gathering rather than transmission facilities, DLB believes that these systems meet the currently applied tests that the FERC uses to establish a pipeline's status as a gatherer. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although some states provide for the rate regulation of pipelines engaged in the intrastate transportation of gas, such regulation has not generally been applied against gatherers of gas. Oklahoma has recently enacted legislation, however, that prohibits the imposition of unjustly or unlawfully discriminatory gathering rates. Gas gathering may receive greater regulatory scrutiny as a result of the pipeline restructuring implemented under Order No.
636. DLB's gathering operations could be adversely affected should they be subject in the future to the application of state or Federal regulation of rates and services.

     Safety and Health Regulations. DLB is also subject to laws and regulations concerning occupational safety and health. It is not anticipated that DLB will be required in the near future to expend amounts that are material in the aggregate to DLB's overall operations by reason of occupational safety and health laws and regulations, but inasmuch as such laws and regulations are frequently changed, DLB is unable to predict the ultimate cost of compliance.

OPERATIONAL RISKS AND INSURANCE

     The oil and gas industry involves a variety of operating risks, including the risk of fire, explosions, blowouts, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic fluids and gases. The occurrence of any of these events could result in substantial losses to DLB from loss of life or destruction of property, loss of production or equipment, or liability for pollution or other environmental damage. To protect against these risks, DLB insures against some, but not all, potential hazards. Its insurance coverages include physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers compensation, and loss of production income insurance. Although DLB believes its insurance is adequate and customary for similarly situated companies, due to deductibles, policy limits, excluded hazards and other insurance limitations, such insurance does not fully cover all risks that DLB might incur. As a result, DLB could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of properties. Moreover, no assurance can be given that DLB will be able to maintain adequate insurance in the future at rates it considers reasonable.

EMPLOYEES


     As of March 24, 1998, DLB employed 60 people on a full-time basis, including contract personnel. Seven employees are located in GEMCO's Houston, Texas office and all others are located in DLB's principal offices in Oklahoma City.


HEADQUARTERS AND OTHER FACILITIES

     DLB leases its Oklahoma City, Oklahoma headquarters under a lease covering approximately 20,100 square feet that expires in 2003. The monthly rent is approximately $20,600. DLB also leases office space in Houston, Texas.

OIL AND GAS PROPERTIES

     Estimates of DLB's net proved developed and undeveloped oil and gas reserves as of December 31, 1996, and the present value (discounted at 10%) of estimated future net revenues before income tax from those reserves are set forth in the following table. This information is derived from the engineering reports of DeGolyer and MacNaughton ("D&M") and H.J. Gruy and Associates, Inc. ("Gruy").

                                              AS OF DECEMBER 31, 1996
                                                NET PROVED RESERVES
                                             -------------------------   PRESENT VALUE
                                               OIL      GAS     TOTAL      OF FUTURE
              PRODUCING AREA                 (MBBLS)   (MMCF)   (MBOE)    NET REVENUES
              --------------                 -------   ------   ------   --------------
                                                                         (IN THOUSANDS)
Proved Developed...........................   5,234    54,797   14,367      $154,978
Proved Undeveloped.........................   1,436    25,560    5,696        49,785
                                              -----    ------   ------      --------
          Total............................   6,670    80,357   20,063      $204,763
                                              =====    ======   ======      ========

     Estimated future net revenues represent estimated future gross revenues from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of January 1, 1997. These prices were held constant throughout the life of the properties except where different prices were fixed and determinable from applicable contracts. These price assumptions result in weighted average prices of $25.14 per barrel for oil and $3.70 per Mcf for gas over the life of the properties that DLB owned at December 31, 1996. The amounts shown do not reflect non-property related costs, such as general and administrative expenses, debt service, and future income tax expense or depreciation, depletion and amortization. The present value of estimated future net revenues is calculated by discounting estimated future net revenues by 10% annually. Prices used in calculating the estimated future net revenues attributable to proved reserves do not necessarily reflect market prices for oil and gas production subsequent to January 1, 1997. There can be no assurance that all of the proved reserves will be produced and sold within the periods assumed, that the assumed prices will actually be realized for such production, or that existing contracts will be honored. For supplemental information about the oil and gas activities of DLB, see Note 16 to DLB's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement/ Prospectus.


     There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the control of the producer, and such estimates are affected by oil and gas prices which have fluctuated widely in recent years. There can be no assurance that these reserves will be realized as expected. The reserve data set forth in this Information Statement/Prospectus represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by different reserve engineers often vary. In addition, estimates of reserves are subject to revisions based on actual production, results of future exploration and development activities, prevailing oil and gas prices, operating costs and other factors. These revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent on the accuracy of the assumptions on which they are based.


     DLB has not filed reports containing estimates of its total proved net oil and gas reserves with any Federal agency.

ACREAGE

     DLB's developed and undeveloped oil and gas acreage as of September 30, 1997 is set forth in the following table.

                                            DEVELOPED         UNDEVELOPED            TOTAL
                                         ----------------   ----------------   -----------------
                                          GROSS     NET      GROSS     NET      GROSS      NET
                                         -------   ------   -------   ------   -------   -------
Oklahoma...............................  167,457   90,130   138,017   69,284   305,474   159,474
Texas..................................    5,220    1,719    24,210    3,175    29,430     4,894
Kansas.................................    1,080    1,013     1,235    1,054     2,315     2,067
Louisiana..............................    1,650      146        --       --     1,650       146
Barbados(1)............................       --       --    92,160   24,883    92,160    24,883
                                         -------   ------   -------   ------   -------   -------
                                         175,407   93,008   255,622   98,396   431,029   191,464
                                         =======   ======   =======   ======   =======   =======

---------------

(1) Owned through DLB's interest in Waggoner.

     DLB's oil and gas leases are for varying primary terms and may require the payment of delay rentals to continue the primary term. The leases may be surrendered by the operator at any time by notice to the lessors, by the cessation of production or by failure to make timely payments of delay rentals.

     As of September 30, 1997, DLB held royalty, overriding royalty and other mineral interests in 11,943 net acres in addition to the developed and undeveloped acreage indicated above.

PRODUCTION, PRICES AND PRODUCTION COSTS

     Information concerning DLB's oil and gas production, average sales prices and average lease operating expense is set forth below for the periods indicated. Information relating to gas includes natural gas liquids.

                                                        NINE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                      ---------------   ------------------------
                                                       1997     1996     1996     1995     1994
                                                      ------   ------   ------   ------   ------
Production:
  Oil (MBbls........................................     780      479      664      708      663
  Gas (MMcf)........................................   6,875    3,606    5,603    3,022    3,187
  Total (MBOE)......................................   1,926    1,080    1,598    1,212    1,194
Average Sales Prices:
  Oil ($/Barrel)....................................  $20.41   $20.20   $20.84   $17.45   $17.61
  Gas ($/Mcf).......................................    2.57     2.23     2.38     1.82     1.93
  Total ($/BOE).....................................   17.43    16.42    17.02    14.74    14.93
Lease operating expense:
  ($/BOE)(1)........................................    4.42     3.63     4.62     4.08     4.58

---------------
(1) The components of lease operating expense may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, administrative overhead, maintenance and repairs, labor and utilities.

     Since DLB conducts much of its exploratory activities in and about mature fields, existing markets are often nearby, thereby reducing transportation costs, which are a component of lease operating expense.

DRILLING ACTIVITY AND PRODUCTIVE WELL SUMMARY

     The following table sets forth DLB's exploration and development drilling activity expressed on a well basis for the periods indicated.

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,
                                              1997                 YEAR ENDED DECEMBER 31,
                                         --------------   ------------------------------------------
                                                              1996           1995           1994
                                                          ------------   ------------   ------------
                                         GROSS     NET    GROSS   NET    GROSS   NET    GROSS   NET
                                         ------   -----   -----   ----   -----   ----   -----   ----
Exploratory Wells:
  Oil/Gas..............................     8      4.2      7      5.3     7      3.6    17      8.7
  Dry..................................     2      1.0     14     11.4    12     10.7    14      8.4
                                           --     ----     --     ----    --     ----    --     ----
          Total........................    10      5.2     21     16.7    19     14.3    31     17.1
                                           ==     ====     ==     ====    ==     ====    ==     ====
Development Wells:
  Oil/Gas..............................    27     13.1     23      8.5    12      5.1    10      4.1
  Dry..................................    --       --      1      0.3     1       --     6      4.3
                                           --     ----     --     ----    --     ----    --     ----
          Total........................    27     13.1     24      8.8    13      5.1    16      8.4
                                           ==     ====     ==     ====    ==     ====    ==     ====

     "Gross wells" refers to the total wells in which DLB has a working interest. "Net wells" refers to these gross wells multiplied by DLB's percentage working interest.

     In 1996, 1995 and 1994, the average well depths for all exploratory wells drilled were approximately 4,900, 6,900 and 8,600 feet, respectively, and the average well depths for all development wells drilled in such years were approximately 9,400, 9,800 and 8,100 feet, respectively.

     The following table sets forth the number of productive oil and gas wells in which DLB owned an interest as of September 30, 1997.

                                                               DLB OPERATED     TOTAL PRODUCTIVE
                                                                  WELLS              WELLS
                                                              --------------    ----------------
                                                              GROSS     NET     GROSS      NET
                                                              -----    -----    ------    ------
Productive Wells:
  Oil.......................................................   166     108.0    1,285     210.5
  Gas.......................................................   101      72.6      405     111.6
                                                               ---     -----    -----     -----
          Total.............................................   267     180.6    1,690     322.1
                                                               ===     =====    =====     =====

     DLB seeks to act as operator of the wells in which it owns a significant interest. As operator of a well, DLB manages drilling and production operations for itself and the other working interest owners in the well. As compensation for its services, it receives operating fees from the other working interest owners. Acting as operator enables DLB to increase its revenue base, control the progress of drilling and production activity and enhance its knowledge and expertise.

     The following table sets forth DLB's historical finding and development costs and proved reserve changes.

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1996          1995          1994
                                                              ----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT $/BOE)
Finding and Development Costs(1):
  Exploration costs.........................................   $ 9,161       $ 6,283       $ 7,694
  Development costs.........................................    10,015         5,177         6,510
  Acquisition costs.........................................    27,893            39         8,849
                                                               -------       -------       -------
          Total costs.......................................   $47,069       $11,499       $23,053
                                                               -------       -------       -------
Proved Reserve Changes (MBOE):
  Extensions and discoveries................................     5,301         2,097         2,878
  Revisions of previous estimates...........................       138        (1,000)           --
  Purchases.................................................     6,830           265         1,093
                                                               -------       -------       -------
          Total reserve additions...........................    12,269         1,362         3,971
                                                               =======       =======       =======
Finding and Development Costs ($/BOE)(1)....................   $  3.84       $  8.44       $  5.81
                                                               =======       =======       =======

---------------

(1) Excludes costs of oil and gas properties not subject to amortization, which consist of the cost of undeveloped leaseholds, wells-in-progress and secondary recovery projects before the assignment of proved reserves.

TITLE TO PROPERTIES

     Following industry practices, DLB conducts a cursory review of title to undeveloped oil and gas leases and farm out acreage upon execution of the contracts. Before beginning drilling operations, a thorough title examination is conducted and curative work is performed to correct material title defects. If material title defects are present, DLB typically is responsible for curing the defects at its expense. If DLB were unable to cure a material defect, it could suffer the loss of its investment in the leasehold. DLB has obtained title opinions on substantially all its producing properties and believes that it has satisfactory title to such properties in accordance with industry standards. Before making any significant acquisition of producing properties, DLB obtains opinions of counsel as to title. DLB's leasehold interests are subject to customary royalty interests, liens for current taxes and other burdens not affecting the use or value of the interests. Substantially all of DLB's oil and gas properties are mortgaged to secure borrowings under DLB's credit facility. See "DLB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures, Capital Resources and Liquidity."

LEGAL PROCEEDINGS

     On July 15, 1996, a lawsuit known as Samson Resources Company et al v. Amerada Hess Corporation and DLB Oil & Gas, Inc. (CJ-96-38) was filed in the District Court of Ellis County. Samson claims that is has been denied it preferential rights to purchase certain properties under various operating agreements with Amerada Hess. DLB acquired such properties in its Amerada Hess acquisition. DLB contends that Samson's preferential right elections were invalid as to the majority of such interests. On January 21, 1997, a hearing was held before the District Court of Ellis County on cross motions for summary judgment of DLB and Samson. The Court ruled in favor of DLB on most of Samson's claims against DLB. However, the Court appeared to orally adopt Samson's method of preferential right election. Samson maintained that it could choose any interest it wanted from the list of properties offered by Amerada Hess without regard to the unitization or unitary nature of such properties. The Court has not however committed its oral ruling to writing. If the Court's oral ruling is ultimately upheld, DLB will lose certain interests in properties acquired in the Amerada Hess acquisition. Samson, however, will then be required to pay for such interests pursuant to such agreement. DLB is considering all its options in light of the Court's ruling. Total value of the properties covered by Samson's elections is $775,915.


     On June 6, 1997, the Plaintiffs, Kevin Churchill, Kathleen H. Kendall, Anne
A. Churchill, Ron Churchill, Teri Churchill, Philadep & Co. and Cede & Co., filed their Petition for Appraisal in the Court of Chancery of the State of Delaware, New Castle County, Case No. 15729-NC. Collectively, these Plaintiffs are the owners of 5,000 shares of common stock of Bonray Drilling Corporation. On or about January 6, 1997, Bonray entered into a merger agreement with DLB Oil & Gas, Inc. and Acquisition Drilling, Inc. with a tender offer of $30.00 per share. Plaintiffs received notice advising of the tender offer and proposed merger. The notice stated Plaintiffs' outstanding shares of common stock not acquired in connection with the $30.00 tender offer would be converted into the right to receive the $30.00 consideration in the merger. Plaintiffs also received the offer to purchase for cash all outstanding shares at $30.00 net per share. On February 14, 1997, Bonray mailed to the Plaintiffs a Notice of Merger stating the effective time of the merger as February 10, 1997, and that appraisal rights were available to dissenting shareholders. The Plaintiffs have brought this action because they believe the $30.00 per share price paid is inadequate and unfair. Plaintiffs have complied with all conditions to exercise their appraisal rights and are requesting determination of the fair value of the Bonray stock and direct payment of same, together with costs and attorney's fees. On June 30, 1997, Defendant Bonray filed its answer to Plaintiffs' Petition.


     DLB is also involved in routine judicial and administrative proceedings that are common to companies of its size in the oil and gas industry. None of these proceedings or the proceedings related above are believed, either individually or in the aggregate, to be material to DLB's financial condition, liquidity or results of operations.

                  DLB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in an understanding of DLB's financial position as of December 31, 1996 and 1995, September 30, 1997 and 1996, and its results of operations for each year in the three year period ended December 31, 1996, and for the nine months ended September 30, 1997 and 1996. The consolidated financial statements of DLB and notes thereto included elsewhere in this Information Statement/Prospectus contain additional information and should be referred to in conjunction with this discussion.

GENERAL

     Since commencing operations in 1991, DLB's primary focus has been to explore for oil and gas primarily in the Mid-Continent region utilizing 3-D and high resolution 2-D seismic technology. DLB believes that this focus has provided and will continue to provide DLB with numerous exploratory prospects. By combining its advanced technologies with both proprietary and public data and successfully applying such technology to its exploration activities, DLB has made 23 new field discoveries since January 1991, seven of which were made in 1996. During 1996, DLB initiated efforts in adding the Louisiana Gulf Coast as a core area. DLB intends to apply the same concentrated area approach used by DLB in Oklahoma to the area in Louisiana.

     Management believes DLB's involvement in a number of ancillary activities distinguishes DLB from many of its competitors. Through the active marketing of DLB's oil and gas production, management believes DLB obtains prices that, on the whole, are more favorable than those received by its regional competitors. DLB also attempts to gain ownership of gathering, processing, transportation and saltwater disposal facilities when it believes such ownership can enhance net margins per BOE. DLB also seeks to control costs by focusing DLB's oil and gas operations in areas subject to less competitive pressure. The costs of acquiring leasehold and mineral interests are generally lower in these areas.

     The markets for oil and gas have been volatile and are likely to remain so in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of DLB. In the future, lower oil and gas prices may reduce (i) the attractiveness or viability of exploration prospects and the amount of oil and gas reserves that may be produced economically, (ii) DLB's cash flow from operations, (iii) the amount of outstanding borrowings under DLB's credit facility and (iv) DLB's net income and capital expenditures.

     DLB may from time to time enter into certain swap or hedge transactions in an attempt to mitigate such price volatility on production that is subject to market sensitive pricing. To the extent DLB is unable to effect such transactions, continued fluctuations in oil and gas prices could have an effect on DLB's operating results. DLB had no hedge positions affecting results of operations for the year ended December 31, 1996. DLB entered into futures contracts to fix the sales price of certain of its oil and gas production during 1997. DLB entered into oil futures contracts for the months of January through August, with volumes ranging from 48,000 to 53,000 Bbls per month, and prices ranging from $25.47 per Bbl in January to $21.37 per Bbl in August. DLB also entered into gas futures contracts for the months of January through September, with volumes ranging from 187,000 to 636,000 Mcf of gas per month and prices ranging from $4.47 per Mcf in January to $1.95 per Mcf in September. These futures contracts partially mitigated the effect of lower product prices during 1997. The Company recorded as an increase in revenues $0.1 million and $2.3 million related to commodity hedging activities for the three months and nine months ended September 30, 1997, respectively.

     DLB uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs, net of depreciation, depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and gas reserves, after income tax effects, such excess costs are charged to operations. Once incurred, a write down of oil and gas properties is not reversible at a later date, even if oil or gas prices increase.

RESULTS OF OPERATIONS

     The following table sets forth certain operating information with respect to the oil and gas operations of DLB.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                   -----------------   ---------------------------
                                                    1997      1996      1996      1995      1994
                                                   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS OF DOLLARS, EXCEPT PER UNIT AND
                                                                  PRODUCTION DATA)
OPERATING DATA:
  Oil and gas sales revenues.....................  $33,573   $17,730   $27,194   $17,860   $17,826
  Lease operating expense........................    8,508     3,923     5,539     3,579     4,461
  Gross production taxes.........................    2,280     1,202     1,843     1,366     1,009
  Depreciation, depletion and amortization(1)....   12,306     6,268     8,364     6,687     6,185
  General and administrative expense(1)..........    3,061     1,985     2,485     1,486       549
PRODUCTION DATA:
  Oil ($/BBl)....................................      780       479       664       708       663
  Gas (Mmcf).....................................    6,875     3,606     5,603     3,022     3,187
  Total (MBOE)...................................    1,926     1,080     1,598     1,212     1,194
AVERAGE SALES PRICE DATA:
  Oil ($/BBl)....................................  $ 20.41   $ 20.20   $ 20.84   $ 17.45   $ 17.61
  Gas (Mcf)......................................     2.57      2.23      2.38      1.82      1.93
  Total (MBOE)...................................    17.43     16.42     17.02     14.74     14.93
EXPENSE DATA ($/BOE):
  Lease operating expense (2)....................     4.42      3.63      3.47      2.95      3.74
  Gross production taxes.........................     1.18      1.11      1.15      1.13      0.84
  Depreciation, depletion and amortization(1)....     6.39      5.80      5.23      5.52      5.18
  General and administrative.....................     1.59      1.84      1.56      1.23      0.46

---------------

(1) Includes only depreciation, depletion and amortization and general and administrative expenses associated with oil and gas properties. Amounts of DD&A pertaining to property and equipment other than oil and gas properties were $0.6 million, $0.7 million and $0.4 million for the years 1996, 1995 and 1994, respectively, and $2.1 million and $0.4 million for the nine months ended September 30, 1997 and 1996, respectively, and including all depreciation, depletion and amortization, the results were $5.59, $6.08 and $5.49 on a BOE basis for the years 1996, 1995 and 1994, respectively, and $7.48 and 6.20 on a BOE basis for the nine months ended September 30, 1997 and 1996, respectively. Amounts of general and administrative expenses pertaining to property and equipment other than oil and gas properties were $0.7 million for the nine months ended September 30, 1997.

(2) The components of lease operating expense may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include administrative overhead, maintenance and repairs, and labor and utilities.

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. Total revenues for the nine months ended September 30, 1997 were $47.7 million, an increase of $29.0 million from the comparable period in 1996. The 155% increase in revenues was primarily related to the inclusion of revenues during the full period from the production of the Amerada Hess properties, which were acquired in May 1996 and operations of Bonray Drilling Corporation which were acquired in February 1997 and production of the WRT properties acquired in July 1997. In addition, a 6% increase in product prices contributed to increased revenues during the nine months ended September 30, 1997 as compared to the same period in 1996. Revenues attributable to Bonray Drilling Corporation for the nine month period ended September 30, 1997 were $12.6 million.

     Production of oil and gas was 780 Mbbl and 6,875 Mmcf, respectively, during the nine months ended September 30, 1997 as compared to 479 Mbbl and 3,606 Mmcf, respectively, during the same period of 1996.

The increases in production primarily caused oil and gas sales revenues to increase $15.9 million to $33.6 million in 1997. The average price received for oil increased slightly to $20.41 per barrel during the nine months ended September 30, 1997 from $20.20 for the nine months ended September 30, 1996. The average price received for natural gas increased slightly to $2.57 per Mcf during the nine months ended September 30, 1997 from $2.23 per Mcf for the same period of 1996.

     Lease operating expense. Lease operating expense increased to $8.5 million for the nine months ended September 30, 1997 from $3.9 million for the same period of 1996. On a Boe basis, lease operating expenses were $4.42 per Boe for the nine months ended September 30, 1997 as compared to $3.63 per Boe for the comparable period of 1996. This increase per Boe was a result of the acquisition of the WRT properties in the nine months ended September 30, 1997 as compared to the same period in 1996.

     Gross production taxes. Gross production taxes increased 90% to $2.3 million during the nine months ended September 30, 1997 from $1.2 million during the same period of 1996. This increase was due to increased oil and gas sales revenues.

     Contract drilling expense. Contract drilling expense was $8.9 million for the nine months ended September 30, 1997. This expense relates to the operation of the drilling rigs acquired in the acquisition of Bonray Drilling Corporation in February 1997. See Note 2 to DLB's Consolidated Financial Statements, September 30, 1997 and 1996.

     Depreciation, depletion and amortization expense. Depreciation, depletion and amortization ("DD&A") expense was $14.4 million and $6.7 million for the nine months ended September 30, 1997 and 1996, respectively. The increase in DD&A was primarily a result of the increased production due to the acquisition of WRT in July 1997. The DD&A rate per Boe related to oil and gas properties increased to $6.39 from $5.80 for the nine months ended September 30, 1997 and 1996, respectively, resulting primarily from the increase in capitalized costs due to the acquisition of WRT.

     General and administrative expense. General and administrative expense increased 88% to $3.7 million for the nine months ended September 30, 1997 from $2.0 million during the same period of 1996. The increase was primarily attributable to $0.7 million in general and administrative expenses as a result of DLB's drilling rig operations and $0.6 million of general and administrative expenses related to WRT acquired in July 1997.

     Interest expense. Interest expense for the nine months ended September 30, 1997 was $4.8 million. DLB's average debt outstanding was $77.1 million for the nine months ended September 30, 1997 compared to $14.5 million for the nine months ended September 30, 1996. The average amount of debt outstanding increased due to the 1996 acquisition of the Amerada Hess properties and the 1997 acquisitions of Bonray Drilling Corporation, and West Cote Blanche Bay, as well as 1996 and 1997 investments in WRT. See Note 2 to DLB's Consolidated Financial Statements, September 30, 1997 and 1996.

     Net loss on sale of assets. DLB recognized a net loss of $0.2 million on the sale of assets for the nine months ended September 30, 1996 as a result of the dissolution of the Carmen Field Joint Venture and the related sale of gathering, processing and compression facilities. See Note 5 to DLB's Consolidated Financial Statements, September 30, 1997 and 1996.

     Income before income taxes. Income before income taxes increased to $5.1 million for the nine months ended September 30, 1997 from $3.9 million for the same period of 1996 primarily due to the factors described above, including increased oil and gas revenues due to the acquisition of the Amerada Hess properties and Bonray Drilling. This increase in revenues was partially offset by increased lease operating expenses, contract drilling expenses, depreciation and interest expense.

     Net income. Net income increased to $3.4 million for the nine months ended September 30, 1997 from $2.4 million the same period in 1996 as a result of the items described above, primarily increased production and increased prices and the effect of DLB's drilling operations. The effective income tax rate is higher than the corresponding period in 1996, as the loss incurred by WRT creates a net operating loss carryforward that pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income

Taxes" is not probable of being utilized and is therefore fully allowed for and not available to provide a financial income tax benefit that would reduce DLB's consolidated financial income tax provision.

  YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues for the year ended December 31, 1996 were $28.4 million, an increase of $6.4 million from $22.0 million in 1995. Oil and gas sales revenues were $27.2 million in 1996 as compared to $17.9 million in 1995. Production of oil and gas was 664 Mbbl and 5,603 Mmcf, respectively, in 1996, as compared to 708 Mbbls and 3,022 Mmcf, respectively, for 1995. The increase in oil and gas revenues was due to the June 1996 acquisition of the Amerada Hess properties and an increase in product prices. The properties acquired from Amerada Hess produced 173 Mbbls of oil and 2,153 Mmcf of gas for the seven months during 1996 that DLB owned the properties. Increases in gas production offset decreases in oil production on a BOE basis. Oil production decreased in 1996 primarily from natural production declines. The average price received for oil increased to $20.84 per barrel in 1996 from $17.45 per barrel in 1995. The average price received for natural gas was $2.38 per Mcf for 1996 as compared to $1.82 per Mcf for 1995. Gathering, dehydration and compression fees decreased $2.5 million to $0.8 million in 1996 as compared to $3.3 million in 1995 primarily due to the sale of assets related to dissolution of the Carmen Field Joint Venture ("CFJV"). On February 7, 1996 DLB settled claims against a joint venture partner pertaining to the Carmen Field Joint Venture Agreement. DLB received $3.3 million as part of the settlement and CFJV was dissolved. DLB earned net income before income taxes from gathering, dehydration and compression fees, and demand charges of $2.9 million for 1995 from the assets subject to the settlement. See Note 13 to DLB's Consolidated Financial Statements, December 31, 1996, 1995 and 1994.

     Lease operating expense. Lease operating expense increased to $5.5 million for 1996 from $3.6 million in 1995 primarily due to the addition of lease operating expenses associated with the operation of the acquired Amerada Hess properties. On a BOE basis, lease operating expense was $3.47 per BOE for 1996 as compared to $2.95 per BOE in 1995. The increase in per BOE lease operating expense was attributable to decreased production from existing wells without a corresponding decrease in operating expense.

     Gross production taxes. Gross production taxes increased $0.5 million to $1.8 million for 1996 from $1.3 million for 1995. The increase in gross production taxes for 1996 was related to the increase in oil and gas sales for 1996. On a BOE basis, gross production taxes were $1.15 in 1996 and $1.13 in 1995.

     Depreciation, depletion and amortization expense. DD&A expense for 1996 totaled $8.9 million as compared to $7.4 million for 1995. The increase in DD&A is primarily attributable to the increase in DLB's oil and natural gas properties subject to amortization. The DD&A rate decreased to $5.59 per BOE for 1996, from $6.08 per BOE for 1995. The decrease in DD&A per BOE resulted primarily from an increased level of reserves at December 31, 1996.

     General and administrative expense. General and administrative expense increased to $2.5 million for 1996 from $1.5 million for 1995. This increase was primarily attributable to staffing increases and additional corporate expenses to handle higher levels of activity following the July 1995 initial public offering and the $32.1 million acquisition of properties from Amerada Hess on May 31, 1996. On a BOE basis, general and administrative expenses increased 23% from 1995 as compared to a 142% increase from 1994 to 1995.

     Interest expense. Interest expense increased to $1.6 million for 1996 from $0.5 million for 1995 as a result of an increase in the average amount of debt outstanding due to the acquisition of the Amerada Hess properties. See Note 2 to DLB's Consolidated Financial Statements, December 31, 1996, 1995 and 1994.

     Income before income taxes. Income before income taxes increased to $7.8 million for 1996 from $7.7 million for 1995, primarily due to the factors described above, including increased oil and gas revenues due to the acquisition of the Amerada Hess properties which were partially offset by the decreased revenues due to the dissolution of the CFJV and the increased interest and general and administrative expense.

     Income taxes. The effective tax rate for 1996 was approximately 38%. The deferred income tax expense for 1995 included a $11.5 million charge for a required change in tax status from an S corporation (which is not taxed directly) to a C Corporation (which is taxed directly) and, as such, the effective tax rate for 1995 was not meaningful. See Note 7 to DLB's Consolidated Financial Statements, December 31, 1996, 1995 and 1994.

     Net income (loss). Net income increased 3% to $4.9 million for 1996 from $4.7 million for 1995 before the non-recurring deferred tax charge. DLB incurred a non-recurring charge of $11.5 million for deferred income tax expense in 1995, of which $9.9 million was attributed to periods prior to 1995. As a result of this item, net income increased to $4.9 million for 1996 from a loss of $5.2 million in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994

     Revenues. Total revenues for the year ended December 31, 1995 were $22.1 million, a decrease of $1.1 million from $21.0 million in 1994. During 1994, DLB recognized $3.3 million from a settlement of a natural gas sales contract. Excluding the effect of this non-recurring item, total revenues for 1995 would have increased by $2.2 million. Production of oil and gas was 708 MBbl and 3,022 MMcf, respectively, in 1995, as compared to 663 MBbls and 3,187 MMcf, respectively, in 1994. The increase in equivalent barrel production was a result of the completion of 19 wells in 1995. However, this production increase was offset by a $0.16 and $0.11 decrease in the average price received per barrel and Mcf to $17.45 and $1.82, respectively, during 1995. A $1.3 million increase in revenues from gathering, dehydration and compression fees, and demand charges under a contract which commenced in July 1994 also contributed to the increase in total revenues. Also contributing to the increase in total revenues were increases of $0.3 million of interest income, and $0.4 million of other revenue that resulted from the termination of DLB's management agreement with LEDCO in connection with the sale of LEDCO in January 1995.

     Lease operating expense. Lease operating expense decreased $0.9 million to $3.6 million in 1995. On a BOE basis, lease operating expense decreased 21% in 1995 to $2.95 per BOE from $3.74 per BOE from $4.5 million in 1994. The decrease in such expense primarily related to decreased saltwater disposal expenses due to DLB's development of a saltwater disposal facility located in the Ames Field. Previously, DLB had to transport the saltwater to other disposal facilities further away.

     Gross Production Taxes. Gross production taxes increased $0.4 million to $1.4 million in 1995. This increase was primarily due to the expiration of the incremental tax credit for a water flood project.

     Depreciation, depletion and amortization expense. DD&A increased $0.8 million to $7.4 million in 1995 from $6.6 million in 1994. The DD&A rate increased to $6.08 per BOE for 1995, from $5.49 per BOE for 1994. The 11% increase in DD&A per BOE resulted primarily from an increased level of capital expenditures for proved reserves in 1995 as compared to 1994.

     General and administrative expense. General and administrative expense increased $1.0 million to $1.5 million in 1995 from $0.5 million in 1994. This increase was a result of DLB hiring additional employees and taking larger working interest positions in its wells. DLB had 50 employees at December 31, 1995 as compared to 35 employees at December 31, 1994. Third-party operating reimbursements represented 15% of gross general and administrative expense in 1995 as compared to 36% in 1994. DLB received operating reimbursements from third-party working interest participants which reduced overall general and administrative expense.

     Interest expense. Interest expense decreased to $0.5 million in 1995 from $0.7 million in 1994 primarily as a result of fully paying down DLB's credit facility with proceeds of the July 1995 equity offering.

     Income before income taxes. Due to the factors described above, primarily the $3.3 million non-recurring natural gas contract settlement, income before income taxes decreased 22% to $7.7 million in 1995 from $9.9 million in 1994.

     Income taxes. As a result of the Davidson Merger and termination of DLB's Subchapter S election, DLB recognized a charge against operations in the amount of $11.5 million for deferred income taxes in 1995. The charge represented the tax effect of the difference between the financial statement carrying values and the income tax bases of DLB's assets and liabilities on the date the election was terminated. This expense is a non-cash expense. Approximately $9.9 million of the 1995 provision relates to financial and tax differences generated prior to 1995. DLB's effective tax rate after removing the impact of the differences generated prior to 1995 was approximately 39% which is comparable to the 40% estimated tax rate used in calculating pro forma income taxes in 1994.

     Net income (loss). Primarily as a result of the recognition of income taxes in 1995, a net loss of $5.2 million was incurred. During 1994, net income (after pro forma income taxes) was $5.9 million.

CAPITAL EXPENDITURES, CAPITAL RESOURCES AND LIQUIDITY

     The following summary table presents comparative cash flows of DLB for the nine months ended September 30, 1997 and 1996 and for each of the three years ended December 31, 1996.

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1997       1996       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Net cash provided by operating activities...  $ 17,445   $  9,579   $ 19,559   $ 13,395   $ 17,261
Net cash used in investing activities.......   (54,934)   (50,955)   (66,831)   (19,618)   (25,367)
Net cash provided by financing activities...    45,242     31,819     37,019     17,477      6,690

     As of September 30, 1997, DLB had cash balances of $11.8 million and working capital of $8.2 million. The increase in working capital of $7.0 million as of September 30, 1997, from $1.2 million as of December 31, 1996, is primarily a result of financing activities and reduced capital expenditures during the latter portion of the nine months ended September 30, 1997. Net cash provided from operating activities increased $7.9 million to $17.4 million during the nine months ended September 30, 1997 from $9.6 million during the same period of 1996, relating to an increase in net income as well as positive changes in working capital components.

     As of December 31, 1996, DLB had cash balances of $4.1 million and working capital of $1.2 million. The decrease in working capital to $1.2 million as of December 31, 1996, from $13.7 million as of December 31, 1995, reflects the increased level of capital expenditures during 1996. The increase in working capital to $13.7 million as of December 31, 1995, from $0.8 million as of December 1994, reflected the net proceeds of $15.7 million from the July 1995 public offering of common stock after debt repayment. For 1996, net cash provided by operating activities was $19.6 million, as compared to $13.4 million in 1995. The increase in net cash provided by operating activities in 1996 relates primarily to the timing of receipts and disbursements relating to working capital as DLB's income before income taxes was substantially similar for 1996 and 1995.

     Net cash used in investing activities was $54.9 million for the nine months ended September 30, 1997, as compared to $51.0 million during the same period of 1996. The increase of $3.9 million was primarily attributable to acquisitions of Bonray Drilling Corporation and WRT and expenditures for the exploration, development and acquisitions of other property and equipment.

     Net cash used in investing activities was $66.8 million in 1996 as compared to $19.6 million in 1995. This increase of $47.2 million in 1996 was primarily related to the acquisition of the Amerada Hess properties for $32.1 million, the acquisition of senior unsecured notes and other credit obligations of WRT for $7.9 million (see "Business of DLB -- Recent Events -- WRT") and the acquisition of a 20.8% equity interest in Waggoner for $3.2 million. (See "Business of DLB -- Recent Events -- Barbados Transaction.")

     The majority of the $19.6 million spent on capital expenditures in 1995 related to exploration and production activity with $4 million for seismic surveys and other preliminary costs. During 1994, DLB expended the majority of the $25.4 million of capital expenditures on exploration and production activity. Additionally, DLB spent $8.5 million for property acquisitions including $2.1 million for producing properties and $6 million for undeveloped leaseholds through the net acquisition of additional interests in the Ames Field.

     Net cash provided by financing activities was $45.2 million for the nine months ended September 30, 1997, as compared to $31.8 million during the same period of 1996. This increase is primarily a result of additional financing required for the WRT and Bonray acquisitions during 1997. During 1996, net cash provided by financing activities rose to $37 million as compared to $17.5 million in 1995. This increase was due to borrowings under the 1995 credit facility during 1996. In 1995, the amounts provided by financing activities primarily consisted of the proceeds of the July 1995 issuance of common stock after payment of debt.

     Capital expenditures. DLB's capital expenditures to date have focused primarily on the exploration, acquisition and development of oil and gas properties. The following table sets forth DLB's expenditures for exploration, development, property acquisitions and drilling equipment for each of the three years ended December 31, 1996, and the nine months ended September 30, 1997 and 1996. The table includes costs of oil and gas properties not subject to amortization, which consist of the cost of undeveloped leaseholds, wells-in-progress and secondary recovery projects before the assignment of proved reserves.

                                                 NINE MONTHS ENDED
                                                 SEPTEMBER 30,(1)      YEAR ENDED DECEMBER 31,
                                                 -----------------   ---------------------------
                                                  1997      1996      1996      1995      1994
                                                 -------   -------   -------   -------   -------
                                                                           (IN THOUSANDS)
Exploration costs..............................  $ 5,366   $ 7,727   $ 9,605   $12,482   $ 8,551
Development costs..............................    9,414     4,256    11,503     5,884     7,688
Property acquisition costs.....................      329    33,133    34,476        39     8,849
Drilling equipment.............................   17,889        --        --        --        --
                                                 -------   -------   -------   -------   -------
          Total................................  $32,998   $45,116   $55,584   $18,405   $25,088
                                                 =======   =======   =======   =======   =======

---------------

(1) This table includes WRT's capital expenditures since July 11, 1997. This table does not include the costs to acquire WRT.

     DLB had budgeted up to a total of $66.0 million in capital expenditures in 1997, which included $27 million for the WRT acquisition. In addition to the capital expenditures set forth in the table above, DLB anticipated additional capital expenditures for oil and gas exploration activities. However, capital expenditures have been substantially reduced as a result of capital constraints and the proposed Merger. DLB anticipates that total capital expenditures for 1997 will be $44 million.

     Capital Resources. Prior to the July 1995 equity offering, DLB's cash requirements had been met primarily through capital contributions from shareholders, cash generated from operations and borrowings under credit facilities.

     In May 1997, the DLB Board concluded that DLB lacked sufficient capital resources to fund its acquisition plans, exploratory activities and other capital expenditures. The DLB Board began exploring strategic alternatives for the company, which ultimately culminated in the proposed Merger and WRT Spin-Off. See "Description of Merger -- Background."

     On March 5, 1997, DLB established a new revolving credit facility with a group of financial institutions, which, as amended, provides for aggregate borrowings of up to $85.0 million (the "1997 Credit Facility"). Borrowings under the 1997 Credit Facility were used to refinance indebtedness under the 1995 credit facility and to fund the West Cote Blanche Bay Acquisition. The aggregate borrowing base was changed to $65.0 million effective July 11, 1997.

     Under the terms of the 1997 Credit Facility, DLB may elect to be charged at the bank's prime rate plus 50 basis points plus the applicable margin or the rate at which Eurodollar deposits for one, two, three, six or twelve months are offered to the bank in the Interbank Eurodollar market plus the applicable margin. Loans made under the 1997 Credit Facility are payable in full on March 2002, the maturity date. The 1997 Credit Facility is secured by substantially all of DLB's assets and contains various restrictive covenants. As of November 30, 1997, outstanding borrowings under the 1997 Credit Facility were $62.0 million.

     On July 11, 1997, DLB established an additional credit facility (the "New Credit Facility"), via one of its wholly owned subsidiaries, with an affiliate of Lehman Brothers, which provides for borrowings of up to

$23 million. This facility was used to finance DLB's obligations under the WRT rights offering and to partially refinance indebtedness under the 1997 Credit Facility. The maturity date of this facility is January 11, 1999. As of November 30, 1997, outstanding borrowings were $23.0 million.

     Under the terms of the New Credit Facility, DLB may elect to be charged the ABR rate plus a specified margin or the Eurodollar rate plus a specified margin. The loan agreement contains restrictive covenants requiring among other things, maintenance at specific levels of tangible net worth, working capital and specific financial ratios, as well as limiting payment of dividends.

     Liquidity. DLB intends to meet its capital requirements and other obligations pending completion of the Merger primarily from existing cash balances, cash flow from operations and borrowings to the extent of availability under the 1997 Credit Facility and the New Credit Facility. DLB's cash flow from operations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial and business conditions and other factors, many of which are beyond its control.

     DLB does not intend to pay dividends on its common stock in the near future.

     In future periods, DLB expects to recognize deferred income taxes of approximately 37% to 39% of income before income taxes. The majority of DLB's income tax expense is expected to be recognized as deferred income tax expense due to the current tax treatment of oil and gas exploration costs.

     Year 2000 Compliance. Currently, there is significant uncertainty among software users regarding the impact of the year 2000 on installed software. DLB does not have any proprietary software and only uses software that has been licensed from third party vendors. DLB is in the process of determining the extent to which its licensed software is year 2000 compliant and the cost of obtaining such compliance. DLB does not believe that the effects of any year 2000 non-compliance in any software will result in any material adverse impact on DLB's business or financial condition.

     Impact of Recently Issued Accounting Standards Not Yet Adopted. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, and restatement of prior-period earnings per share data is required. The new standard will not apply to DLB's financial statements until the fourth quarter of 1997. SFAS No. 128 revises the current calculation methods and presentation of primary and fully diluted earnings per share. DLB has reviewed the requirements of SFAS No. 128, and has concluded that they will increase DLB's historical primary earnings per share amounts by $0.01 per share for the first quarter of 1997.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the DLB Board with respect to the Merger, the shareholders of DLB should be aware that certain members of DLB's management and the DLB Board have certain interests in the Merger separate from the interests of the DLB shareholders generally. These separate interests are summarized below.

     Indemnification. CHK has agreed that, for a period of not less than three years following the Effective Time, it will cause the director and officer liability insurance coverage of DLB to continue in effect. CHK has agreed that, from and after the consummation of the Merger, for a period of six years it will indemnify each person who is, has been at any time prior to the date of the Merger Agreement, or becomes prior to the Effective Date, an officer or director of DLB and its subsidiaries, with respect to his service prior to the Effective Time to the extent permitted by applicable law.

     Stock Options. The Merger Agreement provides that DLB may amend its existing stock option plans and stock option agreements to provide that each outstanding option to purchase shares of DLB Common Stock granted under DLB's stock option plans and stock option agreements shall be exercisable at the optionee's election prior to the Effective Time (notwithstanding any vesting or exercisability provisions) such that each optionee shall have the rights to receive an amount in respect thereof equal to the product of (x) the excess, if any, of the fair market value of DLB Common Stock over the respective exercise price thereof and (y) the number of shares of DLB Common Stock subject thereto.

     The following table sets forth with respect to Messrs. Mike Liddell and Mark Liddell and all other executive officers of DLB as a group based on the closing price per share of DLB Common Stock of $8.75 on March 19, 1998, (i) the number of shares of DLB Common Stock subject to options held by such persons that will become exercisable immediately prior to the Effective Time, (ii) the weighted average exercise price for such exercisable options held by such persons, and (iii) the aggregate value of such exercisable options.

                                                     OPTIONS WHICH BECOME       WEIGHTED AVERAGE   AGGREGATE
                                                    EXERCISABLE IMMEDIATELY      EXERCISE PRICE      VALUE
                                                  PRIOR TO THE EFFECTIVE TIME      PER SHARE       OF OPTIONS
                                                  ---------------------------   ----------------   ----------
Mike Liddell....................................              650,000                $10.00               --
Mark Liddell....................................              650,000                $10.00               --
All executive officers as a group (9 persons)...            1,555,625(1)             $10.04               --

---------------

(1) Includes options held by Mike Liddell and Mark Liddell.

     Employment Agreements. Messrs. Mike Liddell and Mark Liddell have entered into employment agreements with DLB which provide for severance payments upon termination of employment by DLB without cause. The severance payments consist of an aggregate amount equal to 12 months of their then current base salary. For each of Messrs. Mike Liddell and Mark Liddell, the severance payment would equal $157,869.

     Stay-on Bonus. Prior to the date of the Merger Agreement, the DLB Board determined and announced to certain employees of DLB, including certain executive officers, that DLB would pay to each such employee, who is still employed by DLB at the Closing Date, a stay-on bonus in order to provide such employees with an incentive to remain in the employ of DLB and to help prepare DLB for sale. The aggregate amount of such bonuses to be paid immediately prior to the Closing Date is $682,500. Executive officers Gary Hanna, Ron Youtsey and Rick Carlson will each receive $30,000 bonuses.

     Registration Rights Agreement. CHK has agreed with Charles E. Davidson, a member of the DLB Board and DLB's largest shareholder pursuant to Registration Rights Agreements, to prepare and file, under certain prescribed conditions, a registration statement under the Securities Act covering the shares of CHK Common Stock that Mr. Davidson receives in the Merger. Such registration will relieve Mr. Davidson from certain restrictions to which he would otherwise be subject with respect to resales of such CHK Common Stock.

     Barbados Assets. Immediately prior to the Merger, DLB International will assign to DLB its right to the net cash proceeds from the sale of the Barbados Assets and DLB will then transfer to its 48.8%-owned subsidiary WRT all of the outstanding capital stock of DLB International. DLB will then distribute all of the shares of WRT Common Stock owned by DLB to DLB's shareholders. WRT will not pay any consideration to DLB for the transfer of the DLB International capital stock. If the sale of the Barbados Assets to Waggoner pursuant to the Waggoner Agreement does not occur, WRT will be entitled to retain the Barbados Assets without paying any consideration to DLB or the former DLB Shareholders and the indirect ownership interest of the former DLB Shareholders in such assets will be reduced from 100% to 48.8%. CHK did not assign any value to the Barbados Assets and none of the parties that visited DLB's data rooms expressly to evaluate the acquisition of the Barbados Assets made any bid on these assets. However, by transferring DLB's interest in the Barbados Assets to WRT immediately prior to the Merger, former DLB shareholders will have a greater percentage interest in these assets if the sale pursuant to the Waggoner Agreement does not close than if such assets had remained in DLB and became assets of CHK. Wexford Management LLC, of which Charles E. Davidson is the general partner, beneficially owns 10.4% of the outstanding shares of WRT Common Stock. Mr. Davidson is also a member of the DLB Board and owner of 57.8% of the outstanding shares of DLB Common Stock. In addition, Messrs. Mike Liddell and Mark Liddell, who are directors and executive officers of DLB, also serve as directors of WRT. WRT will serve as the Barbados Escrow Agent and the Liquidating Trust Escrow Agent. See "Merger Agreement --Barbados Contingent Payment Rights" and "-- Liquidating Trust Contingent Payment Rights."

                                MERGER AGREEMENT

GENERAL

     CHK, DLB and Merger Sub have entered into the Merger Agreement which provides that, subject to the satisfaction of the conditions thereof (see
"-- Conditions to the Consummation of the Merger"), Merger Sub will be merged with and into DLB. DLB will be surviving entity and will continue as an indirect wholly owned subsidiary of CHK. The time of filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma will be the Effective Time of the Merger unless otherwise provided in the Certificate of Merger.

     THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS ANNEX A TO THIS INFORMATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE IN ITS ENTIRETY.

MERGER CONSIDERATION

     At the Effective Time, by virtue of the Merger, each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by dissenting shareholders and other than shares of DLB Common Stock to be canceled pursuant to the Merger Agreement) shall be converted into the right to receive: (i) a fractional interest in a share of CHK Common Stock equal to 5,000,000 shares of CHK Common Stock divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time (the "CHK Common Stock Consideration"), (ii) an amount in cash equal to $17.5 million divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time (the "Cash Consideration"), (iii) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time,
(iv) one Barbados Contingent Payment Right, and (v) one Liquidating Trust Contingent Payment Right; provided that the number of shares of Bayard Common Stock to be issued as Merger Consideration shall be rounded to the nearest whole number of shares, and provided further that the number of shares of Bayard Common Stock subject to issuance as Merger Consideration is limited to the number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time. In the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of CHK Common Stock, DLB Common Stock or Bayard Common Stock outstanding prior to Closing the consideration may be subject to equitable adjustment.

     Until surrendered, each certificate representing shares of DLB Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender.

     No dividends or other distributions with respect to CHK and/or Bayard Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered DLB Common Stock certificate (a "DLB Certificate"). Subject to the effect of applicable laws, (i) at the time of the surrender of a DLB Certificate for exchange, in accordance with the provisions relating thereto in the Merger Agreement, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) previously paid with respect to the number of whole shares of CHK Common Stock and Bayard Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date, each surrendering holder will be paid without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of CHK Common Stock, Bayard Common Stock that such holder receives or, with respect to Bayard Common Stock held by the Exchange Agent prior to the Bayard Distribution Date that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto).

     No certificates or scrip representing fractional shares of CHK or Bayard Common Stock shall be issued in the Merger and, except as provided in this paragraph, no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a shareholder of CHK. In lieu of any fractional share of CHK Common Stock to which a holder of DLB Common Stock would otherwise be entitled, such holder, upon surrender of a DLB Certificate as described in
Article II of the Merger Agreement, shall be paid an amount in cash (without interest) determined by multiplying (i) the Closing Price by (ii) the fractional share of CHK Common Stock to which such holder would otherwise be entitled, in which case DLB, as the surviving corporation (the "Surviving Corporation") shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments. The Surviving Corporation shall retain all fractional shares of Bayard Common Stock.

     If any DLB Certificate is lost, stolen or destroyed (collectively a "Lost Certificate"), upon the making of an affidavit of that fact by the Person (as defined in the Merger Agreement) claiming such Lost Certificate and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such DLB Certificate, the Exchange Agent shall issue in exchange for such Lost Certificate the Merger Consideration (along with any cash in lieu of fractional shares and any unpaid dividends and distributions due) deliverable with respect thereto.

BARBADOS CONTINGENT PAYMENT RIGHTS

     As part of the Merger Consideration, each DLB shareholder will receive one Barbados Contingent Payment Right for each share of DLB Common Stock held of record immediately prior to the Effective Time. Each Barbados Contingent Payment Right will represent the right to receive a pro rata share of any net cash proceeds that DLB may receive upon the sale of DLB's interests in the Barbados Assets. The Barbados Assets, which consists of a 20.8% equity interest in Waggoner and a promissory note in the principal amount of $2.4 million issued by Waggoner, are held by DLB's wholly-owned subsidiary, DLB International. DLB International and Waggoner have entered into the Waggoner Agreement providing for the purchase of the Barbados Assets for an aggregate purchase price of approximately $2.5 million.


     Immediately prior to the Effective Time, DLB International will assign to DLB its right to receive the net cash proceeds from the sale of the Barbados Assets pursuant to the Waggoner Agreement and DLB will then transfer the stock of DLB International to WRT. The Barbados Contingent Payment Rights will represent only the right to receive a pro rata portion of the net cash proceeds from the sale of the Barbados Assets pursuant to the Waggoner Agreement. Waggoner's obligation to purchase the Barbados Assets is subject to numerous conditions, including the ability of Waggoner to obtain the necessary financing, and there can be no assurance that such sale of the Barbados Assets will be completed. In the event that the sale of the Barbados Assets to Waggoner is completed, the proceeds from such sale, net of all related transaction costs, will be received by the Barbados Escrow Agent which will distribute such net cash proceeds pro rata to the holders of the Barbados Contingent Payment Rights. If such sale does not occur, the Barbados Contingent Payment Rights will be extinguished, the Barbados Assets will be owned by DLB International which will be a wholly-owned subsidiary of WRT, and former DLB shareholders will have only an indirect ownership interest in the Barbados Assets as shareholders of WRT. Prior to the Effective Time, DLB intends to enter into the Barbados Escrow Agreement with WRT pursuant to which WRT would act as the Barbados Escrow Agent.


     The Barbados Contingent Payment Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy and will not be evidenced by any certificate or other instrument. The Barbados Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Barbados Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the net proceeds from the sale of the Barbados Assets to Waggoner under the circumstances described above. The Barbados Escrow Agent will be required to report to the holders of Barbados Contingent Payment Rights semi-annually on June 30 and December 31 of each year the status of the proposed sale of the Barbados Assets to Waggoner pursuant to the Waggoner Agreement.

LIQUIDATING TRUST CONTINGENT PAYMENT RIGHTS

     As part of the Merger Consideration, each DLB shareholder will receive one Liquidating Trust Contingent Payment Right for each share of DLB Common Stock held of record immediately prior to the Effective Time. Each Liquidating Trust Contingent Payment Right will represent the right to receive a pro rata share of any net distributions made in respect of DLB's interest in the WRT Liquidating Trust established for the sole purpose of coordinating the prosecution, direction, settlement or compromise of certain causes of actions of Old WRT. In February 1996, Old WRT had commenced a voluntary reorganization case under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. The WRT Liquidating Trust was created pursuant to a joint plan of reorganization that was approved by the Bankruptcy Court and became effective in July 1997. DLB's interest in the WRT Liquidating Trust is evidenced by 2,803,880 Certificates of Beneficial Interest representing 20.3% of all such Certificates.

     Immediately prior to the Effective Time, DLB will assign all of its Certificates of Beneficial Interest to the Liquidating Trust Escrow Agent. The Liquidating Trust Escrow Agent, promptly after its receipt of any distributions made in respect of such Certificates of Beneficial Interest, will distribute such distributions, net of the Liquidating Trust Escrow Agent's fee of 1% of such distributions and its costs and expenses in acting as escrow agent, pro rata to the holders of Liquidating Trust Contingent Payment Rights. DLB intends to enter into the Liquidating Trust Escrow Agreement with WRT pursuant to which WRT would serve as the Liquidating Trust Escrow Agent.

     The rights of the holders of the Liquidating Trust Contingent Payment Rights to receive funds from the Liquidating Trust Escrow Agent will be represented by the Liquidating Trust Escrow Agreement. The Liquidation Trust Contingent Payment Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy and will not be evidenced by any certificate or other instrument. The Liquidating Trust Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Liquidating Trust Contingent Payment rights will represent only the contingent right to receive a pro rata portion of the distributions received in respect of the DLB Certificates or Beneficial Interest under the circumstances described above. The Liquidating Trust Escrow Agent will be required to forward promptly to the holders of Liquidating Trust Contingent Payment Rights any reports it receives from the Trustee of the WRT Liquidating Trust.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, CHK shall cause the Exchange Agent to mail to each holder of record of a DLB Certificate that, immediately prior to the Effective Time represented outstanding shares of DLB Common Stock, which was converted into the right to receive the Merger
Consideration: (i) a letter of transmittal; and (ii) instructions for use of such letter of transmittal in effecting such exchange. Upon surrender of a DLB Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, (A) the holder of such DLB Certificate will be entitled to receive in exchange therefor cash and stock certificates representing the number of whole shares of CHK Common Stock and whole shares of Bayard Common Stock that such holder has the right to receive pursuant to the terms of the Merger Agreement, as the case may be, any cash in lieu of fractional shares of CHK Common Stock as provided in the Merger Agreement, and any unpaid dividends and distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement (after giving effect to any required withholding of taxes and subject to limitations on the distribution of Bayard Common Stock); and (B) the DLB Certificate so surrendered shall forthwith be canceled. Certificates for the Bayard Common Stock constituting a portion of the Merger Consideration to which holders of DLB Common Stock are entitled will not be distributed until May 4, 1998, the date of the expiration of a period of 180 days from the date of the initial public offering of Bayard Common Stock. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of DLB Certificates. The Barbados Contingent Payment Rights and the Liquidity Trust Contingent Payment Rights will not be evidenced by any certificate or other instrument.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of the Merger of the following conditions: (i) the Merger shall have been approved by the requisite vote of the holders of DLB Common Stock; (ii) no action shall have been taken and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against CHK, DLB or Merger Sub that makes the consummation of the Merger illegal or would otherwise prohibit or restrict the consummation of the Merger; (iii) the registration statement of which this Information Statement/Prospectus is a part shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the CHK Common Stock to be issued in the Merger shall have been received; (iv) the applicable waiting periods under the HSR Act shall have expired or been earlier terminated; (v) all filings required to be made with, and all consents, approvals, authorizations and permits required to be obtained prior to the Effective Time of the Merger from, any governmental authority in connection with the consummation of the Merger shall have been made or obtained, except where the failure to obtain such consents, approvals, authorizations and permits would not be reasonably likely to result in a Material Adverse Effect (as defined in the Merger Agreement) on DLB (assuming the merger has taken place) or to materially adversely affect the consummation of the Merger; (vi) the shares of CHK Common Stock issuable pursuant to the Merger, if any, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; (vii) an information statement relating to the spin-off of WRT shall have been filed with the SEC (or such other information approved by the SEC has been sent to the shareholders of DLB) and such spin-off shall have been completed during the period commencing upon the determination of the closing price and ending immediately prior to the Effective Time; (viii) a registration statement on the appropriate form relating to the Bayard Common Stock to be delivered in connection with the Merger shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing; (ix) DLB shall have promptly notified CHK of (a) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement; (b) any written notice or other written communication from any governmental authority in connection with the transactions contemplated in the Merger Agreement; and (c) any fact, development or occurrence that constitutes a Material Adverse Effect with respect to DLB or is reasonably expected to result in such an effect; (x) prior to the date of approval of the Merger by the shareholders of DLB and Merger Sub, shall have corrected promptly any information provided by it to be used specifically in the Information Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall have taken all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Information Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Information Statement/Prospectus as so corrected to be disseminated to the shareholders of DLB and CHK, in each case to the extent required by applicable law; (xi) as promptly as practicable after the execution of the Merger Agreement, DLB shall have taken all steps necessary to exercise its registration rights under the Bayard Registration Agreement with respect to the Bayard Common Stock to be delivered as Merger Consideration upon consummation of the Merger, (xii) DLB shall have advised CHK promptly after it received notice thereof, of the time when such registration statements shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bayard Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of such registration statements or comments thereon and responses thereto or requests by the SEC for additional information; and (xiii) prior to the Closing, DLB and WRT will have terminated the Administrative Services Agreement ("Administrative Services Agreement") between DLB and WRT dated as of July 10, 1997, and in connection with such termination WRT shall have paid all amounts due under the Administrative Services Agreement prior to Closing.

     The obligation of DLB to effect the Merger also are subject to the satisfaction or waiver (in whole or in part) by DLB of the following additional conditions: (i) the representations and warranties of CHK and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the Closing Date as though made at that time (unless such representation or warranty specifies that it is given as of or with respect to a specific date), and DLB shall have received a certificate signed by the chief executive officer of CHK and Merger Sub to such effect; (ii) CHK shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date, and DLB shall have received a certificate signed by the chief executive officer of CHK and Merger Sub to such effect; and (iii) if prior to the Effective Time, Notice of Demand (as defined in the Registration Rights Agreement) has been timely given, CHK shall have taken all steps necessary or appropriate to assure that a registration statement relating to the shares of CHK Common Stock in respect of which such Notice of Demand is given is declared effective by the SEC promptly after the Effective Time.

     The obligation of CHK to effect the Merger is subject to the satisfaction or waiver (in whole or in part) by CHK and Merger Sub of the following additional conditions: (i) the representations and warranties of DLB set forth in the Merger Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (unless such representation or warranty specifies that it is given as of or with respect to a specific date), and CHK shall have received a certificate signed by the chief executive officer of DLB and Merger Sub to such effect; (ii) the affiliate agreements referred to in the Merger Agreement (see "-- Restrictions on Resales by Affiliates"), and the Goodwill Protection Agreements shall have been delivered to CHK; (iii) DLB shall have performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement at or prior to the Closing Date and CHK shall have received a certificate signed by the chief executive officer of DLB to such effect; (iv) each outstanding DLB stock option shall have been either exercised or canceled;
(v) Bayard shall have completed an initial public offering of Bayard Common Stock and be subject to Sections 13 or 15(d) of the Exchange Act; (vi) DLB shall have received payment in full of all outstanding accounts receivable, notes receivable and other loans and advances owed to DLB by, or due from, WRT or Bayard; (vii) DLB shall have provided notice to Texaco, Inc. or its appropriate subsidiary of the transactions contemplated the Merger Agreement to the extent required in accordance with the terms of that certain Purchase, Sale and Cooperation Agreement by and between Texaco Exploration and Production, Inc. and DLB; (viii) the number of shares held by dissenting shareholders shall not exceed five percent of the total number of shares of DLB Common Stock outstanding on the date of the Merger Agreement; and (ix) the severance obligations of DLB to the employees listed in the Merger Agreement, and the schedules thereto, shall have been paid.

ACCOUNTING TREATMENT

     The Merger will be treated for accounting purposes in accordance with the rules for purchase accounting. Accordingly, the assets and liabilities of DLB will be recorded on CHK's books at their estimated fair market values with the remaining purchase price reflected as an addition to oil and gas properties. See the "Notes to Unaudited Pro Forma Combined Financial Statements" included elsewhere in this Information Statement/ Prospectus.

EFFECT ON DLB EMPLOYEE BENEFIT PLANS AND EMPLOYEE AGREEMENTS

     Benefit Maintenance. The Merger Agreement provides that from and after the Effective Time of the Merger, CHK or the Surviving Corporation will, on an at-will basis, provide those employees that are retained (the "Retained Employees") with benefits substantially comparable in the aggregate, in CHK's good faith judgment, to those provided to similarly situated employees of CHK and (b) CHK will make available to WRT the services of each of the employees of DLB and each of its subsidiaries (excluding WRT) (the "DLB Companies") specified in the Merger Agreement and the schedules thereto for up to 10 hours per week for a six-month period after the Closing Date (provided that WRT will reimburse CHK for the time such persons spend on WRT business at rates to be mutually agreed upon), in each case to the extent such persons accept CHK's or Surviving Corporation's employment offer and are then employed by CHK or one of its subsidiaries; provided, however, that in CHK's discretion, CHK may continue one or more of the DLB Employee Benefit

Plans (as defined in the Merger Agreement) for the Retained Employees for such period as it may choose, in lieu of providing participation in a similar plan of CHK and such DLB Employee Benefit Plan will be deemed comparable to CHK's similar plan.

     Service Credit. Retained Employees will be credited for their service with the DLB Companies, and their respective predecessor entities, for purposes of eligibility and vesting (but not the accrual of benefits) in the employee plans provided by CHK to the Retained Employees. Only if available to CHK at a cost determined to be reasonable, in CHK's sole judgment, will the Retained Employees' benefits under CHK's medical benefit plan not be subject to any exclusions for any preexisting conditions. Credit will be received under the CHK medical benefit plan for any deductibles or out-of-pocket amounts previously paid by the Retained Employees during the 1997 coverage year. CHK will, or will cause the Surviving Corporation to, fulfill all coverage continuation obligations imposed by Section 4980B of the Code and Section 601 of ERISA for those employees of the DLB Companies who are not Retained Employees.

     Indemnification and Insurance. Prior to the Effective Time, DLB will take such action(s) as may be necessary to cause the director and officer liability insurance coverage currently maintained by DLB to continue in effect for a period of not less than three years following the Effective Time (provided that CHK may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such former DLB officers and directors) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that no more than $100,000 must be spent by DLB on such coverage. From and after the Effective Time, CHK has agreed to, for a period of six years, indemnify and hold harmless each person who is, has been at any time prior to the date hereof, or becomes prior to the Effective Time, an officer or director of any of the DLB Companies (collectively, the "Indemnified Parties") to the extent permitted by applicable law against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by him in his capacity as an officer or director of any of the DLB Companies, which acts or omissions occurred prior to the Effective Time. Notwithstanding the foregoing, CHK, as permitted by law, shall periodically advance expenses as incurred with respect to any claim or potential claim; provided that the person to whom expenses are advanced, if required by applicable law, provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification. The provisions summarized in this subsection "Indemnification and Insurance" are intended to be for the benefit of, and shall be enforceable by, the parties thereto and each Indemnified Party and their respective heirs and representatives.

DLB STOCK OPTIONS

     Each outstanding DLB stock option shall be either exercised and exchanged for shares of DLB Common Stock prior to the Effective Time or canceled in accordance with its terms or with the agreement of the holder prior to the Effective Time. Except as otherwise agreed to by the parties, (i) the provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of DLB or any of the DLB Companies shall be canceled as of the Effective Time, and (ii) DLB shall take all action necessary to ensure that following the Effective Time no participant in any DLB Employee Benefit Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of DLB, the Surviving Corporation or any subsidiary thereof and to terminate all such plans. CHK and Merger Sub agree that prior to the Effective Time DLB may amend its existing stock option plans or stock option agreements in respect of the options to purchase DLB Common Stock outstanding on the date of the Merger Agreement to provide that the optionee shall have the right (notwithstanding any delayed vesting or exercisability provisions), exercisable at any time at the optionee's election prior to the Effective Time, to effect a "cashless" exercise of such optionee's option(s).

RESTRICTIONS ON RESALES BY AFFILIATES

     CHK has registered under the Securities Act the shares of CHK Common Stock that the shareholders of DLB will be entitled to receive upon consummation of the Merger. Those DLB shareholders who are not deemed to be "affiliates" of DLB may freely sell the shares of CHK Common Stock they receive in the Merger, without additional registration under the Securities Act or an exemption from the registration requirements thereunder (including Rule 145 promulgated under the Securities Act). Shareholders of DLB who are deemed to be "affiliates", as defined in the Merger Agreement with reference to Annex C thereto, of DLB may resell the shares of CHK Common Stock received in the Merger in transactions in compliance with Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or in transactions exempt from registration, and may not use this Information Statement/Prospectus to effect resales of the shares of CHK Common Stock that they receive.

     Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates of DLB may make resales and also on the volume of resales that such affiliates, and others with whom they may act in concert, may make in any three-month period. The term "affiliates" as defined in the Securities Act includes any person who, directly or indirectly, controls, is controlled by, or is under common control with, DLB at the time the Merger is submitted to a vote of the shareholders of DLB. Certain executive officers and directors of DLB will be deemed "affiliates" of DLB for purposes of the Securities Act, each of whom has, pursuant to the Merger Agreement, agreed to use commercially reasonable efforts to cause each such person to have delivered an affiliate's agreement to CHK on or prior to the Effective Time of the Merger in the form to be approved by the parties to the Merger Agreement.

REGISTRATION RIGHTS AGREEMENT

     As a covenant to the Merger Agreement, CHK has entered into a Registration Rights Agreement with Mr. Charles E. Davidson, as amended by Amendment No. 1 thereto dated as of December 22, 1997 (as so amended, the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Mr. Davidson may, at any time during the period that commences 60 days prior to the Effective Time and continues until 5:00 p.m. on the day immediately preceding the Closing Date, demand registration of not less than 200,000 shares of common stock received pursuant to the terms of the Merger. CHK has agreed to use commercially reasonable efforts to effect such registration at the earliest possible date and cause such registration to be effective promptly after the Effective Date (subject to limits described in the Registration Rights Agreement). Mr. Davidson has given notice to CHK of his demand that CHK register all shares of CHK Common Stock Mr. Davidson is to receive in the Merger.

     In addition, if CHK at any time proposes to register any of its equity securities under the Securities Act (subject to limitations in the Registration Rights Agreement) on a form and in a manner that would permit registration of the Mr. Davidson's shares, Mr. Davidson will have the right to request that CHK register any shares owned by Mr. Davidson which he requests be registered (the "Piggyback Registration Right"). Mr. Davidson's Piggyback Registration Right is subject to limitations referred to in the Registration Rights Agreement, including the priority of the shares to be sold by CHK in such registration if the underwriters in any offering inform CHK that the amount of shares that can be sold in such offering is less than the amount of shares to be registered by CHK and requested to be registered by Mr. Davidson. In such case, CHK's shares have priority and Mr. Davidson's shares will be included along with all other shares to be registered by other shareholders exercising similar piggyback registration rights on a pro rata basis.

     In addition to the provisions mentioned above, the Registration Rights Agreement includes provisions on the registration terms and procedures to be followed, the indemnification of CHK by Mr. Davidson, or vice versa, and contribution with regards to any loss incurred by either party pursuant to action taken under the Registration Rights Agreement, notices of claims, and the payment of fees and expenses associated with registration.

GOODWILL PROTECTION AGREEMENT

     Concurrently with the closing of the Merger, CHK will enter into a Goodwill Protection Agreement with Charles E. Davidson, Mike Liddell and Mark Liddell as the majority owners of DLB Common Stock. Such agreement will prohibit Messrs. Davidson, Mark Liddell and Mike Liddell from directly or indirectly owning, acquiring or soliciting the acquisition of, or conducting any oil and gas business or developing any oil or gas interests with respect to any land in Dewey, Major, Woods or Woodward County, Oklahoma.

CONDUCT OF BUSINESS OF DLB PRIOR TO THE MERGER

     DLB has covenanted and agreed that, from the date of the Merger Agreement to the Effective Time of the Merger, each of the DLB Companies will conduct its business only in the ordinary course consistent with past practices. Notwithstanding the foregoing, DLB covenants and agrees with CHK that, except as expressly contemplated by the Merger Agreement from the date of the Merger Agreement to the Effective Time, without the prior written consent of CHK: (a) none of the DLB Companies will (i) amend its certificate or articles of incorporation, by-laws or other organizational documents; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock other than in connection with the WRT Spin-Off; (iv) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of DLB Common Stock issued pursuant to the exercise of any DLB stock option); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation or other business entity; (vii) liquidate, windup or dissolve (or suffer any liquidation or dissolution); (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (ix) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships related to oil and gas exploration and development, acquired in the ordinary course of business); (x) except as required by or contemplated by the 1997 credit facility entered into by DLB and the Chase Manhattan Bank as agent for itself and The Bank of Oklahoma, N.A. (the "Credit Facilities"), sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any assets except in the ordinary course of business and consistent with past practices; (xi) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (other than the contribution of the capital stock of DLB International, Inc. to WRT); (xii) except as specifically set forth in the Merger Agreement and the schedules thereto, make any loans, advances or capital contributions to, or investments in, or incur expenses on behalf of any Person (other than loans, advances or contributions to a DLB Company excluding any shares of Bayard or WRT Common Stock held by any DLB Company, and loans or advances in the ordinary course of business and consistent with past practices, excluding loans or advances to WRT or Bayard); (xiii) pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business and consistent with past practice; (xiv) enter into any DLB Material Agreement or any other agreement not terminable by any of the DLB Companies upon notice of 30 days or less and without penalty or other obligation (other than hydrocarbon agreements entered into in the ordinary course of business and consistent with past practices) or amend any DLB Material Agreement (as defined in the Merger Agreement); (xv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided that, notwithstanding anything in this section to the contrary, DLB may sell, contribute or assign to WRT or any other Person for consideration or without consideration, the WRT Claims Interest (as defined in the Merger Agreement); (xvi) except to the extent required to fund the obligations specified in the Merger Agreement, incur any indebtedness for borrowed money or incur any other obligation or liability (other than liabilities incurred in the ordinary course of business and consistent with past practices, but in no event shall such liabilities exceed $50,000, individually or in the aggregate); (xvii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person (other than guarantees of indebtedness of a DLB Company excluding any shares of Bayard or WRT Common Stock held by any DLB Company); or (xviii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (b) the DLB Companies will operate, maintain and otherwise deal with the Oil and Gas Properties of DLB in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts or agreements and all applicable laws, rules and regulations; (c) none of the DLB Companies shall resign, transfer or otherwise voluntarily relinquish any right it has as of the date of the Merger Agreement, as operator of any oil and gas interest of DLB; (d) none of the DLB Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to, (A) any employee benefit, pension or other plan (whether or not subject to ERISA), (B) except to the extent specifically contemplated in the Merger Agreement, any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement other than as contemplated in the Merger Agreement, accelerating the vesting of outstanding employee stock options or amending to cancel such options at or prior to the Effective Time; provided, however, that DLB may amend its "stay on" bonus plan so long as the maximum aggregate liability payable under such plan does not exceed $682,500; (ii) except for payments made pursuant to any DLB Employee Benefit Plan or any plan, agreement or arrangement described in the Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date of the Merger Agreement or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (e) the DLB Companies will keep and maintain books, records and accounts in accordance with good accounting practice and generally accepted accounting principles, as recognized by the Financial Accounting Standards Board (or any generally recognized successor) ("GAAP"); (f) none of the DLB Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances, as defined in the Merger Agreement; (g) the DLB Companies will (i) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of their businesses, and comply with and enforce the provisions of all DLB Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, the DLB Companies may incur obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided further, that the DLB Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any DLB Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP and as may be determined as sufficient by DLB's Board; (h) none of the DLB Companies will settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated in the Merger Agreement; (i) none of the DLB Companies will undertake any expenditure in an amount greater than $50,000 individually or in the aggregate (other than as specifically set forth in the Merger Agreement) without the prior written approval of CHK; (j) prior to November 5, 1997, DLB shall either have (i) committed to drill a well on the Whetstone/Sheridan prospect or (ii) farmed out such prospect to CHK and retained no overriding royalty interest in connection with such farmout and received from CHK no compensation therefor; (k) the DLB Companies will maintain in full force and effect the policies or binders of insurance described in the Merger Agreement; and (l) the DLB Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under the Merger Agreement. The DLB Companies will preserve substantially intact the business organization of the DLB Companies, keep available the services of the current officers, employees and consultants of the DLB Companies and preserve the goodwill of those current relationships of the DLB Companies with customers, suppliers and other persons with which any of the DLB Companies has significant business relations.

CONDUCT OF BUSINESS OF CHK PRIOR TO THE MERGER

     CHK has covenanted and agreed that, from the date of the Merger Agreement to the Effective Time, CHK will conduct its business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except as expressly disclosed in the Merger Agreement and the schedules thereto, from the date of the Merger Agreement until the Effective Time (a) CHK will not (i) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock other than a regular quarterly dividend not in excess of $0.05 per share per quarter; (ii) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation or other business entity; (iii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (b) CHK will not adopt or propose any material change in its certificate of incorporation or bylaws; and
(c) CHK will not, and will not permit any of its subsidiaries to take any action that would make any representation and warranty of CHK and Merger Sub under the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     No Solicitation by DLB. On October 22, 1997, DLB (and all DLB Representatives (as defined in the Merger Agreement)) terminated all and any existing activities, discussions and negotiations with third parties (other than CHK and Merger Sub) with respect to any possible transaction involving the acquisition of the DLB Common Stock or the merger or other business combination of DLB with or into any such third party and complied with all obligations in this section. DLB has agreed to not (and has agreed to cause the DLB Representatives not to) directly or indirectly, solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the submission of, any offer or the making of any proposal to acquire all or any part of the DLB Common Stock or all or any material portion of the assets or business of DLB or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to CHK of the transactions contemplated in the Merger Agreement (other than the transactions specifically contemplated therein), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal"). DLB further agreed that neither it nor any DLB Company will, and that it will cause each DLB Representative not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Alternative Proposal or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent DLB or DLB's Board from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal; (ii) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Alternative Proposal by any such Person; or (iii) recommending such an unsolicited bona fide written Alternative Proposal to the holders of DLB Common Stock if and only to the extent that, in any such case as is referred to in clause (ii), (A) DLB's Board concludes in good faith (after consultation with its legal counsel and financial advisors) that such Alternative Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Proposal and the Person making the Alternative Proposal, and would, if consummated, result in a transaction more favorable to holders of DLB Common Stock than the transaction contemplated by the Merger Agreement (any such more favorable Alternative Proposal being hereinafter referred to as a "Superior Proposal"), (B) DLB's Board determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law, (C) prior to providing any information or data to any Person pursuant to clause (ii) or (iii) above in connection with a Superior Proposal by any such Person, DLB's Board receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement referred to in the Merger Agreement and (D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, DLB's Board notifies CHK promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with DLB, any DLB Company or any of the DLB Representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. DLB agreed that it shall continue to keep CHK informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. DLB agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time of the Merger Agreement, whether before or after approval by the shareholders of DLB and CHK (i) by mutual written consent of CHK, Merger Sub and DLB; (ii) by either CHK or DLB if the Merger shall not have been consummated on or before May 31, 1998, (provided that such right will not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under the Merger Agreement has been the cause of, or resulted in the failure of the Merger to occur on or before such date); (iii) by DLB or CHK if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (the party seeking to terminate the Merger Agreement pursuant to this clause must use all commercially reasonable efforts to remove such injunction, order or decree); (iv) by DLB or CHK if the shareholder approvals referred to in the Merger Agreement shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of DLB shareholders or at any adjournment or postponement thereof; (v) by CHK if there has been a breach of the representations and warranties made by DLB in the Merger Agreement (provided, however, that CHK has provided notice to DLB, given requisite opportunity to cure and all other requirements in the Merger Agreement are satisfied); (vi) by CHK if DLB has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; (vii) by DLB if as a result of a Superior Proposal received by DLB from a Person other than a party to the Merger Agreement or any of its Affiliates, DLB's Board determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that the conditions specified in the Merger Agreement have been satisfied; (viii) by DLB if CHK shall have breached any of its representations, warranties or covenants under the Merger Agreement which breach shall have caused a reasonable likelihood that CHK will not be able to consummate the Merger (provided, however, that DLB has given CHK notice, given requisite opportunity to cure, and all other requirements in the Merger Agreements are satisfied); (ix) by CHK if the DLB Board accepts a Superior Proposal in accordance with the terms of the Merger Agreement; (x) by CHK if the DLB Board shall have withdrawn or modified in a manner adverse to CHK its approval or recommendation of the Merger Agreement or the Merger, or, upon request by CHK, shall fail to reaffirm such approval or recommendation; (xi) by CHK if the DLB Board shall have resolved to take any of the actions in (ix) or
(x); or (xii) by DLB or CHK, as the case may be, as otherwise in accordance with the terms of the Merger Agreement.

     If the Merger Agreement is terminated by either DLB or CHK pursuant to the foregoing provisions, the Merger Agreement will become void, and there will be no further obligation on the part of any party thereto or its respective Affiliates, directors, officers, or shareholders except as specifically expressed in the Merger Agreement; provided, however, that a termination of the Merger Agreement will not relieve any party to the Merger Agreement from any liability for damages incurred as a result of a breach by such party of its covenants, agreements or other obligations under the Merger Agreement occurring prior to such termination. Prior to Closing, the sole and exclusive remedy of any party to the Merger Agreement with respect to a breach of a representation or warranty contained therein shall be the right to terminate the Merger Agreement in accordance with and subject to the provisions of the Merger Agreement; provided, however, that a termination of the Merger Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its covenants under the Merger Agreement occurring prior to such termination. Each of CHK, Merger Sub and DLB have covenanted never to institute, directly or indirectly, any action or proceeding of any kind against the other based on or arising out of, or in any manner related to, the breach of a representation or warranty contained, in the Merger Agreement if the Merger Agreement is terminated pursuant to the foregoing paragraph.

TERMINATION FEES; EXPENSES

     Except as set forth in paragraphs (a) and (b) below, all expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that CHK and DLB each shall pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Information Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Information Statement/Prospectus. "Expenses" as used in this section shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to any party to the Merger Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Information Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the closing of the Merger.

          (a) CHK and DLB have agreed that

             (i) if DLB or CHK shall terminate the Merger Agreement pursuant to a Superior Proposal (subject to lien actions expressed in the Merger Agreement), or

             (ii) if (A) DLB or CHK terminate the Merger Agreement due to the failure of DLB's shareholders to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, and (B) at the time of such failure to so approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, there shall exist an Alternative Proposal with respect to DLB and, within 12 months of the termination of the Merger Agreement, DLB enters into a definitive agreement with any third party with respect to an Alternative Proposal with respect to DLB, then DLB shall pay to CHK an amount equal to $5,000,000 (the "DLB Termination Fee").

          (b) The DLB Termination Fee required to be paid pursuant to (a)(i) above will be paid prior to, and will be a pre-condition to effectiveness of termination of the Merger Agreement and the DLB Termination Fee to be paid pursuant to (a)(ii) above will be paid to CHK on the next business day after a definitive agreement is entered into with a third party with respect to an Alternate Proposal with respect to DLB. Any payment of a DLB Termination Fee otherwise required to be made pursuant to the Merger Agreement shall be made not later than two Business Days after termination of the Merger Agreement. All payments under the Merger Agreement shall be made by wire transfer of immediately available funds.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto at any time before or after approval of the DLB Proposal by the shareholders of DLB; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by a written instrument signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver must be in writing. Except as provided in the Merger Agreement, no action taken pursuant to the Merger Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the Merger Agreement. The waiver by any party thereto of a breach of any provision thereof shall not operate or be construed as a waiver of any prior or subsequent similar breach.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of CHK and DLB relating to, among other things, (a) organization, good standing. qualification to do business and other corporate matters, (b) capitalization,
(c) the authorization, execution, delivery and enforceability of the Merger Agreement, the actions taken by the CHK and DLB Board of Directors with respect thereto and related matters, (d) the absence of certain changes or events since June 30, 1997, (e) reports filed by each company with the Commission and the financial statements included therein, (f) information supplied by each company for inclusion in the registration statement of which this Information Statement/Prospectus is a part, (g) required consents and approvals, (h) brokers, (i) employee benefit matters, (j) the absence of certain litigation,
(k) tax matters, (l) environmental compliance, (m) ownership of shares and (n) the receipt by DLB of the opinion discussed above under "Description of Merger -- Opinion of Lehman Brothers."

                               SECURITY OWNERSHIP
              OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS


     CHK. The table below sets forth as of March 25, 1998 (i) the name and address of each person beneficially owning 5% or more of outstanding CHK Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned and (ii) the number and percentage of outstanding shares of CHK Common Stock beneficially owned by each of the directors and executive officers and by all directors and executive officers of CHK as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.



                                                                        CHK
                                                                    COMMON STOCK
                                                            ----------------------------
                                                            NUMBER OF         PERCENT OF
                     BENEFICIAL OWNER                         SHARES            CLASS
                     ----------------                       ----------        ----------
Tom L. Ward*+.............................................  11,330,635(a)(b)      11%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon*+.....................................  11,069,331(b)(c)      11%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Pilgrim Baxter & Associates...............................   6,083,008(d)          6%
  1255 Drummers Lane
  Wayne, PA 19087-1590
Floyd C. Wilson...........................................   5,320,827(e)          5%
  8400 Killarney
  Wichita, Kansas 67206
Shannon T. Self*..........................................   2,735,748(f)          3%
E. F. Heizer, Jr.*........................................   1,058,150(g)          1%
Frederick B. Whittemore*..................................     859,550(h)         **
Steven C. Dixon+..........................................     428,072(b)(i)      **
Walter C. Wilson*.........................................     251,750(j)         **
Breene M. Kerr*...........................................     204,500(k)         **
J. Mark Lester+...........................................     113,849(b)(l)      **
Marcus C. Rowland+........................................      99,585(b)         **
Henry J. Hood+............................................      24,756(b)(m)      **
All directors and executive officers as a group...........  28,215,486(n)         27%

---------------

 *   Director

 +   Executive officer of CHK

 **  Less than 1%

(a) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer, and 909,000 shares which may be acquired pursuant to currently exercisable stock options granted by CHK.

(b) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 3,585 shares; Aubrey K. McClendon, 1,639 shares; Steven C. Dixon, 950 shares; Marcus C. Rowland, 979 shares; J. Mark Lester, 1,081 shares and Henry J. Hood, 1,187 shares).

(c) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner, and 594,000 shares which may be acquired pursuant to currently exercisable stock options granted by CHK.

(d) Based on information provided in the January 31, 1998 Schedule 13G as filed with the SEC.


(e) Based on information provided in the March 18, 1998 Schedule 13D as filed with the SEC.



(f) Includes 2,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is a general partner and the remaining partners are members of Mr. Self's immediate family sharing the same household; 1,098,600 shares held by Mr. Self as trustee of the Aubrey
     K. McClendon Children's Trust, 1,209,100 shares held by Mr. Self as trustee of the Tom L. Ward Children's Trust and 425,666 shares which Mr. Self has the right to acquire pursuant to currently exercisable stock options granted by CHK.



(g) Includes 348,500 shares subject to currently exercisable stock options granted to Mr. Heizer by CHK.



(h) Includes 41,700 shares held by Mr. Whittemore as trustee of the Whittemore Foundation and 377,750 shares subject to currently exercisable stock options granted to Mr. Whittemore by CHK.



(i) Includes 326,767 shares subject to currently exercisable stock options granted to Mr. Dixon by CHK.



(j) Includes 251,750 shares subject to currently exercisable stock options granted to Mr. Wilson by CHK.



(k) Includes 31,250 shares subject to currently exercisable stock options granted to Mr. Kerr by CHK.



(l) Includes 108,268 shares subject to currently exercisable stock options granted to Mr. Lester by CHK.



(m) Includes 21,375 shares subject to currently exercisable stock options granted to Mr. Hood by CHK.



(n)  Includes shares subject to options which are currently exercisable.


     DLB. The following table sets forth certain information regarding the beneficial ownership of DLB Common Stock as of March 19, 1998, by (i) each director of DLB, (ii) each executive officer of DLB whose total annual salary and bonus for 1996 exceeded $100,000, (iii) each person known or believed by DLB to own beneficially five percent or more of the DLB Common Stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

                                                                BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------
                  NAME OF BENEFICIAL OWNER                    NUMBER OF SHARES    PERCENT
                  ------------------------                    ----------------    -------
Charles E. Davidson.........................................      7,500,600         57.8%
Mike Liddell................................................      1,621,900(2)      12.1%
Mark Liddell................................................      1,605,000(3)      12.1%
Joel-Andre Ornstein.........................................          4,000            *
Martin L. Solomon...........................................        205,000          1.6%
Gary C. Hanna...............................................         27,675(4)         *
Ronald D. Youtsey...........................................         22,562(5)         *
Rick A. Carlson.............................................         21,312(6)         *
All directors and officers as a group (13 persons)..........     11,220,133(7)      82.0%

---------------

 *  Less than one percent.

(1) Shares of DLB Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person.

(2) Includes options for 325,000 shares, which are presently exercisable; excludes options not exercisable within 60 days for 325,000 shares.

(3) Includes options for 325,000 shares, which are presently exercisable; excludes options not exercisable within 60 days for 325,000 shares.

(4) Includes options for 24,375 shares, which are presently exercisable; excludes options not exercisable within 60 days for 24,375 shares.

(5) Includes options for 20,312 shares, which are presently exercisable; excludes options not exercisable within 60 days for 20,312 shares.

(6) Includes options for 20,312 shares, which are presently exercisable; excludes options not exercisable within 60 days for 20,312 shares.

(7) Includes options for 715,000 shares, which are presently exercisable; excludes options not exercisable within 60 days for 910,000 shares.

     The business address of Charles E. Davidson is 411 West Putnam Avenue, Greenwich, Connecticut 06830. The business address of Mike Liddell and Mark Liddell is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118.

                        DESCRIPTION OF CHK CAPITAL STOCK

     The authorized capital stock of CHK consists of 250,000,000 shares of CHK Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value of $.01 per share ("Preferred Stock"). As of March 19, 1998, the issued and outstanding capital stock of CHK (including the shares of CHK Common Stock issued to former shareholders of Hugoton) consisted of 100,102,270 shares of CHK Common Stock. No shares of Preferred Stock are currently outstanding. Also, an additional 2,746,685 shares of CHK Common Stock were reserved for issuance upon the exercise of options granted and which may be granted under CHK's stock option plans.

     On December 31, 1996, CHK changed its state of incorporation from Delaware to Oklahoma by the merger of Chesapeake Energy Corporation, a Delaware corporation, with and into its newly formed wholly owned subsidiary, Chesapeake Oklahoma Corporation. The surviving corporation changed its name to Chesapeake Energy Corporation. Each outstanding share of CHK Common Stock, par value $.01, of the merged Delaware corporation was converted into one share of CHK Common Stock, par value $.01, of the surviving corporation. As a result of the merger, the surviving corporation succeeded to all of the assets and is responsible for all of the liabilities of the merged Delaware corporation. On matters of corporate governance, the rights of CHK's security holders are governed by the OGCA.

     The following description of certain matters relating to the capital stock of CHK is a summary and is qualified in its entirety by the provisions of CHK's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), which are incorporated by reference as exhibits to the Registration Statement of which this Information Statement/Prospectus is a part.

COMMON STOCK

     The holders of CHK Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of CHK. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the CHK Board out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of CHK, the holders of CHK Common

Stock are entitled to share ratably in all assets remaining after payment of all liabilities of CHK and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of CHK Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding shares of CHK Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     CHK has an authorized class of Preferred Stock consisting of 10,000,000 shares, none of which is issued and outstanding. The CHK Board is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue shares of Preferred Stock from time to time in one or more new series as from time to time designated. Each such series of Preferred Stock would have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the CHK Board, which may include among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuance, the issuance of Preferred Stock could adversely affect the voting power of holders of CHK Common Stock and decrease the likelihood that such holders of CHK Common Stock will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change in control of CHK.

ANTI-TAKEOVER PROVISIONS

     The Certificate and Bylaws of CHK, and the OGCA include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the CHK Board rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and certain stock repurchases, and the availability of authorized but unissued CHK Common Stock. The CHK Charter opts out of the Oklahoma Control Share Acquisition Act. In addition, the Oklahoma legislature enacted the Control Share Acquisition Act to discourage hostile takeover attempts or the acquisition of a potentially controlling ownership position without the approval of a company's board of directors.

CLASSIFIED BOARD OF DIRECTORS

     CHK's Certificate and Bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

BLANK CHECK PREFERRED STOCK

     The Certificate authorizes blank check Preferred Stock. See "--Preferred Stock." The Board can set the voting rights, redemption rights, conversion rights and other rights relating to such Preferred Stock and could issue such stock in either a private or public transaction. In some circumstances, the blank check Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the board of directors opposes.

TAKEOVER STATUTES

     Section 1090.3 of the OGCA generally prevents an "interested shareholder" from engaging in a "business combination" with a corporation for three years following the date such person became an interested shareholder, unless (i) prior to the time such person became in interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (iii) on or subsequent to the time of the transaction in which such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

     The statute defines a "business combination" to include (i) any merger or consolidation involving the corporation and an interested shareholder, (ii) any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation, (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder, (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder, (v) the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation or (vi) any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA. For purposes of Section 1090.3 of the OGCA, the term "corporation" also includes CHK's majority-owned subsidiaries. In addition, the statutes define an "interested shareholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

STOCK PURCHASE PROVISIONS

     The Certificate includes a provision which requires the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors held by persons who are not interested shareholders (as defined) to approve the repurchase of any equity securities of CHK from any interested shareholder for a price in excess of fair market value, unless such repurchase is either (i) made on the same terms offered to all holders of the same securities or (ii) made on the open market and not the result of a privately negotiated transaction.

SHAREHOLDER ACTION

     With respect to any act or action required of or by the holders of the CHK Common Stock, the affirmative vote of a majority of the shares of CHK Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the charter of CHK. The OGCA requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as merger, sale of substantially all assets, dissolution or amendment of the Certificate. The Certificate provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the Certificate limiting director liability and stock repurchases by CHK, and providing for staggered terms of directors and indemnity for directors. Such vote is also required for shareholders to amend, repeal or adopt any provision of the Bylaws.

     Shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of the capital stock of CHK entitled to vote thereon been present at a meeting.

BAYARD COMMON STOCK

     For a description of the Bayard Common Stock see the Bayard Prospectus which is attached hereto as Annex D.

                       SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Section 1091 of the OGCA ("Section 1091"), any holder of DLB Common Stock who does not vote in favor of the Merger may dissent from the Merger and elect to have the fair value of such shareholder's shares of DLB Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such shareholder in cash, together with a fair rate of interest. The following discussion is not a complete statement of the law pertaining to appraisal rights under Oklahoma law, and is qualified in its entirety by the full text of Section 1091, which is set forth in its entirety as Annex C to this Information Statement/Prospectus, and any future amendments thereto.

     Any DLB shareholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex C to this Information Statement/Prospectus because failure to comply with the procedures specified in Section 1091 in a proper and timely fashion will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the DLB Common Stock, DLB recommends that DLB shareholders who consider exercising such rights seek the advice of counsel.

     Any holder of record of DLB Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 1091 must satisfy each of the following conditions:

          (i) DLB shareholders wishing to dissent from the Merger must deliver to DLB a written demand for appraisal of such shareholder's shares of the DLB Common Stock within twenty (20) days after the date of mailing of this Information Statement. Demand can only be made by the record owner. Consequently, a beneficial owner who is not a record owner must instruct a record owner to make appropriate demand on the beneficiary shareholder's behalf. DLB shareholders should forward demands for appraisal to DLB Oil & Gas, Inc., 1601 Northwest Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401, Attention: Secretary. Merely failing to consent to the approval and adoption of the Merger will not constitute a demand for appraisal within the meaning of Section 1091.

          (ii) DLB shareholders wishing to dissent from the Merger must not consent to the Merger in writing.

          (iii) DLB shareholders wishing to dissent from the Merger must continuously hold their shares of DLB Common Stock from the date of making their demand through the Effective Time. Accordingly, a shareholder who is the record holder of shares of DLB Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

     A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as such shareholder's name appears on such shareholder's stock certificates, should specify the shareholder's name and mailing address, the number of shares of DLB Common Stock owned and that such shareholder intends thereby to demand appraisal of such shareholder's stock. However, such demand will be sufficient if it reasonably informs DLB of the shareholder's identity and intent to demand the appraisal of his shares. Any person signing a demand for appraisal on behalf of a partnership or corporation or other entity must indicate that person's title. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of DLB Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand for appraisal, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of DLB Common Stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares of DLB Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of DLB Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Holders of shares of DLB Common Stock who hold their shares in brokerage accounts or nominee form and who wish to exercise appraisal rights are urged to consult promptly with their broker or nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker or nominee.

     Within ten days after the Effective Time, CHK must give written notice that the Merger has become effective to each shareholder who has filed a written demand meeting the requirements of Section 1091. Within 120 days after the Effective Time, but not thereafter, either CHK or any former DLB shareholder who has complied with the requirements of Section 1091 may file a petition in the district court demanding a determination of the value of the shares of DLB Common Stock held by all dissenting shareholders of DLB.

     CHK does not presently intend to file such a petition, and DLB shareholders seeking to exercise appraisal rights should not assume that CHK will file such petition or that CHK will initiate any negotiations with respect to the fair value of such shares. Accordingly, DLB shareholders who desire to have their shares appraised should initiate any petition necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 1091. Inasmuch as CHK does not have an obligation to file such a petition, the failure of an DLB shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal.

     Within 120 days after the Effective Time of the Merger, any DLB shareholder who has complied with the provisions of Section 1091 to that point in time will be entitled to receive from DLB, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger and the aggregate number of holders of such shares. DLB must mail such statement to the requesting shareholder within ten days of receipt of such request or within ten days of the expiration of the period for delivery of demands for appraisal (whichever is later).

     If a petition for an appraisal is timely filed, after a hearing on such petition, the district court will determine which shareholders are entitled to appraisal rights and will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the district court and taxed upon the parties as the district court deems equitable. Upon application of a shareholder, the district court may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. DLB SHAREHOLDERS CONSIDERING SEEKING APPRAISAL WITH RESPECT TO THEIR SHARES OF DLB COMMON STOCK SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 1091 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

     In determining fair value, the district court is to take into account all relevant factors.

     Any shareholder who has duly demanded an appraisal in compliance with
Section 1091 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time) unless the demand is withdrawn, the appraisal rights are not perfected by the filing of a petition or a court of competent jurisdiction determines that the shareholder is not entitled to exercise dissenter's rights.

     At any time within 60 days after the Effective Time any shareholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger Agreement if such withdrawal is made in writing to CHK; after this period, the shareholder may withdraw such demand for appraisal only with the written consent of CHK. No appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the district court, and such approval may be conditioned upon such terms as the district court deems just. If no petition for appraisal is filed with the district court within 120 days after the Effective Time of the Merger, if such shareholder has withdrawn such demand for appraisal as discussed in the preceding sentence, or if a court of competent jurisdiction determines that the shareholder is not entitled to exercise dissenter's rights, such shareholder's rights to appraisal shall cease, and the shareholder will be entitled to receive the merger consideration set forth in the Merger Agreement.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 1091 MAY RESULT IN THE LOSS OF A DLB SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS WITH RESPECT TO SHARES OF DLB COMMON STOCK. CONSEQUENTLY, ANY DLB SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS OF THE SEPARATE WRITTEN DEMAND FOR APPRAISAL REFERRED TO IN THE STATUTORY PROCEDURE SUMMARIZED ABOVE.

                             GOVERNMENT REGULATION

REGULATORY APPROVALS

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"). The HSR Act requires, among other things, that certain information regarding the Merger be furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and that certain waiting period requirements be satisfied before the Merger can be consummated. Pursuant to the HSR Act, CHK and DLB filed the required notification and report forms with the FTC and the Antitrust Division and requested early termination of the waiting period, which is discretionary with the FTC and the Antitrust Division. Early termination of the waiting period was granted on January 12, 1998.

     However, notwithstanding such filings and expiration of any applicable waiting periods, the FTC and the Antitrust Division have authority to challenge the Merger on antitrust grounds at any time. In addition, each state in which CHK or DLB has operations may also review the Merger under state antitrust laws. Neither CHK nor DLB is aware of any other regulatory approvals or filings that are required in connection with the Merger.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material Federal income tax considerations of the Merger that are generally applicable to holders of shares of DLB Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the DLB shareholders. For a discussion of the Federal income tax considerations of the distribution of the Bayard Common Stock to the holders of DLB Common Stock, see the information under the caption "Certain Federal Income Tax Consequences" in the Bayard Prospectus attached hereto as Annex D.

     DLB shareholders should be aware that this discussion does not deal with all Federal income tax considerations that may be relevant to particular DLB shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The following discussion only addresses the Federal income tax consequences of the Merger itself. It does not address the tax consequences of the Merger under foreign, state or local tax laws.

     The payment of the Merger Consideration to the DLB shareholders pursuant to the Merger will be treated as a taxable transaction for Federal income tax purposes. In general, DLB shareholders will recognize a gain equal to the fair market value of the Merger Consideration over the adjusted tax basis of shares of DLB Common Stock exchanged therefor. Such gain will be treated as a capital gain if the shares of DLB Common Stock are capital assets in the hands of the DLB shareholder. DLB shareholders should have a tax basis in each component of the Merger Consideration equal to its fair market value at the Effective Time.

     Any capital gain will be (a) long-term capital gain if the DLB shareholder held shares of DLB Common Stock for more than 18 months, (b) mid-term capital gain if the DLB shareholder held shares of DLB Common Stock more than 12 months but not more than 18 months or (c) short-term capital gain if the DLB shareholder held shares of DLB Common Stock for 12 months or less as of the effective date of the Merger. Long-term capital gain of individuals currently is taxed at a maximum rate of 20%. Mid-term capital gain of individuals is currently taxed at a maximum rate of 28%. Short-term capital gain of individuals is taxed as ordinary income. Ordinary income of individuals is currently taxed at a maximum rate of 39.6%.


     The Barbados Contingent Payment Rights and the Liquidating Trust Contingent Payment Rights (for purposes of this paragraph, the "Rights") will likely be treated as debt instruments for federal income tax purposes, subject to the Treasury Regulations dealing with original issue discount. The application of such Regulations to instruments such as the Rights is not clear, but DLB intends to report original issue discount to the holders of Rights in accordance with a comparable yield and projected payment schedule within the meaning of Treasury Regulation section 1.1275-4 as determined by DLB. A holder of such Rights that determines its own projected payment schedule must explicitly disclose this fact and the basis for such schedule to the Internal Revenue Service. DLB will use its best judgment based on the facts known to it at the Effective Time to determine the fair market value of the Rights and the projected payment schedule. No assurance can be given that the Internal Revenue Service will agree with the determination of DLB. DLB shareholders holding such Rights will be required to include these amounts in income prior to the receipt of cash, if any, from the Rights. The tax basis of the DLB shareholder in the Rights initially will be the fair market value of the Rights at the Effective Time and will be increased by the amount of original issue discount that the holder is required to include in income. Any cash received in excess of the fair market value of the Rights at the Effective Time will likely be treated as ordinary income to the DLB shareholder. If a DLB shareholder ultimately receives less cash payments than expected under the projected payment schedule, then such DLB shareholder will recognize a loss, part of which may be ordinary.


     The Federal income tax consequences set forth above are for general information only. Each DLB shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him or her of the Merger, including the applicability and effect of state, local and other tax laws.

     For a discussion of certain federal income tax consequences related to the WRT Spin-Off, see "Description of WRT Spin-Off -- Federal Income Tax Consequences."

             MARKET PRICE AND DIVIDEND DATA; STOCK EXCHANGE LISTING

     DLB Common Stock is listed for quotation under the symbol "DLBI" on the NASDAQ NMS. DLB Common Stock commenced trading on the NASDAQ NMS on July 25, 1995. CHK Common Stock has been trading under the symbol "CHK" on the NYSE since April 28, 1995. Prior to such date, CHK Common Stock was listed for quotation on the NASDAQ NMS. The following table sets forth, for each of DLB Common Stock and CHK Common Stock, for the calendar quarters indicated, the high and low closing sales price per share and the dividends paid (in the case of CHK, adjusted for 3-for-2 stock splits on December 15, 1995, and June 28, 1996, and a 2-for-1 stock split on December 31, 1996). DLB has not paid a cash dividend during any of the relevant periods. CHK initiated a quarterly dividend with the payment of $.02 per share of CHK Common Stock on July 15, 1997. The payment of future cash dividends, if any, will be reviewed by the board of directors of CHK (the "CHK Board") and will depend upon, among other things, CHK's financial condition, funds from operations, the level of its capital and development expenditures, its business prospects and any contractual restrictions. In addition, certain of the indentures governing CHK's indebtedness contain certain restrictions on CHK's ability to declare and pay dividends. All prices set forth below are as reported in published financial sources.


                                                           DLB               CHK
                                                      COMMON STOCK       COMMON STOCK
                                                     ---------------    --------------
                 CALENDAR QUARTER                     HIGH      LOW     HIGH      LOW
                 ----------------                    ------    -----    -----    -----
1996
  First Quarter....................................   10.75     6.69    16.50    10.67
  Second Quarter...................................    8.00     6.88    30.38    15.50
  Third Quarter....................................    8.50     7.13    34.00    21.00
  Fourth Quarter...................................   11.00     8.13    34.13    25.69
1997
  First Quarter....................................   18.25    10.50    31.50    19.88
  Second Quarter...................................   17.25    12.75    22.38     9.25
  Third Quarter....................................   17.25    14.00    11.50     6.31
  Fourth Quarter...................................   16.50     8.75    12.94     7.00
1998
  First Quarter (through March 24, 1998)...........   10.00     7.88     7.63     5.56



     On October 21, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales prices per share of DLB Common Stock and CHK Common Stock, as reported by the NASDAQ NMS and the NYSE Composite Tape, were $16.50 and $12.75, respectively. On March 24, 1998, the last trading day prior to the date of this Information Statement/Prospectus, the last sales prices per share of DLB Common Stock and CHK Common Stock, as reported by the NASDAQ NMS and the NYSE Composite Tape, were $8.625 and $6.25, respectively. As of March 24, 1998, there were approximately 39 shareholders of record of DLB Common Stock, which does not include shares held in securities position listings.



     Bayard Common Stock has been listed for trading on the American Stock Exchange since November 4, 1997 (the first trading day in connection with its initial public offering). Bayard Common Stock commenced trading on November 4, 1997 at $23.00 per share on the AMEX. On March 24, 1998, the last trading day prior to the date of this Information Statement/Prospectus, the last sales price of Bayard Common Stock was $15.375.


     CHK has agreed to use commercially reasonable efforts to cause the shares of CHK Common Stock issued in the Merger to be listed for trading on the NYSE. At the Effective Time of the Merger, the DLB Common Stock will cease trading and be delisted from the NASDAQ NMS.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Following the Merger, holders of record of DLB Common Stock as of immediately prior to the Effective Time of the Merger will become holders of CHK Common Stock and the rights of such holders will be governed by the certificate of incorporation and bylaws of CHK. The rights of CHK's shareholders differ in certain respects from the rights of DLB's shareholders. Because both DLB and CHK are organized and exist under Oklahoma law and are subject to the corporate laws of Oklahoma, these differences arise from various provisions of the certificates of incorporation (the "CHK Certificate" or the "DLB Certificate") and bylaws of the two companies. Certain of the differences are summarized below, and such summary is qualified in its entirety by reference to the full text of such documents.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the OGCA any amendment to a certificate of incorporation must be approved at a special or annual meeting by a majority of the outstanding shares of each class entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to a vote by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares or par value or adversely affect the powers, preferences or special rights of the shares of such class. The DLB Certificate reserves for DLB shareholders the right to amend, alter, change or repeal any provisions of the DLB Certificate. Likewise, the CHK Certificate reserves for CHK shareholders the right to amend, alter, change or repeal, from time to time, any provision contained in the CHK Certificate. The CHK Certificate provides that the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares having voting power, voting together as a single class, is required to amend, repeal or adopt any provisions inconsistent with certain provisions of the CHK Certificate. The required approval of holders of more than a majority of the outstanding CHK Common Stock makes it more difficult for shareholders to make changes to the CHK Certificate.

AMENDMENTS TO BYLAWS

     Pursuant to the OGCA, the power to adopt, amend or repeal bylaws is vested in the shareholders entitled to vote on such matters; provided, however, any corporation may confer the power to adopt, amend or repeal bylaws upon the directors in the corporation's certificate of incorporation. However, the fact that this power is conferred upon the directors of a corporation will not divest the shareholders of the power, nor limited their power to adopt, amend or repeal the bylaws. The DLB Certificate and Bylaws grant the shareholders or the DLB Board the power to amend or repeal the DLB Bylaws at any meeting or by written consent. Pursuant to the CHK Bylaws, the CHK Bylaws may be altered, amended or repealed or new bylaws may be adopted in accordance with the CHK Certificate, which provides that, in the furtherance and not in limitation of the powers conferred by statute, the CHK Board is expressly authorized to adopt, repeal, alter, amend or rescind the CHK Bylaws.

SHAREHOLDER ACTION

     Under the OGCA, the certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power required to be present or represented by proxy at a meeting in order to constitute a quorum for, and the votes that are necessary for, the transaction of any business, but in no event may a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of any specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present or represented by proxy, constitutes a quorum and action requires the affirmative vote of the majority of shares present or represented by proxy at the meeting. Unless otherwise provided in the certificate of incorporation, any action that is required or which may be taken at any annual or special meeting of the shareholders of a corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The DLB Bylaws provide that the presence in person or by proxy of holders of a majority of all of the shares of DLB Common Stock entitled to vote at a shareholders' meeting shall constitute a quorum, and a majority of all votes cast shall determine all matters other than elections. Except for procedural matters, a shareholder entitled to vote or his proxy must vote by ballot. The DLB Bylaws have a provision allowing for shareholder action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the minimum number of shares that would be necessary to authorize the taking of such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The CHK Bylaws provide that the holders of a majority of the shares of CHK Common Stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business at all meetings of the shareholders. The affirmative vote of a majority of the shares of present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize an act or action. The CHK Certificate provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SPECIAL SHAREHOLDER MEETINGS

     Under the OGCA, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The DLB Bylaws provide that the DLB Board or a committee of the DLB Board duly designated and whose powers and authority include the power to call meetings may call special meetings of the shareholders at such places as the DLB Board or a committee of the DLB Board specify in the notice or waiver of notice for such meetings. The DLB Bylaws require written notice of meetings be given to shareholders not less than 20 nor more than 60 days before the date of the meeting. The CHK Bylaws provide that special meetings may be called only by the chairman of the board or by the president or secretary, at the request, in writing, of a majority of the board of directors or by shareholders who are the record owners of 10% or more of the outstanding shares of CHK Common Stock entitled to vote at the election of directors. The CHK Bylaws require written notice of meetings be given to shareholders not less than 10 nor more than 60 days before the date of the meeting.

NUMBER AND ELECTION OF DIRECTORS

     Under the OGCA, the board of directors must consist of one or more members and the number must be fixed by or in a manner provided for in the bylaws, unless the number is fixed by the certificate of incorporation in which case a change in the number of directors requires the amendment of the certificate of incorporation. All elections of directors must be by written ballot, unless otherwise provided for in the certificate of incorporation, directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DLB Bylaws provide that the number of directors constituting the board shall not be less than three nor more than 15, as the DLB Board may determine by resolution from time to time. The DLB shareholders elect directors at the annual meeting by a plurality of the votes cast by written ballot. The CHK Bylaws, like that of the DLB Bylaws, provide that the number of directors constituting the board shall not be less than three nor more than 15. The number of directors is determined by resolution adopted by a vote of 2/3 of the entire board or at an annual or special meeting of the shareholders by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote.

SHARE PURCHASE PROVISION

     The CHK Certificate includes a provision which requires the affirmative vote of 2/3 of the outstanding shares of capital stock entitled to vote generally in the election of directors held by persons who are not interested shareholders (as defined) to approve the repurchase of any equity securities of CHK from any interested shareholder for a price in excess of fair market value, unless such repurchase is either (i) made on the same terms offered to all holders of the same securities or (ii) made on the open market and not the result of a privately negotiated transaction. The DLB Certificate and Bylaws do not have a similar provision.

ANTITAKEOVER PROVISIONS

     The DLB Certificate authorizes its board of directors to issue preferred stock, without further shareholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of DLB Common Stock. The DLB shareholders holding a majority of the outstanding shares entitled to vote at an election of directors may remove any director at any time with or without cause. DLB does not have a classified board of directors. The DLB Certificate opts out of the Oklahoma Control Share Acquisition Act. The Oklahoma legislature enacted the Control Share Acquisition Act to discourage hostile takeover attempts or the acquisition of a potentially controlling ownership position without the approval of a company's board of directors.

     The CHK Bylaws contain certain antitakeover provisions which establish an advance notice procedure regarding the nomination of directors by shareholders and shareholder proposals to be brought before an annual meeting. Like the DLB Certificate, the CHK Certificate authorizes the board to issue preferred stock, without further shareholder approval, in one or more series and to determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof which could adversely affect the voting power or other rights of holders of CHK Common Stock and impede the completion of a merger, tender offer or other takeover attempt. Unlike the DLB board, the CHK board of directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of shareholders. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. Also, directors may only be removed for cause from a classified board. In addition, the CHK Certificate opts out of the Oklahoma Control Share Acquisition Act.

                          DESCRIPTION OF WRT SPIN-OFF

THE WRT SPIN-OFF

     Immediately prior to the Merger, DLB will effect the WRT Spin-Off by distributing all of the shares that it owns of its subsidiary WRT to the shareholders of record of DLB as of immediately prior to the Effective Time. DLB currently owns 10,792,220 shares of WRT Common Stock, representing approximately 48.8% of the outstanding shares of WRT Common Stock. The DLB Board will set a record date for the DLB shareholders entitled to receive their pro rata share of the WRT Common Stock, which record date shall be the Closing Date, and will authorize the distribution of the WRT Common Stock as of immediately prior to the Effective Time. No holder of DLB Common Stock will be required to pay any cash or other consideration for the shares of WRT Common Stock to be received in the WRT Spin-Off or to take any other action in order to receive WRT Common Stock in the WRT Spin-Off. WRT is a reporting company subject to the informational requirements of the Exchange Act. See "Available Information."

PRO-RATA DISTRIBUTION


     The WRT Spin-Off will be done on a pro-rata basis such that the DLB shareholders will have the same proportionate interest in DLB and WRT both immediately after the WRT Spin-Off as they had in DLB and WRT immediately prior to the WRT Spin-Off. At the time of the WRT Spin-Off, the DLB shareholders will receive for each share of DLB Common Stock held that number of shares of WRT Common Stock obtained by dividing 10,792,220 by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time (the "Spin-Off Ratio"). As of March 24, 1998, there were 12,975,000 shares of DLB Common Stock issued and outstanding and options relating to 1,713,750 shares of DLB Common Stock issued and outstanding, all of which will accelerate and become exercisable immediately prior to the Effective Time. Assuming that no options for DLB Common Stock are exercised, the Spin-Off Ratio would be equal to 0.8318 share of WRT Common Stock for each share of DLB Common Stock held. In the event that all of the outstanding options for DLB Common Stock are exercised by the payment of the exercise price in cash prior to the WRT Spin-Off, the Spin-Off Ratio would be equal to 0.7347 share of WRT Common Stock for each share of DLB Common Stock held. No fractional shares will be distributed in the WRT Spin-Off. The aggregate number of shares of WRT Common Stock that any DLB shareholder would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of WRT Common Stock and in no event will the number of shares of WRT Common Stock distributed in the WRT Spin-Off exceed the number of shares of WRT Common Stock owned by DLB immediately prior to the WRT Spin-Off.


LISTING AND TRADING OF WRT COMMON STOCK


     There is currently no established public trading market for the WRT Common Stock. WRT has applied to have the WRT Common Stock listed for trading on the NASDAQ Small Cap Market under the symbol "WRTX." However, there can be no assurance that the WRT Common Stock will be accepted for listing or, if it is, that it will be able to maintain such listing. DLB shareholders receiving WRT Common Stock in the WRT Spin-Off may incur tax liability in connection therewith. See "-- Federal Income Tax Consequences." To the extent that a public trading market does not exist at the time of the WRT Spin-Off, the DLB shareholders may be unable to sell the WRT Common Stock received in the WRT Spin-Off to satisfy any resulting tax liability.

     The WRT Common Stock distributed to the DLB shareholders will be freely transferable, except for WRT Common Stock received by persons who may be deemed to be "affiliates" of WRT under the Securities Act and who may be a controlling shareholder of DLB. Persons who may be deemed to be affiliates of WRT after the WRT Spin-Off generally include individuals or entities that control, are controlled by or under common control with WRT, and may include certain officers and directors of WRT as well as principal shareholders of WRT. Affiliates of WRT may not transfer the WRT Common Stock received in the WRT Spin-Off unless a registration statement covering the securities is filed, the requirements of Rule 144 of the Securities Act excluding the holding period requirement are satisfied or an exemption from the registration requirements of the Securities Act applies. A controlling shareholder of DLB who receives WRT Common Stock in the WRT Spin-Off will receive restricted securities that may not be transferred unless a registration statement covering the securities is filed, the requirements of Rule 144 of the Securities Act are satisfied or an exemption from the registration requirements of the Securities Act applies.

FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the principal federal income tax consequences associated with the WRT Spin-Off of the WRT Common Stock to the DLB shareholders. Such discussion is not based upon an opinion of counsel. The following discussion applies only to a DLB shareholder who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and who holds shares of DLB Common Stock as a capital asset. The following discussion does not address the potential tax consequences applicable to DLB shareholders (i) who have received such shares in connection with the performance of services, (ii) who are dealers in securities or (iii) who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, nonresident alien individuals or foreign entities).


     The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not materially alter the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the WRT Spin-Off to the DLB shareholders. No ruling has been requested from the IRS with respect to any of the matters discussed herein and, thus, no assurance can be provided that statements set forth herein (which do not bind the courts or the IRS) will not be challenged by the IRS or would be sustained by a court if so challenged. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the WRT Spin-Off.

     EACH DLB SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE WRT SPIN-OFF AND THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


     DLB believes that the WRT Spin-Off of WRT Common Stock to the DLB shareholders should be treated as a distribution with respect to their DLB Common Stock that would be taxable (i) as a dividend to the extent of any current and accumulated earnings and profits of DLB, (ii) as a return of capital to the extent of each DLB shareholder's basis in its DLB Common Stock, and (iii) thereafter, as capital gain. DLB will report consistently with such conclusion for federal income tax purposes. However, the tax treatment of the WRT Spin-Off to the DLB shareholders is not free from doubt. To the extent the WRT Spin-Off is treated as a dividend, each DLB shareholder will be required to include in its gross income as ordinary income an amount equal to the fair market value of the WRT Common Stock distributed to such shareholder. If the WRT Spin-Off were instead treated as a distribution in redemption of a portion of shares of DLB held by a DLB shareholder, such DLB shareholder would be required to recognize capital gain or loss on the above described WRT Spin-Off equal to the difference between (i) the fair market value of all of the WRT Common Stock received by such shareholder pursuant to the WRT Spin-Off and (ii) such shareholder's adjusted tax basis in the portion of his or her DLB Common Stock treated as being exchanged for the WRT Common Stock in the WRT Spin-Off. In such case, each DLB shareholder's portion of DLB Common Stock being exchanged for the WRT Common Stock in the WRT Spin-Off should be determined by multiplying the total number of shares of DLB Common Stock held by such DLB shareholder by a fraction, the numerator of which is the fair market value of the WRT Common Stock being spun-off and the denominator of which is the sum of the aggregate fair market value of the Merger Consideration plus the fair market value of the WRT Common Stock being spun-off.



     Ordinary income is currently taxable at a maximum rate for noncorporate shareholders of 39.6%. In accordance with recent changes in the capital gains tax rate, capital gains of each noncorporate DLB shareholder generally will be subject to tax at a rate of (i) 28% if such shareholder's shares of DLB Common Stock have been held for more than 12 months but less than 18 months or (ii) 20% if such shareholder's shares of DLB Common Stock have been held for more than 18 months. If a DLB shareholder has held its shares for 12 months or less, any such capital gain recognized on the sale and redemption will be subject to tax at ordinary income tax rates (of which the maximum rate is 39.6%).


     The DLB shareholders will be considered to have a new holding period with respect to each of the shares of WRT Common Stock received and will have an adjusted tax basis in each such share equal to the fair market value thereof.

                             VALIDITY OF SECURITIES

     The legality of the CHK Common Stock issued in the Merger will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of CHK as of June 30, 1997 and 1996 and for each of the two years in the period ended June 30, 1997, incorporated by reference in this Information Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of CHK for the year ended June 30, 1995, incorporated by reference in this Information Statement/Prospectus, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of DLB as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

Unaudited Pro Forma Combined Financial Data.................  F-2
  Unaudited Pro Forma Combined Balance Sheet as of September
     30, 1997...............................................  F-3
  Unaudited Pro Forma Combined Statement of Operations for
     the Quarter Ended September 30, 1997...................  F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended June 30, 1997...........................  F-5
  Notes to Unaudited Pro Forma Combined Financial Data......  F-6

DLB OIL & GAS INC.
Independent Auditors' Report................................  F-10
Consolidated Balance Sheets, December 31, 1996 and 1995.....  F-11
Consolidated Statements of Operations, Years Ended December
  31, 1996, 1995 and 1994...................................  F-12
Consolidated Statements of Shareholders' Equity, Years Ended
  December 31, 1996, 1995, and 1994.........................  F-13
Consolidated Statements of Cash Flows, Years Ended December
  31, 1996, 1995 and 1994...................................  F-14
Notes to Consolidated Financial Statements, December 31,
  1996, 1995 and 1994.......................................  F-15
Consolidated Balance Sheets, September 30, 1997 (Unaudited)
  and December 31, 1996.....................................  F-31
Consolidated Statements of Operations (Unaudited), Three
  Months and Nine Months Ended September 30, 1997 and
  1996......................................................  F-32
Consolidated Statements of Shareholders' Equity, Year Ended
  December 31, 1996 and Nine Months Ended September 30, 1997
  (Unaudited)...............................................  F-33
Consolidated Statements of Cash Flows (Unaudited), Nine
  Months Ended September 30, 1997 and 1996..................  F-34
Notes to Combined Financial Statements, September 30, 1997
  and 1996 (Unaudited)......................................  F-35

All financial statement schedules are omitted, as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma financial statements are derived from the historical financial statements of CHK incorporated by reference in this Information Statement/Prospectus and the historical financial statements of DLB appearing elsewhere herein as further adjusted to reflect the planned acquisition of Hugoton. The Pro Forma Combined Statements of Operations for the quarter ended September 30, 1997 and for the year ended June 30, 1997 reflect the DLB acquisition (accounted for as a purchase) and the Hugoton acquisition (accounted for as a purchase) as if the acquisitions occurred on July 1, 1996. The Pro Forma Balance Sheet at September 30, 1997 reflects the consummation of the DLB acquisition and the Hugoton acquisition as if they had occurred on September 30, 1997. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and the historical financial statements of CHK, including the notes thereto, which are incorporated by reference in this Information Statement/Prospectus and the historical financial statements of DLB which appear elsewhere in this Information Statement/Prospectus.

     The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, CHK's ability to successfully integrate the operations of Hugoton and DLB with its current business and several other factors, many of which are beyond CHK's control. See "Risk Factors."

     The DLB Acquisition and the Hugoton Acquisition will be accounted for using the purchase method. After the acquisitions, the purchase cost will be allocated to the DLB and Hugoton assets and liabilities based on their respective fair values. The final allocation of the actual purchase price for each acquisition is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                       HISTORICAL                        PRO FORMA                    HISTORICAL    PRO FORMA
                                  --------------------   ------------------------------------------   ----------   -----------
                                                             DLB           BAYARD                                    HUGOTON
                                     CHK        DLB      ADJUSTMENTS     ADJUSTMENTS    AS ADJUSTED    HUGOTON     ADJUSTMENTS
                                  ---------   --------   -----------     -----------    -----------   ----------   -----------
Current assets..................  $ 223,773   $ 24,590    $ (13,867)(e)    $73,611(j)   $  290,607     $ 11,262     $     --
                                                            (17,500)(b)
Property, plant & equipment
  Proved........................    960,741    200,681      (13,125)(b)                  1,072,075      291,249       34,318(a)
                                                            (76,222)(e)
  Unproved......................    131,194     20,672       (5,014)(e)                    146,852       26,512           --
  Accumulated DD&A..............   (460,534)   (37,943)      34,826(b)                    (460,534)     (71,657)      71,657(a)
                                                              3,117(e)
                                  ---------   --------    ---------        -------      ----------     --------     --------
  Net proved and unproved
    properties..................    631,401    183,410      (56,418)                       758,393      246,104      105,975
  Other, net....................     57,898     24,977      (21,423)(e)                     61,452        2,749           --
                                  ---------   --------    ---------        -------      ----------     --------     --------
        Total property, plant &
          equipment, net........    689,299    208,387      (77,841)                       819,845      248,853      105,975
                                  ---------   --------    ---------        -------      ----------     --------     --------
Other...........................     18,597      6,176       (4,403)(e)                     20,370        1,675           --
                                  ---------   --------    ---------        -------      ----------     --------     --------
        Total assets............  $ 931,669   $239,153    $(113,611)       $73,611      $1,130,822     $261,790     $105,975
                                  =========   ========    =========        =======      ==========     ========     ========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities.............  $ 123,949   $ 16,386    $   5,000(b)     $  (229)(j)  $  134,261     $  8,714     $ 15,000(a)
                                                            (10,845)(e)
Long-term debt..................    508,971    100,631      (15,631)(e)                    593,971      105,000           --
Deferred income tax
  liabilities...................         --     18,502      (17,942)(b)                         --       15,941       14,310(a)
                                                               (560)(e)
Other liabilities...............      7,541     35,968      (35,967)(e)                      7,542          475           --
Stockholders' equity............
  Common stock..................        704         13           37(b)                         754          198           60(a)
  Paid-in capital...............    433,201     57,729       27,029(b)                     463,151      135,615       72,452(a)
                                                            (54,808)(e)
  Accumulated earnings
    (deficit)...................   (142,697)     9,924       (9,924)(b)     73,840(j)      (68,857)      (4,153)       4,153(a)
                                  ---------   --------    ---------        -------      ----------     --------     --------
        Total stockholder's
          equity................    291,208     67,666      (37,666)        73,840         395,048      131,660       76,665
                                  ---------   --------    ---------        -------      ----------     --------     --------
        Total liabilities and
          stockholders'
          equity................  $ 931,669   $239,153    $(113,611)       $73,611      $1,130,822     $261,790     $105,975
                                  =========   ========    =========        =======      ==========     ========     ========

                                  PRO FORMA
                                  ----------
                                  AS FURTHER
                                   ADJUSTED
                                  ----------
Current assets..................  $  301,869

Property, plant & equipment
  Proved........................   1,397,642

  Unproved......................     173,364
  Accumulated DD&A..............    (460,534)

                                  ----------
  Net proved and unproved
    properties..................   1,110,472
  Other, net....................      64,201
                                  ----------
        Total property, plant &
          equipment, net........   1,174,673
                                  ----------
Other...........................      22,045
                                  ----------
        Total assets............  $1,498,587
                                  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.............  $  157,975

Long-term debt..................     698,971
Deferred income tax
  liabilities...................      30,251

Other liabilities...............       8,017
Stockholders' equity............
  Common stock..................       1,012
  Paid-in capital...............     671,218

  Accumulated earnings
    (deficit)...................     (68,857)
                                  ----------
        Total stockholder's
          equity................     603,373
                                  ----------
        Total liabilities and
          stockholders'
          equity................  $1,498,587
                                  ==========

    The accompanying notes are an integral part of these pro forma financial statements.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        QUARTER ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                 HISTORICAL                      PRO FORMA                  HISTORICAL          PRO FORMA
                              -----------------   ---------------------------------------   ----------   ------------------------
                                                      DLB         BAYARD          AS                       HUGOTON     AS FURTHER
                                CHK       DLB     ADJUSTMENTS   ADJUSTMENTS    ADJUSTED      HUGOTON     ADJUSTMENTS    ADJUSTED
                              -------   -------   -----------   -----------   -----------   ----------   -----------   ----------
Revenues:
  Oil and gas sales.........  $45,667   $12,038    $ (4,330)(e)   $             $53,375      $16,970       $    --      $ 70,345
  Oil and gas marketing
    sales...................   26,865        --          --                      26,865           --            --        26,865
  Interest and other........    5,878     6,011      (5,510)(e)     (495)(j)      5,884          135            --         6,019
                              -------   -------    --------       ------        -------      -------       -------      --------
                               78,410    18,049      (9,840)        (495)        86,124       17,105            --       103,229
                              -------   -------    --------       ------        -------      -------       -------      --------
Costs and expenses:
  Operating costs...........   31,870     4,990      (2,162)(e)                  34,698        7,541          (756)(f)    41,483
  Depreciation, depletion
    and
    amortization............   29,692     6,969      (3,871)(e)                  32,501        8,839          (400)(g)    40,940
                                                       (289)(g)
  General and
    administrative..........    2,760     1,696        (904)(e)                   3,552        2,289          (579)(f)     5,262
  Interest..................    8,575     2,059        (356)(e)                  10,278        1,753          (394)(f)    11,637
  Other.....................       --     2,890      (2,890)(e)                      --          (67)           --           (67)
                              -------   -------    --------       ------        -------      -------       -------      --------
         Total costs and
           expenses.........   72,897    18,604     (10,472)                     81,029       20,355        (2,129)       99,255
                              -------   -------    --------       ------        -------      -------       -------      --------
Income (loss) before income
  taxes.....................    5,513      (555)        632         (495)         5,095       (3,250)        2,129         3,974
Income tax expense
  (benefit).................       --       147         253(h)      (198)(j)        202       (1,065)          851(h)        (12)
                              -------   -------    --------       ------        -------      -------       -------      --------
Net income (loss)...........  $ 5,513   $  (702)   $    379       $ (297)       $ 4,893      $(2,185)      $ 1,278      $  3,986
                              =======   =======    ========       ======        =======      =======       =======      ========
Earnings per share primary
  and fully diluted.........  $  0.08                                           $  0.06                                 $   0.04
                              =======                                           =======                                 ========
Weighted average shares
  outstanding, primary and
  fully diluted(i)..........   72,699                                            77,699                                  103,490
                              =======                                           =======                                 ========

    The accompanying notes are an integral part of these pro forma financial statements.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                            HISTORICAL                        PRO FORMA                   HISTORICAL           PRO FORMA
                        -------------------   -----------------------------------------   ----------   -------------------------
                                                  DLB          BAYARD                                    HUGOTON      AS FURTHER
                           CHK      DLB(D)    ADJUSTMENTS    ADJUSTMENTS    AS ADJUSTED   HUGOTON(C)   ADJUSTMENTS     ADJUSTED
                        ---------   -------   -----------    -----------    -----------   ----------   -----------    ----------
Revenues:
  Oil and gas sales...  $ 192,920   $38,733    $   (859)(e)   $              $ 230,794     $75,466       $    --      $ 306,260
  Oil and gas
    marketing sales...     76,172        --          --                         76,172          --            --         76,172
  Interest and
    other.............     11,223     8,679      (7,245)(e)       (330)(j)      12,327       2,140            --         14,467
                        ---------   -------    --------       --------       ---------     -------       -------      ---------
                          280,315    47,412      (8,104)          (330)        319,293      77,606            --        396,899
                        ---------   -------    --------       --------       ---------     -------       -------      ---------
Costs and expenses:
  Operating costs.....     90,247    10,379        (408)(e)                    100,218      28,160        (3,753)(f)    124,625
  Writedown...........    236,000        --          --                        236,000          --            --        236,000
  Depreciation,
    depletion and
    amortization......    107,046    12,541      (1,109)(e)                    132,027      26,902         7,083(g)     166,012
                                                 13,549(g)
  General and
    administrative....      8,802     3,062        (415)(e)                     11,449       8,587        (2,198)(f)     17,838
  Interest............     18,550     4,063         (28)(e)                     22,585       6,220        (1,391)(f)     27,414
  Other...............         --     5,031      (5,031)(e)                         --          --            --             --
                        ---------   -------    --------       --------       ---------     -------       -------      ---------
         Total costs
           and
           expense....    460,645    35,076       6,558                        502,279      69,869          (259)       571,889
                        ---------   -------    --------       --------       ---------     -------       -------      ---------
Income (loss) before
  income taxes and
  extraordinary
  item................   (180,330)   12,336     (14,662)          (330)       (182,986)      7,737           259       (174,990)
Income tax expense
  (benefit)...........     (3,573)    4,655      (5,865)(h)       (132)(j)      (4,915)      3,462           104(h)      (1,349)
                        ---------   -------    --------       --------       ---------     -------       -------      ---------
Net income (loss)
  before extraordinary
  item................  $(176,757)  $ 7,681    $ (8,797)      $   (198)      $(178,071)    $ 4,275       $   155      $(173,641)
                        =========   =======    ========       ========       =========     =======       =======      =========
Earning (loss) per
  share before
  extraordinary
  item -- primary and
  fully diluted.......  $   (2.69)                                           $   (2.52)                               $   (1.80)
                        =========                                            =========                                =========
Weighted average
  shares outstanding,
  primary and fully
  diluted(i)..........     65,767                                               70,767                                   96,558
                        =========                                            =========                                =========

    The accompanying notes are an integral part of these pro forma financial statements.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                                 (IN THOUSANDS)

(a) Chesapeake will issue approximately 25.8 million shares of common stock at an estimated $8 per share, give effect to the exchange and immediate vesting of Hugoton stock options for Chesapeake stock options by recording a $2 million purchase price adjustment related to the estimated fair value of such options and incur costs of approximately $15 million (including $7.5 million estimated termination costs for Hugoton executives and employees) to acquire Hugoton. The following is the allocation of the purchase price:

Issuance of Common Stock....................................  $ 206,325
Fair value of converted Hugoton stock options...............      2,000
Other Acquisition Costs.....................................     15,000
                                                              ---------
  Purchase Price............................................  $ 223,325
                                                              =========
Current Assets..............................................  $  11,262
PP&E -- Proved Properties...................................    325,567
PP&E -- Unevaluated Properties..............................     26,512
Other PP&E..................................................      2,749
Other Assets................................................      1,675
Current Liabilities.........................................     (8,714)
Debt........................................................   (105,000)
Deferred Income Taxes.......................................    (30,251)
Other Liabilities...........................................       (475)
                                                              ---------
  Purchase Price............................................  $ 223,325
                                                              =========

(b) Chesapeake will pay $17.5 million in cash, issue 5 million shares of common stock at an estimated $6 per share plus incur costs of approximately $5 million to acquire DLB. The following is the allocation of the purchase price:

Issuance of Common Stock....................................  $ 30,000
Cash payment................................................    17,500
Other Acquisition Costs.....................................     5,000
                                                              --------
  Purchase Price............................................  $ 52,500
                                                              ========
Current Assets..............................................  $ 10,723
PP&E -- Proved Properties...................................   111,334
PP&E -- Unevaluated Properties..............................    15,658
Other PP&E..................................................     3,554
Other Assets................................................     1,773
Current Liabilities.........................................    (5,542)
Debt........................................................   (85,000)
                                                              --------
  Purchase Price............................................  $ 52,500
                                                              ========

(c) Hugoton reports its financial information on a calendar year basis which must be converted to a June 30 year end to conform to CHK's presentation. The following is a reconciliation of financial information, as reported, to the Hugoton historical financial data included in this pro forma information:

                                         HUGOTON (AS REPORTED)
                           -------------------------------------------------      TWELVE
                            SIX MONTHS       TWELVE MONTHS      SIX MONTHS        MONTHS
                               ENDED             ENDED             ENDED           ENDED
                           JUNE 30, 1997   DECEMBER 31, 1996   JUNE 30, 1996   JUNE 30, 1997
                           -------------   -----------------   -------------   -------------
Revenues.................     $41,417           $68,682          $(32,493)        $77,606
Costs & expenses.........      39,309            61,163           (30,603)         69,869
Income tax...............         864             3,316              (718)          3,462
                              -------           -------          --------         -------
Net income...............     $ 1,244           $ 4,203          $ (1,172)        $ 4,275
                              =======           =======          ========         =======

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

(d) DLB reports its financial information on a calendar year basis which must be converted to a June 30 year end to conform to CHK's presentation. The following is a reconciliation of financial information, as reported, to the DLB historical financial data included in this pro forma information:

                                           DLB (AS REPORTED)
                           -------------------------------------------------      TWELVE
                            SIX MONTHS       TWELVE MONTHS      SIX MONTHS        MONTHS
                               ENDED             ENDED             ENDED           ENDED
                           JUNE 30, 1997   DECEMBER 31, 1996   JUNE 30, 1996   JUNE 30, 1997
                           -------------   -----------------   -------------   -------------
Revenues.................     $29,675           $28,415          $(10,678)        $47,412
Costs & expenses.........      23,031            20,595            (8,550)         35,076
Income tax...............       2,507             2,951              (803)          4,655
                              -------           -------          --------         -------
Net income...............     $ 4,137           $ 4,869          $ (1,325)        $ 7,681
                              =======           =======          ========         =======

(e) Immediately prior to the acquisition of DLB, DLB will distribute its shares of WRT Common Stock to its shareholders. In addition, as part of the Merger Consideration, the shares of Bayard Common Stock owned by DLB will be distributed to DLB's stockholders. The Bayard Common Stock was received by DLB in October 1997 in exchange for all Bonray shares owned by DLB. The following adjustments reflect the distribution and deconsolidate WRT and Bonray for the periods presented:

                                 BALANCE SHEET

                                                                    SEPTEMBER 30, 1997
                                                        -------------------------------------------
                                                                WRT
                                                        (INCLUDING BARBADOS)    BONRAY      TOTAL
                                                        --------------------   --------   ---------
    Current Assets....................................        $ (8,664)        $ (5,202)  $ (13,866)
    PP&E
      Proved..........................................         (76,222)              --     (76,222)
      Unproved........................................          (5,014)              --      (5,014)
      Accumulated DD&A................................           3,117               --       3,117
                                                              --------         --------   ---------
              Net.....................................         (78,119)              --     (78,119)
      Other, Net......................................          (2,968)         (18,455)    (21,423)
                                                              --------         --------   ---------
              Total PP&E, net.........................         (81,087)         (18,455)    (99,542)
      Other Assets....................................          (4,403)              --      (4,403)
                                                              --------         --------   ---------
              Total Assets............................        $(94,154)        $(23,657)  $(117,811)
                                                              ========         ========   =========
    Current Liabilities...............................        $ (6,851)        $ (3,994)  $ (10,845)
    Long Term Debt....................................         (15,561)             (70)    (15,631)
    Deferred income taxes.............................              --             (560)       (560)
    Other Liabilities.................................         (35,967)              --     (35,967)
                                                              --------         --------   ---------
              Total Liabilities.......................         (58,379)          (4,624)    (63,003)
    Stockholders' Equity..............................         (35,775)         (19,033)    (54,808)
                                                              --------         --------   ---------
              Total Liabilities and Stockholder's
                Equity................................        $(94,154)        $(23,657)  $(117,811)
                                                              ========         ========   =========

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

                            STATEMENT OF OPERATIONS


                                               THREE MONTHS ENDED SEPTEMBER 30,
                                                             1997
                                               ---------------------------------
                                                 WRT        BONRAY       TOTAL
                                               --------    --------    ---------
REVENUES
  Oil and Gas Sales..........................  $(4,330)    $    --     $ (4,330)
  Other......................................      (75)     (5,435)      (5,510)
                                               -------     -------     --------
          Total Revenues.....................   (4,405)     (5,435)      (9,840)
                                               -------     -------     --------
COSTS AND EXPENSES
  Operating Costs............................   (2,162)         --       (2,162)
  Depreciation, Depletion and Amortization...   (3,211)       (660)      (3,871)
  General and Administrative.................     (642)       (262)        (904)
  Interest...................................     (326)        (30)        (356)
  Other......................................      994      (3,884)      (2,890)
                                               -------     -------     --------
          Total Costs and Expenses...........   (5,347)     (4,836)     (10,183)
                                               -------     -------     --------
Income (Loss) before income taxes............  $   942     $  (599)    $    343
                                               =======     =======     ========



                                                  YEAR ENDED JUNE 30, 1997
                                               ------------------------------
                                                 WRT      BONRAY      TOTAL
                                               -------    -------    --------
REVENUES
  Oil and Gas Sales..........................  $  (859)   $    --    $   (859)
  Other......................................       --     (7,245)     (7,245)
                                               -------    -------    --------
          Total Revenues.....................     (859)    (7,245)     (8,104)
                                               -------    -------    --------
COSTS AND EXPENSES
  Operating Costs............................     (408)        --        (408)
  Depreciation, Depletion and Amortization...     (231)      (878)     (1,109)
  General and Administrative.................       --       (415)       (415)
  Interest...................................       --        (28)        (28)
  Other......................................       --     (5,031)     (5,031)
                                               -------    -------    --------
          Total Costs and Expenses...........     (639)    (6,352)     (6,991)
                                               -------    -------    --------
Income (Loss) before income taxes............  $  (220)   $  (893)   $ (1,113)
                                               =======    =======    ========


(f) Hugoton accounted for its oil and gas properties and results of operations on the successful efforts method. The following reflects the entries to convert Hugoton to the full cost method. The entries were derived from the historical accounting records of Hugoton.

                                                     THREE MONTHS
                                                        ENDED           YEAR ENDED
                                                  SEPTEMBER 30, 1997   JUNE 30, 1997
                                                  ------------------   -------------
COSTS AND EXPENSES:
  Exploration...................................        $(756)            $(3,753)
  Internal Costs(1).............................        $(579)            $(2,198)
  Interest......................................        $(394)            $(1,391)

---------------

     (1) Internal Costs, consisting of costs directly related to acquisition, exploration and development activities, were previously reported as General and Administrative.

(g) To record Depreciation, Depletion and Amortization expense of oil and gas properties using a $1.40 rate per Mcfe for CHK and DLB, and a rate of $1.33 per Mcfe for CHK, Hugoton and DLB.

(h) To record the tax effects of the pro forma adjustments at a statutory rate of 40%.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

(i) Earnings per Share has been calculated using the weighted average shares outstanding assuming the transactions had been consummated at the beginning of the period and is calculated as follows:

                                                     THREE MONTHS
                                                        ENDED           YEAR ENDED
                                                  SEPTEMBER 30, 1997   JUNE 30, 1997
                                                  ------------------   -------------
CHK's weighted average shares, outstanding, as
  reported......................................        72,699             65,767
Issuance of common stock to DLB.................         5,000              5,000
                                                       -------            -------
Subtotal -- As Adjusted.........................        77,699             70,767
Issuance of common stock to Hugoton(1)..........        25,791             25,791
                                                       -------            -------
Total -- As Further Adjusted....................       103,490             96,558
                                                       =======            =======

     As of September 30, 1997, common shares outstanding for Hugoton and DLB were 19,838,000 and 12,975,000, respectively.

     (1) Does not include Hugoton stock options which will be exchanged for Chesapeake stock options;

(j) In November 1997, Chesapeake received proceeds of approximately $90 million in connection with the initial public offering of Bayard common stock. After underwriting fees, Chesapeake received approximately $21.40 per share for the 4,194,000 shares of Bayard it sold in the offering. In addition, Chesapeake received $18 million as repayment of a loan made to Bayard during fiscal 1997. The following adjustment is necessary to reflect the Bayard transactions on a pro forma basis:

Total cash received.........................................  $107,611
Less: Carrying value of Bayard investment...................   (16,000)
      Note receivable.......................................   (18,000)
                                                              --------
Adjustment to current assets................................    73,611
Other.......................................................       229
                                                              --------
Adjustment to stockholder's equity..........................  $ 73,840
                                                              ========

(k) Estimated total proved pro forma reserves at September 30, 1997 were as follows:

                                                               PROVED
                                                              RESERVES
                                                              (MMCFE)
                                                              --------
Chesapeake..................................................   401,521
DLB.........................................................   126,407
                                                              --------
          As adjusted.......................................   527,928
Hugoton.....................................................   297,378
                                                              --------
          As further adjusted...............................   825,306
                                                              ========

(l) On March 17, 1997, Chesapeake issued $150 million principal amount of 7.875% Senior Notes due 2004 and $150 million principal amount of 8.5% Senior Notes due 2012. Had Chesapeake issued the notes on July 1, 1996, Chesapeake would have incurred additional interest costs of $17.4 million.

(m) Chesapeake, Hugoton and DLB account for stock options under APB Opinion No.
    25. No compensation cost has been recognized by either Chesapeake, Hugoton or DLB since the options granted were non-compensatory (as defined by APB Opinion No. 25) at the date of grant.

     As of September 30, 1997, the exercise price per option of all DLB stock options outstanding was $10 and the fair value of DLB common stock was less than $10. Accordingly, no compensation costs or additional DLB shares related to the assumed exercise of DLB stock options at the time of the merger have been included.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
DLB Oil & Gas, Inc.:

     We have audited the accompanying consolidated balance sheets of DLB Oil & Gas, Inc. (as described in Note 1) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DLB Oil & Gas, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
March 12, 1997

                              DLB OIL & GAS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1996            1995
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,060,000    $ 14,313,000
  Accounts receivable.......................................     8,998,000       4,850,000
  Prepaid expenses..........................................       337,000         324,000
                                                              ------------    ------------
       Total current assets.................................    13,395,000      19,487,000
                                                              ------------    ------------
Property and equipment -- at cost, based on the full cost
  method of accounting for oil and natural gas properties:
     Oil and natural gas properties subject to
       amortization.........................................   109,325,000      62,275,000
     Oil and natural gas properties not subject to
       amortization.........................................    18,570,000      10,037,000
     Natural gas processing plants and gathering systems....     1,728,000       3,094,000
     Saltwater disposal system..............................     1,119,000       1,119,000
     Other property and equipment...........................     1,223,000         948,000
                                                              ------------    ------------
                                                               131,965,000      77,473,000
     Accumulated depreciation, depletion and amortization...   (27,007,000)    (18,812,000)
                                                              ------------    ------------
                                                               104,958,000      58,661,000
                                                              ------------    ------------
Investment in Waggoner (Barbados) Ltd.......................     3,186,000              --
Other assets................................................     7,902,000          59,000
                                                              ------------    ------------
          Total assets......................................  $129,441,000    $ 78,207,000
                                                              ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $  8,119,000    $  3,853,000
  Revenue and royalty distributions payable.................     3,125,000       1,527,000
  Drilling advances and other liabilities...................        42,000         190,000
  Accrued liabilities.......................................       872,000         193,000
                                                              ------------    ------------
       Total current liabilities............................    12,158,000       5,763,000
                                                              ------------    ------------
Long-term debt..............................................    37,200,000              --
Deferred income taxes.......................................    15,851,000      12,900,000
Shareholders' equity:
  Preferred stock, 5,000,000 shares authorized; no shares
     issued.................................................            --              --
  Common stock, 130,000,000 shares authorized; 13,000,000
     shares issued; 12,975,000 and 13,000,000 outstanding at
     December 31, 1996 and December 31 1995, respectively...        13,000          13,000
  Treasury stock, at cost...................................      (181,000)             --
  Additional paid in capital................................    57,910,000      57,910,000
  Retained earnings.........................................     6,490,000       1,621,000
                                                              ------------    ------------
       Total shareholders' equity...........................    64,232,000      59,544,000
Commitments and contingencies...............................
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $129,441,000    $ 78,207,000
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                              DLB OIL & GAS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Revenues:
  Oil and natural gas sales.........................  $27,194,000    $17,860,000    $17,826,000
  Natural gas gathering, processing and
     transportation,
     net............................................      821,000      3,293,000      1,652,000
  Natural gas contract settlement...................           --             --      3,343,000
  Interest income...................................      355,000        469,000        140,000
  Other.............................................       45,000        430,000        194,000
                                                      -----------    -----------    -----------
                                                       28,415,000     22,052,000     23,155,000
Expenses:
  Lease operating...................................    5,539,000      3,579,000      4,461,000
  Gross production taxes............................    1,843,000      1,366,000      1,009,000
  Depreciation, depletion and amortization..........    8,938,000      7,368,000      6,553,000
  General and administrative........................    2,485,000      1,486,000        549,000
  Interest..........................................    1,582,000        529,000        677,000
  Loss on sale of assets............................      208,000             --             --
                                                      -----------    -----------    -----------
                                                       20,595,000     14,328,000     13,249,000
                                                      -----------    -----------    -----------
Income before income taxes..........................    7,820,000      7,724,000      9,906,000
Pro forma income taxes..............................           --             --      3,962,000
Income taxes........................................    2,951,000     12,900,000             --
                                                      -----------    -----------    -----------
Net income (loss)...................................  $ 4,869,000    $(5,176,000)   $ 5,944,000
                                                      ===========    ===========    ===========
Net income (loss) per common share..................  $      0.38    $     (0.46)   $      0.59
                                                      ===========    ===========    ===========
Weighted average common shares outstanding..........   12,978,000     11,250,000     10,000,000
                                                      ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                               DLB OIL & GAS, INC

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                           ADDITIONAL                                 COMBINED
                                        NO. OF      COMMON     TREASURY      PAID-IN      RETAINED                  SHAREHOLDERS'
                                        SHARES       STOCK       STOCK       CAPITAL      EARNINGS       TOTAL         EQUITY
                                      ----------   ---------   ---------   -----------   ----------   -----------   -------------
Balance, December 31, 1993..........          --   $      --   $      --   $        --   $       --   $        --   $ 30,164,000
  Income before income taxes........          --          --          --            --           --            --      9,906,000
  Contributed capital...............          --          --          --            --           --            --      2,138,000
  Distributions to shareholders.....          --          --          --            --           --            --     (3,196,000)
                                      ----------   ---------   ---------   -----------   ----------   -----------   ------------
Balance, December 31, 1994..........          --          --          --            --           --            --     39,012,000
  Contributed capital...............          --          --          --            --           --            --          4,000
  Distributions to shareholders.....          --          --          --            --           --            --     (1,192,000)
  Pre-public offering net loss......          --          --          --            --           --            --     (6,797,000)
  Issuance of stock in connection
    with merger of Davidson Oil and
    Gas, Inc........................  10,000,000      10,000          --    31,017,000           --    31,027,000    (31,027,000)
  Sale of stock in connection with
    public offering, net of costs...   3,000,000       3,000          --    26,893,000           --    26,896,000             --
  Post-public offering net income...          --          --          --            --    1,621,000     1,621,000             --
                                      ----------   ---------   ---------   -----------   ----------   -----------   ------------
Balance, December 31, 1995..........  13,000,000      13,000          --    57,910,000    1,621,000    59,544,000             --
  Purchase of treasury stock........          --          --    (181,000)           --           --      (181,000)            --
  Net income........................          --          --          --            --    4,869,000     4,869,000             --
                                      ----------   ---------   ---------   -----------   ----------   -----------   ------------
Balance, December 31, 1996..........  13,000,000   $  13,000   $(181,000)  $57,910,000   $6,490,000   $64,232,000   $         --
                                      ==========   =========   =========   ===========   ==========   ===========   ============

          See accompanying notes to consolidated financial statements.

                               DLB OIL & GAS, INC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1996           1995           1994
                                                      ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss).................................  $  4,869,000   $ (5,176,000)  $  5,944,000
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
       Depreciation, depletion, and amortization....     8,938,000      7,368,000      6,553,000
       Pro forma income taxes.......................            --             --      3,962,000
       Deferred income taxes........................     2,951,000     12,900,000             --
       Loss on sale of assets.......................       208,000             --             --
       Increase in accounts receivable..............    (3,789,000)      (676,000)    (1,524,000)
       (Increase) decrease in prepaid expenses......       (13,000)        14,000        (35,000)
       Increase (decrease) in accounts payable,
          distributions payable and accrued
          liabilities...............................     6,543,000       (865,000)     2,459,000
       Decrease in drilling advances................      (148,000)      (170,000)       (98,000)
                                                      ------------   ------------   ------------
          Net cash provided by operating
            activities..............................    19,559,000     13,395,000     17,261,000
                                                      ------------   ------------   ------------
Cash flows from investing activities:
  Expenditures for property and equipment...........   (57,165,000)   (19,852,000)   (26,291,000)
  Proceeds from sale of property and equipment......     1,399,000        234,000             --
  Purchase of investments and other assets..........   (11,065,000)            --        (42,000)
  Collection of note receivable.....................            --             --        966,000
                                                      ------------   ------------   ------------
          Net cash used in investing activities.....   (66,831,000)   (19,618,000)   (25,367,000)
                                                      ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds of long-term debt........................    37,200,000      3,000,000     15,751,000
  Payments of long-term debt........................            --    (11,231,000)    (8,003,000)
  Contributed capital...............................            --          4,000      2,138,000
  Distributions to shareholders.....................            --     (1,192,000)    (3,196,000)
  Proceeds from issuance of stock...................            --     26,896,000             --
  Purchase of treasury stock........................      (181,000)            --             --
                                                      ------------   ------------   ------------
          Net cash provided by financing
            activities..............................    37,019,000     17,477,000      6,690,000
                                                      ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents:......................................   (10,253,000)    11,254,000     (1,416,000)
Cash and cash equivalents beginning of year.........    14,313,000      3,059,000      4,475,000
                                                      ------------   ------------   ------------
Cash and cash equivalents end of year...............  $  4,060,000   $ 14,313,000   $  3,059,000
                                                      ============   ============   ============
Supplemental cash flow information:
  Cash payments for interest........................  $  1,403,000   $    541,000   $    551,000
                                                      ============   ============   ============
Supplemental schedule of noncash investing
  activities:
  Property and equipment received from settlement of
     contingency....................................  $    231,000   $         --   $         --
                                                      ============   ============   ============

          See accompanying notes to consolidated financial statements.

                              DLB OIL & GAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, DESCRIPTION OF BUSINESS AND PRINCIPALS OF CONSOLIDATION

DLB Oil & Gas, Inc. (DLB or the Company) engages primarily in the exploration for and development of crude oil and natural gas properties. The Company focuses its efforts and is an active explorer in Oklahoma and Kansas. The Company also engages to a lesser extent, in the gathering, processing, transportation and marketing of hydrocarbons.

The accompanying consolidated financial statements covering periods prior to July 20, 1995, the date of the merger of Davidson Oil and Gas, Inc. (Davidson) into DLB, include each of their accounts and their proportionate share of a venture involved in the production of oil and natural gas and in the gathering, processing and transportation of natural gas. Due to the nature of a joint venture agreement between the Company and Davidson, the Company and Davidson were considered to be under common control prior to the merger. Accordingly, the merger of Davidson into DLB was accounted for as a reorganization of interests under common control in a manner similar to a pooling of interests.

The accompanying consolidated financial statements covering periods on or after July 20, 1995, include the consolidated accounts of the Company and its wholly owned subsidiaries, and its proportionate share of a venture involved in the production of oil and natural gas and in the gathering, processing and transportation of natural gas. The Company accounts for its investment in Waggoner (Barbados) Ltd. using the equity method of accounting. All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

The Company accounts for its oil and natural gas exploration and development activities using the full cost method of accounting. Accordingly, all costs including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and natural gas properties are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proved oil and natural gas reserves and the cost of properties not subject to amortization. Such capitalized costs including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting natural gas to barrels at the ratio of six Mcf of natural gas to one barrel of oil. No gain or loss is recognized upon disposal of oil and natural gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proved oil and natural gas reserves. The cost of natural gas processing plants and gas gathering systems is also being depreciated on the units-of-production method. The cost of other property and equipment, including the saltwater disposal system, is depreciated over estimated useful lives of five to seven years.

Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development.

                              DLB OIL & GAS, INC.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Due to the Company's use of the full cost method of accounting for its oil and gas properties, SFAS No. 121 does not apply to the Company's oil and gas property assets which comprise approximately 97% of the Company's net property and equipment. Accordingly, the adoption of SFAS No. 121 did not have an impact on the Company's financial position or results of operations in 1996.

INVESTMENTS AND OTHER ASSETS

The Company's investment in Waggoner (Barbados) Ltd. is accounted for by the equity method. Other assets, including securities of WRT Energy Corporation, are accounted for at cost.

REVENUE AND ROYALTY DISTRIBUTIONS PAYABLE

For certain oil and gas properties, the Company receives production proceeds from the purchaser and further distributes such amounts to other revenue and royalty owners. Production proceeds applicable to other revenue and royalty owners are reflected as revenue and royalty distributions payable in the accompanying consolidated balance sheets. The Company accrues revenue for only its net revenue interest in its oil and natural gas properties.

NATURAL GAS IMBALANCES

Natural gas production imbalances arise during the course of production from properties when owners produce more natural gas than their proportionate share of reserves. The Company utilizes the sales method of accounting for natural gas imbalances and, accordingly, has recognized revenue on all production delivered to its purchasers. As long as the remaining reserves of the properties are sufficient for the underproduced owners to recoup their share of production, no cash repayment by the Company will be required. If the recoverable reserves are insufficient for the underproduced owners to recoup their share of production, the Company records a liability for the repayment of its share of overproduction. No receivables are recorded for those wells where the Company has taken less than its ownership share of natural gas production.

COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities." SOP 96-1 was adopted by the Company on January 1, 1997. It requires, among other things, that environmental remediation liabilities be accrued when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met. SOP 96-1 also provides guidance with respect to the measurement of the remediation liabilities. Such accounting is consistent with the Company's method of accounting for environmental remediation costs. Therefore, adoption of SOP 96-1 will not have a material impact on the Company's financial position or results of operations.

OTHER REVENUES

Included in other revenues in the 1995 consolidated statement of operations is $370,000 for amounts received for the management of an intrastate pipeline company engaged in the gathering, transmission and marketing of natural gas. Earlier years did not include significant revenues associated with management fees. This

                              DLB OIL & GAS, INC.

management agreement terminated in February 1995 upon sale of the intrastate pipeline company by its owners.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses are reported net of amounts charged to other working interest owners of the oil and natural gas properties operated by the Company, and net of general and administrative expenses capitalized by the Company as relating to its property exploration and development activities.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per common share is based upon the number of common shares considered outstanding during each period after giving effect to the merger of Davidson and the Company, as of the beginning of the earliest period presented. Subsequent to the initial public offering of the Company's common stock, net income (loss) per common share is based upon the weighted average number of shares of common stock outstanding for the year.

For the year end December 31, 1996, shares represented by granted stock options were not included in the net income per common share calculations as the option price was in excess of the trading price of the Company's securities. For the year ended December 31, 1995, shares represented by granted stock options were antidilutive to the net income (loss) per common share calculation.

STOCK OPTIONS

With regard to the Company's stock options granted, no accounting is made until such time as the options are exercised, in that the option price equaled the market value of the option at the date of the grant. Upon exercise, the proceeds are added to stockholders' equity, and no expense is recognized. Statement of Financial Accounting Standards No. 123 "Accounting for Stock Issued to Employees" provides companies with the option of expensing the "fair value" of stock options granted. The Company has elected not to change its current accounting method regarding stock options, and therefore SFAS No. 123 did not impact the Company's 1996 operating results. The Company has adopted the expanded disclosure requirements for stock options in 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, trade receivables, payables and long-term debt. As of December 31, 1996 and 1995, the consolidated financial statement carrying values of the Company's financial instruments, approximate their respective estimated fair value, because of the short maturity or the frequent interest rate repricing of these instruments.

                              DLB OIL & GAS, INC.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company has utilized derivative financial instruments, in the form of futures contracts, on a limited basis to manage or hedge price risk associated with oil and gas production. The Company does not utilize derivative financial instruments for trading purposes. Gains and losses attributable to the Company's hedging activities are recorded as increases and decreases in oil and gas sales when the futures contracts are closed. When a futures contract ceases to qualify as a hedge, the change in fair value is reflected in operations at that time.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting periods, to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

(2) PROPERTY ACQUISITION

On May 31, 1996, the Company acquired certain Oklahoma oil and natural gas properties from Amerada Hess Corporation ("Amerada Hess") for approximately $32,100,000, with $25,500,000 allocated to producing properties and $6,600,000 allocated to undeveloped leasehold and to nonproducing minerals. The Company funded the purchase through use of cash funds and borrowings of $30,000,000 from its credit facilities.


Total estimated proved reserves as of May 31, 1996, net to the Company, were 6.8 Mmboe. Proved reserves attributable to the acquired properties were divided approximately 43% oil and 57% natural gas. (The quantities of proved reserves in this paragraph were prepared by the Company's internal engineers based upon estimates made by independent engineers as of a prior date and are unaudited.)


The 1996 acquisition of the Amerada Hess properties described above was accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying 1996 Consolidated Statement of Operations does not include any revenues or expenses associated with the Amerada Hess properties prior to the acquisition date of May 31, 1996. Following are the Company's pro forma results assuming the acquisition occurred at the beginning of 1995:

                                                               1996       1995
                                                              -------    -------
Total revenues..............................................  $33,242    $31,780
Net income (loss)...........................................  $ 5,655    $(5,485)
Net income (loss) per share.................................  $  0.44    $ (0.49)

(3) ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1995
                                                             ------------    ------------
Joint interest billings....................................   $1,162,000      $  945,000
Accrued oil and natural gas revenue........................    7,340,000       3,905,000
Other......................................................      496,000              --
                                                              ----------      ----------
          Total............................................   $8,998,000      $4,850,000
                                                              ==========      ==========

                              DLB OIL & GAS, INC.

The Company requires other joint interest owners to pay drilling costs in advance. The advances are recorded as liabilities by the Company. The Company does not require parties to collateralize amounts owing to the Company for joint interest billings after the completion of the well. To mitigate this credit risk, the Company has the ability to offset amounts owed to the Company through application of revenues owing to the other parties and has the ability to file liens on the related properties.

(4) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1996            1995
                                                          ------------    ------------
Oil and natural gas properties:
  Subject to amortization...............................  $109,325,000    $ 62,275,000
  Not subject to amortization:
     Cost incurred in 1996..............................    14,674,000              --
     Cost incurred in 1995..............................     1,278,000       7,419,000
     Cost incurred in 1994..............................     1,518,000       1,518,000
     Cost incurred in 1993..............................       715,000         715,000
     Cost incurred in 1992..............................       385,000         385,000
                                                          ------------    ------------
                                                            18,570,000      10,037,000
                                                          ------------    ------------
Accumulated depreciation, depletion and amortization....   (25,868,000)    (17,505,000)
                                                          ------------    ------------
Net oil and natural gas properties......................   102,027,000      54,807,000
                                                          ------------    ------------
Natural gas processing plants and gathering systems.....     1,728,000       3,094,000
Saltwater disposal system...............................     1,119,000       1,119,000
Other property and equipment............................     1,223,000         948,000
                                                          ------------    ------------
                                                             4,070,000       5,161,000
Accumulated depreciation................................    (1,139,000)     (1,307,000)
                                                          ------------    ------------
Net processing plants, gathering and disposal systems,
  and other property and equipment......................     2,931,000       3,854,000
                                                          ------------    ------------
Property and equipment, net of accumulated depreciation,
  depletion and amortization............................  $104,958,000    $ 58,661,000
                                                          ============    ============
Depreciation, depletion and amortization expense
  consisted of the following:
  Depreciation, depletion and amortization of oil and
     natural gas properties.............................  $  8,364,000    $  6,687,000
  Depreciation and amortization of processing plants,
     gathering and disposal systems, and other property
     and equipment......................................       538,000         645,000
  Amortization of other assets..........................        36,000          36,000
                                                          ------------    ------------
          Total depreciation, depletion and
            amortization................................  $  8,938,000    $  7,368,000
                                                          ============    ============

(5) INVESTMENT IN WAGGONER (BARBADOS) LTD. AND OTHER ASSETS

On November 27, 1996, the Company purchased 21% of the equity of Waggoner (Barbados) Ltd. which has a joint venture agreement with the Barbados National Oil Company, Ltd. to more fully develop the onshore oil and gas reserves of Barbados by applying state-of-the-art exploration, completion, and production methods. As of December 31, 1996, Waggoner (Barbados) Ltd. had not begun significant operations. The cost of the Company's investment equals its share of the stockholders' equity of Waggoner (Barbados) Ltd. The assets of Waggoner (Barbados) Ltd. are comprised principally of cash as of December 31, 1996.

Operations under the joint venture created by the agreements are expected to commence in the first quarter of 1997. The initial work plan contemplates both exploitation of existing fields and new exploration. The joint venture will share in sixty percent of the production enhancements over and above current volumes adjusted for normal production declines.

                              DLB OIL & GAS, INC.

During 1996, the Company acquired senior unsecured notes and other credit obligations of WRT Energy Corporation ("WRT Energy"), an oil and gas company operating under the provisions of Chapter 11 of the United States Bankruptcy Code since February of 1996. These notes and other credit obligations are being accounted for using the cost method. At December 31, 1996 the Company's cost of these notes and other credit obligations was approximately $7.9 million.

On November 29, 1996 as amended on January 20, 1997, and March 11, 1997, the Company and Wexford Management L.L.C. ("Wexford"), an entity affiliated with the Chairman of the board of directors of the Company, filed a joint plan of reorganization with WRT Energy. No competing reorganization plans have been filed. The Company is anticipating confirmation of the plan during the second quarter of 1997, although delays caused by motions requested by other creditors could delay the proceedings. The plan is expected to go into effect sixty days after confirmation of the plan. The Company has been in contact with other creditors of WRT Energy and anticipates that the plan, substantially as filed, will be approved by at least the minimum number of creditors required by provisions of the United States Bankruptcy Code in order for the plan to be confirmed. Under the plan, a new WRT Energy will be created with approximately
21.3 million shares of common stock outstanding and the Company will exchange its WRT Energy notes, the Company's interest in the West Cote Blanche Bay Field acquired in March of 1997 (described in Note 14) and other assets for an equity interest in the new WRT Energy. In addition, the Company and Wexford have committed to funding a rights offering associated with the reorganization plan of WRT Energy. The rights to purchase new common stock of WRT Energy are being offered to all unsecured creditors of WRT Energy. Pursuant to provisions of the plan, the Company and Wexford have committed to purchase the rights not exercised by other creditors. Based upon the notes and other credit obligations, the Company's pro rata portion of the rights offering, as contemplated by the plan, ranges from a minimum of $2.4 million to a maximum of $9.3 million. The Company would own approximately 9.9 million to 11.8 million shares or between 46.2% and 55.4% of WRT Energy's equity.

(6) LONG-TERM DEBT

  1995 Facility

Under the terms of the revolving loan agreement dated December 24, 1995, the Company may borrow up to the borrowing base at either the banks' prime or floating rate, the London Interbank Offered Rate ("LIBOR") plus 176 basis points or a pricing grid rate with the rate determined by the percentage of borrowing base commitment outstanding. As of December 31, 1996, borrowings of $37,200,000 were outstanding at a weighted average interest rate of 7.3%. No amounts were borrowed as of December 31, 1995. As of December 31, 1996 and 1995, the Company's borrowing base was $50,000,000 and $20,000,000, respectively. Principal payments on the revolving loan are due at maturity or when the amounts outstanding under the revolving loan agreements are in excess of the borrowing base. Interest payments are due quarterly. The advances under the revolving loans are collateralized by a mortgage on the Company's producing and nonproducing oil and natural gas properties and are due in October 2000.

The revolving loan agreement requires the Company to pay commitment fees for unused amounts. For 1996, 1995 and 1994, the Company's commitment fee expense was $174,000, $44,000 and $70,000, respectively.

The revolving loan agreement contains restrictive covenants requiring, among other things, maintenance at specific levels of tangible net worth, working capital, and specific financial ratios, as well as limiting the payment of dividends.

  1997 Facility

On March 5, 1997, the Company established a new $85,000,000 revolving credit facility with a group of financial institutions. This facility was used to refinance indebtedness under the 1995 facility with the

                              DLB OIL & GAS, INC.

remainder to be used for funding of acquisitions and general corporate purposes. The maturity of the 1997 facility is March 2002.

Under the terms of the 1997 facility, interest will be charged at the higher of the bank's prime rate plus 1/2 of 1% plus the applicable margin or the rate at which Eurodollar deposits for one, two, three, six or twelve months are offered to the bank in the Interbank Eurodollar market plus the applicable margin. Loans made under the 1997 facility are payable in full on the maturity date.

The new revolving credit facility contains similar restrictive covenants to the 1995 facility.

(7) INCOME TAXES

Prior to the July 1995 merger and initial public offering, the Company and Davidson filed separate income tax returns as Subchapter S corporations under the provisions of the Internal Revenue Code. The Company's S election terminated in 1995 upon completion of the initial public offering. As a result of the Company's termination of the S election, the Company recognized a charge against operations in 1995 in the amount of $11,500,000 for deferred income taxes which represented the tax effect of the difference between the financial statement carrying values and the income tax basis of the Company's assets and liabilities on the date the S election was terminated.

In addition to the $11,500,000 deferred income tax expense described above, the Company recorded $1,400,000 in deferred income tax expense in 1995 related to the period following the initial public offering.

Tax strategies implemented by the shareholders of the Company and Davidson prior to the merger are not reflective of the results that the Company would have achieved if the Company had been directly subject to income taxes. Therefore, results of the operations for 1994, reflect a pro forma provision for income tax expense at a rate of 40% (based upon blended Federal and state rates) of income before taxes.

At December 31, 1996, the Company had the following carryforwards available to reduce future federal and state income taxes:

                                                             YEAR OF       CARRYFORWARD
                 TYPES OF CARRYFORWARD                     EXPIRATION        AMOUNTS
                 ---------------------                    -------------    ------------
Net operating loss -- federal...........................  2010 and 2011     $2,201,000
Net operating loss -- various states....................  2010 and 2011     $2,600,000
Statutory depletion.....................................      None          $  290,000

Total income tax expense for 1996 and 1995 differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                              1996            1995
                                                           ----------      -----------
Computed "expected" federal income tax expense...........  $2,659,000      $ 2,626,000
Effect of state income taxes.............................     292,000          289,000
Effect of change in tax status...........................          --        9,925,000
Other, net...............................................          --           60,000
                                                           ----------      -----------
                                                           $2,951,000      $12,900,000
                                                           ==========      ===========

                              DLB OIL & GAS, INC.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

                                                              1996            1995
                                                          ------------    ------------
Deferred tax assets:
  Net operating loss carryforwards......................  $    831,000    $    241,000
  Statutory depletion carryforwards.....................       110,000          55,000
                                                          ------------    ------------
          Total deferred tax assets.....................  $    941,000    $    296,000
Deferred tax liability:
  Property and equipment, principally due to difference
     in depreciation, and expensing of intangible
     drilling cost, nonproductive well costs and general
     and administrative expenses for tax purposes.......   (16,792,000)    (13,196,000)
                                                          ------------    ------------
          Net deferred tax liability....................  $(15,851,000)   $(12,900,000)
                                                          ============    ============

Because the temporary differences between financial carrying value and tax basis are expected to reverse before the expiration of the net operating loss carryforwards, management believes that it is more likely than not that the benefits of these carryforwards will be realized. As such, there is no valuation allowance for deferred tax assets at December 31, 1996.

(8) SHAREHOLDERS' EQUITY

Effective with the merger of DLB and Davidson, the capital structure of the Company consisted of 130,000,000 authorized common shares ($.001 par value) with 10,000,000 shares outstanding along with 5,000,000 authorized preferred shares with no preferred shares outstanding. For financial reporting purposes, combined shareholder's equity at the date of the merger was converted into the Company's common stock and additional paid-in-capital.

On February 7, 1996, the Company adopted a common stock repurchase plan. Under the terms of the plan, up to $5,000,000 of common stock could have been repurchased from time to time. Pursuant to the plan, 25,000 shares were repurchased for $181,000. Repurchased stock is held as treasury stock by the Company. The repurchase plan expired on August 5, 1996.

On July 25, 1995, the Company issued 3,000,000 shares of common stock through a public offering at $10 per share. Net proceeds to the Company from the offering, after selling and offering costs, were $26,896,000. The Company used $11,231,000 of these proceeds to retire then existing indebtedness under its revolving line of credit facilities.

In 1995, the Company adopted a stock option plan ("the Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 1,625,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have ten year terms and vest ratably over a five year term.

No grants were made during 1996. The per share weighted-average fair value of stock options granted during 1995 was $4.69 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 5.50%, expected volatility of 45% and an expected life of five years.

The Company has elected to continue to apply APB Opinion No. 25 in accounting for its granted stock options and, accordingly no compensation cost has been recognized for the fair value of stock options in the financial

                              DLB OIL & GAS, INC.

statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                1996          1997
                                                             ----------    -----------
Net income (loss):
  As reported..............................................  $4,869,000    $(5,176,000)
  Pro forma................................................   3,900,400     (5,362,093)
Net income (loss) per share:
  As reported..............................................  $     0.38    $     (0.46)
  Pro forma................................................        0.30          (0.48)

Pro forma net income reflects only options granted in 1995, as no options were granted in 1996. The full impact of compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of five years.

Stock option activity during the years indicated is as follows:

                                                           NUMBER OF    WEIGHTED-AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                           ---------    ----------------
Balance as of December 31, 1994..........................         --          $ --
  Granted................................................  1,625,000            10
  Exercised..............................................         --            --
  Forfeited..............................................         --            --
  Expired................................................         --            --
                                                           ---------          ----
Balance as of December 31, 1995..........................  1,625,000            10
  Granted................................................         --            --
  Exercised..............................................         --            --
  Forfeited..............................................         --            --
  Expired................................................         --            --
                                                           ---------          ----
Balance as of December 31, 1996..........................  1,625,000          $ 10
                                                           =========          ====

At December 31, 1996, the exercise prices and weighted-average remaining contractual life of outstanding options was $10 and 8.7 years, respectively.

At December 31, 1996 and 1995, the number of options exercisable was 390,000 and 65,000, respectively, and the weighted-average exercise price of those options was $10.

(9) NATURAL GAS CONTRACT SETTLEMENT

During 1994, the Company entered into a settlement of a natural gas contractual dispute. As a result of the settlement, the Company recognized a gain in 1994 of $3,343,000 in a one time, lump sum payment which is not subject to any repayment conditions.

(10) MAJOR CUSTOMERS

The Company markets its oil and natural gas production to numerous purchasers under a combination of short-term and long-term contracts. During 1996, 1995 and 1994, the Company's largest purchasers accounted for 47%, 58% and 72%, respectively, of oil and natural gas revenues of the Company. The Company had no other purchasers that accounted for greater than 10% of its oil and natural gas revenues. The Company does

                              DLB OIL & GAS, INC.

not believe that the loss of any single customer would have a material effect on the results of the Company's operations.

(11) EMPLOYEE BENEFIT PLANS

In 1994, the Company adopted a qualified 401 (k) Profit Sharing Plan which permits eligible employees to defer up to 10% of their compensation. All employees over 18 years of age and with six months of service can participate in the Plan. Employees vest in the Company's matching contributions at a rate of 25% per year. The Company is not obligated to match the employees' contributions. During 1996, 1995 and 1994, the Company elected to make $35,000, $25,000 and $14,000 in matching contributions, respectively.

Also in 1994, the Company adopted a money purchase pension plan, which commits the Company to contribute 8.33% of employees compensation to the plan up to maximum amounts allowed by regulation. All employees over 18 years of age and employed on the first of January of the plan year are eligible to participate in the plan. The plan does not permit employee contributions. Participants vest immediately in the contributions made by the Company. During 1996, 1995 and 1994, the Company contributed to the plan $169,000, $144,000 and $90,000, respectively.

Prior to the merger, the Company granted selected key employees various carried interests in certain undeveloped and purchased producing oil and gas properties. The carried interests, which range in the aggregate from 0.5% to 2.5% of the properties, applied to wells drilled in certain areas of development and purchased producing properties. Compensation expense equal to the fair value of the grant of proved reserves was not recognized as the amount was not significant. The granting of carried interest ceased at the merger effective date. The employees' interests in the proved properties are not included in the Company's estimated quantities of proved oil and gas reserves.

(12) RELATED PARTY TRANSACTIONS

A company, the owner of which is related to certain officers of the Company, sold oil field equipment and provided oil field services which aggregated $3,829,000, $1,481,000 and $1,784,000 to the Company for 1996, 1995, and 1994,
respectively. The transactions were settled on normal industry terms. As of December 31, 1996 and 1995, the Company owed the supplier $484,000 and $105,000, respectively. All amounts owed to the supplier related to sales of oil field equipment and oil field services provided to the Company.

(13) COMMITMENTS AND CONTINGENCIES

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1996, for each of the next three years and in the aggregate are as follows:

1997..............................................  $242,861
1998..............................................   309,938
1999..............................................   321,804
                                                    --------
                                                    $874,603
                                                    ========

Rental expense for the years ended December 31, 1996, 1995 and 1994 was $178,000, $140,000 and $104,000, respectively.

The Company is a defendant in two legal proceedings related to properties purchased from Amerada Hess. One suit relates to the validity of a leasehold interest. The claimants seek cancellation of the lease. The Company does not agree with the claimants position. However, if the claimant prevails, the Company would seek recovery from Amerada Hess pursuant to provisions of the purchase agreement. The lease involved in this suit had an agreed upon value of approximately $311,000 as documented in the purchase agreement.

                              DLB OIL & GAS, INC.

The second suit relates to the Company's denial of an unrelated party's preferential rights to purchase certain properties under various operating agreements with Amerada Hess. DLB acquired such properties in the Amerada Hess acquisition. DLB contends that the third party's preferential right elections were invalid as to the majority of such interests. On January 21, 1997, a hearing was held before the District Court of Ellis County, Oklahoma on cross motions for summary judgment of the Company and the third party. The Court ruled in favor of the Company on most of the third party's claims against the Company. However, the Court did not rule on the validity of the preferential rights. If the Court rules in the third party's favor, barring appeal, the Company would be required to sell the certain properties for the values listed in the purchase agreement, of approximately $1,123,000.

DLB is also involved in the routine judicial and administrative proceedings that are common to companies of its size in the oil and gas industry. None of these proceedings are believed, either individually or in aggregate, to be material to DLB's financial condition, liquidity or results of operations.

As of December 31, 1996, the Company had outstanding letters of credit of approximately $1,463,000. The letters of credit expire during the first quarter of 1997.

In 1996, the Company settled claims submitted to arbitration against a joint venture partner alleging breach of contract and tortuous conduct. The claims arose under the terms of the Carmen Field Joint Venture Agreement dated May 26, 1993, between the Company and Magic Circle Acquisition Corporation ("Magic Circle"). In the proceeding, the Company sought actual damages in excess of $1,000,000, an accounting and other relief, including dissolution of the Carmen Field Joint Venture ("CFJV"). The Company settled its claims by agreement dated February 7, 1996. The settlement agreement provided for mutual releases of all claims arising out of the CFJV, dissolution of the CFJV, distribution to the Company of its interest in the CFJV oil and gas properties, the payment of $3,349,000 to the Company and transfer to the Company of its share of a gathering system in Stephens County, Oklahoma, and transfer to Magic Circle gathering, processing and compression facilities in Alfalfa and Woodward Counties, Oklahoma. As a result of the application of the settlement proceeds to accounts receivable and to the assets transferred, the Company recognized a $208,000 loss, including $212,000 of related legal fees. The Company earned net revenues before income taxes of $2,933,000 and $1,151,000 during 1995 and 1994, respectively, from its ownership of the assets transferred to Magic Circle as part of the settlement.

(14) EVENTS OCCURRING SUBSEQUENT TO DECEMBER 31, 1996

  Bonray Drilling Corporation

On February 10, 1997, the Company purchased the outstanding common stock of Bonray Drilling Corporation through a tender offer. DLB paid $30.00 per share, or approximately $12.7 million. As a result of the completed tender offer, Bonray Drilling Corporation became a wholly-owned subsidiary of DLB.

Bonray owns a total of 15 rigs, including six rigs capable of drilling wells over 20,000 feet and nine rigs capable of drilling wells from 7,500 to 15,000 feet. Two of the six deep drilling rigs are presently being remobilized. These rigs are expected to be in operation by the second quarter of 1997. Ten rigs were in service or available for service at the time of acquisition with three in stacked status.

  West Cote Blanche Bay Field

On March 11, 1997, the Company purchased Texaco Exploration and Production, Inc.'s 50% interest in the shallow rights in the West Cote Blanche Bay Field ("WCBB") located in Saint Mary's Parish, Louisiana.

The purchase includes the right to operate existing and future wells completed above the Robb "C" (a geologic marker located at approximately 10,500 feet) and the right to operate the related production facilities which include oil and gas pipelines, salt water disposal wells, compression facilities and related equipment.

                              DLB OIL & GAS, INC.

The purchase price was $12.3 million. Proved reserves attributable to the acquisition were independently estimated at approximately 12.2 Mmboe (million barrels of oil equivalent) as of January 1, 1997, and are essentially 100% oil. (The quantities of proved reserves in this paragraph were prepared by the Company's internal engineers and based on an independent reserve study prepared as of January 1, 1996 by Netherland, Sewell and Associates, Inc. and are unaudited.)

The remaining 50% working interest in the shallow rights to the WCBB property is owned by WRT Energy. As part of the WRT Energy reorganization plan, DLB expects to contribute the acquired interest in WCBB (described above) to WRT Energy in exchange for 5.0 million shares in the reorganized WRT Energy. See Note 5.

Additionally, the Company purchased approximately $6.0 million of obligations of WRT Energy that relate to the West Cote Blanche Bay Field properties. Such obligations are expected to be converted into equity of the new WRT Energy and are included in the equity percentages disclosed in Note 5.

(15) OIL AND NATURAL GAS OPERATIONS

Below is a summary of results of operations for oil and natural gas producing activities. The results do not include any allocation of the Company's interest costs or general corporate overhead and therefore, are not necessarily indicative of the contribution to net income of the Company's oil and natural gas operations. Income tax expense has been calculated by applying statutory income tax rates to oil and gas sales after deducting costs, including depreciation, depletion and amortization.

                                                         YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                    1996          1995          1994
                                                 -----------   -----------   -----------
Income:
  Oil and natural gas sales....................  $27,194,000   $17,860,000   $17,826,000
Expenses:
  Lease operating expenses.....................    5,539,000     3,579,000     4,461,000
  Gross production taxes.......................    1,843,000     1,366,000     1,009,000
  Depreciation, depletion, and amortization....    8,364,000     6,687,000     6,185,000
  Income Tax...................................    5,936,000     4,385,000     4,662,000
Results of operations from oil and natural gas
  producing activities.........................  $11,448,000   $ 6,228,000   $ 6,171,000
                                                 ===========   ===========   ===========
Depreciation, depletion, and amortization per
  equivalent barrel of production..............  $      5.23   $      5.52   $      5.18
                                                 ===========   ===========   ===========

The following is a summary of costs incurred, all of which were capitalized, for oil and natural gas property exploration, development, and acquisition activities:

                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------
                                                     1996          1995          1994
                                                  -----------   -----------   ----------
Exploration costs...............................  $ 9,605,000   $12,482,000   $8,551,000
Development costs...............................   11,503,000     5,884,000    7,688,000
Acquisition costs:
  Proved properties.............................   27,874,000        39,000    8,849,000
  Unproved properties...........................    6,582,000            --           --

                              DLB OIL & GAS, INC.

(16) SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS OPERATIONS (UNAUDITED)

The following supplemental unaudited information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities".

  Oil and Natural Gas Quantities

Substantially all reserve information for the year ended December 31, 1996, presented below was prepared by the independent engineering firms of DeGolyer and MacNaughton and H.J. Gruy & Associates, Inc. For the year ended December 31, 1995, substantially all reserve information presented was prepared by Netherland, Sewell and Associates, Inc. and H.J. Gruy & Associates, Inc. There are many uncertainties inherent in estimating reserve quantities, and in projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available.

Proved oil and natural gas reserves are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and natural gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of net quantities of proved reserves and proved developed reserves of crude oil, including condensate and natural gas liquids, and natural gas, as well as the changes in proved reserves during the periods indicated, are set forth in the tables below. All reserves are located in the United States.

                              DLB OIL & GAS, INC.

The Company prepared the estimated reserves as of December 31, 1993 based on geological and engineering evaluations performed as of December 31, 1994. The reserve estimates as of December 31, 1993 were derived by analyzing actual historical production amounts and by adjusting the reserves attributable to wells acquired or disposed of during 1993. In addition, in deriving the estimates as of December 31, 1993, the Company used production costs and the estimated sales prices as of December 31, 1994. The Company has estimated its reserves as of December 31, 1993 in this manner because the actual information necessary to calculate estimated proved reserves and related information in accordance with guidelines of the Securities and Exchange Commission (SEC) as of December 31, 1993 was not available. Because the reserve estimates as of December 31, 1994 are based on additional information gained from the result of drilling, testing and production subsequent to the dates of the estimated reserves, the reserve estimates as of December 31, 1993 are not necessarily reflective of quantities that might have been estimated based on information available as of such date had estimates in accordance with SEC guidelines been made at such date. Management believes that, because of the methodology used, the reserve information presented is more reflective of actual quantities than estimates that might have been generated as of December 31, 1993.

                                                                  OIL       NATURAL GAS
                                                                (BBLS)         (MCF)
                                                               ---------    -----------
CHANGES IN PROVED RESERVES
Proved reserves, at December 31, 1993......................    3,620,000    17,069,000
  Extension and discoveries................................    1,375,000     9,019,000
  Purchase of reserves.....................................      514,000     3,476,000
  Production...............................................     (663,000)   (3,187,000)
                                                               ---------    ----------
Proved reserves, at December 31, 1994......................    4,846,000    26,377,000
  Extension and discoveries................................      521,000     9,454,000
  Purchase of reserves.....................................      130,000       803,000
  Revisions of previous estimates..........................     (171,000)   (4,969,000)
  Production...............................................     (708,000)   (3,022,000)
                                                               ---------    ----------
Proved reserves, at December 31, 1995......................    4,618,000    28,643,000
  Extension and discoveries................................      270,000    30,186,000
  Purchase of reserves.....................................    2,983,000    23,082,000
  Revisions of previous estimates..........................     (537,000)    4,049,000
  Production...............................................     (664,000)   (5,603,000)
                                                               ---------    ----------
Proved reserves, at December 31, 1996......................    6,670,000    80,357,000
                                                               =========    ==========

                                                                  OIL       NATURAL GAS
                                                                (BBLS)         (MCF)
                                                               ---------    -----------
PROVED DEVELOPED RESERVES AS OF:
  December 31, 1993........................................    2,816,000    13,098,000
  December 31, 1994........................................    3,791,000    16,529,000
  December 31, 1995........................................    4,046,000    19,955,000
  December 31, 1996........................................    5,234,000    54,797,000

  Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the standardized measure of the discounted future cash flows attributable to the Company's proved oil and natural gas reserves. Future cash inflows were computed by applying year-end prices of oil and natural gas to the estimated future production of proved oil and natural gas reserves, except as described above for 1993. All prices were held constant except where a definite price escalation is provided in the sales contract. Contractually provided natural gas prices in excess of estimated market prices were used in

                              DLB OIL & GAS, INC.

computing the future cash inflows only if the Company expects to continue to receive higher prices under legally enforceable contract terms. Future prices received may differ from the estimates in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income taxes were computed by applying the appropriate statutory tax rates to the future pretax net cash flows relating to proved reserves, net of tax basis of the properties involved and certain tax carryforwards. The future income taxes give effect to permanent differences but do not include the impact of future operations. The resulting periodic future net cash flows were discounted using a 10% annual rate.

The additions to proved reserves from new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could be significant. Accordingly, the information presented below should not be viewed as an estimate of the fair value of the Company's oil and natural gas properties, nor should it be considered indicative of any trends.

                                                1996            1995           1994
                                            -------------   ------------   ------------
Future cash inflows.......................  $ 464,712,000   $144,069,000   $125,546,000
Future production costs...................   (106,027,000)   (42,494,000)   (32,021,000)
Future development costs..................    (17,180,000)    (7,236,000)    (7,053,000)
Future income taxes.......................   (106,757,000)   (27,265,000)   (25,000,000)
                                            -------------   ------------   ------------
Future net cash flows.....................    234,748,000     67,074,000     61,472,000
10% discount to reflect timing of cash
  flows...................................    (93,996,000)   (23,409,000)   (16,055,000)
                                            -------------   ------------   ------------
Standardized measure of discounted future
  cash flows..............................  $ 140,752,000   $ 43,665,000   $ 45,417,000
                                            =============   ============   ============
Discounted future net cash flows before
  income taxes............................  $ 204,763,000   $ 61,501,000   $ 63,888,000
                                            =============   ============   ============

The net weighted average prices at December 31, 1996 used in the computations in the table above were $25.14 per barrel of oil and $3.70 per Mcf of natural gas.

                              DLB OIL & GAS, INC.

  Changes Relating to Standardized Measure of Discounted Future Net Cash Flows

Principal changes in the standardized measure of discounted future net cash flows attributable to the Company's proved reserves are as follows:

                                                 1996           1995           1994
                                             ------------   ------------   ------------
Beginning balance..........................  $ 43,665,000   $ 45,417,000   $ 27,957,000
Sales of oil and natural gas, net of
  production costs.........................   (19,812,000)   (12,915,000)   (12,356,000)
Net changes in prices and production
  costs....................................    81,807,000      4,787,000             --
Extensions, discoveries and improved
  recovery, net of future development
  costs....................................    51,292,000      9,654,390     22,281,000
Purchase of reserves, net of future
  development costs........................    35,286,000      1,616,610      8,658,000
Development costs incurred during the
  period...................................     1,178,000      1,993,000             --
Revisions of quantity estimates............       916,000     (8,339,000)            --
Change in income taxes.....................   (47,662,000)    (1,477,000)    (5,635,000)
Accretion of discount......................     6,150,000      6,388,000      4,512,000
Other, primarily changes in timing.........   (12,068,000)    (3,460,000)            --
                                             ------------   ------------   ------------
Ending balance.............................  $140,752,000   $ 43,665,000   $ 45,417,000
                                             ============   ============   ============

                              DLB OIL & GAS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 11,814,000     $  4,060,000
  Accounts receivable.......................................    11,584,000        8,998,000
  Prepaid expenses..........................................     1,192,000          337,000
                                                              ------------     ------------
          Total current assets..............................    24,590,000       13,395,000
                                                              ------------     ------------
Property and equipment -- at cost, based on the full cost
  method of accounting for oil and natural gas properties:
  Oil and natural gas properties subject to amortization....   200,681,000      109,325,000
  Oil and natural gas properties not subject to
     amortization...........................................    20,672,000       18,570,000
  Natural gas processing plants and gathering systems.......     2,565,000        1,728,000
  Saltwater disposal system.................................     1,119,000        1,119,000
  Drilling equipment........................................    19,244,000               --
  Other property and equipment..............................     5,261,000        1,223,000
                                                              ------------     ------------
                                                               249,542,000      131,965,000
  Accumulated depreciation, depletion and amortization......   (41,155,000)     (27,007,000)
                                                              ------------     ------------
                                                               208,387,000      104,958,000
                                                              ------------     ------------
Other assets................................................     6,176,000       11,088,000
                                                              ------------     ------------
          Total assets......................................  $239,153,000     $129,441,000
                                                              ============     ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $  7,164,000     $  8,119,000
  Revenue and royalty distributions payable.................     3,699,000        3,125,000
  Accrued liabilities.......................................     4,463,000          872,000
  Income taxes payable......................................       970,000               --
  Drilling advances and other liabilities...................        90,000           42,000
                                                              ------------     ------------
          Total current liabilities.........................    16,386,000       12,158,000
                                                              ------------     ------------
Long term debt..............................................   100,631,000       37,200,000
Deferred income taxes.......................................    18,502,000       15,851,000
Minority Interest...........................................    35,968,000               --
Shareholders' equity:
  Preferred stock, 5,000,000 shares authorized; no shares
     issued and outstanding.................................            --               --
  Common stock, 130,000,000 shares authorized; 13,000,000
     shares issued; 12,975,000 outstanding at September 30,
     1997 and December 31, 1996.............................        13,000           13,000
  Treasury stock (25,000 shares at September 30, 1997 and
     December 31, 1996, at cost)............................      (181,000)        (181,000)
  Additional paid in capital................................    57,910,000       57,910,000
  Retained earnings.........................................     9,924,000        6,490,000
                                                              ------------     ------------
          Total shareholders' equity........................    67,666,000       64,232,000
                                                              ------------     ------------
          Commitments and contingencies
          Total liabilities and shareholders' equity........  $239,153,000     $129,441,000
                                                              ============     ============

          See accompanying notes to consolidated financial statements

                              DLB OIL & GAS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                               SEPTEMBER 30,                SEPTEMBER 30,
                                         -------------------------    --------------------------
                                            1997           1996          1997           1996
                                         -----------    ----------    -----------    -----------
Revenues:
  Oil and natural gas sales............  $12,038,000    $7,734,000    $33,573,000    $17,730,000
  Contract drilling....................    5,424,000            --     12,644,000             --
  Natural gas gathering, processing and
     transportation, net...............      418,000       196,000      1,207,000        586,000
  Interest and other...................      169,000        59,000        300,000        351,000
                                         -----------    ----------    -----------    -----------
                                          18,049,000     7,989,000     47,724,000     18,667,000
Expenses:
  Lease operating......................    4,050,000     1,310,000      8,508,000      3,923,000
  Gross production taxes...............      940,000       514,000      2,280,000      1,202,000
  Control drilling.....................    3,884,000            --      8,916,000             --
  Depreciation, depletion, and
     amortization......................    6,969,000     2,870,000     14,398,000      6,695,000
  General and administrative...........    1,696,000       520,000      3,738,000      1,985,000
  Interest.............................    2,059,000       550,000      4,790,000        801,000
  Loss on sale of assets...............           --            --             --        208,000
                                         -----------    ----------    -----------    -----------
                                          19,598,000     6,264,000     42,630,000     14,814,000
                                         -----------    ----------    -----------    -----------
Income (loss) before income taxes......   (1,549,000)    1,725,000      5,094,000      3,853,000
Minority interest......................      994,000            --        994,000             --
Income taxes...........................      147,000       651,000      2,654,000      1,454,000
                                         -----------    ----------    -----------    -----------
Net income (loss)......................  $  (702,000)   $1,074,000    $ 3,434,000    $ 2,399,000
                                         ===========    ==========    ===========    ===========
Net income (loss) per common share.....  $     (0.05)   $     0.08    $      0.25    $      0.18
                                         ===========    ==========    ===========    ===========
Weighted average common and common
  equivalent shares....................   12,975,000    12,975,000     13,488,000     12,979,000
                                         ===========    ==========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                              DLB OIL & GAS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                    ADDITIONAL
                                    NO. OF     COMMON   TREASURY      PAID-IN      RETAINED
                                    SHARES     STOCK      STOCK       CAPITAL      EARNINGS       TOTAL
                                  ----------   ------   ---------   -----------   ----------   -----------
Balance, December 31, 1995......  13,000,000   13,000          --    57,910,000    1,621,000    59,544,000
  Purchase of treasury stock....          --      --     (181,000)           --           --      (181,000)
  Net income....................          --      --           --            --    4,869,000     4,869,000
                                  ----------   ------   ---------   -----------   ----------   -----------
Balance, December 31, 1996......  13,000,000   13,000    (181,000)   57,910,000    6,490,000    64,232,000
  Net income (Unaudited)........          --      --           --            --    3,434,000     3,434,000
                                  ----------   ------   ---------   -----------   ----------   -----------
Balance, September 30, 1997
  (Unaudited)...................  13,000,000   13,000   $(181,000)  $57,910,000   $9,924,000   $67,666,000
                                  ==========   ======   =========   ===========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                              DLB OIL & GAS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                               --------------------------------
                                                                    1997              1996
                                                               --------------    --------------
Cash flows from operating activities:
  Net income................................................    $  3,434,000      $  2,399,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion, and amortization..............      14,398,000         6,695,000
     Deferred income taxes..................................       2,654,000         1,454,000
     Minority interest......................................        (994,000)               --
     Loss on sale of assets.................................              --           208,000
     Amortization of note issuance costs....................         173,000                --
     (Increase) decrease in accounts receivable.............       3,502,000        (2,560,000)
     Increase in prepaid expenses...........................         100,000            59,000
     Increase (decrease) in accounts payable, distributions
       payable and accrued liabilities......................      (5,869,000)        1,108,000
     Increase in drilling advances and other liabilities....          47,000           216,000
                                                                ------------      ------------
          Net cash provided by operating activities.........      17,445,000         9,579,000
                                                                ------------      ------------
Cash flows from investing activities:
  Expenditures for property and equipment...................     (21,455,000)      (45,739,000)
  Purchase of investments and other assets..................        (123,000)       (6,596,000)
  Proceeds from sales of assets.............................              --         1,380,000
  Investment in WRT Energy Corporation, net of cash
     acquired...............................................     (20,532,000)               --
  Purchase of Bonray Drilling Corporation, net of cash
     acquired...............................................     (12,824,000)               --
                                                                ------------      ------------
          Net cash used in investing activities.............     (54,934,000)      (50,955,000)
                                                                ------------      ------------
Cash flows from financing activities
  Proceeds of long-term debt................................     122,692,000        32,000,000
  Payments of long-term debt................................     (75,593,000)               --
  Payments of debt issuance costs...........................      (1,857,000)               --
  Purchase of treasury stock................................              --          (181,000)
                                                                ------------      ------------
          Net cash provided by financing activities.........      45,242,000        31,819,000
                                                                ------------      ------------
Net increase (decrease) in cash and cash equivalents:.......       7,753,000        (9,557,000)
Cash and cash equivalents beginning of period...............       4,060,000        14,313,000
                                                                ------------      ------------
Cash and cash equivalents end of period.....................    $ 11,813,000      $  4,756,000
                                                                ============      ============
Supplemental cash flow information:
  Cash payments for interest................................    $  3,986,000      $    643,000
                                                                ============      ============
Supplemental schedule of noncash investing activities:
  Property and equipment received from settlement
     of contingency.........................................    $         --      $    231,000
                                                                ============      ============

          See accompanying notes to consolidated financial statements.

                              DLB OIL & GAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, DESCRIPTION OF BUSINESS AND PRINCIPALS OF CONSOLIDATION

     DLB Oil & Gas, Inc., ("DLB" or the "Company") is an independent energy company engaged primarily in the exploration, development, production and acquisition of oil and gas properties in the Mid-Continent region and the coastal and shallow onshore regions of south Louisiana. In addition, through its wholly owned subsidiaries, Bonray Drilling Corporation ("Bonray"), which was acquired in February 1997, and Gathering Energy Marketing Company, LLC ("GEMCO"), the Company is engaged in the land contract drilling of oil and gas wells and in the gathering, processing, transportation and marketing of hydrocarbons, respectively.

     The accompanying consolidated financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries. Based upon the Company's 47% equity interest in WRT Energy, along with an affiliate's 11% equity interest, substantially the same executive officer group, and other factors indicating that the Company has a controlling interest in WRT Energy, the Company consolidates the financial statements of WRT Energy subsequent to the conversion of the Company investment in securities and other obligations into common stock of WRT. See Note 2. The Company accounts for its investment in Waggoner (Barbados) Ltd. using the equity method of accounting. All significant intercompany transactions and balances have been eliminated in consolidation.

BASIS OF PRESENTATION

     The accompanying consolidated financial statements and notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes included in DLB's 1996 annual report on Form 10-K.

     In the opinion of the Company's management, all adjustments (all of which are normal and recurring) have been made which are necessary to fairly state the consolidated position of the Company as of September 30, 1997, and the results of operations and their cash flows for the three and nine months ended September 30, 1997 and 1996.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting periods, to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has utilized, on a limited basis, derivative instruments in the form of futures contracts to manage or hedge price risk associated with oil and natural gas production. To qualify as a hedge, these instruments must correlate to anticipated future production such that the Company's exposure to the effects of price changes is reduced. The Company uses the hedge or deferral method of accounting for these instruments and, as a result, gains and losses are generally offset by similar changes in the realized prices of oil and natural gas produced. Income and costs related to these hedging activities are recognized in oil and gas revenues when the commodities are produced. While commodity derivative financial instruments are intended to reduce the Company's exposure to declines in the market price of oil and natural gas, the commodity derivative financial instruments may limit the Company's gain from increases in those market prices.

                              DLB OIL & GAS, INC.

     The Company recorded as an increase in revenues $0.1 million and $2.3 million related to commodity hedging activities for the three months and nine months ended September 30, 1997, respectively.

(2) ACQUISITIONS AND INVESTMENTS

AMERADA HESS PROPERTIES

     On May 31, 1996, the Company acquired certain Oklahoma oil and natural gas properties from Amerada Hess Corporation ("Amerada Hess") for approximately $32,100,000, with $25,500,000 allocated to producing properties and $6,600,000 allocated to undeveloped leasehold and to nonproducing perpetual mineral interests. The Company funded the purchase through use of cash funds and borrowings of $30,000,000 from its credit facilities.

     Total estimated proved reserves attributable to the acquired Amerada Hess properties as of May 31, 1996, net to the Company, were 6.8 Mmboe. Proved reserves attributable to such acquired properties were divided approximately 43% oil and 57% natural gas. (The quantities of proved reserves in this paragraph were prepared by the Company's internal engineers and are unaudited.) Results prior to May 31, 1996 are not included in DLB's consolidated financial statements.

BONRAY DRILLING CORPORATION

     On February 10, 1997, the Company purchased approximately 98% of the outstanding common stock of Bonray Drilling Corporation ("Bonray") through a tender offer. DLB paid $30.00 per share, or approximately $12,700,000. Upon completion of the tender offer and subsequent merger, Bonray Drilling Corporation became a subsidiary of DLB.

     Bonray owned a total of 13 rigs, including six rigs capable of drilling wells over 20,000 feet and nine rigs capable of drilling wells from 7,500 to 15,000 feet. Two of the six deep drilling rigs were remobilized and placed in operation during the second quarter of 1997. Ten rigs were in service or available for service at the time of acquisition with three in stacked status.

     This acquisition was accounted for using purchase accounting. As a result, DLB's consolidated financial statements only include the results of operations from February 10, 1997.

     In October 1997, the Company exchanged on a tax-free basis the common shares of Bonray owned by the Company for 2,955,000 common shares of Bayard Drilling Technologies, Inc. ("Bayard"). The Company's ownership of the 2,955,000 common shares represented 21.2% of the then outstanding shares of Bayard. On November 3, 1997, Bayard sold 4,000,000 common shares in an initial public offering, reducing the Company's ownership in Bayard to 16.5%. The Company will be using the equity method to account for the investment in Bayard subsequent to the closing of the transaction and will record its relative share of Bayard's operations in the Company's operations. The fair value of the Bayard common shares owned by the Company at November 3, 1997 was approximately $68 million using the initial public offering price.

WRT ENERGY

     During 1996 and 1997, the Company acquired senior unsecured notes and other credit obligations of WRT Energy Corporation ("WRT Energy"), an oil and gas company operating under the provisions of Chapter 11 of the United States Bankruptcy Code from February 1996 through July 1997. These notes and other credit obligations were accounted for using the cost method. Prior to the effective date of the reorganization plan of WRT Energy, the Company's cost of these notes and other credit obligations was approximately $8,400,000.

                              DLB OIL & GAS, INC.

     Under the plan, a new WRT Energy was created with approximately 22.07 million shares of common stock outstanding. In addition, the Company and Wexford funded a rights offering associated with the reorganization plan of WRT Energy. The rights to purchase new common stock of WRT Energy were offered to all unsecured creditors of WRT Energy. Pursuant to provisions of the plan, the Company and Wexford committed to purchase the rights not exercised by other creditors. The result of Company exchanging its WRT Energy notes, the Company's interest in the West Cote Blanche Bay Field acquired in March of 1997 (described below), other WRT Energy obligations, and acquiring stock through the rights offering is an approximate 47% equity interest in the new WRT Energy.

     An additional 1.41 million shares, currently in escrow, will be distributed upon resolution of certain post closing matters.

WEST COTE BLANCHE BAY FIELD

     On March 11, 1997, the Company purchased Texaco Exploration and Production, Inc.'s 50% interest in the shallow rights in the West Cote Blanche Bay Field ("WCBB") located in Saint Mary's Parish, Louisiana.

     The purchase includes the right to operate existing and future wells completed above the Robb "C" (a geologic marker located at approximately 10,500 feet) and the right to operate the related production facilities which include oil and gas pipelines, salt water disposal wells, compression facilities and related equipment. The purchase price was approximately $12,300,000. Proved reserves attributable to the acquisition were estimated at approximately 12.2 Mmboe (million barrels of oil equivalent) as of January 1, 1997, and are essentially 100% oil. (The quantities of proved reserves in this paragraph were prepared by the Company's internal engineers and based on an independent reserve study prepared as of January 1, 1997 by Netherland, Sewell and Associates, Inc. and are unaudited.)

     The remaining 50% working interest in the shallow rights to the WCBB property is owned by WRT Energy. As part of the WRT Energy reorganization plan, DLB contributed the acquired interest in WCBB (described above) to WRT Energy in exchange for 5.0 million common shares in the reorganized WRT Energy. (See Notes 3 and 7.)

     Additionally, the Company purchased approximately $6,000,000 of obligations of WRT Energy that relate to the West Cote Blanche Bay Field properties. Such obligations were also converted into common shares of the new WRT Energy and are included in the equity percentages disclosed above.

                              DLB OIL & GAS, INC.

PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial statement has been prepared under the assumption that all 1997 acquisitions occurred as of January 1, 1997:

                                                                 NINE MONTHS
                                                                    ENDED
                                                              SEPTEMBER 30, 1997
                                                                 (PRO FORMA)
                                                              ------------------
                                                                 (UNAUDITED)

Revenues:
  Oil and natural gas sales.................................     $44,433,000
  Contract drilling.........................................      14,279,000
  Interest and other........................................       1,666,000
                                                                 -----------
                                                                  60,378,000
Expenses:
  Lease operating...........................................      16,778,000
  Contract drilling.........................................      10,293,000
  Depreciation, depletion and amortization..................      21,317,000
  General and administrative................................       5,728,000
  Interest..................................................       6,681,000
  Other.....................................................          25,000
                                                                 -----------
                                                                  60,822,000
                                                                 -----------
(Loss) before income taxes..................................        (444,000)
Minority interest...........................................       3,353,000
Deferred income taxes.......................................       2,654,000
                                                                 -----------
Net income..................................................         255,000
                                                                 -----------
Net income per common share.................................     $      0.02
                                                                 ===========
Weighted average common shares outstanding..................      13,488,000
                                                                 ===========

(3) LONG-TERM DEBT

     On March 5, 1997, the Company established a revolving credit facility with a group of financial institutions ("1997 Facility") in the amount of $85,000,000, with an underlying borrowing base of $80,000,000. This facility was used to refinance indebtedness under the Company's 1995 credit facility with the remainder to be used for funding of acquisitions and general corporate purposes. The maturity of the 1997 facility is March 2002. On July 11, 1997, the underlying borrowing base was changed to $65,000,000.

     Under the terms of the 1997 facility, the Company may elect to be charged at the bank's prime rate plus 1/2 of 1% plus a specified margin or the rate at which Eurodollar deposits for one, two, three, six or twelve months are offered to the bank in the Interbank Eurodollar market plus a specified margin. Loans made under the 1997 facility are payable in full on the maturity date.

     The 1997 facility contains restrictive covenants requiring, among other things, maintenance at specific levels of tangible net worth, working capital, and specific financial ratios, as well as limiting the payment of dividends.

     On July 11, 1997, the Company established an additional credit facility ("New Credit Facility"), which provides for borrowings up to $23,000,000. This new facility was used to finance the Company's obligations under the WRT rights offering and to partially refinance indebtedness under the 1997 Facility. The maturity date of this facility is January 11, 1999.

                              DLB OIL & GAS, INC.

     Under the terms of the New Credit Facility, the Company may elect to be charged interest at the higher of the rate of interest publicly announced by the administrative agent at its prime rate in effect at its principal office in New York City and the federal funds effective rate from time to time plus 0.5% ("ABR") plus a specified margin or the Eurodollar rate plus a specified margin. The New Credit Facility contains restrictive covenants requiring among other things, maintenance at specific levels of tangible net worth, working capital and specific financial ratios, as well as limiting payment of dividends.

(4) SHAREHOLDERS' EQUITY

     On February 7, 1996, the Company adopted a common stock repurchase plan. Under the terms of the plan, up to $5,000,000 of common stock could have been repurchased from time to time. Pursuant to the plan, 25,000 shares were repurchased for $181,000. The Company holds repurchased stock as treasury stock. The repurchase plan expired August 5, 1996.

     In 1995, the Company adopted a stock option plan ("the Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. Pursuant to the Plan, options were granted in 1995 to purchase up to 1,625,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have ten year terms and vest ratably over a five year term.

     On February 9, 1997, the Plan was amended to permit the granting of options to employees to purchase 325,000 additional shares under the Plan with basically the same terms as the original grants (with the exception of the exercise price). Of this amount, 40,000 and 48,750 options have been granted as of September 30, 1997 at prices of $13.00 per share and $14.25 per share respectively.

(5) COMMITMENTS AND CONTINGENCIES

     In February 1996, the Company settled claims submitted to arbitration against a joint venture partner alleging breach of contract and tortious conduct. The claims arose under the terms of the Carmen Field Joint Venture Agreement ("CFJV") dated May 26, 1993, between the Company and Magic Circle Acquisition Corporation ("Magic Circle"). The settlement agreement provided for mutual release of all claims arising out of the CFJV, dissolution of the CFJV, distribution to the Company of its interest in the CFJV oil and gas properties, the payment of $3,349,000 to the Company and transfer to the Company of its share of a gathering system in Stephens County, Oklahoma, and transfer to Magic Circle gathering, processing and compression facilities in Alfalfa and Woodward Counties, Oklahoma. As a result of the settlement, the Company recognized a $208,000 loss, including $212,000 of related legal fees.

(6) SUBSEQUENT EVENTS

     On October 9, 1997, DLB Oil & Gas, Inc., its wholly-owned subsidiary, Bonray Drilling Corporation ("Bonray"), Bayard Drilling Technologies, Inc. ("Bayard") and Bonray Acquisition Corp., a subsidiary of Bayard, entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Bayard would acquire Bonray. On October 16, 1997, the merger of Bonray with Bonray Acquisition Corp. was consummated. In the merger, each share of common stock of Bonray was canceled and converted into 30.15 shares of common stock of Bayard and DLB received 2,955,000 shares of Bayard common stock in consideration for its interest in Bonray.


     On October 22, 1997, DLB entered into a definitive Agreement and Plan of Merger, as amended by Amendment No. 1 thereto dated December 22, 1997, Amendment No. 2 thereto dated February 11, 1998 and Amendment No. 3 thereto dated as of March 24, 1998 ("Chesapeake Merger") with Chesapeake Energy Corporation and Chesapeake Merger Corp. In the Chesapeake Merger, DLB shareholders will receive approximately $133,000,000 of total consideration for DLB's Mid-Continent oil and gas assets. Consideration

                              DLB OIL & GAS, INC.

will consist of $17,500,000 cash, 5,000,000 shares of Chesapeake common stock and the assumption of approximately $85,000,000 million in debt and other liabilities. In addition, as part of the transaction, DLB shareholders will receive their proportionate share of the common stock of Bayard and WRT. DLB currently owns 2,955,000 shares of Bayard and 10,792,220 shares of WRT, all of which will be distributed to DLB shareholders.



     Under the terms of the Chesapeake Merger, a subsidiary of Chesapeake will merge with and into DLB. In the Chesapeake Merger, shares of DLB common stock will be converted in to the right to receive: (1) a fractional interest in a share of Chesapeake common stock equal to $5,000,000 divided by the number of shares outstanding on the closing date, (2) an amount of cash equal to $17,500,000 divided by the number of shares outstanding on the closing date, (3) a number of shares of Bayard common stock equal to 2,955,000 divided by the number of DLB's shares outstanding on the closing date, and (4) a number of shares of WRT common stock equal to 10,792,220 divided by the number of DLB shares outstanding on the closing date.


     The merger is subject to approval of the holders of at least a majority of the outstanding shares of DLB common stock as of the record date by the taking of corporate action by written consent. The Company anticipates a late January date for the corporate action by written consent. DLB currently has 12,975,000 shares outstanding. Option acceleration under existing incentive plans may affect the shares outstanding at closing. Charles Davidson, Mark Liddell and Mike Liddell, who collectively own over 75% of DLB's outstanding common stock, each have entered into an agreement with Chesapeake pursuant to which, among other things, they have agreed to vote all shares of common stock owned by them in favor of the merger at the DLB special meeting or pursuant to a written consent in lieu of meeting.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX A

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                     AMONG

                         CHESAPEAKE ENERGY CORPORATION

                            CHESAPEAKE MERGER CORP.

                                      AND

                              DLB OIL & GAS, INC.

                                OCTOBER 22, 1997


   As Modified by Amendment No. 1 to Agreement and Plan of Merger dated as of December 22, 1997, Amendment No. 2 to Agreement and Plan of Merger dated as of February 11, 1998 and Amendment No. 3 to Agreement and Plan of Merger dated as of March 24, 1998.

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
                               ARTICLE I
DEFINITIONS.......................................................    2
1.1   Defined Terms...............................................    2
1.2   References and Titles.......................................    8

                               ARTICLE II

THE MERGER........................................................    8
2.1   The Merger..................................................    8
2.2   Effect of the Merger........................................    8
2.3   Governing Instruments, Directors and Officers of the
      Surviving Corporation.......................................    8
2.4   Effect on Securities........................................    9
2.5   Exchange of Certificates....................................   11
2.6   Closing.....................................................   14
2.7   Effective Time of the Merger................................   14
2.8   Taking of Necessary Action: Further Action..................   14

                              ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DLB.............................   14
3.1   Organization................................................   14
3.2   Other Interests.............................................   14
3.3   Board Action, Authority and Enforceability..................   14
3.4   No Violations...............................................   15
3.5   Consents and Approvals......................................   15
3.6   SEC Documents...............................................   16
3.7   Financial Information and Reserve Reports...................   16
3.8   Capital Structure...........................................   16
3.9   No Undisclosed Liabilities..................................   17
3.10  Absence of Certain Changes or Events........................   17
3.11  Compliance with Laws, Material Agreements and Permits.......   18
3.12  Governmental Regulation.....................................   19
3.13  Litigation..................................................   19
3.14  No Restrictions.............................................   19
3.15  Tax Audits and Settlements..................................   19
3.16  Taxes.......................................................   19
3.17  Employee Benefit Plans......................................   20
3.18  Employment Contracts and Benefits...........................   21
3.19  Labor Matters...............................................   22
3.20  Insurance...................................................   22
3.21  Intangible Property.........................................   22
3.22  Environmental Matters.......................................   22
3.23  Books and Records...........................................   23
3.24  Brokers.....................................................   23
3.25  Vote Required...............................................   23
3.26  Proxy Statement/Prospectus; Registration Statement..........   23
3.27  Account Information.........................................   24
3.28  Powers of Attorney..........................................   24
3.29  Plugging Status.............................................   24

                                                                    PAGE
                                                                    ----
3.30  Equipment...................................................   24
3.31  Current Commitments.........................................   24
3.32  Payout Balances.............................................   24
3.33  Title.......................................................   24
3.34  Full Disclosure.............................................   25
3.35  Certain Agreements..........................................   25
3.36  Shareholders Agreement......................................   25
3.37  Affiliate Transactions......................................   25

                               ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHK AND MERGER SUB..............   25
4.1   Organization................................................   25
4.2   Authority and Enforceability................................   25
4.3   No Violations...............................................   25
4.4   Consents and Approvals......................................   26
4.5   SEC Documents...............................................   26
4.6   Financial Statements........................................   26
4.7   Litigation..................................................   27
4.8   Brokers.....................................................   27
4.9   Vote Required...............................................   27
4.10  Proxy Statement/Prospectus; Registration Statement..........   27

                               ARTICLE V

COVENANTS.........................................................   27
5.1   Conduct of Business by DLB Pending Closing..................   27
5.2   Conduct of Business by CHK Pending Closing..................   30
5.3   Access to Assets, Personnel and Information.................   30
5.4   No Solicitation.............................................   30
5.5   Meeting of DLB's Stockholders...............................   31
5.6   Preparation of the Proxy Statement/Prospectus and
      Registration Statement......................................   32
5.7   Stock Listing...............................................   32
5.8   Additional Arrangements.....................................   32
5.9   Public Announcements........................................   33
5.10  Payment of Expenses.........................................   33
5.11  Agreements of Affiliates....................................   33
5.12  Insurance; Indemnification..................................   34
5.13  DLB Employees...............................................   34
5.14  New Bank Credit Facility....................................   34
5.15  Notice of Actions and Proceedings...........................   34
5.16  Notification of Certain Other Matters.......................   35
5.17  Corrections to the Proxy Statement/Prospectus and
      Registration Statement......................................   35
5.18  Bayard Common Stock and WRT Common Stock Registration
      Statements..................................................   35
5.19  Termination of Administrative Services Agreement............   35

                               ARTICLE VI

CONDITIONS........................................................   35
6.1   Conditions to Each Party's Obligation to Effect the
      Merger......................................................   35
6.2   Conditions to Obligations of CHK and Merger Sub.............   36
6.3   Conditions to Obligations of DLB............................   37

                                                                    PAGE
                                                                    ----
                              ARTICLE VII

TERMINATION.......................................................   37
7.1   Termination Rights..........................................   37
7.2   Effect of Termination.......................................   38

                              ARTICLE VIII

MISCELLANEOUS.....................................................   39
8.1   Nonsurvival of Representations, Warranties, Covenants and
      Agreements..................................................   39
8.2   Amendment...................................................   39
8.3   Notices.....................................................   39
8.4   Counterparts................................................   39
8.5   Severability................................................   39
8.6   Entire Agreement; No Third Party Beneficiaries..............   39
8.7   Applicable Law..............................................   39
8.8   No Remedy in Certain Circumstances..........................   39
8.9   Enforcement of Agreement....................................   40
8.10  Assignment..................................................   40
8.11  Waivers.....................................................   40
8.12  Confidentiality Agreement...................................   40
8.13  Incorporation...............................................   40

                               LIST OF SCHEDULES

1.1(a)     Equipment and Other Materials
1.1(b)     Excluded Assets
1.1(c)     DLB Companies' Net Revenue Interests
1.1(d)     Liens
3.2        Other Interests
3.5        Consents and Approvals
3.6        DLB SEC Documents
3.8(b)     Capital Structure
3.10       Absence of Certain Changes or Events
3.13       Litigation
3.14       No Restrictions
3.15       Tax Audits and Settlements
3.16       Taxes
3.17(a)    Employee Benefit Plans
3.17(d)    Accelerated Payment or Vesting of Employee Benefits
3.17(h)    Litigation Regarding DLB Employee Benefit Plan
3.18       Employment Contracts and Benefits
3.20       Insurance
3.22       Environmental Matters
3.24       Brokers
3.27       Account Information
3.31       Current Commitments
3.32       Payout Balances
4.4        Consents and Approvals

4.5        CHK SEC Documents
4.7        CHK Litigation
5.1(b)     Loans, Advances and Contributions of DLB
5.1(k)     Stipulated Expenditures in Excess of $50,000
5.2        Conduct of Business by CHK Pending Closing
5.13(a)    Employees Not Retained
5.13(b)    Employees Made Available to WRT

                                LIST OF ANNEXES


A          Agreement and Irrevocable Proxy
B          Goodwill Protection Agreement
C          Form of Agreement of Affiliates
D          Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into this 22nd day of October, 1997, by and among Chesapeake Energy Corporation, an Oklahoma corporation (" CHK"), Chesapeake Merger Corp., an Oklahoma corporation and an indirect wholly owned subsidiary of CHK ("MERGER SUB"), and DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB").

                                   RECITALS:

     A. The board of directors of each of CHK, Merger Sub and DLB has determined that it is in the best interests of their respective stockholders to approve the merger of Merger Sub with and into DLB upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

     B. The board of directors of each of CHK, Merger Sub and DLB has unanimously adopted resolutions approving the Merger, this Agreement and the transactions contemplated hereby, and the board of directors of DLB has unanimously agreed to recommend that the stockholders of DLB approve this Agreement, the Merger and the transactions contemplated hereby;

     C. CHK, Merger Sub and DLB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     D. CHK has advised DLB and the DLB Specified Stockholders (as hereinafter defined) that it will not enter into this Agreement unless the DLB Specified Stockholders execute and deliver to CHK an Agreement and Irrevocable Proxy in the form set forth in Annex A to this Agreement;

     E. CHK has advised DLB that it will not enter into this Agreement unless Charles E. Davidson, Mike Liddell and Mark Liddell execute and deliver to CHK a Goodwill Protection Agreement in the form set forth in Annex B to this Agreement; and

     F. CHK has agreed to execute and deliver a Registration Rights Agreement with Charles E. Davidson in the form set forth in Annex D to this Agreement;

     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                                                                         ANNEX A

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

     "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     "AGREEMENT" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

     "AGREEMENT AND IRREVOCABLE PROXY" means the agreement set forth in Annex A to this Agreement.

     "ALTERNATIVE PROPOSAL" has the meaning specified in Section 5.4(b).

     "THE AMES COMPANY" means The Ames Company, Inc., an Oklahoma corporation and a wholly owned subsidiary of DLB.

     "AMES FIELD" means Ames Field, L.L.C., a limited liability company formed under the laws of Oklahoma and a wholly owned subsidiary of DLB.

     "BAYARD" means Bayard Drilling Technologies, Inc., a Delaware corporation.

     "BAYARD COMMON STOCK" means the common stock, par value $.01 per share, of Bayard.

     "BAYARD DISTRIBUTION DATE" means the 180th day after the effective date of that certain underwriting agreement to be entered into among Bayard, the underwriters and the selling stockholders of Bayard in connection with the pricing of Bayard's initial public offering of Bayard Common Stock.

     "BAYARD MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of October 9, 1997, among DLB, Bayard, Bonray Acquisition Corp. and Bonray Drilling Corporation.

     "BAYARD REGISTRATION AGREEMENT" means that certain Registration Rights Agreement, dated October 16, 1997, by and among Bayard, DLB and Donaldson, Lufkin & Jenrette Securities Corporation, as amended and in effect on the date hereof.

     "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

     "CERTIFICATE OF MERGER" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the OGCA, filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

     "CHK" means Chesapeake Energy Corporation, an Oklahoma corporation.

     "CHK CERTIFICATE" means a certificate representing shares of CHK Common Stock.

     "CHK COMMON STOCK" means the common stock, par value $0.01 per share, of CHK.

     "CHK COMMON STOCK CONSIDERATION" means $65,000,000 divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time.

                                                                         ANNEX A

     "CHK FINANCIAL STATEMENTS" means the audited consolidated financial statements of CHK and its subsidiaries (including the related notes) included (or incorporated by reference) in CHK's Annual Report on Form 10-K for the year ended June 30, 1997, as filed with the SEC.

     "CHK MATERIAL SUBSIDIARY(IES)" means Chesapeake Operating, Inc., Chesapeake Exploration Limited Partnership and Chesapeake Louisiana, L.P.

     "CHK REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of CHK or its subsidiaries.

     "CHK SEC DOCUMENTS" has the meaning specified in Section 4.5.

     "CLOSING" means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

     "CLOSING DATE" means the date on which the Closing occurs, which date shall not be later than the first Business Day following the day on which the last of the conditions set forth in Article VI has been satisfied or waived.

     "CLOSING PRICE" means the average of the closing prices of CHK Common Stock, rounded to three decimal places, as reported by The Wall Street
Journal -- Composite Transactions, for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the DLB Special Meeting.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIALITY AGREEMENT" means the letter agreement, dated October 21, 1997, between DLB and CHK or its Affiliate relating to DLB's furnishing of information to CHK or such Affiliate in connection with CHK's or such Affiliate's evaluation of a possible transaction between CHK and DLB.

     "CREDIT FACILITIES" means the 1997 Credit Facility entered into in March 1997 by DLB and The Chase Manhattan Bank as agent for itself and the Bank of Oklahoma, N.A., as amended, supplemented or modified from time to time and the Credit Agreement dated as of July 11, 1997 between Bonray Drilling Corporation and Lehman Commercial Paper Inc. as administrative agent and arranger, as amended, supplemented or modified from time to time and the related Assumption Agreement dated October 16, 1997 by and between Bonray Holding L.L.C., Bonray Drilling Corporation, Lehman Commercial Paper, Inc. and DLB.

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

     "DISSENTING STOCKHOLDER(S)" means holder(s) of DLB Common Stock who have validly perfected appraisal rights under Section 1091 of the OGCA.

     "DLB" means DLB Oil & Gas, Inc., an Oklahoma corporation.

     "DLB CERTIFICATE" means a certificate representing shares of DLB Common Stock.

     "DLB COMMON STOCK" means the common stock, par value $.001 per share, of DLB.

     "DLB COMPANIES" means DLB and each of its Subsidiaries (excluding WRT).

     "DLB EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.17(a).

     "DLB FINANCIAL STATEMENTS" means the audited and unaudited consolidated financial statements of DLB and its subsidiaries (including the related notes) included (or incorporated by reference) in DLB's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, in each case as filed with the SEC.

     "DLB INTERNATIONAL" means DLB International, Inc., an Oklahoma corporation and a wholly owned Subsidiary of DLB.

                                                                         ANNEX A

     "DLB MATERIAL AGREEMENT(S)" means (a) any written or oral agreement, contract, commitment or understanding to which any of the DLB Companies is a party, by which any of the DLB Companies is directly or indirectly bound, or to which any asset of any of the DLB Companies may be subject, involving total value or consideration in excess of $50,000, (b) the Credit Facilities, (c) the Bayard Registration Agreement and (d) the WRT Registration Agreement, in each case as amended and supplemented as of the date hereof.

     "DLB MIDCON" means DLB and the DLB Companies, excluding any shares of Bayard Common Stock or WRT Common Stock held by DLB or the DLB Companies.

     "DLB PERMITS" has the meaning specified in Section 3.11.

     "DLB PROPOSAL" means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of DLB in the Proxy Statement/Prospectus.

     "DLB REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the DLB Companies.

     "DLB SEC DOCUMENTS" has the meaning specified in Section 3.6.

     "DLB SPECIAL MEETING" has the meaning specified in Section 5.5.

     "DLB SPECIFIED STOCKHOLDERS" means Charles Davidson, Mike Liddell and Mark Liddell.

     "DLB STOCK OPTION" means an option, warrant or other right (issued and outstanding on the date hereof and at the Effective Time) to acquire shares of DLB Common Stock granted pursuant to a DLB Employee Benefit Plan.

     "DLB STOCKHOLDERS' APPROVAL" has the meaning specified in Section 3.25.

     "EFFECTIVE TIME" has the meaning specified in Section 2.7.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (c) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of mines. The term "Environmental Law" includes, without limitation,
(A) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (B) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) to the extent that same may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Material.

     "ENVIRONMENTAL RESPONSE MEASURE" means all actions in response to a matter arising under any Environmental Law, including but not limited to remediation, removal, emergency response, natural resource damages or measures, corrective action, allocation proceedings, orphan share determinations, enforcement proceedings, health and ecological studies, remedial investigations and feasibility studies, and related investigative, technical and legal activities.

     "EQUIPMENT" means (a) the equipment and other materials described in
Schedule 1.1(a) of the Disclosure Schedule and (b) all other equipment, fixtures, physical facilities, tank batteries, improvements,

                                                                         ANNEX A
surface and subsurface machinery, goods, inventory, spare parts, supplies, tools and other tangible personal property, or interests (including all leasehold rights and interests) therein, including all casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, derricks, separators, compressors, gun barrels, flow lines, gathering systems, tanks, chemicals, communication systems and equipment, radio towers, remote terminal units, and computer equipment of every type, nature, and description (including leasehold interests therein), to the extent that, as of the Effective Time, the same were owned or leased by DLB and used or held for use in connection with the ownership, operation, maintenance, use, or development of the Lands, the Oil and Gas Properties, and Wells, whether located on or off such Lands, but excluding those assets set forth in Schedule 1.1(b) of the Disclosure Schedule.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" means UMB Bank, N.A., the transfer agent for shares of CHK Common Stock.

     "EXCHANGE FUND" has the meaning specified in Section 2.5(a).

     "EXCHANGE RATIO" has the meaning specified in Section 2.4(a).

     "EXPENSES" has the meaning specified in Section 5.10(a).

     "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     "GEMCO" means Gathering & Energy Marketing Company, LLC, an Oklahoma limited liability company and wholly owned subsidiary of DLB.

     "GOODWILL PROTECTION AGREEMENT" means the agreement set forth in Annex B to this Agreement.

     "GOVERNMENTAL ACTION" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

     "GOVERNMENTAL AUTHORITY" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the DLB Companies or CHK or any of their respective properties or assets.

     "HAZARDOUS MATERIAL" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (c) any material within the meaning of and regulated by any Environmental Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof,
(e) any asbestos-containing materials in any form or condition, or (f) any polychlorinated biphenyls in any form or condition.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HYDROCARBONS" means all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, plant products, condensate, and other liquid and gaseous hydrocarbons and minerals of every kind and description produced from or attributable to the Wells and the Oil and Gas Properties.

     "INDEMNIFIED PARTIES" has the meaning specified in Section 5.12.

     "LANDS" means all lands described or referred to in the Oil and Gas Properties, including, without limitation, all properties and lands pooled or unitized with any of the Oil and Gas Properties.

     "LIEN" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

                                                                         ANNEX A

     "MATERIAL ADVERSE EFFECT" means (a) when used with respect to DLB, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of DLB MidCon (taken as a whole) or the aggregate value of their assets, would materially impair the ability of DLB MidCon (taken as a whole) to own, hold, develop and operate their assets, or would impair DLB's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to CHK, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of CHK and the CHK Material Subsidiaries (taken as a whole) or the aggregate value of their assets, would materially impair the ability of CHK and the CHK Material Subsidiaries (taken as a whole) to own, hold, develop and operate their assets, or would impair CHK's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

     "MERGER" has the meaning specified in the recitals to this Agreement.

     "MERGER CONSIDERATION" has the meaning specified in Section 2.4(a) or 2.4(f), as the case may be.

     "MERGER SUB" means Chesapeake Merger Corp., an Oklahoma corporation.

     "NET REVENUE INTEREST" means DLB's overall interest in Hydrocarbons produced from or attributable to the Lands, Oil and Gas Properties, and Wells, after deducting all lessors' royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from the Lands, Oil and Gas Properties, and Wells.

     "OGCA" means the Oklahoma General Corporation Act.

     "OIL AND GAS PROPERTIES" means all oil and gas leases, mineral interests, fee interests, royalty interests, overriding royalty interests, production payments, net profits interests, subleases, mineral servitudes, licenses, easements and other rights and interests of DLB in and to the Lands.

     "PERMITTED ENCUMBRANCES" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent, or if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed or are being contested in good faith by appropriate proceedings and the DLB Companies shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP and determined by the board of directors to be adequate with respect thereto;
(b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings and the DLB Companies shall have set aside on their books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP and determined by its Board of Directors to be adequate with respect thereto;
(c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not in the aggregate materially impairing the value of the assets of any of DLB Companies or interfering with the ordinary conduct of the business of any of the DLB Companies or rights to any of their assets, provided that same do not (i) reduce the DLB Companies' Net Revenue Interests below that set forth on Schedule 1.1(c) to the Disclosure Schedule;
(ii) increase the DLB Companies' Working Interests in any Oil and Gas Property above that set forth on Schedule 1.1(c) to the Disclosure Schedule or (iii) impair the DLB Companies' right to use the affected asset in the manner and to the extent currently utilized by the DLB Companies; (f) Liens arising pursuant to Section 17 of the applicable Uniform Commercial Code, the Oil and Gas Owner's Lien Act in Oklahoma Statutes Annotated

                                                                         ANNEX A

(title 52, Section 548, et seq.) and all other similar Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development to or production from, hydrocarbon properties entered into in the ordinary course of business, but only to the extent that such interests do not cause the Net Revenue Interest or Working Interest for the affected Oil and Gas Property to vary from that set forth on Schedule 1.1(c) to the Disclosure Schedule; (i) DLB Companies' respective rights with regard to gas imbalances to the extent set forth on Schedule 3.32 to the Disclosure Schedule;
(j) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of any of the DLB Companies, provided that same do not (i) reduce the DLB Companies' Net Revenue Interests below that set forth on
Schedule 1.1(c) to the Disclosure Schedule; (ii) increase the DLB Companies' Working Interests in any Oil and Gas Property above that set forth on Schedule 1.1(c) to the Disclosure Schedule or (iii) impair the DLB Companies' right to use the affected asset in the manner and to the extent currently utilized by the DLB Companies; (k) preferential rights to purchase and Third-Party Consents; (l) Liens arising under or created pursuant to the Credit Facilities; and (m) Liens described on Schedule 1.1(d) to the Disclosure Schedule.

     "PERSON" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "PROXY STATEMENT/PROSPECTUS" has the meaning specified in Section 3.26.

     "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 to be filed by CHK in connection with the issuance of CHK Common Stock pursuant to the Merger.

     "RESPONSIBLE OFFICER" means, with respect to any corporation, the Chief Executive Officer, President or any Vice President of such corporation.

     "RETAINED EMPLOYEES" has the meaning specified in Section 5.13.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SUBSIDIARY" means any Person with respect to which a specified Person (or a Subsidiary thereof) controls a majority of the ownership or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

     "SURVIVING CORPORATION" has the meaning specified in Section 2.2.

     "TAX RETURNS" has the meaning specified in Section 3.16(a).

     "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, and valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

     "THIRD-PARTY CONSENT" means the consent or approval of any Person other than DLB, CHK or any Governmental Authority.

     "TRADING DAY" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

                                                                         ANNEX A

     "WELLS" shall mean those oil, condensate, or natural gas wells, water source wells, and water and other types of injection or disposal wells and systems located on the Lands or used or held for use in connection with any Lands, the Oil and Gas Properties, or wells, whether producing, shut-in, or temporarily abandoned, including those wells identified on Schedule 1.1(c) to the Disclosure Schedule.

     "WORKING INTEREST" shall mean DLB's share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to DLB's interest in any Lands, Oil and Gas Property, or Well.

     "WRT" means WRT Energy Corporation, a Delaware corporation.

     "WRT CLAIMS INTEREST" means DLB's right as a Class D-3 creditor under the WRT Plan of Reorganization to receive its pro rata share of additional distributions of shares of WRT Common Stock and its pro rata percentage of the Litigation Entity Interests (as defined in the WRT Plan of Reorganization).

     "WRT COMMON STOCK" means the common stock, par value $.01 per share, of WRT.

     "WRT PLAN OF REORGANIZATION" means the Second Amended Joint Plan of Reorganization of WRT Energy Corporation filed with the United States Bankruptcy Court for the Western District of Louisiana on March 11, 1997.

     "WRT REGISTRATION AGREEMENT" means that certain Registration Rights Agreement by and among WRT Energy Corporation, DLB Oil & Gas, Inc. and Wexford Management LLC dated as of July 10, 1997.

     1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including term defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean that Responsible Officers of such representing party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason to believe that the matter being represented and warranted is not true and accurate.

                                   ARTICLE II

                                   THE MERGER

     2.1 THE MERGER. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the OGCA as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI of this Agreement. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the OGCA, Merger Sub shall be merged with and into DLB, which shall be the surviving corporation. Such merger is referred to herein as the "MERGER."

     2.2 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease and DLB, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall

                                                                         ANNEX A
continue its corporate existence under the laws of the State of Oklahoma. The Merger shall have the effects specified in this Agreement and the OGCA.

     2.3 GOVERNING INSTRUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

     (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law, except that the name of the Surviving Corporation shall be changed to "Chesapeake MidContinent Corporation."

     (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

     (c) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable law.

     2.4  EFFECT ON SECURITIES.

     (a)(i) DLB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than shares of DLB Common Stock to be canceled pursuant to Section 2.4(b) hereof) shall be converted into the right to receive; (w) a fractional interest in a share of CHK Common Stock equal to the CHK Common Stock Consideration divided by the Closing Price (the "EXCHANGE RATIO"); provided, however, that if the Closing Price is less than $7.50, DLB, Merger Sub or CHK may terminate this Agreement by written notice to the other parties to this Agreement (which notice shall be effective if delivered to such other parties not later than 5:00 p.m. Oklahoma City time on the Trading Day next preceding the date of the DLB Special Meeting); (x) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; (y) that number of shares of WRT Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; and (z) the net proceeds, if any, consisting of cash and/or other property, received by DLB prior to the Effective Time from the sale or contribution of the WRT Claims Interest divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "MERGER CONSIDERATION"); provided that the number of shares of Bayard Common Stock and WRT Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and WRT Common Stock, respectively, and in no event shall the number of shares of Bayard Common Stock or the number of shares of WRT Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock or the number of shares of WRT Common Stock, respectively, owned by DLB immediately prior to the Effective Time. Each share of DLB Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto.

     (ii) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of CHK Common Stock (unless the election to pay cash is made in accordance with Section 2.4(f)), DLB Common Stock, Bayard Common Stock or WRT Common Stock outstanding prior to Closing.

     (b) DLB TREASURY STOCK. At the Effective Time, by virtue of the Merger, all shares of DLB Common Stock that are issued and held as treasury stock shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be paid or payable in exchange therefor.

                                                                         ANNEX A

     (c) DLB STOCK OPTIONS. Each outstanding DLB Stock Option shall be either exercised and exchanged for shares of DLB Common Stock prior to the Effective Time or canceled in accordance with its terms or with the agreement of the holder thereof prior to the Effective Time. Except as otherwise agreed to by the parties, (i) the provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of DLB or any of the DLB Companies shall be canceled as of the Effective Time, and (ii) DLB shall take all action necessary to ensure that following the Effective Time no participant in any DLB Employee Benefit Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of DLB, the Surviving Corporation or any subsidiary thereof and to terminate all such plans. CHK and Merger Sub agree that prior to the Effective Time DLB may amend its existing stock option plans or stock option agreements in respect of the options to purchase DLB Common Stock outstanding on the date of this Agreement to provide that the optionee shall have the right (notwithstanding any delayed vesting or exercisability provisions), exercisable at any time at the optionee's election prior to the Effective Time, to effect a "cashless" exercise of such optionee's option(s).

     (d) SHARES OF DISSENTING STOCKHOLDERS. Any issued and outstanding shares of DLB Common Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the OGCA; provided, however that shares of DLB Common Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in the OGCA, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration (without interest) specified in Section 2.4(a) in accordance with the procedures specified in Section 2.5(b). DLB shall give CHK
(A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA received by DLB, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. DLB will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of CHK or Merger Sub, settle or offer to settle any such demands. Notwithstanding anything contained in this Section 2.4, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of DLB revoke the authority to effect the Merger, then the right of any Dissenting Stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Stockholder's DLB Common Stock pursuant to the OGCA shall cease.

     (e) MERGER SUB COMMON STOCK. At the Effective Time, each outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

     (f) SUBSTITUTION OF CASH FOR CHK COMMON STOCK. At any time prior to 6:00 p.m. Oklahoma City time on the fifth Trading Day prior to the date of the DLB Special Meeting, CHK and Merger Sub may elect, by delivering written notice to DLB by facsimile transmission in accordance with Section 8.3(b) hereof, to pay as Merger Consideration cash in lieu of CHK Common Stock. If CHK shall complete an underwritten public offering of CHK Common Stock for its own account after the date of this Agreement and on or before the fifth Trading Day prior to the DLB Special Meeting and receives not less than $65 million in net cash proceeds from such offering, CHK shall be deemed to have made an election to pay as Merger Consideration cash in lieu of CHK Common Stock. If such an election is made, such election shall be irrevocable and, effective upon such election, the first sentence of Section 2.4(a)(i) shall be deemed modified and amended to read in its entirety as follows:

        At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than shares of DLB Common Stock to be canceled pursuant to Section 2.4(b) hereof) shall be converted into the right to receive (w) an amount in cash equal to the CHK Common Stock Consideration (the "Cash Exchange Ratio"); (x) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time

                                                                         ANNEX A
        divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; (y) that number of shares of WRT Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; and (z) the net proceeds, if any, consisting of cash and/or other property received by DLB prior to the Effective Time from the sale or contribution of the WRT Claims Interest divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time, provided that the number of shares of Bayard Common Stock and WRT Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and WRT Common Stock, respectively, and in no event shall the number of shares of Bayard Common Stock or the number of shares of WRT Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock or the number of shares of WRT Common Stock, respectively, owned by DLB immediately prior to the Effective Time.

The Parties hereto agree that if the election is made by CHK and Merger Sub in accordance with this Section 2.4(f), the term Merger Consideration as used in this Agreement shall thereafter be defined as, and shall consist of, the consideration described in clauses (w), (x), (y) and (z) of this Section 2.4(f).

     2.5  EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE FUND. Prior to the Effective Time, Merger Sub shall, and CHK shall cause Merger Sub to, deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of CHK Common Stock to be issued in exchange for shares of DLB Common Stock pursuant to Section 2.4(a) (or, if the cash election is made in accordance with Section 2.4(f) hereof, cash equal to the total amount of cash to be paid as Merger Consideration pursuant to clause (w) of Section 2.4(f)), and DLB shall deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for delivery in accordance with this Agreement, certificates representing the shares of Bayard Common Stock, certificates representing the shares of WRT Common Stock and the net proceeds, if any, from the sale or contribution of the WRT Claims Interest to be delivered as part of the Merger Consideration pursuant to Section 2.4(a) (or if the cash election is made, pursuant to Section 2.4(f)) and at the Effective Time all such shares so deposited with the Exchange Agent shall be free and clear of any Lien arising under CHK, Merger Sub or any of the DLB Companies. Such shares of CHK Common Stock (or cash, if the cash election is made in accordance with Section 2.4(f) hereof), Bayard Common Stock, WRT Common Stock and the net proceeds, if any, from the sale or contribution of the WRT Claims Interest together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) are referred to herein as the "EXCHANGE FUND." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the CHK Common Stock (or cash, if the cash election is made in accordance with Section 2.4(f) hereof), Bayard Common Stock, the WRT Common Stock (and cash in lieu of fractional shares and any unpaid dividends and distributions) and the net proceeds, if any, from the sale or contribution of the WRT Claims Interest to be delivered pursuant to Section 2.4(a) or Section 2.4(f), as the case may be, out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. Subject to
Section 2.5(b)(v) hereof, the Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the CHK Common Stock, Bayard Common Stock and the WRT Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (b) EXCHANGE PROCEDURES.

          (i) As soon as reasonably practicable after the Effective Time, CHK shall cause the Exchange Agent to mail to each holder of record of a DLB Certificate that, immediately prior to the Effective Time, represented shares of DLB Common Stock, which was converted into the right to receive the

                                                                         ANNEX A

     Merger Consideration pursuant to Section 2.4(a), a letter of transmittal to be used to effect the exchange of such DLB Certificate for the Merger Consideration (and cash in lieu of fractional shares and any unpaid dividends and distributions), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any DLB Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such DLB Certificate to the Exchange Agent and shall be in such form and have such other provisions as CHK may reasonably specify.

          (ii) Upon surrender to the Exchange Agent of a DLB Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of DLB for purposes of Rule 145(c) and
     (d) under the Securities Act, a written agreement from such Person as described in Section 5.11 if not theretofore delivered to CHK), (A) the holder of such DLB Certificate shall be entitled to receive in exchange therefor stock certificates representing the number of whole shares of CHK Common Stock (or cash in accordance with clause (w) in Section 2.4(f) if the cash election is made in accordance with Section 2.4(f) hereof), whole shares of Bayard Common Stock, whole shares of WRT Common Stock and the portion of the net proceeds, if any, from the sale or contribution of the WRT Claims Interest that such holder has the right to receive pursuant to
     Section 2.4(a) or Section 2.4(f), as the case may be, any cash in lieu of fractional shares of CHK Common Stock as provided in Section 2.5(e) (unless the cash election is made in accordance with Section 2.4(f) hereof), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); provided, however, that no certificates representing shares of Bayard Common Stock (including, without limitation, any dividends or distributions on the shares of Bayard Common Stock payable in shares of Bayard Common Stock) shall be distributed by the Exchange Agent until the Bayard Distribution Date and (B) the DLB Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of DLB Certificates. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of DLB Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.4(a) or Section 2.4(f), as the case may be.

          (iii) In the event of a transfer of ownership of DLB Common Stock that is not registered in the transfer records of DLB, stock certificates representing the appropriate number of shares of the Merger Consideration (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the DLB Certificate representing such shares of DLB Common Stock is presented to the Exchange Agent properly endorsed, with signature guaranteed or otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (iv) Until surrendered as contemplated by this Section 2.5(b), each DLB Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender stock certificates representing shares of the Merger Consideration as provided in Section 2.4(a) (or if the cash election is made in accordance with Section 2.4(f), cash and stock certificates representing the Merger Consideration as provided in Section 2.4(f)) in accordance with the provisions of this
     Section 2.5 (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

          (v) Pending the distribution on the Bayard Distribution Date by the Exchange Agent from the Exchange Fund of Bayard Common Stock, the shares of Bayard Common Stock shall be voted by the Exchange Agent on any matter submitted by Bayard to a vote of its stockholders during the period

                                                                         ANNEX A
     commencing at the Effective Time and ending on the Bayard Distribution Date as directed by CHK, provided that CHK shall so direct the Exchange Agent to vote such shares only in accordance with the instructions received by CHK from the former holders of record of a majority of the outstanding shares of DLB Common Stock, as determined immediately prior to the Effective Time. Except to the extent specified in the preceding sentence, from and after the Effective Time all beneficial interest in Bayard Common Stock shall be deemed transferred to, and held by, the holders of shares of DLB Common Stock immediately prior to the Effective Time.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to CHK Common Stock, Bayard Common Stock and WRT Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered DLB Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a DLB Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of CHK Common Stock (unless the cash election is made in accordance with Section 2.4(f) hereof, in which case such dividends or other distributions on CHK Common Stock shall not be paid to the surrendering holder), Bayard Common Stock and WRT Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of CHK Common Stock (unless the cash election is made in accordance with Section 2.4(f) hereof), Bayard Common Stock and WRT Common Stock that such holder receives or, with respect to Bayard Common Stock held by the Exchange Agent prior to the Bayard Distribution Date that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto).

     (d) NO FURTHER OWNERSHIP RIGHTS IN DLB COMMON STOCK. All shares of the Merger Consideration issued or delivered, upon the surrender for exchange of shares of DLB Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(c) or (e)) shall be deemed to have been issued, delivered or paid in full satisfaction of all rights pertaining to such shares of DLB Common Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of DLB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a DLB Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Section 2.5.

     (e) TREATMENT OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of CHK Common Stock, Bayard Common Stock or WRT Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of CHK. In lieu of any fractional share of CHK Common Stock to which a holder of DLB Common Stock would otherwise be entitled, such holder, upon surrender of a DLB Certificate as described in this Article II, shall be paid an amount in cash (without interest) determined by multiplying (i) the Closing Price by (ii) the fractional share of CHK Common Stock to which such holder would otherwise be entitled, in which case the Surviving Corporation shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments. The Surviving Corporation shall retain all fractional shares of Bayard Common Stock and WRT Common Stock and no DLB stockholder shall be entitled to any such fractional shares.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of DLB for a period of one year following the Effective Time shall be delivered to the Surviving Corporation,

                                                                         ANNEX A
upon demand. Thereafter, any former stockholders of DLB who have not theretofore complied with the provisions of this Section 2.5 shall look only to the Surviving Corporation for payment of their claim for the Merger Consideration, any cash in lieu of fractional share of CHK Common Stock and any dividends or distributions with respect to CHK Common Stock, Bayard Common Stock and WRT Common Stock (all without interest).

     (g) NO LIABILITY. Neither CHK, DLB, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of DLB Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of DLB Common Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Merger Sub, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     (h) LOST, STOLEN, OR DESTROYED DLB CERTIFICATES. If any DLB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such DLB Certificate to be lost stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such DLB Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed DLB Certificate the Merger Consideration (along with any cash in lieu of fractional shares pursuant to Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

     2.6 CLOSING. The Closing shall take place on the Closing Date at the offices of Andrews & Kurth L.L.P., 600 Travis Street, Suite 4200, Houston, Texas 77002, unless another location is mutually agreed upon by CHK and DLB.

     2.7 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately upon the later to occur of (a) the time that the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma, and (b) such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME"). The Certificate of Merger shall be filed on the Closing Date or as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on the Closing Date immediately after the Closing.

     2.8 TAKING OF NECESSARY ACTION: FURTHER ACTION. Each of CHK, Merger Sub and the DLB Companies shall use all commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the, Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises to either of Merger Sub or DLB, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF DLB

     DLB hereby represents and warrants to CHK and Merger Sub as follows:

     3.1 ORGANIZATION. Each of the DLB Companies (a) is either a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign entity, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its

                                                                         ANNEX A
activities makes such qualification necessary (except where any failure to be so qualified as a foreign entity or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on DLB). Copies of the certificates or articles of incorporation, by-laws or other organizational documents of each of the DLB Companies have heretofore been delivered to CHK, and such copies are accurate and complete as of the date hereof.

     3.2 OTHER INTERESTS. None of the DLB Companies owns any general or limited partner interest in any general or limited partnership (other than joint venture, joint operating or ownership arrangements or tax partnerships entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of the DLB Companies, taken as a whole). Except as set forth on Schedule 3.2, none of the DLB Companies owns directly or indirectly an interest or investment in any corporation, partnership, joint venture, business, trust or entity.

     3.3 BOARD ACTION, AUTHORITY AND ENFORCEABILITY. (a) The Board of Directors of DLB (at a meeting duly called and held) has (i) determined that the Merger is fair to and is in the best interests of the DLB stockholders and (ii) resolved to approve the Merger and recommend the approval and adoption of this Agreement by the DLB stockholders. Pursuant to its Amended and Restated Certificate of Incorporation, DLB elected that it would not be governed by the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, and Section 1090.3 of the Oklahoma General Corporation Act. Lehman Brothers Inc., DLB's financial advisor, has delivered a written opinion to the Board of Directors of DLB that, as of the date thereof and on the basis of and subject to the matters set forth therein, the Exchange Ratio or Cash Exchange Ratio was fair from a financial point of view to the holders of DLB Common Stock.

     (b) DLB has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the DLB Proposal by the stockholders of DLB) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the DLB Proposal by the stockholders of DLB) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DLB, including approval by the board of directors of DLB, and no other corporate proceedings on the part of DLB are necessary to authorize the execution or delivery of this Agreement or (with respect to consumption of the Merger, subject to the valid approval of the DLB Proposal by the stockholders of DLB) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DLB and (with respect to the Merger, subject to the valid approval of the DLB Proposal by the stockholders of DLB and assuming that this Agreement constitutes a valid and binding obligation of CHK and Merger Sub) constitutes a valid and binding obligation of DLB enforceable against DLB in accordance with its terms.

     3.4 NO VIOLATIONS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by DLB with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the DLB Companies under, any provision of (a) the certificate or articles of incorporation, by-laws or other organizational documents of any of the DLB Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement, instrument or obligation applicable to any of the DLB Companies, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section
3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the DLB Companies or any of their respective properties or assets, other than in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Credit Facilities and that, individually or in the aggregate, would not have a Material Adverse Effect on DLB MidCon (taken as a whole).

     3.5 CONSENTS AND APPROVALS. Except as otherwise set forth in Schedule 3.5 to the Disclosure Schedule, no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any

                                                                         ANNEX A

Governmental Authority is required by or with respect to any of the DLB Companies in connection with the execution and delivery of this Agreement by DLB or the consummation by DLB of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole); (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing of a pre-merger notification report by DLB under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and
(e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. Except as otherwise set forth in Schedule 3.5 to the Disclosure Schedule, no Third-Party Consent is required by or with respect to any of the DLB Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole), adversely affect DLB's, CHK's or Merger Sub's ability to consummate the transactions contemplated hereby or materially adversely affect the Surviving Corporation's ability to operate the assets of DLB in a manner consistent with their current operations,
(ii) the valid approval of the DLB Proposal by the stockholders of DLB, and
(iii) any consent, approval or waiver required by the terms of the Credit Facilities.

     3.6  SEC DOCUMENTS.

     (a) DLB has made available to CHK a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other documents filed by DLB with the SEC since December 31, 1994, and prior to the date of this Agreement (the "DLB SEC DOCUMENTS"), which are all the documents (other than preliminary material) that DLB was required to file with the SEC since such date. Each of the DLB SEC Documents is identified in Schedule 3.6 to the Disclosure Schedule. As of their respective dates, the DLB SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DLB SEC Documents, and none of the DLB SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) DLB has heretofore furnished to CHK complete and correct copies of (i) all agreements, documents and other instruments not yet filed by DLB with the SEC but that are currently in effect and that DLB expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by DLB with the SEC to all agreements, documents and other instruments that previously have been filed by DLB with the SEC and are currently in effect.

     3.7  FINANCIAL INFORMATION AND RESERVE REPORTS.

     (a) The DLB Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of DLB aid its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of DLB and its subsidiaries for the periods presented therein.

     (b) The books of account and other financial records of the DLB Companies from which the DLB Financial Statements were prepared (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices

                                                                         ANNEX A
of DLB, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices. DLB has made available to CHK such books of account and other financial records as reflect the basis, for federal income tax purposes, of the assets of each of the DLB Companies, which records (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

     (c) DLB has made available to CHK certain reports dated February 2, 1997 prepared by the independent petroleum engineering firm of DeGoyler & MacNaughton ("D&M") (with respect to certain properties owned by DLB (other than the Ames Hole Area) as of December 31, 1996) and dated January 16, 1997 by the independent petroleum engineering firm of H. J. Gruy and Associates, Inc. ("GRUY") (with respect to the Ames Hole Area as of January 1, 1997), true and correct copies of which have been previously provided to CHK (together, the "DLB RESERVE REPORTS"). The DLB Reserve Reports are the latest reserve reports prepared by an independent petroleum engineering firm that are available to DLB relating to its and its Subsidiaries' reserves of oil and gas. DLB has not withheld any material information from D&M or Gruy with respect to the preparation of the DLB Reserve Reports.

     3.8  CAPITAL STRUCTURE.

     (a) The authorized capital stock of DLB consists of 130,000,000 shares of DLB Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share.

     (b) The only capital stock of DLB issued and outstanding as of the date hereof consists of (i) 12,975,000 shares of DLB Common Stock and (ii) DLB Stock Options relating to 1,713,750 shares of DLB Common Stock.

     (c) Except as set forth in Section 3.8(b) there are outstanding (i) no shares of capital stock or other voting securities of DLB, (ii) no securities of DLB or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of DLB, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which DLB is a party or by which it is bound obligating DLB to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of DLB (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of DLB) or obligating DLB to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

     (d) All outstanding shares of DLB capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

     (e) All outstanding shares of capital stock, other voting securities or membership interests of each of GEMCO, DLB International, The Ames Company and Ames Field are owned by DLB, which owns such shares and the shares of its other Subsidiaries free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (i) no securities of any of the DLB Companies or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any of the DLB Companies, and (ii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any of the DLB Companies is a party or by which it is bound obligating such DLB Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of any of the DLB Companies (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any of the DLB Companies) or obligating any of the DLB Companies to grant, extend or enter into any such subscription, options warrant, call, right, commitment, understanding or agreement.

     (f) Except as otherwise set forth in Schedule 3.8 to the Disclosure Schedule, there is no stockholder agreement, voting trust or other agreement or understanding to which DLB is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the DLB Companies.

                                                                         ANNEX A

     (g) As of the date of this Agreement, DLB owns, directly or indirectly, 10,354,199 shares of WRT Common Stock and the WRT Claims Interest and Bonray Holding L.L.C., a wholly owned subsidiary of DLB, owns 2,955,000 shares of Bayard Common Stock, subject in each case only to the Lien under the Credit Facilities.

     3.9 NO UNDISCLOSED LIABILITIES. Except as described in Schedule 5.1(k), there are no liabilities of any of the DLB Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that individually or in the aggregate would have a Material Adverse Effect on DLB MidCon (taken as a whole), other than (a) liabilities adequately provided for in the DLB Financial Statements in accordance with GAAP and disclosed in the DLB SEC Documents, (b) liabilities incurred in the ordinary course of business subsequent to June 30, 1997, none of which, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole) and (c) liabilities under this Agreement.

     3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in Schedule 3.10 to the Disclosure Schedule or as contemplated by this Agreement, since June 30, 1997, each of the DLB Companies has conducted its respective business only in the ordinary course, and none of the DLB Companies has done any of the following:

     (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

     (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other security holders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

     (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

     (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

     (e) Amended its certificate or articles of incorporation, by-laws or other organizational documents;

     (f) Made or permitted any amendment, supplement, modification or termination of any DLB Material Agreement;

     (g) Sold, transferred, assigned or otherwise disposed of any of its assets or properties other than transactions within the ordinary course of business and consistent with past practices;

     (h) Made any investment in or contribution, payment or advance to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto made in the ordinary course of business and consistent with past practices);

     (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates;

     (j) Waived any rights of material value;

     (k) Made any change in any of the accounting principles followed by it or the method of applying such principles except as required by GAAP;

     (l) Declared, set aside or paid any dividend or distribution in respect of shares of DLB Common Stock or redeemed, purchased or otherwise acquired any of its securities;

                                                                         ANNEX A

     (m) Revalued any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

     (n) Increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increased the compensation payable or to have become payable to any officers or key employees of any of the DLB Companies, except in the ordinary course of business consistent with past practice;

     (o) Incurred, assumed or guaranteed any indebtedness or obligation relating to any lending or borrowing except current liabilities and commitments incurred in the ordinary course of business consistent with past practice;

     (p) Entered into any material transactions or commitments (other than this Agreement) except in the ordinary course of business and consistent with past practices;

     (q) Agreed, whether in writing or otherwise, to do any of the foregoing; or

     (r) Suffered any Material Adverse Effect (other than changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry).

     3.11 COMPLIANCE WITH LAWS, MATERIAL AGREEMENTS AND PERMITS. None of the DLB Companies is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate or articles of incorporation, by-laws or other organizational documents, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any DLB Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on DLB. Each of the DLB Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("DLB PERMITS"), except for DLB Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on DLB. Each of the DLB Companies is in compliance with the terms of its DLB Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on DLB. No investigation or review by any Governmental Authority with respect to any of the DLB Companies is pending or, to the knowledge of DLB, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on DLB. The representations and warranties made in this
Section 3.11 are in addition to those made with respect to Environmental Matters in Section 3.22; in the event of a conflict between the provisions of such Sections, the provisions of Section 3.22 shall govern.

     3.12 GOVERNMENTAL REGULATION. Neither DLB nor any subsidiary of DLB is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

     3.13 LITIGATION. Except as otherwise set forth in Schedule 3.13 to the Disclosure Schedule, (a) no litigation, arbitration or other proceeding of any Governmental Authority is pending or, to the knowledge of DLB, threatened against any of the DLB Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on DLB and (b) DLB has no knowledge of any facts that are likely to give rise to any litigation, arbitration or other proceeding of any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on DLB. There is no litigation, proceeding or investigation pending or, to the knowledge of DLB, threatened against or affecting any of the DLB Companies that questions the validity or enforceability of this Agreement

                                                                         ANNEX A
or any other document instrument or agreement to be executed and delivered by DLB in connection with the transactions contemplated hereby.

     3.14 NO RESTRICTIONS. Except as otherwise set forth in Schedule 3.14 to the Disclosure Schedule, none of the DLB Companies is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital,
(b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the DLB Financial Statements or indebtedness incurred in the ordinary course of business since June 30, 1997),
(c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person other than the endorsement of negotiable instruments for collection in the ordinary course of business), or
(e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     3.15  TAX AUDITS AND SETTLEMENTS. Except as otherwise set forth in Schedule
3.15 to the Disclosure Schedule, none of the DLB Companies is a party or subject to any unresolved or incomplete tax audit settlement.

     3.16  TAXES.

     (a) Each of the DLB Companies and any affiliated, combined or unitary group of which any such party is or was a member has (i) timely filed all federal and all state, local and foreign returns, declarations, reports, estimates, information returns and statements ("TAX RETURNS") required to be filed by it with respect to any Taxes, which Tax Returns correctly and accurately reflect the facts regarding the income, business and assets, operations, activities, status or other matters of the DLB Companies or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision of law,
(ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established) for which any of the DLB Companies may be liable, and (iii) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

     (b) Except as otherwise set forth in Schedule 3.16 of the Disclosure Schedule, (i) no audits or other administrative or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which any of the DLB Companies would be liable, the adverse outcome of which could have a Material Adverse Effect on DLB, and (ii) there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which any of the DLB Companies, as the case may be, would be liable.

     (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the DLB Companies.

     (d) Except for the group of which DLB is presently a member, none of the DLB Companies has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

     (e) After the date hereof, except as set forth in Schedule 3.16 no election with respect to Taxes will be made without the written consent of CHK.

     (f) None of the assets of the DLB Companies is property that DLB is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                                                                         ANNEX A

     (g) None of the assets of the DLB Companies directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     (h) None of the assets of the DLB Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (i) None of the DLB Companies has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (j) None of the DLB Companies has participated in nor will participate in an international boycott within the meaning of Section 999 of the Code.

     (k) None of the DLB Companies has nor has either had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (l) Except as set forth in Schedule 3.16 of the Disclosure Schedule, none of the DLB Companies is a party to any joint venture, partnership, or other arrangement or contract that has been treated as a partnership for federal income tax purposes.

     (m) DLB's basis and excess loss account, if any, in each subsidiary as of August 31, 1997 is set forth on Schedule 3.16 of the Disclosure Schedule. The earnings and profits (and any adjustment required by Section 1503(e) of the Code) for each subsidiary as of August 31, 1997 are set forth on Schedule 3.16 of the Disclosure Schedule.

     3.17  EMPLOYEE BENEFIT PLANS.

     (a) Schedule 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of all severance pay, sick leave, vacation pay, salary continuation for disability, compensation or employment agreements, retirement, change in control, deferred compensation, profit sharing, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, fringe benefits, and scholarship programs and other "employee benefit plans," as defined in Section 3(3) of ERISA, maintained by any of the DLB Companies or to which any of the DLB Companies contributed or is obligated to contribute, has any liability, including any contingent liability (the "DLB EMPLOYEE BENEFIT PLANS"). Except for the DLB Employee Benefit Plans, none of the DLB Companies maintains, or has any fixed or contingent liability with respect to, any employee benefit, pension or other compensation plan.

     (b) There is no violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any DLB Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the DLB Employee Benefit Plans except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on DLB MidCon (taken as a whole).

     (c) The DLB Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and none of the DLB Companies nor any "party in interest" or "disqualified person" with respect to the DLB Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or committed a breach of their fiduciary duties for which any of the DLB Companies could be directly or indirectly liable.

     (d) Except as otherwise set forth in Schedule 3.17(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment or benefit becoming vested or due to any employee or group of employees of any of the DLB Companies.

     (e) No DLB Employee Benefit Plan is a "multi-employer plan," as defined in
Section 4001(a)(3) of ERISA, or a "multiple employer" plan.

                                                                         ANNEX A

     (f) There is no "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, with respect to any DLB Employee Benefit Plan and the DLB Companies have made all contributions and other payments required by or due under the DLB Employee Benefit Plans. No security is required under Section 401(a)(29) of the Code as to any DLB Employee Benefit Plan.

     (g) Each DLB Employee Benefit Plan that is intended to be "qualified" under
Section 401(a) of the Code is so "qualified."

     (h) Except as set forth on Schedule 3.17(h), there is no action, suit, proceeding, audit or claim, extant, pending, or, to the knowledge of the DLB Companies, threatened with respect to any DLB Employee Benefit Plan.

     (i) Each DLB Employee Benefit Plan may be unilaterally terminated by a DLB Company at any time without any liability, except for such liability that would not have a Material Adverse Effect on DLB MidCon (taken as a whole).

     3.18  EMPLOYMENT CONTRACTS AND BENEFITS. Except as otherwise set forth in
Schedule 3.18 of the Disclosure Schedule or otherwise provided for in any DLB Employee Benefit Plan, (a) none of the DLB Companies is subject to or obligated under any consulting, employment, severance, "stay on" bonus, change in control, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of any employee of any of the DLB Companies or any other Person, and (b) no employee of any of the DLB Companies or any other Person owns, or has any right granted by any of the DLB Companies to acquire, any interest in any of the assets or business of any of the DLB Companies. Schedule 3.18 identifies each employee of any of the DLB Companies or other Person that will be entitled to a severance or "stay on" bonus payment by DLB upon the termination of such employee's or Person's employment with such DLB Company or upon consummation of the Merger, and the amounts of such payment payable to such persons. DLB may modify Schedule
3.18 prior to the Closing Date provided that the aggregate amount payable in respect of such modified Schedule shall not exceed the amounts stipulated in
Schedule 3.18 delivered on the Effective Date.

     3.19  LABOR MATTERS.

     (a) No employees of any of the DLB Companies are represented by any labor organization. No labor organization or group of employees of any of the DLB Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the DLB Companies pending with any labor organization or group of employees of any of the DLB Companies.

     (b) Each of the DLB Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole).

     3.20 INSURANCE. Each of the DLB Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the DLB Companies and owning properties in the same general area in which the DLB Companies conduct their businesses. Schedule 3.20 of the Disclosure Schedule lists all insurance policies maintained by the DLB Companies. Each of the DLB Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such

                                                                         ANNEX A
policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no default with respect to any provision contained in any such policy or binder, except for defaults that would not have a Material Adverse Effect on DLB MidCon (taken as a whole), nor has any of the DLB Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in Schedule 3.20 of the Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders and, to the knowledge of DLB, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the DLB Companies that is not covered by any of such policies or binders, (b) no notice of cancellation or non-renewal of any such policies or binders has been received, and (c) there are no performance bonds outstanding with respect to any of the DLB Companies.

     3.21 INTANGIBLE PROPERTY. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the DLB Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the DLB Companies do not hold valid and continued authority in connection with the use thereof.

     3.22 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.22 of the Disclosure Schedule:

     (a) Each of the DLB Companies has conducted its business and operated its assets and is conducting its business and operating its assets, in compliance with all Environmental Laws, except where noncompliance would not have a Material Adverse Effect on DLB;

     (b) None of the DLB Companies has been notified nor has any reason to believe that it may be notified by any Governmental Authority that any of the operations or assets of any of the DLB Companies is the subject of any investigation or inquiry by any Governmental Authority pursuant to any Environmental Law;

     (c) None of the DLB Companies has any contingent liability in connection with (i) the release into the environment at, on or from any property now or previously owned or leased by any of the DLB Companies, or (ii) the treatment, storage, disposal or recycling of any Hazardous Material, except for any such liability that would not have a Material Adverse Effect on DLB;

     (d) None of the DLB Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the DLB Companies and, to the knowledge of the DLB Companies, there are no outstanding consent orders, consent decrees, unilateral administrative orders or schedules of compliance;

     (e) No property now or previously owned, leased or operated by any of the DLB Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

     (f) None of the DLB Companies is transporting, has transported, is arranging for the transportation of, or has transported, any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list, or which is the subject of federal, state or local enforcement actions;

     (g) To DLB's knowledge, there are no sites, locations or operations at which any of the DLB Companies may be subject to liability in whole or in part that now or in the past have been the subject of Environmental Response Measures;

     (h) To DLB's knowledge, there are no sites, locations or operations for which any of the DLB Companies may be subject to liability in whole or in part presently subject to Risk Reduction or Brownfield

                                                                         ANNEX A
measures that may host residual contamination that would require Environmental Response Measures in the event the Risk Reduction or Brownfield conditions are not fulfilled;

     (i) To DLB's knowledge, all underground and above ground storage tanks and solid waste disposal facilities owned or operated by the DLB Companies are used and operated in compliance with Environmental Laws, except where the failure to comply would not have a Material Adverse Effect on DLB MidCon (taken as a whole); and

     (j) To DLB's knowledge, there are no pending or anticipated federal or state regulations that would have a Material Adverse Effect on the facility(ies) that would be subject to the requirement.

     3.23 BOOKS AND RECORDS. All books, records and files of the DLB Companies (including those pertaining to DLB's Oil and Gas Properties, Wells and other assets, those pertaining to the production, gathering, transportation and sale of hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the DLB Companies of their respective assets.

     3.24 BROKERS. Except as set forth in Schedule 3.24 of the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of DLB and for which CHK or any of the DLB Companies will have any obligation or liability.

     3.25 VOTE REQUIRED. The affirmative vote or written consent of the holders of a majority of the outstanding shares of DLB Common Stock is the only vote or consent of the holders of any class or series of DLB capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the "DLB STOCKHOLDERS' APPROVAL").

     3.26 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information supplied or to be supplied by DLB for inclusion or incorporation by reference in (a) the proxy statement relating to the DLB Special Meeting (also constituting the prospectus in respect of CHK Common Stock into which shares of DLB Common Stock will be converted) (the "PROXY STATEMENT/PROSPECTUS"), to be filed by DLB and CHK with the SEC, and any amendments or supplements thereto, or
(b) the Registration Statement to be filed by CHK with the SEC in connection with the Merger and the issuance of CHK Common Stock in connection therewith, and any Amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of DLB, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain, in the case of the Proxy Statement/ Prospectus, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Registration Statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to DLB, its officers and directors or any of its subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of DLB. The Registration Statement will comply (with respect to DLB) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to DLB) as to form in all material respects with the provisions of the Exchange Act.

     3.27 ACCOUNT INFORMATION. Schedule 3.27 contains an accurate list of the names and addresses of every bank and other financial institution in which any DLB Company maintains an account (whether checking,

                                                                         ANNEX A
savings or otherwise), lock box or safe deposit box, and the account numbers and persons having signature authority or legal access thereto.

     3.28 POWERS OF ATTORNEY. There are no outstanding powers of attorney relating to or affecting any DLB Company.

     3.29 PLUGGING STATUS. All wells on the Lands that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable requirements of each Governmental Authority having jurisdiction over the DLB Companies and the Oil and Gas Properties, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole).

     3.30 EQUIPMENT. The Equipment has been installed, maintained, and operated by the DLB Companies as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations by the DLB Companies, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on DLB MidCon (taken as a whole).

     3.31 CURRENT COMMITMENTS. Schedule 3.31 contains a true and reasonably complete list as of September 30, 1997 of all oral or written commitments for capital expenditures of more than $50,000 with respect to any of the Wells or the Oil and Gas Properties for which all of the activities anticipated in such commitments have not been completed by the Effective Time. Except for those set forth in Schedule 3.31 as of Closing there are no oral or written commitments for capital expenditures with respect to the Wells or the Oil and Gas Properties.

     3.32 PAYOUT BALANCES. Schedule 3.32 contains a reasonably complete and accurate list of the status of any "payout" balance, as of July 31, 1997, for each Well and Oil and Gas Property that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production).

     3.33 TITLE. The DLB Companies have good and indefeasible title to, and is possessed in, all of the Oil and Gas Properties and Wells, free of all Liens, other than Permitted Encumbrances, necessary for the DLB Companies to receive from the Wells and all other wells to be located on the Lands, substantially and materially not less than the Net Revenue Interests attributable thereto in
Schedule 1.1(c) to the Disclosure Schedule, without reduction, suspension, or termination throughout the productive life of each such Oil and Gas Property or Well. DLB's Working Interest in any Lands, Oil and Gas Property, or Well does not substantially and materially exceed that attributable thereto in Schedule 1.1(c) to the Disclosure Schedule without a corresponding and proportional increase in the DLB Companies' Net Revenue Interests applicable thereto.

     3.34 FULL DISCLOSURE. The representations, warranties or other statements by all DLB Companies in this Agreement or in the DLB Disclosure Schedule or Exhibits hereto or any documents distributed generally to the DLB Stockholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     3.35 CERTAIN AGREEMENTS. There are no contracts, agreements, arrangements or understandings to which any of the DLB Companies is a party which create, govern or purport to govern the right of another party (other than CHK or Merger
Sub) to acquire any of the DLB Companies.

     3.36 SHAREHOLDERS AGREEMENT. DLB has obtained from each DLB Specified Stockholder and its affiliates and delivered to CHK an Agreement and Irrevocable Proxy.

     3.37 AFFILIATE TRANSACTIONS. There are no transactions between any of the DLB Companies and any of their respective Affiliates, which are required to be disclosed in the DLB SEC Documents which are not disclosed.

                                                                         ANNEX A

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF CHK AND MERGER SUB

     CHK and Merger Sub hereby represent and warrant to DLB as follows:

     4.1 ORGANIZATION. Each of CHK and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CHK and Merger Sub taken as a whole). Copies of the certificate of incorporation and by-laws of each of CHK and Merger Sub have heretofore been delivered to DLB, and such copies are accurate, complete and in full force and effect as of the date hereof.

     4.2 AUTHORITY AND ENFORCEABILITY. Each of CHK and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CHK and Merger Sub, including approval by the board of directors of each of CHK and Merger Sub and the sole stockholder of Merger Sub, and no other corporate proceedings on the part of CHK or Merger Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CHK and Merger Sub and (assuming that this Agreement constitutes a valid and binding obligation of DLB) constitutes a valid and binding obligation of CHK and Merger Sub enforceable against CHK and Merger Sub in accordance with its terms.

     4.3 NO VIOLATIONS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by CHK and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of CHK, Merger Sub or any CHK Material Subsidiary under, any provision of (a) the certificate of incorporation or by-laws of CHK or Merger Sub or any provision of the comparable charter or organizational documents of any CHK Material Subsidiary, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement, instrument or obligation applicable to CHK, Merger Sub or any CHK Material Subsidiary, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CHK, Merger Sub or any CHK Material Subsidiary or any of their respective properties or assets, other than, in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on CHK and Merger Sub taken as a whole.

     4.4 CONSENTS AND APPROVALS. Except as otherwise set forth in Schedule 4.4(a) to the Disclosure Schedule, no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to CHK or Merger Sub in connection with the execution and delivery of this Agreement by CHK and Merger Sub or the consummation by CHK and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on CHK and Merger Sub taken as a whole; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA;
(c) the filing of a pre-merger notification report by CHK under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy

                                                                         ANNEX A

Statement/Prospectus, the Registration Statement, registration statements with respect to the Bayard Common Stock and the WRT Common Stock to be delivered as Merger Consideration, and such reports under Section 13(a) or 13(d) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with the New York Stock Exchange of a listing application relating to the shares of CHK Common Stock to be issued pursuant to the Merger and the obtaining from the New York Stock Exchange of its approvals thereof; and (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. Except as otherwise set forth in Schedule 4.4(b) to the Disclosure Schedule, no Third-Party Consent is required by or with respect to CHK, Merger Sub or any CHK Material Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consents or approvals of Bayard or WRT required under the Bayard Registration Agreement or WRT Registration Agreement, respectively, and any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on CHK and Merger Sub (taken as a whole), adversely affect DLB's or CHK's or Merger Sub's ability to consummate the transactions contemplated hereby or materially adversely affect the Surviving Corporation's ability to operate the assets of DLB in a manner consistent with current operations.

     4.5 SEC DOCUMENTS. (a) CHK has made available to DLB a true and complete copy of each form, report, schedule, registration statement, and definitive proxy statement and other documents filed by CHK with the SEC since June 30, 1996, and prior to the date of this Agreement (the "CHK SEC Documents"), which are all the documents (other than preliminary material) that CHK was required to file with the SEC since such date. Each of the CHK SEC Documents is identified on Schedule 4.5 to the Disclosure Schedule. As of their respective dates, the CHK SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CHK SEC Documents, and none of the CHK SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) CHK has heretofore furnished to DLB complete and correct copies of (i) all agreements, documents and other instruments (other than this Agreement) not yet filed by CHK with the SEC but that are currently in effect and that CHK expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by CHK with the SEC to all agreements, documents and other instruments that previously have been filed by CHK with the SEC and are currently in effect.

     4.6 FINANCIAL STATEMENTS. The CHK Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of CHK and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of CHK and its subsidiaries for the periods presented therein.

     4.7 LITIGATION. There is no litigation, proceeding or investigation pending or, to the knowledge of CHK, threatened against or affecting CHK or Merger Sub that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by CHK or Merger Sub in connection with the transactions contemplated hereby. Except as otherwise set forth in Schedule 4.7 to the Disclosure Schedule or the CHK SEC Documents, no litigation, arbitration or other proceeding of any Governmental Authority is pending, or to CHK's knowledge, threatened against CHK or any CHK Material Subsidiary or their respective assets which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on CHK.

                                                                         ANNEX A

     4.8 BROKERS. Except for Donaldson, Lufkin & Jenrette Securities Corporation, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finders or other fee or compensation based on any arrangement or agreement made by or on behalf of CHK or Merger Sub and for which CHK, Merger Sub or any of the DLB Companies will have any obligation or liability.

     4.9 VOTE REQUIRED. The affirmative vote or written consent of the holders of a majority of the outstanding shares of the common stock of Merger Sub is the only vote or consent of the holders of any class or series of Merger Sub capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the " CHK Stockholders' Approval"). No vote of the holders of any class or series of CHK capital stock or other voting securities is necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     4.10 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. None of the information supplied or to be supplied by CHK or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus to be filed by DLB and CHK with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by CHK with the SEC in connection with the Merger and the issuance of CHK Common Stock in connection therewith, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of DLB, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain, in the case of the Proxy Statement/Prospectus, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Registration Statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to CHK, its officers and directors or any of its subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of DLB. The Registration Statement will comply (with respect to CHK and Merger Sub) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to CHK and Merger Sub) as to form in all material respects with the provisions of the Exchange Act.

                                   ARTICLE V

                                   COVENANTS

     5.1 CONDUCT OF BUSINESS BY DLB PENDING CLOSING. DLB covenants and agrees with CHK that, from the date of this Agreement until the Effective Time, each of the DLB Companies will conduct its business only in the ordinary course consistent with past practices. Notwithstanding the preceding sentence, DLB covenants and agrees with CHK that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of CHK:

     (a) None of the DLB Companies will (i) amend its certificate or articles of incorporation, by-laws or other organizational documents; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of DLB Common Stock issued pursuant to the exercise of any DLB Stock Option); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities; (vi) merge or consolidate with, or transfer all or substantially all

                                                                         ANNEX A
of its assets to, another corporation or other business entity; (vii) liquidate, windup or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (b) None of the DLB Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships related to oil and gas exploration and development, acquired in the ordinary course of business); (ii) except as required by or contemplated by the Credit Facilities, sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any assets except in the ordinary course of business and consistent with past practices; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities in GEMCO, DLB International, The Ames Company or Ames Field); (iv) except as set forth on Schedule 5.1(b), make any loans, advances or capital contributions to, or investments in, or incur expenses on behalf of any Person (other than loans, advances or contributions to a DLB Company included within DLB MidCon, and loans or advances in the ordinary course of business and consistent with past practices, excluding loans or advances to WRT or Bayard); (v) pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business and consistent with past practice; (vi) enter into any DLB Material Agreement or any other agreement not terminable by any of the DLB Companies upon notice of 30 days or less and without penalty or other obligation (other than hydrocarbon agreements entered into in the ordinary course of business and consistent with past practices) or amend any DLB Material Agreement; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided that, notwithstanding anything in this Section 5.1 to the contrary, DLB may sell or contribute to WRT for consideration or without consideration, or sell to any other Person for consideration, the WRT Claims Interest.

     (c) None of the DLB Companies will (i) except to the extent required to fund the obligations specified in Schedule 5.1(k) hereto or the first sentence of Section 5.12 hereto, incur any indebtedness for borrowed money or incur any other obligation or liability (other than liabilities incurred in the ordinary course of business and consistent with past practices, but in no event shall such liabilities exceed $50,000, individually or in the aggregate); (ii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person (other than guarantees of indebtedness of a DLB Company included within DLB MidCon); or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (d) The DLB Companies will operate, maintain and otherwise deal with the Oil and Gas Properties of DLB in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts or agreements and all applicable laws, rules and regulations.

     (e) None of the DLB Companies shall resign, transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any oil and gas interest of DLB.

     (f) None of the DLB Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to, (A) any employee benefit, pension or other plan (whether or not subject to ERISA), (B) except to the extent contemplated in Section 2.4(c) hereof, any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement other than as contemplated in Section 2.4(c) hereof, accelerating the vesting of outstanding employee stock options or amending to cancel such options at or prior to the Effective Time; provided, however, that DLB may amend its "stay on" bonus plan so long as the maximum aggregate liability payable under such plan does not exceed $682,500; (ii) except for payments made pursuant to any DLB Employee Benefit Plan or any plan, agreement or arrangement described in the Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with

                                                                         ANNEX A
past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (g) The DLB Companies will keep and maintain books, records and accounts in accordance with good accounting practice and GAAP.

     (h) None of the DLB Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

     (i) The DLB Companies will (i) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all DLB Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, DLB will not be in violation of this Section 5.1(i) if any of the DLB Companies incur obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided further, that the DLB Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any DLB Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP and as may be determined as sufficient by DLB's board of directors.

     (j) None of the DLB Companies will settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby.

     (k) None of the DLB Companies will undertake any expenditure in an amount greater than $50,000 individually or in the aggregate (other than as set forth in Schedule 5.1(k) hereto or the first sentence of Section 5.12 hereto), without the prior written approval of CHK.

     (l) Prior to November 5, 1997 DLB shall either have (i) committed to drill a well on the Whetstone/Sheridan prospect or (ii) farmed out such prospect to CHK and retained no overriding royalty interest in connection with such farmout and received from CHK no compensation therefor.

     (m) The DLB Companies will maintain in full force and effect the policies or binders of insurance described in Section 3.20.

     (n) The DLB Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement. The DLB Companies will preserve substantially intact the business organization of the DLB Companies, keep available the services of the current officers, employees and consultants of the DLB Companies and preserve the goodwill of those current relationships of the DLB Companies with customers, suppliers and other persons with which any of the DLB Companies has significant business relations.

     5.2 CONDUCT OF BUSINESS BY CHK PENDING CLOSING. CHK covenants and agrees with DLB that, from the date of this Agreement until the Effective Time, CHK will conduct its business only in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except as disclosed in Schedule 5.2 to the Disclosure Schedule, from the date hereof until the Effective Time:

     (a) CHK will not (i) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock other than a regular quarterly dividend not in

                                                                         ANNEX A
excess of $0.05 per share per quarter; (ii) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation or other business entity; (iii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (b) CHK will not adopt or propose any material change in its certificate of incorporation or bylaws; and

     (c) CHK will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of CHK and Merger Sub hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

     5.3  ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

     (a) From the date hereof until the Effective Time, DLB shall afford to CHK and the CHK Representatives, at CHK's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the DLB Companies and shall, upon request, furnish promptly to CHK (at CHK's expense) a copy of any file, book or record, contract or other written information concerning any of the DLB Companies (or any of their respective assets) that is within the possession or control of DLB. During such period, DLB will make available to a reasonable number of CHK Representatives adequate office space and facilities at the principal office facility of DLB in Oklahoma City, Oklahoma, and will permit a reasonable number of CHK Representatives to observe, but not participate in, staff meetings at those facilities and other facilities of any of the DLB Companies.

     (b) From the date hereof until the Effective Time, each of CHK and DLB shall (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such party and the SEC after the date hereof relating to the Merger and each report, schedule, or other document filed by such party with the SEC after the date hereof relating to the Merger, and
(ii) promptly advise the other of the substance of any oral communications between such party and the SEC relating to the Merger.

     (c) DLB will (and will cause GEMCO, DLB International, The Ames Company, Ames Field and the DLB Representatives to) fully cooperate in all reasonable respects with CHK and the CHK Representatives in connection with CHK's examinations, evaluations and investigations described in this Section 5.3.

     (d) CHK agrees that it will not (and will cause the CHK Representatives not to) use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     (e) Notwithstanding anything in this Section 5.3 to the contrary, DLB shall not be obligated under the terms of this Section 5.3 to disclose to CHK or the CHK Representatives, or grant CHK or the CHK Representatives access to, information that is within DLB's possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and DLB, to the extent reasonably requested by CHK, will use its best efforts to obtain any such consent.

     (f) No investigation pursuant to this Section 5.3 will affect or be deemed to modify any of the representations or warranties made by the DLB Companies in this Agreement.

     5.4  NO SOLICITATION.

     (a) Immediately following the execution of this Agreement, DLB will (and will cause each of the DLB Representatives to) (i) terminate any and all existing activities, discussions and negotiations with third parties (other than CHK and Merger Sub) with respect to any possible transaction involving the acquisition of the DLB Common Stock or the merger or other business combination of DLB with or into any such third party and (ii) comply with the obligations undertaken in this Section 5.4.

     (b) DLB will not (and will cause the DLB Representatives not to) directly or indirectly, solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the submission of, any offer or the making of any proposal to acquire all or any part of the DLB Common Stock or all or any

                                                                         ANNEX A
material portion of the assets or business of DLB or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to CHK of the transactions contemplated hereby (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "ALTERNATIVE PROPOSAL"). DLB further agrees that neither it nor any DLB Company shall, and that it shall cause each DLB Representative not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Alternative Proposal or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal; provided, however, that nothing contained in this Agreement shall prevent DLB or DLB's Board of Directors from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal; (ii) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Alternative Proposal by any such Person; or (iii) recommending such an unsolicited bona fide written Alternative Proposal to the holders of DLB Common Stock if and only to the extent that, in any such case as is referred to in clause (ii), (A) DLB's Board of Directors concludes in good faith (after consultation with its legal counsel and financial advisors) that such Alternative Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Proposal and the Person making the Alternative Proposal, and would, if consummated, result in a transaction more favorable to holders of DLB Common Stock than the transaction contemplated by this Agreement (any such more favorable Alternative Proposal being hereinafter referred to as a "SUPERIOR PROPOSAL"), (B) DLB's Board of Directors determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law, (C) prior to providing any information or data to any Person pursuant to clause (ii) or (iii) above in connection with a Superior Proposal by any such Person, DLB's Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, DLB's Board of Directors notifies CHK promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, DLB, any DLB Company or any of the DLB Representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. DLB agrees that it shall continue to keep CHK informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     (c) Nothing in this Section 5.4 shall permit DLB to terminate this Agreement except as specifically provided in Section 7.1.

     (d) DLB agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal.

     5.5 MEETING OF DLB'S STOCKHOLDERS. DLB shall, as promptly as reasonably practicable after the date hereof, (a) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "DLB SPECIAL MEETING") for the purpose of securing the DLB Stockholders' Approval, (b) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable Federal and state law and with its certificate of incorporation and by-laws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of DLB that its stockholders approve the Merger, this Agreement and the transactions contemplated hereby, (c) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the DLB Stockholders' Approval, and (d) cooperate and consult with CHK with respect to each of the foregoing matters; provided, that nothing contained in this Section 5.5 shall prohibit DLB's Board of Directors from failing to make or from withdrawing or modifying its recommendation to DLB's stockholders hereunder if the Board of Directors of DLB, after consultation with and based upon

                                                                         ANNEX A
advice of counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

     5.6  PREPARATION OF THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION
STATEMENT.

     (a) As promptly as practicable after the execution of this Agreement, CHK and DLB shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of CHK with respect to the CHK Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by CHK and DLB of all information required to be contained therein, CHK and DLB shall file with the SEC a combined Proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of DLB and shall use all commercially reasonable efforts to cause the Registration Statement to become effective, and DLB shall use all commercially reasonable efforts to mail the Proxy Statement/Prospectus to its stockholders as soon thereafter as practicable. CHK shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of CHK Common Stock in the Merger, and DLB shall furnish all information concerning DLB and the holders of shares of DLB's capital stock as may be reasonably requested in connection with any such action. CHK shall advise DLB and DLB shall advise CHK, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CHK Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) LETTER OF CHK'S ACCOUNTANT. Following receipt by Coopers & Lybrand L.L.P., CHK's independent auditors, of an appropriate request from DLB pursuant to SAS No. 72, CHK shall use commercially reasonable efforts to cause to be delivered to DLB a letter of Coopers & Lybrand L.L.P. dated as of the date the Proxy Statement/Prospectus is first mailed to DLB's stockholders, and addressed to DLB, in form and substance reasonable satisfactory to DLB and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     (c) LETTER OF DLB'S ACCOUNTANTS. Following receipt by KPMG Peat Marwick LLP, DLB's independent auditors, of an appropriate request from CHK pursuant to SAS No. 72, DLB shall use commercially reasonable efforts to cause to be delivered to CHK a letter of KPMG Peat Marwick LLP, dated as of the date the Proxy Statement/Prospectus is first mailed to DLB's stockholders, and addressed to CHK, in form and substance satisfactory to CHK and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     5.7  STOCK LISTING. Unless the cash election is made in accordance with
Section 2.4(f) hereof, CHK shall use commercially reasonable efforts to cause the CHK Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.

     5.8 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of DLB and CHK shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including, but not limited to, any filings require under the HSR Act. Each of DLB and CHK shall use their commercially reasonable efforts to take, or cause to be taken, all action or

                                                                         ANNEX A
shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of DLB and CHK shall use its commercially reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

     5.9 PUBLIC ANNOUNCEMENTS. Prior to the Closing, DLB and CHK will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either DLB or CHK may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

     5.10  PAYMENT OF EXPENSES.

     (a) Except as set forth in this Section 5.10, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that CHK and DLB each shall pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus. "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

     (b)  CHK and DLB agree that

          (i) if DLB shall terminate this Agreement pursuant to Section 7.1(d)(i) or

          (ii) if CHK shall terminate this Agreement pursuant to Section 7.1(e) or

          (iii) if (A) DLB or CHK shall terminate this Agreement pursuant to
     Section 7.1(b)(iii) due to the failure of DLB's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and (B) at the time of such failure to so approve and adopt this Agreement, the Merger and the transactions contemplated hereby, there shall exist an Alternative Proposal with respect to DLB and, within 12 months of the termination of this Agreement, DLB enters into a definitive agreement with any third party with respect to an Alternative Proposal with respect to DLB, then DLB shall pay to CHK an amount equal to $5,000,000 (the "DLB TERMINATION FEE").

     (c) The DLB Termination Fee required to be paid pursuant to Section 5.10(b)(i) shall be paid prior to, and shall be a pre-condition to effectiveness of termination of this Agreement pursuant to Section 7.1(d) and the DLB Termination Fee required to be paid pursuant to Section 5.10(b)(iii) shall be paid to CHK on the next Business Day after a definitive agreement is entered into with a third party with respect to an Alternative Proposal with respect to DLB. Any payment of a DLB Termination Fee otherwise required to be made pursuant to Section 5.10 shall be made not later than two Business Days after termination of this Agreement. All payments under this Section 5.10(b) shall be made by wire transfer of immediately available funds to an account designated by CHK.

     5.11 AGREEMENTS OF AFFILIATES. At least 30 days prior to the Effective Time, DLB shall cause to be prepared and delivered to CHK a list identifying all Persons who, at the time of the DLB Special Meeting,

                                                                         ANNEX A
may be deemed to be "affiliates" of DLB as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. DLB shall use its best efforts to cause each Person who is identified as an affiliate of DLB in such list to execute and deliver to CHK, on or prior to the Closing Date, a written agreement in the form attached hereto as Annex C.

     5.12 INSURANCE; INDEMNIFICATION. Prior to the Effective Time, DLB shall take such action(s) as may be necessary to cause the director and officer liability insurance coverage currently maintained by DLB to continue in effect for a period of not less than three years following the Effective Time (provided that CHK may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such former DLB officers and directors) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall expend pursuant to this Section 5.12 more than $100,000 in the aggregate. From and after the Effective Time, CHK shall for a period of six years indemnify and hold harmless each person who is, has been at any time prior to the date hereof, or becomes prior to the Effective Time, an officer or director of any of the DLB Companies (collectively, the "INDEMNIFIED PARTIES") to the extent permitted by applicable law against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by him in his capacity as an officer or director of any of the DLB Companies, which acts or omissions occurred prior to the Effective Time. Notwithstanding the foregoing, CHK, to the fullest extent permitted under applicable law, shall periodically advance expenses as incurred with respect to any claim or potential claim; provided that the person to whom expenses are advanced, if required by applicable law, provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to this Section
5.12. The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party and their respective heirs and representatives.

     5.13 DLB EMPLOYEES. On the Effective Time, (a) CHK or the Surviving Corporation shall offer employment to, or shall offer to continue the employment of all employees (the "RETAINED EMPLOYEES") of the DLB Companies except those employees listed on Schedule 5.13(a) and executive officers, on an at-will basis and shall provide the Retained Employees with benefits substantially comparable in the aggregate, in CHK's good faith judgment, to those provided to similarly situated employees of CHK and (b) CHK shall make available to WRT the services of each of the employees of the DLB Companies listed on Schedule 5.13(b) hereto for up to 10 hours per week for a six-month period after the Closing Date (provided that WRT shall reimburse the CHK for the time such persons spend on WRT business at rates to be mutually agreed upon), in each case to the extent such persons accept CHK's or Surviving Corporation's employment offer and are then employed by CHK or one of its subsidiaries; provided, however, that in CHK's discretion, CHK may continue one or more of the DLB Employee Benefit Plans for the Retained Employees for such period as it may choose, in lieu of providing participation in a similar plan of CHK and such DLB Employee Benefit Plan shall be deemed comparable to CHK's similar plan. CHK further agrees that the Retained Employees shall be credited for their service with the DLB Companies, and their respective predecessor entities, for purposes of eligibility and vesting (but not the accrual of benefits) in the employee plans provided by CHK to the Retained Employees. Only if available to CHK at a cost determined to be reasonable, in CHK's sole judgment, shall the Retained Employees' benefits under CHK's medical benefit plan not be subject to any exclusions for any preexisting conditions. Credit shall be received under the CHK medical benefit plan for any deductibles or out-of-pocket amounts previously paid by the Retained Employees during the 1997 coverage year. CHK shall, or shall cause the Surviving Corporation to, fulfill all coverage continuation obligations imposed by Section 4980B of the Code and Section 601 of ERISA for those employees of the DLB Companies who are not Retained Employees.

     5.14 NEW BANK CREDIT FACILITY. At or immediately after the Effective Time, CHK shall repay or refinance the outstanding balance due under the Credit Facilities and secure a release of all Liens under such Credit Facilities. DLB undertakes and agrees to cooperate with CHK to assist CHK in making such arrangements.

                                                                         ANNEX A

     5.15 NOTICE OF ACTIONS AND PROCEEDINGS. DLB will promptly notify Buyer of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of DLB, threatened against, relating to or involving or otherwise affecting any of the DLB Companies which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to any Disclosure Schedule required hereby or which relates to the consummation of the Merger.

     5.16 NOTIFICATION OF CERTAIN OTHER MATTERS. DLB will promptly notify CHK of:

     (a) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any written notice or other written communication from any governmental authority in connection with the transactions contemplated hereby; and

     (c) any fact, development or occurrence that constitutes a Material Adverse Effect with respect to DLB or is reasonably expected to result in such an effect.

     5.17 CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by their respective stockholders, each of DLB, Merger Sub and CHK shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of DLB and CHK, in each case to the extent required by applicable law.

     5.18 BAYARD COMMON STOCK AND WRT COMMON STOCK REGISTRATION STATEMENTS. As promptly as practicable after the execution of this Agreement, DLB shall take all steps necessary to exercise its registration rights under the Bayard Registration Agreement and WRT Registration Agreement with respect to the Bayard Common Stock and the WRT Common Stock, respectively, to be delivered as Merger Consideration upon consummation of the Merger, and shall use all reasonable efforts to cause such registration statements to become effective prior to the DLB Special Meeting. DLB shall advise CHK promptly after it receives notice thereof, of the time when such registration statements shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bayard Common Stock or WRT Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of such registration statements or comments thereon and responses thereto or requests by the SEC for additional information.

     5.19 TERMINATION OF ADMINISTRATIVE SERVICES AGREEMENT. Prior to the Closing, DLB and WRT will terminate the Administrative Services Agreement ("Administrative Services Agreement") between DLB and WRT dated as of July 10, 1997 and in connection with such termination WRT shall pay all amounts due under the Administrative Services Agreement prior to Closing.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     (a) STOCKHOLDER APPROVAL. The DLB Stockholders' Approval shall have been obtained.

     (b) OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time

                                                                         ANNEX A
from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by DLB, Merger Sub and CHK shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on CHK (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

     (c) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against CHK, Merger Sub or DLB and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable commercial efforts to have any such prohibition lifted).

     (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the CHK Common Stock to be issued in the Merger shall have been received.

     (e) LISTING OF SHARES. The shares of CHK Common Stock issuable pursuant to the Merger, if any, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     (f) WRT COMMON STOCK. A registration statement on the appropriate form relating to the WRT Common Stock to be delivered in connection with the Merger shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing.

     (g) BAYARD COMMON STOCK. A registration statement on the appropriate form relating to the Bayard Common Stock to be delivered in connection with the Merger shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing.

     6.2 CONDITIONS TO OBLIGATIONS OF CHK AND MERGER SUB. The obligation of CHK to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by CHK and Merger Sub:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of DLB set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (unless such representation or warranty specifies that it is given as of or with respect to a specific date), and CHK shall have received a certificate signed by the chief executive officer of DLB to such effect.

     (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY DLB. DLB shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CHK shall have received a certificate signed by the chief executive officer of DLB to such effect.

     (c) DLB STOCK OPTIONS. Each outstanding DLB Stock Option shall have been either exercised or canceled.

     (d) BAYARD INITIAL PUBLIC OFFERING. Bayard shall have completed an initial public offering of Bayard Common Stock and be subject to Sections 13 or 15(d) of the Exchange Act.

     (e) PAYMENT OF AMOUNTS DUE FROM BAYARD AND WRT. DLB shall have received payment in full of all outstanding accounts receivable, notes receivable and other loans and advances owed to DLB by, or due from, WRT or Bayard.

                                                                         ANNEX A

     (f) AGREEMENTS OF AFFILIATES AND GOODWILL PROTECTION AGREEMENTS. The affiliate agreements referred to in Section 5.11 and the Goodwill Protection Agreements referred to in the preamble to this Agreement shall have been delivered to CHK.

     (g) NOTICE BY WRT. DLB shall have provided notice to Texaco, Inc. or its appropriate subsidiary of the transactions contemplated hereby to the extent required in accordance with the terms of that certain Purchase, Sale and Cooperation Agreement by and between Texaco Exploration and Production, Inc. and DLB.

     (h) DISSENTING SHARES. The number of shares held by Dissenting Stockholders shall not exceed five percent of the total number of shares of DLB Common Stock outstanding on the date hereof.

     (i) The severance obligations of DLB to the employees listed on Schedule 5.13(a) shall have been paid.

     6.3 CONDITIONS TO OBLIGATIONS OF DLB. The obligation of DLB to effect the Merger is subject to the satisfaction of the following conditions, any or all of which way be waived in whole or in part by DLB:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CHK and Merger Sub set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (unless such representation or warranty specifies that it is given as of or with respect to a specific date), and DLB shall have received a certificate signed by the chief executive officer of CHK and Merger Sub to such effect.

     (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY CHK. CHK shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and DLB shall have received a certificate signed by the chief executive officer of CHK and Merger Sub to such effect.

     (c) EFFECTIVENESS OF CHK REGISTRATION STATEMENT. If prior to the Effective Time Mr. Davidson has timely given the Notice of Demand (as defined in the Registration Rights Agreement), CHK shall have taken all steps necessary or appropriate to assure that a registration statement relating to the shares of CHK Common Stock in respect of which such Notice of Demand is given is declared effective by the SEC promptly after the Effective Time.

                                  ARTICLE VII

                                  TERMINATION

     7.1 TERMINATION RIGHTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of DLB and CHK:

     (a) By mutual written consent of CHK, Merger Sub and DLB;

     (b) By either DLB or CHK if (i) the Merger has not been consummated by April 30, 1998 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all commercially reasonable efforts to remove such injunction, order or decree); or
(iii) the stockholder approvals referred to in Section 5.5 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of DLB stockholders or at any adjournment or postponement thereof;

     (c) By CHK if (i) there has been a breach of the representations and warranties made by DLB in Article III of this Agreement (provided, however, that CHK shall not be entitled to terminate this Agreement pursuant to this clause
(i) unless CHK has given DLB at least 15 days prior notice of such breach (except at

                                                                         ANNEX A
closing, in which case no notice need be given), DLB has failed to cure such breach within such 15-day period, and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by the chief executive officer of DLB, would not be satisfied if the Closing were to occur on the day on which CHK gives DLB notice of such termination); or (ii) DLB has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof;

     (d) By DLB if (i) as a result of a Superior Proposal received by DLB from a Person other than a party to this Agreement or any of its Affiliates, DLB's Board of Directors determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that (A) DLB's Board of Directors shall have concluded in good faith, after considering provisions of applicable laws and after giving effect to all concessions which may be offered by CHK pursuant to clause (B) below, on the basis of advice of counsel, that such action is necessary for DLB's Board of Directors to act in a manner consistent with its fiduciary duties under applicable laws and (B) prior to the effective date of any such termination, DLB shall provide CHK with an opportunity to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable DLB to proceed with the transactions contemplated hereby; provided, further, that it shall be a condition to the effectiveness of termination by DLB pursuant to this Section 7.1(d) that DLB shall have made the payment of the DLB Termination Fee to CHK required by Section 5.10(b)(i); or (ii) CHK shall have breached any of its representations, warranties or covenants under this Agreement which breach shall have caused a reasonable likelihood that CHK will not be able to consummate the Merger (provided, however, that DLB shall not be entitled to terminate this Agreement pursuant to this clause (ii) unless DLB has given CHK at least 15 days prior notice of such breach (except at closing, in which case no notice need be given), CHK has failed to cure such breach within such 15-day period, and the condition described in Section 6.3(a), other than the provisions thereof relating to the certificate signed by the chief executive officer of CHK, would not be satisfied if the Closing were to occur on the day on which DLB gives CHK notice of such termination);

     (e) By CHK if the Board of Directors of DLB (i) accepts a Superior Proposal in accordance with Section 5.4(b), (ii) shall have withdrawn or modified in a manner adverse to CHK its approval or recommendation of this Agreement or the Merger, or, upon request by CHK, shall fail to reaffirm such approval or recommendation, or (iii) shall have resolved to do any of the foregoing.

     (f) By DLB or CHK, as the case may be, in accordance with the terms of
Section 2.4(a)(i), respectively.

     7.2 EFFECT OF TERMINATION. If this Agreement is terminated by either DLB or CHK pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders except pursuant to, Sections 5.10, Article VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its covenants, agreements or other obligations hereunder occurring prior to such termination. CHK, Merger Sub and DLB acknowledge that, prior to Closing, the sole and exclusive remedy of any party to this Agreement with respect to a breach of a representation or warranty contained herein shall be the right to terminate this Agreement in accordance with and subject to the provisions of this Article VII; provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its covenants hereunder occurring prior to such termination. Each of CHK, Merger Sub and DLB covenant never to institute, directly or indirectly, any action or proceeding of any kind against the other based on or arising out of, or in any manner related to, the breach of a representation or warranty contained, herein if this Agreement is terminated, pursuant to Section 7.1.

                                                                         ANNEX A

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, shall survive the consummation of the Merger (except for the Agreements contained in Article II, Section 5.10 and in this Article VIII).

     8.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the DLB Proposal by the stockholders of DLB; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     8.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

     (a) If to CHK or Merger Sub: Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Chief Executive Officer (facsimile transmission number: (405) 848-8588), with a copy (which shall not constitute notice) to G. Michael O'Leary, Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas 77002 (facsimile transmission number: (713) 220-4285).

     (b) If to DLB: DLB Oil & Gas, Inc., 1601 Northwest Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401, Attention: President (facsimile transmission number (405) 848-9449).

     8.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instruments.

     8.5 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article II or Section 5.12 or Section 5.13, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

     8.7 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.8 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein

                                                                         ANNEX A
shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII.

     8.9 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the parties hereto hereby agree that each party hereto shall be entitled to an injunction to prevent a breach of this Agreement and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

     8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.11 WAIVERS. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     8.12 CONFIDENTIALITY AGREEMENT. CHK agrees to be bound by the terms of the Confidentiality Agreement as if it were a party thereto. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described in Section 7.1 or Section 8.1 , is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes. Any and all information received by CHK pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

     8.13 INCORPORATION. The Disclosure Schedules referred to herein are incorporated herein for all purposes.

                                                                         ANNEX A

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


"DLB"                                              "CHK"

DLB OIL & GAS, INC.                                CHESAPEAKE ENERGY CORPORATION


By: /s/ MIKE LIDDELL                               By: /s/ AUBREY K. MCCLENDON
    ----------------------------------------       ----------------------------------------
    Mike Liddell                                       Aubrey K. McClendon
    Chief Executive Officer                            Chairman of the Board and Chief
                                                       Executive Officer

                                                   "Merger Sub"

                                                   CHESAPEAKE MERGER CORP.


                                                   By: /s/ AUBREY K. MCCLENDON
                                                       ----------------------------------------
                                                       Aubrey K. McClendon
                                                       President

                                                                         ANNEX A

                                                                         ANNEX A
                                                 TO AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND LIMITED IRREVOCABLE PROXY

     This Agreement and Irrevocable Proxy, dated as of October 22, 1997 (the "Agreement"), is by and between Chesapeake Energy Corporation, an Oklahoma corporation ("CHK"), and the party identified as the "Stockholder" on the signature page hereof (the "Stockholder").

                                   RECITALS:

     WHEREAS, Chesapeake Merger Corp., an indirect wholly owned subsidiary of CHK ("Merger Sub") and DLB Oil & Gas, Inc., an Oklahoma corporation ( "DLB") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into DLB in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the "Merger"); and

     WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of DLB Common Stock (the "Shares") identified on the signature page of this Agreement; and

     WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger Agreement and the consummation of the Merger at the DLB Special Meeting;

     NOW, THEREFORE, to induce CHK and Merger Sub to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

     1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

     2. Grant of Limited Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints CHK and Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer of CHK, Tom L Ward, President and Chief Operating Officer of CHK and Marcus C. Rowland, Vice President -- Finance and Chief Financial Officer of CHK, in their respective capacities as officers of CHK, and any individual, who shall hereafter succeed to the office of Chairman of the Board and Chief Executive Officer, President or Chief Financial Officer, respectively, of CHK, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of DLB's stockholders, including the DLB Special Meeting, at which the Merger Agreement or the Merger are to be considered and voted upon by DLB's stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of DLB and to vote all of the Shares and any and all shares of any other class of capital stock of DLB presently or at any future time owned beneficially or of record by the Stockholder , including any and all securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote other than as set forth on Exhibit A hereto (all of the foregoing being collectively referred to as the "Subject Stock"), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of DLB (including the DLB Special Meeting), and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger and the Merger Agreement and any transactions contemplated thereby. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy contemplated hereby.

                                                                         ANNEX A

     3. Vote in Favor of Merger and Merger Agreement. If CHK is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting at which such matters are considered and voted upon and, upon request of CHK, to provide the Stockholder's written consent thereto.

     4. No Action Without CHK's Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without CHK's prior written consent.

     5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly,
(a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; or (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger Agreement, the Merger or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Subject Stock to execute and deliver to CHK, an Agreement and Irrevocable Proxy, in substantially the form of this Agreement with respect to the Subject Stock. Nothing contained herein shall be construed in any way as affecting the right of the Stockholder to grant a security interest, by way of pledge, by hypothecation or otherwise, in the Subject Stock in connection with bona fide credit arrangements or as requiring the lender in such bona fide credit arrangement to be bound by the terms of this Agreement, provided that the Stockholder shall promptly notify CHK of any such grant.

     6. Stockholder's Representations and Warranties. The Stockholder represents and warrants to CHK that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; or (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law other than filing on Form 13D that may be required under the Securities Exchange Act of 1934, as amended; (c) except to the extent contemplated herein and except as described in the final sentence of this Section 6, the Subject Stock and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreement or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement and other than as set forth on Exhibit A; and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) except as set forth on Exhibit A, such Subject Stock constitutes all of the securities of DLB owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as contemplated herein. The Stockholder hereby advises CHK that the only agreements or arrangements pursuant to which the Shares are pledged as security are described on Exhibit A, and that no default, event of default, or event of acceleration has occurred under any of such agreements or arrangements.

                                                                         ANNEX A

     7. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

     8. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to the provisions thereof relating to conflicts of law.

     9. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by CHK, except with the prior written consent of the Stockholder.

     10. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) upon written notice of termination of this Agreement given by CHK to the Stockholder expressly referring to this paragraph.

     11. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that CHK will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by CHK. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 10 ABOVE, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

     12. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to CHK and the Stockholder for any breach of any agreement, covenant or representation of the other hereunder.

     13. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by CHK or its counsel to be necessary or desirable to carry out the provisions hereof.

     14. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

     16. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to CHK, to the address set forth in Section
8.3 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

                                                                         ANNEX A

     IN WITNESS WHEREOF, CHK and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth above.

                                        STOCKHOLDER

                                        [NAME]

                                        ----------------------------------------

                                        Shares Owned:

                                               shares of DLB Common Stock
                                        ------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        CHK

                                        CHESAPEAKE ENERGY CORPORATION

                                        By:
                                            ------------------------------------
                                            Aubrey K. McClendon
                                            Chairman of the Board and Chief
                                            Executive Officer

                                                                         ANNEX A

                                                                         ANNEX B
                                             TO THE AGREEMENT AND PLAN OF MERGER

                         GOODWILL PROTECTION AGREEMENT

     This GOODWILL PROTECTION AGREEMENT, dated as of             , 1997 (this
"Agreement"), is entered into among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation, and CHESAPEAKE MERGER CORP., an Oklahoma corporation (jointly and severally, "Chesapeake"), and CHARLES E. DAVIDSON, MIKE LIDDELL and MARK LIDDELL (jointly and severally, the "Restricted Parties"). Chesapeake and each of the Restricted Parties are sometimes referred to herein individually as a "Party," and collectively as the "Parties."

                                   RECITALS:

     WHEREAS, Chesapeake Energy Corporation, Chesapeake Merger Corp., and DLB Oil & Gas, Inc., an Oklahoma corporation, have entered into that certain
Agreement and Plan of Merger dated as of October   , 1997 (the "Merger
Agreement");

     WHEREAS, Chesapeake's obligations to close the transactions contemplated under the Merger Agreement are expressly conditioned upon the execution and delivery of this Agreement by the Restricted Parties; and

     WHEREAS, to induce Chesapeake to perform the Merger Agreement and to protect the goodwill purchased by Chesapeake under the Merger Agreement, the Restricted Parties have agreed to execute, deliver and perform this Goodwill Protection Agreement.

     NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to consummate the transactions contemplated by the Merger Agreement, each of the Parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.1 Terms Defined Herein. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, "Affiliate" includes WRT Energy Corporation, a Delaware corporation, but does not include any other Person that is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended and of which the Parties do not own, beneficially or of record, at least 40% of the outstanding voting securities of such Person.

     "Agreement" means this Goodwill Protection Agreement, as it may be amended, supplemented or restated from time to time.

     "DLB Companies" shall have the meaning specified in the Merger Agreement.

     "Effective Date" means 11:59 p.m. on the Closing Date (as such term is defined in the Merger Agreement).

                                                                         ANNEX A

     "Lands" means any and all lands lying within Dewey, Major, Woods and Woodward Counties, Oklahoma.

     "Merger Agreement" is defined in the Recitals hereof.

     "Oil and Gas Business" means owning, managing, operating, controlling, financing, developing Oil and Gas Interests or engaging in or being connected with as a partner, limited liability company member, investor, stockholder, creditor, guarantor, advisor, employee, independent contractor or consultant, the foregoing activities or the oil and gas exploration and production business.

     "Oil and Gas Interests" means the interests owned by any of the DLB Companies, Chesapeake or any Affiliate of Chesapeake as of the Effective Date in and to: (a) all oil and gas leases, mineral interests, oil, gas and mineral leasehold interests, fee interests, royalty interests (including, without limitation, landowner royalty interests, nonparticipating royalty interests and overriding royalty interests), production payments, net profits interests, subleases, mineral servitudes, licenses, easements, pooling orders and other interests in oil, gas and other hydrocarbons; (b) all contract rights, joint operating agreements, pooling agreements, seismic agreements, cost sharing arrangements, and other agreements relating to the interests under the foregoing clause (a) or the oil and gas exploration and production business; (c) all wells, equipment, personal property, pipelines, fixtures and other assets related to the foregoing; and (d) all other businesses, operations, rights, titles, and interests relating directly or indirectly to the drilling, exploration, development, operation, marketing, sale or other disposal of the foregoing assets and interests.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof, or other entity.

     "Restricted Party" is one of the Parties so defined in the Preamble above.

                                   ARTICLE 2

                            COVENANT NOT TO COMPETE

     Section 2.1 Restriction on Outside Activities. (a) During the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, the Restricted Parties and their relatives, heirs, successors and Affiliates shall not, directly or indirectly: (1) own, acquire or solicit the acquisition of (or assist any third Person to own, acquire or solicit the acquisition of) any Oil and Gas Interests pertaining to or covering, in whole or in part, the Lands or any option or other right to acquire any such interest; or
(2) conduct (or assist any third Person to conduct) any Oil and Gas Business on or with respect to the Lands. Notwithstanding the foregoing, the acquisition, solicitation of acquisitions and/or assisting other Persons with an acquisition of Oil and Gas Interests pertaining to or covering, in part, the Lands and the subsequent ownership thereof and conducting Oil and Gas Business thereon shall not constitute a breach or violation of this Agreement provided that not more than 15% (by value) of the Oil and Gas Interests included in such acquisition pertains to or is included with the Lands.

     (b) Except as specifically provided in Section 2.1(a), it is understood that there is no restriction imposed upon any of the Restricted Parties under this Agreement with respect to engaging in any oil and gas activities or other activities conducted by Chesapeake, even if in direct competition with Chesapeake.

     (c) The Parties agree that the purchase price allocated to this Agreement and the restrictions contained herein is $10.00, and no further amount will be allocated or claimed with respect thereto by any Party hereto. The Parties to this Agreement acknowledge and agree to the tax consequences of this allocation and agree to report the tax consequences arising therefrom in accordance with the allocation of only $10.00 to this Agreement and the restrictions contained herein.

                                                                         ANNEX A

                                   ARTICLE 3

                                 MISCELLANEOUS

     Section 3.1 Headings; References; Interpretation. All Article or Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of the provisions hereof. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

     Section 3.2 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form a part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

     Section 3.3 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

     Section 3.4 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, to the extent permitted by law, without regard to the principles of conflicts of law.

     Section 3.5 Amendments and Waivers. The parties hereto, by mutual agreement in writing, may amend, modify or supplement this Agreement. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

     Section 3.6 Enforcement. If any Restricted Party fails to perform any obligation contained in this Agreement, Chesapeake will serve written notice to the Restricted Parties specifying the nature of such default and demanding performance. If such default has not been cured within five (5) business days after receipt of such default notice, Chesapeake will be entitled to demand specific performance. Given the nature of the Oil and Gas Business, the Parties acknowledge and agree that the goodwill sold by the Restricted Parties and other shareholders of the DLB Companies and purchased by Chesapeake cannot be protected if the provisions of this Agreement are not strictly enforced. Accordingly, the Parties acknowledge and agree that if there is a breach by the Restricted Parties of the provisions of this Agreement, money damages alone will not be adequate, Chesapeake will be irreparably harmed and Chesapeake will be entitled to an injunction restraining the Restricted Parties from violating the provisions of this Agreement. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which a Party might be entitled under this Agreement. In the event a Party elects to selectively and successively enforce such Party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy.

     Section 3.7 Severability. Subject to Section 3.8 below, in the event that any provision contained in this Agreement shall, for any reason, be judicially declared to be invalid, illegal, unenforceable or void in any respect, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement and the Parties hereto agree that the part or parts of this Agreement so declared to be invalid, illegal,

                                                                         ANNEX A
unenforceable or void in any respect will be deemed to have been stricken from this Agreement and the remainder will have the same force and effectiveness as if such part had never been included herein.

     Section 3.8 Compliance with Law. It is the intent of the Parties hereto to comply fully with applicable law. If the provisions of this Agreement are determined by any court of competent jurisdiction to be unenforceable by reason of: (i) extending for too great a period of time; (ii) covering too great a geographical area; or (iii) in any other respect, this Agreement shall be interpreted to extend only to such time periods, geographical area or such other respect as to which it may be enforceable, as the case may be, all as determined by such court in such action.

     Section 3.9 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile transmission or by registered or certified mail, postage prepaid, return receipt requested, as follows:

     If to Chesapeake:

                  Chesapeake Energy Corporation
                  6100 North Western
                  Oklahoma City, Oklahoma 73118
                  Attention: Mr. Aubrey K. McClendon
                  Fax No.: (405) 848-8588

     If to the Restricted Parties:

                  Fax No.: (     )      -

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or sent after mailing thereof.

     Section 3.10 Attorneys' Fees. If any Party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

                                                                         ANNEX A

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written, to be effective as of the Effective Date.

                                            CHESAPEAKE ENERGY CORPORATION

                                            By:
                                              ----------------------------------
                                              Aubrey K. McClendon
                                              CHIEF EXECUTIVE OFFICER

                                            CHESAPEAKE MERGER CORP.

                                            By:
                                              ----------------------------------
                                              Aubrey K. McClendon
                                              President

                                            By:
                                              ----------------------------------
                                              Charles E. Davidson

                                            By:
                                              ----------------------------------
                                              Mike Liddell

                                            By:
                                              ----------------------------------
                                              Mark Liddell

                                                                         ANNEX A

                                                                         ANNEX C
                                             TO THE AGREEMENT AND PLAN OF MERGER

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                     [DATE]

CHESAPEAKE ENERGY CORPORATION
6100 North Western Avenue
Oklahoma City, OK 73118

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of DLB Oil & Gas, Inc., an Oklahoma corporation (the "Company"), as the term "Affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the
Agreement and Plan of Merger dated as of October   , 1997 (the "Merger
Agreement") among Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), Chesapeake Merger Corp., an Oklahoma corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, no par value, of Chesapeake ("Chesapeake Common Stock"). I would receive such Chesapeake Common Stock (the "Shares") in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $.001 per share, of the Company ("Company Common Stock").

     1. I represent, warrant and covenant to Chesapeake that in the event I receive any Shares as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

        C. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) distribution by me of the Chesapeake Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Chesapeake Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, the Company shall include the Shares in the Registration Statement and to maintain the effectiveness of the Registration statement for a period of 100 days after the effective date hereof or (iii) in the opinion of counsel reasonably acceptable to Chesapeake, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. Except as provided in paragraph C, I understand that Chesapeake is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or, except as

                                                                         ANNEX A
provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
     TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
                 , 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND CHESAPEAKE ENERGY CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CHESAPEAKE ENERGY CORPORATION."

        F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Chesapeake reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

        G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Chesapeake's acceptance of this letter, Chesapeake hereby agrees with me as follows:

        A. For so long as and to the extent necessary to permit me to sell the Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Chesapeake shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Chesapeake has complied with such reporting requirements during the 12 months preceding any proposed sale of the Chesapeake Common Stock by me under Rule 145, and ( b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Chesapeake hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

                                                                         ANNEX A

        B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Chesapeake Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Chesapeake Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Chesapeake has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Chesapeake, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                            Very truly yours,

                                            ------------------------------------
                                            Name:

Agreed and accepted this      day of
[               ], 1997, by

CHESAPEAKE ENERGY CORPORATION

By:

    -----------------------------------------------------
    Name:
    Title:

                                                                         ANNEX A

                                                                         ANNEX D
                                                 TO AGREEMENT AND PLAN OF MERGER

                           REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT"), dated as of October 22, 1997 (the "Effective Date"), is by and among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "COMPANY"), and CHARLES E. DAVIDSON (the "SHAREHOLDER").

                                   RECITALS:

     WHEREAS, the Company, Chesapeake Merger Corp. and DLB Oil & Gas, Inc. ("DLB") are parties to that certain Agreement and Plan of Merger, dated October 22, 1997 (the "MERGER AGREEMENT");

     WHEREAS, pursuant to the Merger Agreement, the Shareholder (as well as certain other persons) will execute and deliver to the Company an Affiliate Letter substantially in the Form of Annex C to the Merger Agreement pursuant to which he will acknowledge that the shares of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK") he receives in the merger (the "MERGER") to be effected pursuant to the Merger Agreement will be subject to certain transfer restrictions; and

     WHEREAS, under the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the General Rules and Regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder, such transfer restrictions will include limitations on the manner in which the Shareholder may sell the Shares he receives in connection with the Merger, absent registration under the Securities Act of the sale of such shares of Common Stock or the availability of an exemption from the registration requirements of the Securities Act; and

     WHEREAS, the Company has agreed, on the terms and subject to the conditions set forth herein, to grant the Shareholder certain rights to register his Shares for sale under the Securities Act;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. DEFINITIONS. The following terms, as used herein, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

     "COMMERCIALLY REASONABLE EFFORTS", when used with respect to any obligation to be performed or term or provision to be observed hereunder, means such efforts as a prudent Person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests, provided, that such efforts do not require such Person to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) would customarily be incurred in the course of performance or observance of the relevant obligation, term or provision, (ii) is caused by or results from the wrongful act or negligence of the Person whose performance or observance is required hereunder or (iii) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced. Such efforts may include, without limitation, the expenditure of such funds and retention by such Person of such accountants, attorneys or other experts or advisors as may be necessary or appropriate to effect the relevant action; the undertaking of any special audit or internal investigation that may be necessary or appropriate to effect the relevant action; and the commencement, termination or settlement of any action, suit or proceeding involving such Person to the extent necessary or appropriate to effect the relevant action.

     "CLOSING DATE" has the meaning ascribed to such term in the Merger
Agreement.

     "DEMAND REGISTRATION" means any registration of Shares under the Securities Act effected in accordance with Section 2.1.

     "EFFECTIVE TIME" has the meaning ascribed to such term in the Merger Agreement.

                                                                         ANNEX A

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     "INDEMNIFIED PARTY" has the meaning ascribed to it in Section 2.6(a).

     "LOSS" has the meaning ascribed to it in Section 2.6(a).

     "NOTICE OF DEMAND" means a request by the Shareholder pursuant to Section
2.1 that the Company effect the registration under the Securities Act of not less than 200,000 of the Shares.

     "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, or any other entity or organization.

     "PIGGYBACK REGISTRATION" means any registration of Shares under the Securities Act effected in accordance with Section 2.2.

     "PIGGYBACK REGISTRATION NOTICE" has the meaning ascribed to it in Section 2.2(a).

     "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation,
(a) all registration, filing, securities exchange listing and National Association of Securities Dealers fees, (b) all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws of all jurisdictions in which the securities are to be registered and any legal fees and expenses incurred in connection with the blue sky qualifications of the Shares and the determination of their eligibility for investment under the laws of all such jurisdictions, (c) all word processing, duplicating, printing, messenger and delivery expenses, (d) the fees and disbursements of counsel for the Company and of its independent public accountants, including, without limitation, the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (e) the reasonable fees and disbursements incurred by the Shareholder (including, without limitation, the reasonable fees and disbursements for one counsel or firm of counsel selected by the Shareholder),
(f) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (excluding underwriting discounts commissions and transfer taxes, if any, relating to the Shares being registered) and (g) fees and expenses of other Persons retained or employed by the Company. Registration Expenses, to the extent payable by the Company, shall not include underwriting discounts, commissions or transfer taxes payable in respect of the sale of Shares by the Shareholder.

     "SHARES" means the shares of Common Stock received by the Shareholder pursuant to the Merger Agreement and any shares of Common Stock received in respect thereof pursuant to dividends, distributions or stock splits.

     "SUCCESSOR" means, with respect to any Person, a successor to such Person by merger, consolidation, liquidation or other similar transaction.

     "SUSPENSION NOTICE" has the meaning ascribed to it in Section 2.3(g).

     "SUSPENSION PERIOD" has the meaning ascribed to it in Section 2.3(g).

     2. REGISTRATION UNDER THE SECURITIES ACT.

     2.1  DEMAND REGISTRATION.

     (a) REGISTRATION ON REQUEST. Except as provided in subsection (b) below, at any time during the period that commences 60 days prior to the scheduled Effective Time and continues until 5:00 p.m. Oklahoma City time on the day immediately preceding the Closing Date the Shareholder may provide the Company with a Notice of Demand, provided that such Notice of Demand shall request registration for sale of not less than 200,000 Shares. Upon receipt of a Notice of Demand, the Company shall, subject to the provisions of Section 2.1(b), use Commercially Reasonable Efforts to (i) effect at the earliest practicable date (but not prior to the Effective Time) the registration under the Securities Act of the Shares that the Company has been so requested to register pursuant to the Notice of Demand and (ii) cause such registration to be declared

                                                                         ANNEX A
effective promptly after the Effective Time. The Shareholder acknowledges that if Notice of Demand is given less than 35 days prior to the scheduled Closing Date, the registration of the Shares in respect of which the Notice of Demand is given may not be effective prior to or promptly after the Effective Time.

     (b) LIMITATIONS ON DEMAND REGISTRATION. The Company shall not be obligated to take any action to effect any registration pursuant to this Section 2.1 after the Company has, in accordance with the provisions of Section 2.3(c), effected one (1) registration of Shares with respect to a registration requested pursuant to Section 2.1.

     (c) COMPANY UNDERTAKING REGARDING DEMAND REGISTRATION. The Company will use its Commercially Reasonable Efforts to promptly prepare and file with the SEC a shelf registration statement for The Shares in respect of which The Notice of Demand is given, as provided in this Section 2.1. Such shelf registration statement shall relate to the offer and sale of the Shares in respect of which the Notice of Demand is given in accordance with the methods of distribution to be set forth in such registration statement as directed by the Shareholder. The Company further agrees to use its Commercially Reasonable Efforts to take all steps necessary or appropriate so that such registration statement can be declared effective promptly after the Effective Time and, subject to the terms of Section 2.3, to keep it continuously effective in order to permit the prospectus forming a part thereof to be used by the Shareholder until the first to occur of (i) 5:00 p.m. Oklahoma City time on the 45th day after such registration statement is declared effective and (ii) the date that the Shareholder sells or transfers all of the Shares subject to such registration statement.

     2.2  PIGGYBACK REGISTRATION.

     (a) RIGHT TO INCLUDE SHARES. If the Company at any time after the Effective Time proposes to register any of its equity securities under the Securities Act (other than by a registration on Form S-4 or Form S-8 or any successor or similar form then in effect and other than pursuant to Section 2.1) on a form and in a manner that would permit registration of the Shares, whether or not for sale for its own account, it will give prompt (but in no event less than 15 days prior to the proposed date of filing the registration statement relating to such registration) notice to the Shareholder of the Company's intention to do so and of the rights of such Shareholder under this Section 2.2; provided, however, that no such notice need be given to the Shareholder, and the Shareholder shall have no rights under this Section 2.2, if the Shareholder has therefore disposed of the Shares. Upon the request of the Shareholder made within 15 days after his receipt of any such notice (which request shall specify the Shares intended to be disposed of by the Shareholder and the intended method or methods of disposition thereof) (the "PIGGYBACK REGISTRATION NOTICE"), the Company will use Commercially Reasonable Efforts to effect the registration under the Securities Act of all Shares which the Company has been so requested to register by the Shareholder, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of the Shares so to be registered, provided that if, at any time after giving notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give notice of such determination to the Shareholder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Shares in connection with such registration (but not from its obligation to pay all Registration Expenses in connection therewith as provided in Section 2.3(b)), and (ii) in the case of a determination to delay registering such other equity securities, shall be permitted to delay registering any Shares for the same period as the delay in registering such other equity securities.

     (b) PRIORITY IN PRIMARY PIGGYBACK REGISTRATIONS. If (i) a registration pursuant to this Section 2.2 involves an underwritten offering of the securities being registered for sale for the account of the Company to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Shareholder of its belief that the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company, then the Company will include in such

                                                                         ANNEX A
registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: all securities proposed by the Company to be sold for its own account; and such Shares requested to be included in such registration by the Shareholder and any other shareholder(s) of the Company then exercising piggyback registration rights pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included by such parties.

     2.3  REGISTRATION TERMS AND PROCEDURES.

     (a) REGISTRATION STATEMENT FORM. Registrations under Section 2.1 shall be on such appropriate registration forms of the SEC (i) as shall be acceptable to the Company and (ii) as shall permit the disposition of such Shares in accordance with the intended method or methods of disposition. The Company agrees to include in any such registration statement all information that the Shareholder shall reasonably request (to the extent such information relates to the Shareholder).

     (b) REGISTRATION EXPENSES. Subject to Section 2.3(e), the Company will pay all Registration Expenses incurred in connection with a registration to be effected (whether or not effected or deemed effected pursuant to subsection (c) below) pursuant to Section 2.1 or 2.2.

     (c) EFFECTIVENESS OF DEMAND REGISTRATION. A registration will not be deemed to have been effected under Section 2.1 unless the registration statement with respect thereto has been declared effective by the SEC and, subject to Section 2.3(f)(vii) hereof, remains effective for the earlier of 45 days or the distribution of the securities covered by such registration statement; provided, however, that if (i) after such registration statement has been declared effective, the marketing of Shares offered pursuant to such registration statement is materially disrupted or adversely affected as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court (for reasons other than a misrepresentation or omission by any Shareholder) or (ii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration have not been satisfied (for reasons other than a wrongful or bad faith act, omission or misrepresentation by the Shareholder), such registration statement will be deemed not to have become effective. If a registration pursuant to Section 2.1 is deemed not to have been effected hereunder, then the Company shall continue to be obligated to effect a registration pursuant to such Section.

     (d) SELECTION OF UNDERWRITER. The offering of Shares pursuant to Section
2.1 shall be in such form (which may include an underwritten offering) as the Shareholder may elect, and if the Company so elects an offering pursuant to
Section 2.2 shall be in the form of an underwritten offering. In connection with an underwritten offering of Shares pursuant to this Agreement, the Company shall have the exclusive right to select one or more nationally recognized firms of investment bankers to act as the book-running managing underwriter or co-managing underwriters in connection with such offering.

     (e) WITHDRAWAL. The Shareholder shall be permitted to withdraw all or part of the Shares from such registration at any time prior to the effective date of the registration statement covering such securities; provided that, in the event of a withdrawal from a registration effected pursuant to Section 2.1, such registration shall be deemed to have been effected for purposes of Section 2.3(c), unless the Shareholder shall have paid or reimbursed the Company for the reasonable out-of-pocket costs and expenses paid by the Company in respect of such registration.

     (f) REGISTRATION PROCEDURES. In connection with the Company's obligations to register Shares pursuant to this Agreement, the Company will use Commercially Reasonable Efforts to effect such registration so as to permit the sale of any Shares included in such registration in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

          (i) prepare and (as soon thereafter as practicable) file with the SEC the requisite registration statement containing all information required thereby to effect such registration and thereafter use Commercially Reasonable Efforts to cause such registration statement to become and remain effective in accordance with the terms of this Agreement, provided, that as far in advance as practicable before filing

                                                                         ANNEX A
     such registration statement or any amendment, supplement or exhibit thereto (but, with respect to the filing of such registration statement, in no event later than three business days prior to such filing), the Company will furnish to the Shareholder or its counsel copies of reasonably complete drafts of all such documents proposed to be filed (excluding exhibits, which shall be made available upon request by the Shareholder), and the Shareholder shall have the opportunity to object to any information contained therein and the Company will make the corrections reasonably requested by the Shareholder with respect to information relating to the Shareholder or the plan of distribution of the Shares prior to filing any such registration statement, amendment, supplement or exhibit;

          (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith
     (A) as reasonably requested by the Shareholder to which such registration statement relates (but only to the extent such request relates to information with respect to such Shareholder) and (B) as may be necessary to keep such registration statement effective for a period of 45 days after the Effective Time (or such shorter period as shall be necessary to complete the distribution of the securities covered thereby, but not before the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in such registration statements;

          (iii) furnish to the Shareholder covered by, and each underwriter or agent participating in the disposition of securities under, such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case excluding all exhibits and documents incorporated by reference, which exhibits and documents shall be furnished to any such Person upon request), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act relating to the Shares, in conformity with the requirements of the Securities Act, and such other documents as the Shareholder, underwriter or agent may reasonably request to facilitate the disposition of such Shares;

          (iv) use Commercially Reasonable Efforts to register or qualify all Shares and other securities covered by such registration statement under all applicable blue sky and other securities laws, and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Shareholder to consummate the disposition of the securities owned by the Shareholder, except that the Company shall not for any such purpose be required to (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (b) subject itself to taxation in any such jurisdiction or
     (c) consent to general service of process in any jurisdiction;

          (v) use Commercially Reasonable Efforts to cause all Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities applicable to the Company as may be reasonably necessary to enable the seller or sellers thereof (or underwriter or agent, if any) to consummate the disposition of such Shares in accordance with the plan of distribution set forth in such registration statement;

          (vi) furnish to the Shareholder a signed counterpart, addressed to the Shareholder (and underwriter or agent, if any) of:

             (A) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), and

             (B) unless otherwise precluded under applicable accounting rules, a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten

                                                                         ANNEX A
        public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, in each case, reasonably satisfactory in form and substance to such Shareholder (and underwriter or agent and their respective counsel) and covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriter or agent in underwritten public offerings of securities;

          (vii) promptly notify the Shareholder and any underwriter or agent participating in the disposition of Shares covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event known to the Company as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and promptly prepare and furnish to such Shareholder (or underwriter or agent, if any) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

          (viii) otherwise use Commercially Reasonable Efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the registration statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to each Shareholder covered by such registration statement or any participating underwriter or agent at least five (5) business days prior to the filing a copy of any amendment or supplement to such registration statement or prospectus;

          (ix) provide and cause to be maintained a transfer agent and registrar for all Shares covered by such registration statement from and after a date not later than the effective date of such registration statement;

          (x) use Commercially Reasonable Efforts to list, on or prior to the effective date of such registration statement, all Shares covered by such registration statement on any securities exchange on which any of the outstanding shares of Common Stock are then listed for trading;

          (xi) cooperate with each seller of Shares and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers;

          (xii) use Commercially Reasonable Efforts to prevent the issuance by the SEC or any other governmental agency or court of a stop order, injunction or other order suspending the effectiveness of such registration statement and, if such an order is issued, use Commercially Reasonable Efforts to cause such order to be lifted as promptly as practicable;

          (xiii) take such other actions as the Shareholder shall reasonably request in order to expedite or facilitate the disposition of such Shares;

                                                                         ANNEX A

          (xiv) promptly notify the Shareholder and the underwriter or agent, if any:

             (A) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

             (B) of any written comments from the SEC with respect to any filing referred to in clause (A) and of any written request by the SEC for amendments or supplements to such registration statement or prospectus;

             (C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to, or of the issuance by the SEC of, any stop order suspending the effectiveness of such registration statement; and

             (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Shares for sale under the applicable securities or blue sky laws of any jurisdiction;

          (xv) cooperate with the Shareholder and each underwriter or agent participating in the distribution of such Shares to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends, other than as required by applicable law) representing securities sold under a registration statement hereunder, and enable such securities to be in such denominations and registered in such names as such seller, underwriter or agent may request and keep available and make available to the Company's transfer agent, prior to the effectiveness of such registration statement, an adequate supply of such certificates;

          (xvi) not later than the effective date of such registration statement, provide a CUSIP number for all Shares covered by a registration statement hereunder;

          (xvii) incorporate in the registration statement or any amendment, supplement or post-effective amendment thereto such information as the Shareholder, the underwriter or agent (if any) or their respective counsel may reasonably request to be included therein with respect to any Shares being sold by the Shareholder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and any other terms of the offering of such Shares; and

          (xviii) during any period when a prospectus is required to be delivered under the Securities Act, make periodic filings with the SEC pursuant to and containing the information required by the Exchange Act (whether or not the Company is required to make such filings pursuant to such Act).

     (g) AGREEMENTS OF CERTAIN SHAREHOLDERS. (i) In connection with the registration of any of the Shares, the Shareholder shall furnish to the Company such information regarding the Shareholder, the Shares held by the Shareholder and the intended plan of distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration.

     (ii) In connection with the registration of any of the Shares, the Shareholder agrees that upon receipt of any notice (a "SUSPENSION NOTICE") from the Company of the happening of any event of the kind described in clause (vii) of Section 2.3(f), the Shareholder will forthwith discontinue the Shareholder's disposition of Shares pursuant to the registration statement relating to such Shares until the Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by clause (vii) of Section 2.3(f) (the period from the date on which the Shareholder receives a suspension Notice to the date on which the Shareholder receives copies of the supplemented or amended prospectus being herein called the "SUSPENSION PERIOD"). The Company shall take such actions as are necessary to end the Suspension Period as promptly as practicable. In the event the Company shall give any such notice, the periods referred to in Section 2.1(c), Section 2.3(c) and clause (ii) of Section 2.3(f) shall be extended by a number of days equal to the number of days of the Suspension Period.

                                                                         ANNEX A

     2.4 UNDERWRITTEN OFFERINGS. If the Company at any time proposes to register any of its equity securities under the Securities Act as contemplated by Section 2.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by the Shareholder and subject to Sections 2.2(b), arrange for such underwriters to include all of the Shares to be offered and sold by the Shareholder among the securities to be distributed by such underwriters. The Shareholder shall be a party to the underwriting agreement between the Company and such underwriters, provided that such agreement is reasonably satisfactory in substance and form to the Company and the Shareholder.

     2.5 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Shareholder of Shares to be registered under such registration statement, and their respective counsel and accountants reasonable access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Shareholder or its counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     2.6  INDEMNIFICATION.

     (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, the Shareholder, its directors, officers, shareholders, employees, investment advisers and agents, either direct or indirect, and each other Person, if any, who controls such Persons within the meaning of the Securities Act (each such Person, an "INDEMNIFIED PARTY"), from and against any losses, claims, damages, liabilities or expenses, joint or several (each a "LOSS" and collectively, "LOSSES"), to which such Indemnified Party may become subject under the Securities Act or otherwise, to the extent that such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any of the Shares were registered under the Securities Act in accordance with this Agreement (including all documents incorporated therein by reference), and preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such Loss, action or proceeding; provided that in any such case the Company shall not be liable to any particular Indemnified Party to the extent that such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Indemnified Party specifically for inclusion therein; and provided, further, that the Company shall not be liable in any such case to the extent it is finally determined by a court of competent jurisdiction that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made

          (i) in any such preliminary prospectus, if (A) it was the responsibility of such Indemnified Party to provide the Person asserting such Loss with a current copy of the prospectus and such Indemnified Party failed to deliver or cause to be delivered a copy of the prospectus to such Person after the Company had furnished such Indemnified Party with a sufficient number of copies of the same prior to the sale of Shares to the Person asserting such Loss and (B) the prospectus corrected such untrue statement or omission; or

          (ii) in such prospectus, if such untrue statement or omission is corrected in an amendment or supplement to such prospectus and such amendment or supplement has been delivered to the Indemnified Party prior to the sale of Shares to the Person asserting such Loss and the Indemnified Party thereafter fails to deliver the prospectus as so amended or supplemented prior to or concurrently with such sale after the Company had furnished such Indemnified Party (in accordance with the notice

                                                                         ANNEX A
     provisions contained in Section 8 for Persons who are parties to this Agreement) with a sufficient number of copies of the same for delivery to purchasers of securities.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such Indemnified Party. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Shares hereunder, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to Indemnified Parties.

     (b) INDEMNIFICATION BY THE SHAREHOLDER. The Company may require, as a condition to including any Shares in any registration statement filed pursuant to Section 2.1 or 2.2 and as a condition to indemnifying such sellers pursuant to this Section 2.6, that the Company shall have received an undertaking reasonably satisfactory to it from each prospective seller of such Shares to indemnify and hold harmless and reimburse (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.6) the Company, each director, officer, employee and agent of the Company, and each other Person, if any, who controls the Company within the meaning of the Securities Act, from and against any Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act (including all documents incorporated therein by reference), any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission from such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any amendment or supplement thereto required to be stated therein or necessary to make the statements therein not misleading, if (but only if) such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such prospective seller specifically for inclusion therein; provided, however, that such prospective seller shall not be obligated to provide such indemnity to the extent that such Losses result, directly or indirectly, from the failure of the Company to promptly amend or take action to correct or supplement any such registration statement, prospectus, amendment or supplement based on corrected or supplemental information provided in writing by such prospective seller to the Company expressly for such purpose; and provided, further, that the obligation to provide indemnification pursuant to this Section 2.6(b) shall be several, and not joint and several, among such indemnifying parties. Notwithstanding anything in this Section 2.6(b) to the contrary, in no event shall the liability of any prospective seller under such indemnity be greater in amount than the amount of the proceeds received by such seller upon the sale of its Shares in the offering to which the Losses relate. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent or participating or controlling Person and shall survive the transfer of such securities by such prospective seller.

     (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in paragraph (a) or (b) of this Section 2.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give prompt written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 2.6, except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof (such assumption to constitute its acknowledgment of its agreement to indemnify the indemnified party with respect to such matters), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal fees or other expenses subsequently incurred by the latter in connection with the defense

                                                                         ANNEX A
thereof other than reasonable costs of investigation; provided, however, that if, in such indemnified party's reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, such indemnified party shall be entitled to separate counsel for such claim at the expense of the indemnifying party; and provided, further, that, unless there exists a conflict of interest among indemnified parties, all indemnified parties in respect of such claim shall be entitled to only one counsel or firm of counsel for all such indemnified parties. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect of such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one additional counsel or firm of counsel for such indemnified parties. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all Losses in respect of such claim or litigation or (ii) would impose injunctive relief on such indemnified party. No indemnifying party shall be subject to any Losses for any settlement made without its consent, which consent shall not be unreasonably withheld.

     (d) OTHER INDEMNIFICATION. The provisions of this Section 2.6 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

     (e) INDEMNIFICATION PAYMENTS. The indemnification required by this Section
2.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as and when bills are received or Losses are incurred.

     (f) CONTRIBUTION. If for any reason the foregoing indemnity and reimbursement is unavailable or is insufficient to hold harmless an indemnified party under paragraph (a) or (b) of this Section 2.6, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Loss (or actions or proceedings, whether commenced or threatened, in respect thereof), including, without limitation, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.6(f) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this
Section 2.6(f) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Shares in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     3. TERM. This Agreement shall be effective on the date hereof and, subject to Section 13 hereof, shall continue in full force and effect until the first anniversary of the Effective Date.

     4. AMENDMENTS AND WAIVERS. This Agreement may be amended, supplemented or modified at any time; provided that the Company has provided its written consent to such amendment, supplement or modification. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or

                                                                         ANNEX A
condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same term or condition of this Agreement on any future occasion.

     5. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     6. NO THIRD-PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective Successors and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than (i) any Shareholder entitled to notice of the registration of securities under this Agreement and (ii) any Shareholder entitled to indemnity under Section 2.6.

     7. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     8. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only (i) if delivered personally (ii) by facsimile transmission, (iii) by Federal Express or other nationally recognized courier service or (iv) mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to the Company, to:

        Chesapeake Energy Corporation
        6100 North Western Avenue
        Oklahoma City, OK 73118
        Attention: Aubrey K. McClendon
        Fax No.: (405) 848-8588

     With respect to the Shareholder, any notice, request or other communication hereunder shall be sent to the addresses and facsimile numbers appearing beneath such Shareholder's signature on the signature page hereof or to the addresses and facsimile numbers provided to the Company and the other parties hereto by notice as herein provided and referencing this Agreement. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this
Section 8, be deemed given upon receipt, and (iii) if delivered by courier service or mail in the manner described above to the address as provided in this
Section 8, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8). Any Person from time to time may change its address, facsimile number or other information for the purpose of notices to that Person by giving notice in accordance with this Section 8 specifying such change to each of the other parties executing this Agreement.

     9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective Successors and permitted assigns.

     10. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience of reference only and do not define or limit the provisions hereof or otherwise affect the meaning hereof.

                                                                         ANNEX A

     11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     12. REGISTRATION RIGHTS TO OTHERS. As of the date hereof, the Company has not granted to any other holder of its securities rights with respect to the registration of securities of the Company under the Securities Act.

     13. TERMINATION OF CERTAIN RIGHTS AND OBLIGATIONS. The provisions of
Section 2.6., the rights of any party hereto with respect to the breach of any provision hereof and any obligation accrued as of the date of termination shall survive the termination of this Agreement.

     14. NO INCONSISTENT AGREEMENTS. The Company will not hereafter enter into, modify, amend or waive any agreement with respect to its securities if such agreement, modification or waiver would conflict with the rights granted pursuant to this Agreement to the Shareholders of Shares.

     15. SPECIFIC PERFORMANCE. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

     16. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                            CHESAPEAKE ENERGY CORPORATION

                                            By:   /s/ AUBREY K. MCCLENDON
                                              ----------------------------------
                                              Aubrey K. McClendon
                                              Chairman of the Board and Chief
                                                Executive Officer

                                            SHAREHOLDER:

                                                 /s/ CHARLES E. DAVIDSON
                                            ------------------------------------
                                            Charles E. Davidson

                                            Address:  411 West Putnam Avenue
                                                 Greenwich, Connecticut 06830
                                            Fax:

                                              ----------------------------------

                                                                         ANNEX A

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to the Agreement and Plan of Merger ("AMENDMENT NO. 1") is made and entered this 22nd day of December, 1997 by and among Chesapeake Energy Corporation, an Oklahoma corporation ("CHK"), Chesapeake Merger Corp., an Oklahoma corporation and indirect wholly owned subsidiary of CHK ("MERGER SUB"), and DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB").

                                   RECITALS:

     WHEREAS, on October 22, 1997, the parties entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into DLB (the "MERGER"); and

     WHEREAS, on November 12, 1997, CHK, Chesapeake Acquisition Corp., a Kansas corporation and an indirect wholly owned subsidiary of CHK ("CHK ACQUISITION,") and Hugoton Energy Corporation, a Kansas corporation ("HUGOTON,")entered into an Agreement and Plan of Merger (the "HUGOTON MERGER AGREEMENT") providing for, among other things, the merger of CHK Acquisition with and into Hugoton (the "HUGOTON MERGER") and in connection therewith, the issuance of 1.3 shares of common stock, par value $.01 per share, of CHK ("CHK COMMON STOCK") for each share of issued and outstanding common stock of Hugoton; and

     WHEREAS, DLB desires to spin off the shares of WRT Common Stock it owns effective immediately prior to the Merger (the "WRT SPIN OFF") and, subject to the terms and conditions set forth herein, CHK has agreed to permit WRT to proceed with the WRT Spin Off; and

     WHEREAS, the Shareholders of DLB are not required to approve the WRT Spin-Off; and

     WHEREAS, DLB and CHK have agreed that, if so requested by DLB provided such request is made in connection with the WRT Spin-Off, at any time during the term of the Merger Agreement and prior to the Effective Time, CHK shall, not later than 15 days after such request, repay Lehman Commercial Paper, Inc. ("LEHMAN") all amounts owed by DLB to Lehman under that certain Credit Agreement dated as of July 11, 1997, between Bonray Drilling Corporation and Lehman Commercial Paper Inc. as administrative agent and arranger, as amended, supplemented or modified from time to time and the related Assumption Agreement dated October 16, 1997 by and between Bonray Holding L.L.C., Bonray Drilling Corporation, Lehman Commercial Paper, Inc. and DLB (the "BONRAY FACILITY") and in consideration therefor DLB shall become the debtor under the Bonray Facility and such Bonray Facility shall be amended or restated on the same terms as the current Bonray Facility to reflect the substitution of CHK as creditor thereunder and to reflect that the collateral securing DLB's repayment obligations to CHK therefor shall be the shares of Bayard Common Stock and WRT Common Stock, subject to the release of the WRT Common Stock to permit the WRT Spin-Off; and

     WHEREAS, CHK has further agreed to amend that certain Registration Rights Agreement dated October 22, 1997 among CHK and Charles E. Davidson (the "REGISTRATION RIGHTS AGREEMENT") to provide that CHK will keep effective the registration statement to be filed upon Mr. Davidson's request pursuant to the Registration Rights Agreement for a period to end (i) 90 days after the Merger or (ii) 30 days after the Hugoton Merger, whichever is a longer period of time; and

     WHEREAS, the DLB Specified Stockholders (as defined in the Merger Agreement) have each agreed to consent to this Amendment No. 1 and to execute an amendment to the respective Agreements and Limited Irrevocable Proxies delivered by them in connection with the execution of the Merger Agreement which amendment shall allow the execution of a written consent in lieu of a vote at the DLB Special Meeting (as defined in the Merger Agreement); and

                                                                         ANNEX A

     WHEREAS, pursuant to Section 8.2 of the Merger Agreement the parties now mutually desire to amend the Merger Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. The following definitions in Article I shall be amended as follows:

     A. The definition of "CREDIT FACILITIES" is hereby amended to add the following phrase at the end of the last line of such definition: "(the "BONRAY FACILITY") or as amended or replaced by CHK at the request of DLB on the same terms as the Bonray Facility whereby, prior to the Effective Time, CHK repays Lehman in full and retains the collateral thereunder or security for repayment by DLB subject to the release of the WRT Common Stock to permit the WRT Spin-Off (the "CHK FACILITY")."

     B. The definition of "CLOSING PRICE" is hereby amended in its entirety to read as follows: "CLOSING PRICE" means the average of the closing prices of CHK Common Stock, rounded to three decimal places, as reported by The Wall Street Journal -- Composite Transactions, for each of the first 20 consecutive trading days in the period commencing 25 days prior to the earliest date on which the corporate action approved at the DLB Special Meeting (defined below) may be effected.

     C. The definition of "DLB MATERIAL AGREEMENT(S)" is hereby amended to add the word "and" after "Credit Facilities," and before "(c)" in line 4 thereof and to delete the phrase "and (d) the WRT Registration Agreement" in line 5 thereof.

     D. The definition of "WRT REGISTRATION AGREEMENT" shall be deleted in its entirety.

     E. The definition of "WRT SPIN-OFF" shall be added, which shall read in its entirety as follows: "WRT SPIN-OFF" has the meaning specified in Section 6.2(j).

     2. SECTION 2.4(a) of the Merger Agreement shall be amended in its entirety to read as follows:

     (a) (i) DLB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than shares of DLB Common Stock to be canceled pursuant to
         Section 2.4(b) hereof) shall be converted into the right to receive:
         (w) a fractional interest in a share of CHK Common Stock equal to the CHK Common Stock Consideration divided by the Closing Price (the "EXCHANGE RATIO"); provided, however, that if the Closing Price is less than $7.50, DLB, Merger Sub or CHK may terminate this Agreement by written notice to the other parties to this Agreement (which notice shall be effective if delivered to such other parties not later than 5:00 p.m. Oklahoma City time on the Trading Day next preceding the date that the corporate action approved at the DLB Special Meeting is first permitted to be effected); and (x) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "MERGER CONSIDERATION"); provided that the number of shares of Bayard Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and in no event shall the number of shares of Bayard Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time. Each share of DLB Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto.

                                                                         ANNEX A

         (ii) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of CHK Common Stock (unless the election to pay cash is made in accordance with Section 2.4(f)), DLB Common Stock or Bayard Common Stock outstanding prior to Closing.

     3. SECTION 2.4(f) of the Merger Agreement shall be amended in its entirety to read as follows:

     (f) SUBSTITUTION OF CASH FOR CHK COMMON STOCK. At any time prior to 6:00 p.m. Oklahoma City time on the fifth Trading Day prior to the date that the corporate action approved at the DLB Special Meeting is first permitted to be effected, CHK and Merger Sub may elect, by delivering written notice to DLB by facsimile transmission in accordance with Section 8.3(b) hereof, to pay as Merger Consideration cash in lieu of CHK Common Stock. If CHK shall complete an underwritten public offering of CHK Common Stock for its own account after the date of this Agreement and on or before the fifth Trading Day prior to the date that the corporate action approved at the DLB Special Meeting is first permitted to be effected and receives not less than $65 million in net cash proceeds from such offering, CHK shall be deemed to have made an election to pay as Merger Consideration cash in lieu of CHK Common Stock. If such an election is made, such election shall be irrevocable and, effective upon such election, the first sentence of Section 2.4(a)(i) shall be deemed modified and amended to read in its entirety as follows:

        At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than shares of DLB Common Stock to be canceled pursuant to Section 2.4(b) hereof) shall be converted into the right to receive (w) an amount in cash equal to the CHK Common Stock Consideration (the "Cash Exchange Ratio"); and (x) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; provided that the number of shares of Bayard Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and in no event shall the number of shares of Bayard Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time.

     The Parties hereto agree that if the election is made by CHK and Merger Sub in accordance with this Section 2.4(f), the term Merger Consideration as used in this Agreement shall thereafter be defined as, and shall consist of, the consideration described in clauses (w) and (x) of this Section 2.4(f).

     4. SECTIONS 2.5(a), (b)(ii), (c), (e) and (f) of the Merger Agreement shall be amended in their entirety to delete any references to WRT Common Stock or to the WRT Claims Interest and to read as follows:

     (a) EXCHANGE FUND. Prior to the Effective Time, Merger Sub shall, and CHK shall cause Merger Sub to, deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of CHK Common Stock to be issued in exchange for shares of DLB Common Stock pursuant to Section 2.4(a) (or, if the cash election is made in accordance with Section 2.4(f) hereof, cash equal to the total amount of cash to be paid as Merger Consideration pursuant to clause (w) of Section 2.4(f)), and DLB shall deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for delivery in accordance with this Agreement, certificates representing the shares of Bayard Common Stock to be delivered as part of the Merger Consideration pursuant to
Section 2.4(a) (or if the cash election is made, pursuant to Section 2.4(f)) and at the Effective Time all such shares so deposited with the Exchange Agent shall be free and clear of any Lien arising under CHK, Merger Sub or any of the DLB Companies. Such shares of CHK Common Stock

                                                                         ANNEX A

(or cash, if the cash election is made in accordance with Section 2.4(f) hereof) and Bayard Common Stock together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) are referred to herein as the "EXCHANGE FUND." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the CHK Common Stock (or cash, if the cash election is made in accordance with Section 2.4(f) hereof) and Bayard Common Stock (and cash in lieu of fractional shares and any unpaid dividends and distributions) to be delivered pursuant to Section 2.4(a) or
Section 2.4(f), as the case may be, out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. Subject to Section 2.5(b)(v) hereof, the Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the CHK Common Stock and Bayard Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (b) EXCHANGE PROCEDURES.

     (ii) Upon surrender to the Exchange Agent of a DLB Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of DLB for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section
5.11 if not theretofore delivered to CHK), (A) the holder of such DLB Certificate shall be entitled to receive in exchange therefor stock certificates representing the number of whole shares of CHK Common Stock (or cash in accordance with clause (w) in Section 2.4(f) if the cash election is made in accordance with Section 2.4(f) hereof) and whole shares of Bayard Common Stock that such holder has the right to receive pursuant to Section 2.4(a) or Section 2.4(f), as the case may be, any cash in lieu of fractional shares of CHK Common Stock as provided in Section 2.5(e) (unless the cash election is made in accordance with Section 2.4(f) hereof), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); provided, however, that no certificates representing shares of Bayard Common Stock (including, without limitation, any dividends or distributions on the shares of Bayard Common Stock payable in shares of Bayard Common Stock) shall be distributed by the Exchange Agent until the Bayard Distribution Date and (B) the DLB Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of DLB Certificates. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of DLB Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.4(a) or Section 2.4(f), as the case may be.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to CHK Common Stock and Bayard Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered DLB Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a DLB Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of CHK Common Stock (unless the cash election is made in accordance with Section 2.4(f) hereof, in which case such dividends or other distributions on CHK Common Stock shall not be paid to the surrendering holder) and Bayard Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of CHK Common Stock (unless the cash election is made in accordance with Section 2.4(f) hereof) and Bayard Common Stock that such holder receives or, with respect to Bayard Common Stock held by the Exchange Agent prior to the Bayard

                                                                         ANNEX A

Distribution Date that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto).

     (e) TREATMENT OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of CHK Common Stock or Bayard Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of CHK. In lieu of any fractional share of CHK Common Stock to which a holder of DLB Common Stock would otherwise be entitled, such holder, upon surrender of a DLB Certificate as described in this Article II, shall be paid an amount in cash (without interest) determined by multiplying
(i) the Closing Price by (ii) the fractional share of CHK Common Stock to which such holder would otherwise be entitled, in which case the Surviving Corporation shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments. The Surviving Corporation shall retain all fractional shares of Bayard Common Stock and no DLB stockholder shall be entitled to any such fractional shares.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of DLB for a period of one year following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Thereafter, any former stockholders of DLB who have not theretofore complied with the provisions of this Section 2.5 shall look only to the Surviving Corporation for payment of their claim for the Merger Consideration, any cash in lieu of fractional share of CHK Common Stock and any dividends or distributions with respect to CHK Common Stock and Bayard Common Stock (all without interest).

     5. The definition of "PROXY STATEMENT/PROSPECTUS" contained in Section 3.26 of the Merger Agreement is hereby amended to add the phrase "or information statement" after "proxy statement" and before "relating to the DLB Special Meeting" in line 3 thereof.

     6. SECTION 4.4 of the Merger Agreement shall be amended to delete (i) the phrase "and the WRT Common Stock" in line 13 after "Bayard Common Stock" and before "to be delivered," (ii) the word "or WRT" in line 25 and (iii) the words "or WRT Registration Statement, respectively," in lines 25 and 26.

     7. SECTION 5.1(a) of the Merger Agreement shall be amended to add the phrase "other than in connection with the WRT Spin-Off" at the end of clause
(iii) thereof.

     8. SECTION 5.5 of the Merger Agreement shall be amended to read in its entirety as follows:

     5.5 MEETING OF DLB'S STOCKHOLDERS. DLB shall, as promptly as reasonably practicable after the date hereof, (a) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders or, in lieu thereof, obtain an effective and binding written consent from the holders of a majority of DLB Common Stock to the terms of the Merger (either action being referred to as the "DLB SPECIAL MEETING") for the purpose of securing the DLB Stockholders' Approval, (b) distribute to its stockholders the Proxy Statement/Prospectus (or, if applicable, an information statement/prospectus) in accordance with applicable Federal and state law and with its certificate of incorporation and by-laws, which Proxy Statement/Prospectus (or, if applicable, information statement/prospectus) shall contain the recommendation of the Board of Directors of DLB that its stockholders approve the Merger, this Agreement and the transactions contemplated hereby, (c) use all reasonable efforts to solicit from its stockholders proxies, if required, in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the DLB Stockholders' Approval, and (d) cooperate and consult with CHK with respect to each of the foregoing matters; provided, that nothing contained in this Section 5.5 shall prohibit DLB's Board of Directors from failing to make or from withdrawing or modifying its recommendation to DLB's stockholders hereunder if the Board of Directors of DLB, after consultation with and based upon advice of counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                                                                         ANNEX A

     7. SECTION 5.18 of the Merger Agreement shall be amended so that all references to WRT Common Stock and the WRT Registration Agreement are deleted and shall read in its entirety as follows:

     5.18 BAYARD COMMON STOCK REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, DLB shall take all steps necessary to exercise its registration rights under the Bayard Registration Agreement with respect to the Bayard Common Stock to be delivered as Merger Consideration upon consummation of the Merger, and shall use all reasonable efforts to cause such registration statement to become effective prior to the date that the corporate action approved by the DLB Special Meeting is first permitted to be effected. DLB shall advise CHK promptly after it receives notice thereof, of the time when such registration statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bayard Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of such registration statement or comments thereon and responses thereto or requests by the SEC for additional information.

     8. A new SECTION 5.20 shall be added, which shall read in its entirety:

     5.20 If during the term of this Agreement and prior to the Effective Time DLB submits a written request to CHK pursuant to this Section 5.20, CHK shall (subject to the completion of documentation therefor in a form reasonably acceptable to CHK) repay Lehman Commercial Paper, Inc. all amounts owed by DLB to Lehman under the Bonray Facility provided such request is made in connection with the WRT Spin-Off. In consideration for such payment by CHK, DLB shall cancel the promissory note held by Lehman and issue to CHK as payee a new promissory note on similar terms, become the debtor under the Bonray Facility and amend or restate Bonray Facility on substantially similar terms as the current Bonray Facility to reflect the substitution of CHK as creditor thereunder and to reflect that the collateral to CHK of the aforementioned promissory note shall be the shares of Bayard Common Stock and WRT Common Stock, subject to the release of the WRT Common Stock to the extent necessary to permit the WRT Spin-Off.

     9. SECTION 6.1(f) of the Merger Agreement entitled "WRT COMMON STOCK" which currently lists as a condition to the Merger the filing of a registration statement covering the WRT Common Stock shall be deleted in its entirety to read as follows:

  (f) [reserved]

     10. A new SECTION 6.2 (j) shall be added, which shall read in its entirety as follows:

     (j) The shares of WRT Common Stock that DLB owns immediately prior to the Merger shall have been spun off to the stockholders of DLB effective immediately prior to the Merger but after the determination of the Closing Price after all other conditions to the Merger are satisfied or have been waived ("WRT SPIN-OFF").

                                                                         ANNEX A

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed by their duly authorized representatives as of the day and year first above written.

                 DLB OIL & GAS, INC.                               CHESAPEAKE ENERGY CORPORATION


                By: /s/ MIKE LIDDELL                                By: /s/ AUBREY K. MCCLENDON
  -------------------------------------------------      -------------------------------------------------
                    Mike Liddell                                        Aubrey K. McClendon
               Chief Executive Officer                         Chairman and Chief Executive Officer


                                                                      CHESAPEAKE MERGER CORP.


                                                                    By: /s/ AUBREY K. MCCLENDON
                                                          ----------------------------------------------
                                                                        Aubrey K. McClendon
                                                                             President

                                                                         ANNEX A

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 to the Agreement and Plan of Merger ("AMENDMENT NO. 2") is made and entered this 11th day of February, 1998 by and among Chesapeake Energy Corporation, an Oklahoma corporation ("CHK"), Chesapeake Merger Corp., an Oklahoma corporation and indirect wholly owned subsidiary of CHK ("MERGER SUB"), and DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB").

                                   RECITALS:

     WHEREAS, on October 22, 1997, the parties entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated as of December 22, 1997 (as amended, the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into DLB (the "MERGER"); and

     WHEREAS, the parties hereto have agreed to change the consideration to be paid by CHK to the stockholders of DLB to $17.5 million in cash and 5,000,000 shares of common stock, par value $0.01 per share, of CHK in exchange for the oil and gas assets of DLB, but excluding DLB's Barbados properties and WRT Energy Corporation, and, in connection with such change in consideration, to amend the Merger Agreement to eliminate the parties' mutual right to terminate the Merger Agreement if the Closing Price (as defined in the Merger Agreement) of CHK common stock is below $7.50 per share for a specified period of time prior to the Effective Time (as defined in the Merger Agreement) of the Merger; and

     WHEREAS, the Board of Directors of each of the parties has duly authorized and approved the execution and delivery of this Amendment No. 2; and

     WHEREAS, pursuant to Section 8.2 of the Merger Agreement the parties now mutually desire to amend the Merger Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. Article I of the Merger Agreement shall be amended as follows:

          A. The following definition of "CASH CONSIDERATION" shall be added to
     Article I:

             "CASH CONSIDERATION" means $17.5 million divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time.

          B. The definition of "CHK COMMON STOCK CONSIDERATION" included in
     Article I is hereby amended to read in its entirety as follows:

             "CHK COMMON STOCK CONSIDERATION" means 5,000,000 shares of CHK Common Stock divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time.

          C. The definition of "DLB COMPANIES" included in Article I is hereby amended to read in its entirety as follows:

             "DLB COMPANIES" means DLB and each of its Subsidiaries (excluding WRT and DLB International, Inc.).

          D. The definition of "EXCHANGE RATIO" included in Article I shall be deleted in its entirety.

          E. The definition of "MERGER CONSIDERATION" is hereby amended to read in its entirety as follows:

             "MERGER CONSIDERATION" has the meaning specified in Section 2.4(a).

                                                                         ANNEX A

          F. The definition of "TRANSACTION CONSIDERATION" is hereby added to
     Article I read in its entirety as follows:

             "TRANSACTION CONSIDERATION" has the meaning specified in Section 2.4(a).

     2. SECTION 2.4(a) of the Merger Agreement shall be amended to read in its entirety as follows:

     (a) (i) DLB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than shares of DLB Common Stock canceled pursuant to Section 2.4(b) hereof) shall be converted into the right to receive: (w) a fractional interest in a share of CHK Common Stock equal to the CHK Common Stock Consideration; (x) the Cash Consideration (together with the CHK Common Stock Consideration, the "TRANSACTION CONSIDERATION"); and (y) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "MERGER CONSIDERATION"); provided that the number of shares of Bayard Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and in no event shall the number of shares of Bayard Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time. Each share of DLB Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto.

     (ii) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of CHK Common Stock, DLB Common Stock or Bayard Common Stock outstanding prior to Closing.

     3. SECTION 2.4(f) of the Merger Agreement shall be deleted in its entirety.

     4. SECTIONS 2.5(a), (b)(ii), (b)(iv) and (c) of the Merger Agreement shall be amended in their entirety to delete any references to Section 2.4(f) and to read as follows:

     (a) EXCHANGE FUND. Prior to the Effective Time, Merger Sub shall, and CHK shall cause Merger Sub to, deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for exchange in accordance with this Agreement, cash equal to the aggregate amount of the Cash Consideration and certificates representing the shares of CHK Common Stock to be issued in exchange for shares of DLB Common Stock pursuant to Section 2.4(a), and DLB shall deposit with the Exchange Agent, for the benefit of the holders of shares of DLB Common Stock and for delivery in accordance with this Agreement, certificates representing the shares of Bayard Common Stock to be delivered as part of the Merger Consideration pursuant to Section 2.4(a) and at the Effective Time all such shares so deposited with the Exchange Agent shall be free and clear of any Lien arising under CHK, Merger Sub or any of the DLB Companies. Such cash and shares of CHK Common Stock and Bayard Common Stock together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) are referred to herein as the "EXCHANGE FUND." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Cash Consideration, CHK Common Stock and Bayard Common Stock (and cash in lieu of fractional shares and any unpaid dividends and distributions) to be delivered pursuant to Section 2.4(a), out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. Subject to Section 2.5(b)(v) hereof, the Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the CHK Common Stock and Bayard Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (b) EXCHANGE PROCEDURES.

                                                                         ANNEX A

     (ii) Upon surrender to the Exchange Agent of a DLB Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of DLB for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section
5.11 if not theretofore delivered to CHK), (A) the holder of such DLB Certificate shall be entitled to receive in exchange therefor cash in accordance with Section 2.4(a), stock certificates representing the number of whole shares of CHK Common Stock and whole shares of Bayard Common Stock that such holder has the right to receive pursuant to Section 2.4(a), any cash in lieu of fractional shares of CHK Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); provided, however, that no certificates representing shares of Bayard Common Stock (including, without limitation, any dividends or distributions on the shares of Bayard Common Stock payable in shares of Bayard Common Stock) shall be distributed by the Exchange Agent until the Bayard Distribution Date and (B) the DLB Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of DLB Certificates. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of DLB Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.4(a).

     (iv) Until surrendered as contemplated by this Section 2.5(b), each DLB Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender cash and stock certificates representing the Merger Consideration as provided in Section 2.4(a) in accordance with the provisions of this Section 2.5 (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to CHK Common Stock and Bayard Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered DLB Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a DLB Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of CHK Common Stock, in which case such dividends or other distributions on CHK Common Stock shall not be paid to the surrendering holder, and Bayard Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of CHK Common Stock and Bayard Common Stock that such holder receives or, with respect to Bayard Common Stock held by the Exchange Agent prior to the Bayard Distribution Date that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto).

     5. SECTION 3.3(a) of the Merger Agreement shall be amended in its entirety to delete any references to "Cash Exchange Ratio" and shall read as follows:

     3.3 BOARD ACTION, AUTHORITY AND ENFORCEABILITY. (a) The Board of Directors of DLB (at a meeting duly called and held) has (i) determined that the Merger is fair to and is in the best interests of the DLB stockholders and (ii) resolved to approve the Merger and recommend the approval and adoption of this Agreement by the DLB stockholders. Pursuant to its Amended and Restated Certificate of Incorporation, DLB elected that it would not be governed by the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, and Section 1090.3 of the Oklahoma General Corporation Act. Lehman

                                                                         ANNEX A

Brothers Inc., DLB's financial advisor, has delivered a written opinion to the Board of Directors of DLB that, as of the date thereof and on the basis of and subject to the matters set forth therein, the Transaction Consideration to be received by the stockholders of DLB in exchange for the sale of DLB's Mid-Continent Operations was fair from a financial point of view to such holders.

     6. SECTION 5.1(b) of the Merger Agreement shall be amended to add the phrase "; provided, further, however, that DLB may contribute the capital stock of DLB International, Inc. to WRT" at the end of clause (iii) thereof.

     7. SECTION 5.7 of the Merger Agreement shall be amended in its entirety to delete any references to Section 2.4(f) and shall read as follows:

     5.7 STOCK LISTING. CHK shall use commercially reasonable efforts to cause the CHK Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.

     8. SECTION 7.1(b) of the Merger Agreement shall be amended to read in its entirety as follows:

          "(b) By either DLB or CHK if (i) the Merger has not been consummated by May 31, 1998 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);
     (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all commercially reasonable efforts to remove such injunction, order or decree); or (iii) the stockholder approvals referred to in Section 5.5 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of DLB stockholders or at any adjournment or postponement thereof;"

     9. Section 7.1(f) of the Merger Agreement shall be deleted in its entirety.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be signed by their duly authorized representatives as of the day and year first above written.

            DLB OIL & GAS, INC.                                CHESAPEAKE ENERGY CORPORATION


            By: /s/ MIKE LIDDEL                                  By: /s/ MARCUS C. ROWLAND
--------------------------------------------         -------------------------------------------------
                Mike Liddel                                          Marcus C. Rowland
          Chief Executive Officer                          Senior Vice President -- Finance and
                                                                  Chief Financial Officer


                                                                  CHESAPEAKE MERGER CORP.


                                                                   /s/ MARCUS C. ROWLAND
                                                     -------------------------------------------------
                                                                     Marcus C. Rowland
                                                                      Vice President

                                                                         ANNEX A

                                AMENDMENT NO. 3

                                       TO
                          AGREEMENT AND PLAN OF MERGER


     This Amendment No. 3 to the Agreement and Plan of Merger ("AMENDMENT NO. 3") is made and entered as of March 24, 1998 by and among Chesapeake Energy Corporation, an Oklahoma corporation ("CHK"), Chesapeake Merger Corp., an Oklahoma corporation and indirect wholly owned subsidiary of CHK ("MERGER SUB"), and DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB").


                                   RECITALS:

     WHEREAS, on October 22, 1997, the parties hereto entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated as of December 22, 1997, and Amendment No. 2 thereto, dated as of February 11, 1998 (as amended, the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into DLB (the "MERGER"); and

     WHEREAS, on March 24, 1998, DLB International, Inc., an Oklahoma corporation and a wholly owned subsidiary of DLB ("DLB INTERNATIONAL"), and Waggoner (Barbados), Ltd., a Barbados corporation ("WAGGONER"), entered into an Agreement for Sale and Purchase of Preferred Stock and Promissory Note of Waggoner (Barbados), Ltd. (the "WAGGONER AGREEMENT") providing for, among other things, the purchase of the assets of DLB International subject to the terms and conditions set forth therein; and DLB International desires to transfer to DLB prior to the Effective Time (as defined in the Merger Agreement) DLB International's right to receive the net proceeds from the sale of such assets pursuant to the Waggoner Agreement; and

     WHEREAS, DLB is the holder of Beneficial Interests of WRT Creditors Liquidating Trust, a liquidating trust created pursuant to the WRT Plan of Reorganization (as defined in the Merger Agreement), and DLB desires to assign such Beneficial Interests to an escrow agent for the benefit of the DLB stockholders immediately prior to the Effective Time; and

     WHEREAS, the parties hereto have agreed to modify the Merger Consideration to be received by the stockholders of DLB to include (i) the contingent right to receive the net proceeds from the sale of the assets of DLB International pursuant to the Waggoner Agreement and (ii) the contingent right to receive any net distributions made in respect of the Beneficial Interests; and

     WHEREAS, pursuant to Section 8.2 of the Merger Agreement the parties now mutually desire to amend the Merger Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. The following definitions shall be added to Article I of the Merger
Agreement:

          A. "BARBADOS CONTINGENT PAYMENT RIGHT" means the right to receive a pro rata share of the net cash proceeds from the sale of the assets of DLB International pursuant to the Waggoner Agreement.

          B. "LIQUIDATING TRUST CONTINGENT PAYMENT RIGHT" means the right to receive a pro rata share of any net distributions made in respect of the WRT Beneficial Interests owned by DLB immediately prior to the Effective Time.

          C. "WAGGONER AGREEMENT" means the Agreement for Sale and Purchase of Preferred Stock and Promissory Note of Waggoner (Barbados), Ltd., dated as of March 24, 1998, by and between DLB International and Waggoner (Barbados), Ltd.

          D. "WRT BENEFICIAL INTERESTS" means the Beneficial Interests of WRT Creditors Liquidating Trust.

                                                                         ANNEX A

          E. "WRT CREDITORS LIQUIDATING TRUST" means the trust formed pursuant to that certain Liquidating Trust Agreement, dated as of July 10, 1997, by and among WRT Energy Corporation and Goldin Associates, L.L.C., as Trustee.

     2. SECTION 2.4(a)(i) of the Merger Agreement shall be amended to read in its entirety as follows:


          (a) (i) DLB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of DLB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of DLB Common Stock held by Dissenting Stockholders and other than share of DLB Common Stock canceled pursuant to Section 2.4(b) hereof) shall be converted into the right to receive: (A) a fractional interest in a share of CHK Common Stock equal to the CHK Common Stock Consideration; (B) the Cash Consideration (together with the CHK Common Stock Consideration, the "Transaction Consideration"); (C) that number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time divided by the number of shares of DLB Common Stock issued and outstanding immediately prior to the Effective Time; (D) one Liquidating Trust Contingent Payment Right; and (E) one Barbados Contingent Payment Right (collectively, the "Merger Consideration"); provided that the number of shares of Bayard Common Stock that any holder of DLB Common Stock would otherwise be entitled to receive shall be rounded to the nearest whole number of shares of Bayard Common Stock and in no event shall the number of shares of Bayard Common Stock subject to issuance as Merger Consideration exceed the number of shares of Bayard Common Stock owned by DLB immediately prior to the Effective Time. Each share of DLB Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto.


     3. SECTION 5.1(b) of the Merger Agreement shall be amended by amending the last clause thereto in its entirety to read as follows:

     "provided that, notwithstanding anything in this Section 5.1 to the contrary, DLB may sell, contribute or assign to WRT or any other Person, for consideration or without consideration, the WRT Claims Interest, including the WRT Beneficial Interests."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be signed by their duly authorized representatives as of the day and year first above written.


DLB OIL & GAS, INC.                                    CHESAPEAKE ENERGY CORPORATION


By: /s/  MIKE LIDDELL                                  By: /s/  MARCUS C. ROWLAND
    --------------------------------------             -------------------------------------------------
    Mike Liddell                                           Marcus C. Rowland
    Chief Executive Officer                                Senior Vice President -- Finance and
                                                             Chief Financial Officer


                                                       CHESAPEAKE MERGER CORP.


                                                       By: /s/  MARCUS C. ROWLAND
                                                       -------------------------------------------------
                                                           Marcus C. Rowland
                                                           Vice President


                                                                         ANNEX A

                                    ANNEX B
                           OPINION OF LEHMAN BROTHERS

                                                               February 11, 1998



Board of Directors


DLB Oil & Gas, Inc.


1601 N.W. Expressway


Oklahoma City, OK 73118-1401



Members of the Board,



     We understand that DLB Oil & Gas, Inc. ("DLB") proposes to amend its Agreement and Plan of Merger dated October 22, 1997 (as amended, the "Merger Agreement") with Chesapeake Energy Corporation ("Chesapeake") and Chesapeake Merger Corp., a wholly owned subsidiary of Chesapeake ("Merger Corp."), pursuant to which Merger Corp. will be merged with and into DLB (the "Merger") and upon the effectiveness of the Merger (the "Effective Time"), each share of the common stock, par value $.001 per share, of DLB (the "DLB Common Stock") will be converted into the right to receive (1) a fractional interest in a share of common stock, par value $0.10 per share (the "CHK Common Stock"), of Chesapeake equal to 5,000,000 shares of CHK Common Stock divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time (the "Exchange Ratio"); (2) an amount of cash equal to $17.5 million divided by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time (together with the Exchange Ratio, the "Transaction Consideration"); and (3) such number of shares of the common stock, par value $.01 per share (the "Bayard Common Stock"), of Bayard Drilling Technologies, Inc. ("Bayard") as determined in accordance with the Merger Agreement. We further understand that prior to the Merger, DLB's direct or indirect interest in Waggoner (Barbados) Ltd. ("Waggoner") will be transferred to WRT Energy Corporation ("WRT") and that thereafter, the shares of WRT Common Stock (as defined in the Merger Agreement) that DLB owns immediately prior to the Merger will be spun off to the stockholders of DLB effective immediately prior to the Merger. The terms and conditions of the transactions described in this paragraph (collectively, the "Proposed Transaction") are described in more detail in the Merger Agreement. As a result of the Proposed Transaction DLB will transfer its Mid-Continent operations (the "Operations" or the "Mid-Continent Operations") to Chesapeake for a purchase price equal to the Transaction Consideration multiplied by the number of fully diluted shares of DLB Common Stock issued and outstanding at the Effective Time and the assumption by Chesapeake of at least $85 million of indebtedness (the "Asset Transfer").



     We have been requested by the Board of Directors of DLB to render our opinion with respect to the fairness, from a financial point of view, to DLB's stockholders of the Transaction Consideration to be received by such stockholders in exchange for the sale of the Mid-Continent Operations to Chesapeake. We have not been requested to opine as to, and our opinion does not in any manner address, (1) the value, or the fairness, from a financial point of view, to DLB's stockholders of, the Bayard Common Stock or the WRT Common Stock to be received by such stockholders in the Proposed Transaction, (2) the fairness, from a financial point of view, to DLB's stockholders of the transfer of DLB's interest in Waggoner to WRT or the spin off of the WRT Common Stock or
(3) DLB's underlying business decision to proceed with or effect the Asset Transfer or the Proposed Transaction.



     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, Amendment No. 1 thereto and a draft dated February 10, 1998 of Amendment No. 2 thereto and the specific terms of the Proposed Transaction, (2) publicly available information concerning DLB, the Mid-Continent Operations and Chesapeake that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Mid-Continent Operations and Chesapeake furnished to us by DLB and Chesapeake, respectively, including reserve estimates prepared by DLB, DeGolyer and MacNaughton and H.J. Gruy and Associates, Inc. (collectively, "DLB's Petroleum Engineers") for the Operations and reserve estimates prepared by Chesapeake and Williamson Petroleum Consultants, Inc. (together with DLB's

Petroleum Engineers, the "Petroleum Engineers") for Chesapeake (collectively, the "Reserve Reports"), (4) a trading history of the DLB Common Stock from February 9, 1996 to the present, (5) a trading history of the Chesapeake Common Stock from February 9, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Mid-Continent Operations and Chesapeake with those of other businesses and companies that we deemed relevant, (7) a comparison of the financial terms of the Asset Transfer with the financial terms of certain other transactions that we deemed relevant, and (8) the results of our efforts to solicit indications of interest from third parties with respect to a purchase of all or a portion of DLB's business. In addition, we have had discussions with the managements of DLB and Chesapeake concerning their respective business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.



     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of DLB and Chesapeake that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the operating projections of the Operations and Chesapeake, upon advice of DLB and Chesapeake, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of DLB and Chesapeake, as the case may be, as to the future performance of the Operations and Chesapeake, respectively, and that the Operations and Chesapeake will perform substantially in accordance with such projections. We also have assumed that the Reserve Reports have been reasonably prepared and reflect the best currently available estimates and judgments of DLB and Chesapeake and their respective Petroleum Engineers as to the respective reserves of the Operations and Chesapeake, their future hydrocarbon production and associated costs. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of DLB or Chesapeake and have not made or obtained any evaluations or appraisals of the assets or liabilities of DLB or Chesapeake (other than the Reserve Reports). Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.



     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Transaction Consideration to be received by the stockholders of DLB in exchange for the sale of the Mid-Continent Operations to Chesapeake is fair to such stockholders.



     We have acted as financial advisor to DLB in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, DLB has agreed to indemnify us for certain liabilities that may arise out of our engagement as financial advisor to DLB. We also have performed in the past and continue to perform various investment banking services for DLB and have in the past performed various investment banking services for Chesapeake and have received customary fees for such services. In addition, Lehman Brothers or its affiliates have made a loan to DLB with a current outstanding principal amount of $23 million and such loan is due in full upon closing of the Proposed Transaction. In the ordinary course of our business, we actively trade in the debt and equity securities of DLB and Chesapeake for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.



     This opinion is for the use and benefit of the Board of Directors of DLB and is rendered to the Board of Directors in connection with its consideration of the Asset Transfer and the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of DLB as to how such stockholder should vote with respect to the Proposed Transaction.



                                          Very truly yours,



                                          LEHMAN BROTHERS

                                    ANNEX C
                                APPRAISAL RIGHTS

                                                                         ANNEX C

OKLAHOMA GENERAL CORPORATION ACT
SECTION 1091: APPRAISAL RIGHTS

     A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of his shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

     B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Sections 1081, 1082, 1086, 1087, or 1091.1 of this title or Section 12 of this act.

          2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

           (1) listed on a national securities exchange; or

           (2) held of record by more than two thousand shareholders.

             b. In addition, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

          3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086 or 1087 of this title to accept for such stock anything except:

             a. shares of stock of the corporation surviving or resulting from such merger or consolidation; or

             b. shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than two thousand shareholders; or

             c. cash in lieu of fractional shares of the corporations described in subparagraphs a and b of this paragraph; or

             d. any combination of the shares of stock and cash in lieu of the fractional shares described in subparagraphs a, b and c of this paragraph.

          4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

     C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

     D. Appraisal rights shall be perfected as follows:

          1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

          2. If the merger or consolidation was approved pursuant to the provisions of Section 1073 or 1083 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the shareholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at the address of the shareholder as it appears on the records of the corporation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the shares of the shareholder.

     E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders. Provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty
(120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

     F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

     G. At the hearing on such petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder.

     H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if such is required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

     I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

     J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     K. From and after the effective date of the merger or consolidation, no shareholder who has demanded the appraisal rights of the shareholder as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Provided, however, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     L. The shares of the surviving or resulting corporation into which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 328, L. '90, eff. 9-1-90.)

                                    ANNEX D

                PROSPECTUS OF BAYARD DRILLING TECHNOLOGIES, INC.

                                   [TO COME]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 2. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Act of Oklahoma provides for indemnification of each of the Registrant's officers and directors against (a) expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Registrant, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, other than an action by or in the right of the Registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Registrant brought by reason of his being or having been a director, officer, employee or agent of the Registrant, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged liable to the Registrant, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of the Registrant's Certificate of Incorporation provides for indemnification of the Registrant's director and officers. The Oklahoma General Corporation Act also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not the Registrant would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933 (the "Securities Act").

     The Registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Registrant will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Registrant or an affiliate or (ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Registrant or an affiliate or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Registrant will be obligated to make hereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Registrant also provides liability insurance for each of its directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          2.1            -- Agreement and Plan of Merger, dated as of October 22,
                            1997, among Chesapeake Energy Corporation, Chesapeake
                            Merger Corp., and DLB Oil & Gas, Inc. (incorporated
                            herein by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          2.2            -- Amendment No. 1 to the Agreement and Plan of Merger,
                            dated as of December 22, 1997, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp., and DLB Oil & Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein).
          2.3            -- Amendment No. 2 to the Agreement and Plan of Merger,
                            dated as of February 11, 1998, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp., and DLB Oil & Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein).
          2.4            -- Amendment No. 3 to the Agreement and Plan of Merger,
                            dated as of March 24, 1998, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp. and DLB Oil & Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein)
          3.1            -- Certificate of Incorporation of Chesapeake (incorporated herein by reference to Exhibit 3.1 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended
                            December 31, 1996)).
          3.2            -- Amendment dated December 9, 1997 to Certificate of
                            Incorporation of Chesapeake Energy Corporation.*
          3.3            -- Bylaws of Chesapeake (incorporated herein by reference to
                            Exhibit 3.2 to Registrant's Registration Statement on
                            Form 8-B (No. 001-137260))).
          4.1            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 7 7/8% Senior Notes due 2004.
                            (incorporated herein by reference to Exhibit No. 4.1 to
                            Registrant's Registration Statement on Form S-4 (No.
                            333-24995)).
          4.2            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 8 1/2% Senior Notes due 2012.
                            (incorporated herein by reference to Exhibit No. 4.3 to
                            Registrant's Registration Statement on Form S-4 (No.
                            333-24995)).
          4.3            -- Indenture dated as of May 15, 1995 among Chesapeake
                            Energy Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit No. 4.3 to Registrant's Registration Statement on
                            Form S-4 (No. 33-93718)).
          4.4            -- Indenture dated as of April 1, 1996 among Chesapeake
                            Energy Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit No. 4.6 to Registrant's Registration Statement on
                            Form S-3 (No. 333-1588)).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          4.5            -- Stock Registration Agreement dated May 21, 1992 between
                            Chesapeake Energy Corporation and various lenders, as
                            amended by First Amendment thereto dated May 26, 1992.
                            Incorporated herein by reference to Exhibits 10.26.1 and
                            10.26.2 to Registrant's Registration Statement on Form
                            S-1 (No. 33-55600)).
          4.6            -- Form of Agreement and Irrevocable Proxy between
                            Chesapeake Energy Corporation and certain stockholders of
                            DLB Oil & Gas, Inc. (incorporated herein by reference to
                            Annex A to the Information Statement/Prospectus included
                            herein).
          4.7            -- Form of Goodwill Protection Agreement (incorporated
                            herein by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.8            -- Form of Affiliate Agreement (incorporated herein by
                            reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.9            -- Registration Rights Agreement between Chesapeake Energy
                            Corporation and Charles E. Davidson (incorporated herein
                            by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.10           -- Amendment No. 1 dated as of December 22, 1997 to
                            Registration Rights Agreement between Chesapeake Energy
                            Corporation and Charles E. Davidson.*
          4.11           -- Registration Rights Agreement dated as of March 10, 1998 between Chesapeake Energy Corporation and certain former
                            shareholders of Hugoton Energy Corporation.*
          4.12           -- Registration Rights Agreement dated as of December 16,
                            1997 between Chesapeake Energy Corporation and AnSon
                            Partners Limited Partnership.*
          5.1            -- Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities to be registered.*
         23.1            -- Consent of Andrews & Kurth L.L.P. (included in the
                            opinion filed as Exhibit 5.1 to this Registration
                            Statement).
         23.2            -- Consent of Coopers & Lybrand L.L.P. (CHK).*
         23.3            -- Consent of Price Waterhouse LLP (CHK).*
         23.4            -- Consent of KPMG Peat Marwick LLP (DLB).*
         23.5            -- Consent of Williamson Petroleum Consultants, Inc. (CHK).*
         23.6            -- Consent of H. J. Gruy and Associates, Inc. (DLB).*
         23.7            -- Consent of DeGolyer and MacNaughton (DLB).*
         23.8            -- Consent of Lehman Brothers.*
         24.1            -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).


---------------

* Filed herewith

Financial Statement Schedules:

     [Not applicable.]

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on March 25, 1998.


                                            CHESAPEAKE ENERGY CORPORATION

                                            By:   /s/ AUBREY K. MCCLENDON
                                              ----------------------------------
                                                     Aubrey K. McClendon
                                                    Chairman of the Board
                                                 and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Chesapeake Energy Corporation hereby constitutes and appoints Aubrey K. McClendon and Marcus C. Rowland, and each of them, his true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-4 under the Securities Act, including, any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 and any registration statement for the same offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto, with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.


     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on March 25, 1998.



                        NAME                                               TITLE
                        ----                                               -----

               /s/ AUBREY K. MCCLENDON                 Chairman of the Board of Directors, Chief
-----------------------------------------------------  Executive Officer and Director (Principal
                 Aubrey K. McClendon                   Executive Officer)

                   /s/ TOM L. WARD                     President, Chief Operating Officer and
-----------------------------------------------------  Director (Principal Executive Officer)
                     Tom L. Ward

                /s/ MARCUS C. ROWLAND                  Vice-President Finance and Chief Financial
-----------------------------------------------------  Officer (Principal Financial Officer)
                  Marcus C. Rowland

                /s/ RONALD A. LEFAIVE                  Controller (Principal Accounting Officer)
-----------------------------------------------------
                  Ronald A. Lefaive

              /s/ EDGAR F. HEIZER, JR.                 Director
-----------------------------------------------------
                Edgar F. Heizer, Jr.

                        NAME                                               TITLE
                        ----                                               -----

                 /s/ BREENE M. KERR                    Director
-----------------------------------------------------
                   Breene M. Kerr

                 /s/ SHANNON T. SELF                   Director
-----------------------------------------------------
                   Shannon T. Self

             /s/ FREDERICK B. WHITTEMORE               Director
-----------------------------------------------------
               Frederick B. Whittemore

                /s/ WALTER C. WILSON                   Director
-----------------------------------------------------
                  Walter C. Wilson

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------

          2.1            -- Agreement and Plan of Merger, dated as of October 22,
                            1997, among Chesapeake Energy Corporation, Chesapeake
                            Merger Corp., and DLB Oil & Gas, Inc. (incorporated
                            herein by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          2.2            -- Amendment No. 1 to the Agreement and Plan of Merger,
                            dated as of December 22, 1997, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp., and DLB Oil & Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein).
          2.3            -- Amendment No. 2 to the Agreement and Plan of Merger,
                            dated as of February 11, 1998, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp., and DLB Oil & Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein).
          2.4            -- Amendment No. 3 to the Agreement and Plan of Merger,
                            dated as of March 24, 1998, among Chesapeake Energy
                            Corporation, Chesapeake Merger Corp. & DLB Oil and Gas,
                            Inc. (incorporated herein by reference to Annex A to the
                            Information Statement/Prospectus included herein)
          3.1            -- Certificate of Incorporation of Chesapeake (incorporated herein by reference to Exhibit 3.1 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended
                            December 31, 1996)).
          3.2            -- Amendment dated December 9, 1997 to Certificate of
                            Incorporation of Chesapeake Energy Corporation.*
          3.3            -- Bylaws of Chesapeake (incorporated herein by reference to
                            Exhibit 3.2 to Registrant's Registration Statement on
                            Form 8-B (No. 001-137260))).
          4.1            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 7 7/8% Senior Notes due 2004.
                            (incorporated herein by reference to Exhibit No. 4.1 to
                            Registrant's Registration Statement on Form S-4 (No.
                            333-24995)).
          4.2            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 8 1/2% Senior Notes due 2012.
                            (incorporated herein by reference to Exhibit No. 4.3 to
                            Registrant's Registration Statement on Form S-4 (No.
                            333-24995)).
          4.3            -- Indenture dated as of May 15, 1995 among Chesapeake
                            Energy Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit No. 4.3 to Registrant's Registration Statement on
                            Form S-4 (No. 33-93718)).
          4.4            -- Indenture dated as of April 1, 1996 among Chesapeake
                            Energy Corporation, its subsidiaries signatory thereto as
                            Subsidiary Guarantors and United States Trust Company of
                            New York, as Trustee. Incorporated herein by reference to
                            Exhibit No. 4.6 to Registrant's Registration Statement on
                            Form S-3 (No. 333-1588)).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          4.5            -- Stock Registration Agreement dated May 21, 1992 between
                            Chesapeake Energy Corporation and various lenders, as
                            amended by First Amendment thereto dated May 26, 1992.
                            Incorporated herein by reference to Exhibits 10.26.1 and
                            10.26.2 to Registrant's Registration Statement on Form
                            S-1 (No. 33-55600)).
          4.6            -- Form of Agreement and Irrevocable Proxy between
                            Chesapeake Energy Corporation and certain stockholders of
                            DLB Oil & Gas, Inc. (incorporated herein by reference to
                            Annex A to the Information Statement/Prospectus included
                            herein).
          4.7            -- Form of Goodwill Protection Agreement (incorporated
                            herein by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.8            -- Form of Affiliate Agreement (incorporated herein by
                            reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.9            -- Registration Rights Agreement between Chesapeake Energy
                            Corporation and Charles E. Davidson (incorporated herein
                            by reference to Annex A to the Information
                            Statement/Prospectus included herein).
          4.10           -- Amendment No. 1 dated as of December 22, 1997 to
                            Registration Rights Agreement between Chesapeake Energy
                            Corporation and Charles E. Davidson.*
          4.11           -- Registration Rights Agreement dated as of March 10, 1998 between Chesapeake Energy Corporation and certain former
                            shareholders of Hugoton Energy Corporation.*
          4.12           -- Registration Rights Agreement dated as of December 16,
                            1997 between Chesapeake Energy Corporation and AnSon
                            Partners Limited Partnership.*
          5.1            -- Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities to be registered.*
         23.1            -- Consent of Andrews & Kurth L.L.P. (included in the
                            opinion filed as Exhibit 5.1 to this Registration
                            Statement).
         23.2            -- Consent of Coopers & Lybrand L.L.P. (CHK).*
         23.3            -- Consent of Price Waterhouse LLP (CHK).*
         23.4            -- Consent of KPMG Peat Marwick LLP (DLB).*
         23.5            -- Consent of Williamson Petroleum Consultants, Inc. (CHK).*
         23.6            -- Consent of H. J. Gruy and Associates, Inc. (DLB).*
         23.7            -- Consent of DeGolyer and MacNaughton.*
         23.8            -- Consent of Lehman Brothers.*
         24.1            -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).


---------------
* Filed herewith